   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 16, 1996

                                                      REGISTRATION NO. 333-2332
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                             AMENDMENT NO. 3
                                      TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------

                           THE FORTRESS GROUP, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

         DELAWARE                     1521                      54-1774997
     (STATE OR OTHER       (PRIMARY STANDARD INDUSTRIAL     (I.R.S. EMPLOYER
     JURISDICTION OF         CLASSIFICATION CODE NO.)      IDENTIFICATION NO.)
     INCORPORATION OR
      ORGANIZATION)

    1760 RESTON PARKWAY, SUITE 208, RESTON, VIRGINIA 22090, (703) 709-7700 (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                             JAMES J. MARTELL, JR.
                           THE FORTRESS GROUP, INC.
                        1760 RESTON PARKWAY, SUITE 208
                            RESTON, VIRGINIA 22090
                                (703) 709-7700
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                  COPIES TO:
        HOWARD S. LANZNAR, ESQ.                 ARNOLD H. TRACY, ESQ.
         KATTEN MUCHIN & ZAVIS                    COUDERT BROTHERS
        525 WEST MONROE STREET               1114 AVENUE OF THE AMERICAS
              SUITE 1600                      NEW YORK, NEW YORK 10036
        CHICAGO, ILLINOIS 60661                    (212) 626-4400
            (312) 902-5200

                               ----------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box [_].

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering: [_].

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_].

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [_].


- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                               EXPLANATORY NOTE

  This Registration Statement includes two forms of prospectus: One for the offering of Shares of Common Stock (the "Common Stock Prospectus") and one for the offering of 13.75% Senior Notes due 2003 (the "Senior Note Prospectus"). The form of Common Stock Prospectus is included in its entirety in this Registration Statement. Following this prospectus are included all pages from the Senior Note Prospectus that are different from the comparable pages in the Common Stock Prospectus. Final forms of each prospectus will be filed with the Securities and Exchange Commission under Rule 424(b) under the Securities Act of 1933, as amended.

                            THE FORTRESS GROUP, INC.

                             CROSS REFERENCE SHEET

                   PURSUANT TO ITEM 501(b) OF REGULATION S-K

             ITEM NUMBER AND HEADING
             IN FORM S-1 REGISTRATION             LOCATION IN COMMON STOCK PROSPECTUS
             ------------------------             -----------------------------------
 1. Forepart of the Registration Statement
     and Outside Front Cover Page of
     Prospectus..................................  Forepart; Cover Page; Inside Cover
                                                   Page

 2. Inside Front and Outside Back Cover
     Pages of Prospectus.........................  Inside Cover Page; Additional
                                                   Information; Back Cover Page
 3. Summary Information, Risk Factors
     and Ratio of Earnings to Fixed
     Charges.....................................  Cover Page; Prospectus Summary;
                                                   Risk Factors


 4. Use of Proceeds..............................  Prospectus Summary; Use of
                                                   Proceeds

 5. Determination of Offering Price..............  Cover Page; Underwriting

 6. Dilution.....................................  Dilution

 7. Selling Security Holders.....................  Not Applicable

 8. Plan of Distribution.........................  Cover Page; Underwriting

 9. Description of Securities
     to be Registered............................  Description of Capital Stock

 10. Interest of Named Experts
     and Counsel.................................  Legal Matters; Experts

 11. Information with Respect to the Registrant..  Outside Front Cover Page;
                                                   Prospectus Summary; The Company;
                                                   Risk Factors; Senior Notes
                                                   Offering; Use of Proceeds;
                                                   Dividend Policy; Company Formation
                                                   and Organization; Dilution;
                                                   Capitalization; Summary
                                                   Consolidated Financial and
                                                   Operating Data; Pro Forma Combined
                                                   Financial Data; Management's
                                                   Discussion and Analysis of
                                                   Financial Condition and Results of
                                                   Operations; Business; Management;
                                                   Certain Transactions; Security
                                                   Ownership of Principal
                                                   Stockholders and Management;
                                                   Description of Capital Stock;
                                                   Description of Senior Notes;
                                                   Description of Proposed Credit
                                                   Agreement; Consolidated Financial
                                                   Statements
 12. Disclosure of Securities and Exchange
     Commission's Position on Indemnification for
     Securities Act Liabilities..................  Not Applicable.

PROSPECTUS

                             3,000,000 SHARES

                                 COMMON STOCK

                               ---------------

  All of the shares of common stock, $.01 per share (the "Common Stock"), of The Fortress Group, Inc. (the "Company") offered hereby are being sold by the Company. Prior to this offering, there has been no public market for the Common Stock of the Company. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. The Common Stock has been approved for quotation on The Nasdaq National Market under the trading symbol "FRTG," pending notification of issuance.

  Concurrently with the Common Stock Offering, the Company is offering, by means of a separate prospectus, $100 million aggregate principal amount of its 13.75% Senior Notes due 2003 (the "Senior Notes"). This Common Stock Offering is conditioned upon, and is a condition to the consummation of, such Senior Notes offering. See "Senior Notes Offering."

  SEE "RISK FACTORS" FOR A DISCUSSION OF CERTAIN MATERIAL FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE COMMON STOCK.

                               ---------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE  COMMISSION  OR  ANY  STATE SECURITIES  COMMISSION  NOR  HAS  THE
    SECURITIES AND EXCHANGE COMMISSION  OR ANY STATE SECURITIES COMMISSION
     PASSED  UPON  THE  ACCURACY  OR ADEQUACY  OF  THIS  PROSPECTUS.  ANY
       REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ---------------

      THE ATTORNEY GENERAL OF  THE STATE OF NEW  YORK HAS NOT PASSED
         ON  OR  ENDORSED  THE   MERITS  OF  THIS  OFFERING.  ANY
            REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------
                                        UNDERWRITING DISCOUNTS     PROCEEDS TO
                     PRICE TO PUBLIC      AND COMMISSIONS(1)        COMPANY(2)
- ------------------------------------------------------------------------------
Per Share........         $9.00                 $0.63                 $8.37
- ------------------------------------------------------------------------------
Total(3).........      $27,000,000            $1,890,000           $25,110,000
- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------

(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(2) Before deducting expenses payable by the Company, estimated at $2,500,000.

(3) The Company has granted to the Underwriters a 30-day option to purchase up to 450,000 additional shares of Common Stock solely to cover over-allotments, if any. If the Underwriters exercise this option in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to Company will be $31,050,000, $2,173,500, and $28,876,500, respectively.
    See "Underwriting."

  The shares of Common Stock are offered by the several Underwriters when, as, and if delivered to and accepted by the Underwriters, and subject to various prior conditions, including the right to reject orders in whole or in part. It is expected that delivery of share certificates will be made against payment therefor at the offices of Furman Selz LLC, 230 Park Avenue, New York, New York 10169 on or about May 21, 1996.

FURMAN SELZ
               BT SECURITIES CORPORATION
                                              SOUTHEAST RESEARCH PARTNERS, INC.

                               ---------------

               The date of this Prospectus is May 16, 1996

                                    [LOGO]
                           THE FORTRESS GROUP, INC.

                                  [FOLD-OUT]


                                 [PHOTOGRAPHS]


                               ----------------

  IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ STOCK MARKET, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

  Simultaneously with the closing of the offering by this Prospectus and of the concurrent offering by the Company of the Senior Notes (together, the "Offerings"), the Company will acquire, in a series of transactions (collectively, the "Acquisitions") in exchange for cash and shares of Preferred and Common Stock, four homebuilding companies which have operations in seven separate markets (the "Founding Builders"). Unless otherwise indicated, all references to the "Company" herein include the Founding Builders and references to "Fortress" shall mean The Fortress Group, Inc. prior to the effectiveness of the Acquisitions.

  The following summary is qualified in its entirety by the detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Unless otherwise indicated, all such financial information and share and per share data in this Prospectus (i) have been adjusted to give effect to the Acquisitions (ii) provides for an initial public offering price of $9.00 per share for the Common Stock and (iii) assume that the Underwriters' over-allotment option is not exercised. Prospective investors should carefully consider the matters set forth in "Risk Factors."

                                  THE COMPANY

  The Company is a national homebuilding company designing, building and selling single family homes in the metropolitan areas surrounding Las Vegas, Nevada; Austin and San Antonio, Texas; Tucson, Arizona; Denver and Fort Collins, Colorado; and Raleigh-Durham, North Carolina. The Company offers high-quality, innovative homes, targeting a diverse range of market segments including the first-time, entry-level buyer, move-up buyer and executive/luxury home buyer. The Company markets a wide range of single family detached and attached homes ranging in size from 1,000 square feet to 5,500 square feet at prices ranging primarily from $80,000 to $600,000. As of March 31, 1996, the average sales price of the Company's homes closed was $192,400.

  The Company has entered into agreements to acquire, simultaneously with the closing of the Offerings, four established homebuilders operating in the above markets, each of which will become a wholly-owned subsidiary of Fortress. Substantially all of the former owners of the Founding Builders will remain as senior managers of these subsidiaries, subject to employment and non-compete agreements, and will own approximately 54.4% of the outstanding capital stock of the Company upon consummation of the Offerings. The four Founding Builders which comprise the Company achieved revenue growth from $56.1 million in 1991 to $199.0 million in 1995, representing a compound annual growth rate of 37.2%. The Company attributes this growth principally to the market knowledge and experience of its local management teams and strong economic conditions in these markets. At March 31, 1996, the Company was selling homes in a total of 54 communities, compared to 36 communities at March 31, 1995. On a combined basis from January 1, 1996 through March 31, 1996, the Company had closed 212 homes and as of March 31, 1996, had a backlog of 736 homes under contract. This compares to closings of 206 homes in the first quarter of 1995 and a backlog of 382 homes as of March 31, 1995.

  The Company was created, and will be managed, with an emphasis on the following key operating strategies:

  . Maintaining strong market positions in attractive housing markets. The geographic markets in which the Company operates have experienced growth in both population and employment that have been in excess of the national average for the past five years. Each of the geographic markets is forecasted to continue to experience growth in population and employment, as well as housing starts, in excess of the national average through 1999. Within each of these markets, management believes that the Founding Builders have established strong market positions in their respective market segments. Since 1987 the Founding Builders have built a total of approximately 4,750 homes in these markets.

  . Reducing the risk of cyclicality through geographic and product diversification. By operating in seven geographic markets, the Company believes that it is less subject to the effects of local and regional economic cycles than homebuilders that operate in a single geographic market. By offering homes that range from entry-level to customized luxury models, and by targeting home buyers ranging from young families to "empty-nesters," the Company believes that it mitigates its exposure to economic factors that may disproportionately affect certain income or demographic groups. The Company also believes that its broad selection of innovative home styles, its wide variety of pre-planned and pre-costed options and its willingness to customize homes in some markets differentiates the Company from many other local and national homebuilders and generates improved customer satisfaction while enhancing the Company's overall profit margins.

  . Enhancing profitability through an improved capital structure and operating synergies. Management expects that the reduced cost of capital and additional cash provided by the Offerings, as well as the Company's new credit facility, will contribute to the Company's profitability by reducing the Founding Builders' average financing cost, which was approximately 18.3% in 1995, and by providing additional cash to fund home construction. The Company also believes that other cost savings will be realized from combining the operations of the Founding Builders in areas such as purchasing, insurance and certain administrative functions.

  . Combining decentralized operations with experienced management. The
    Company was founded on the belief that homebuilding is localized and is most successful when managed by experienced and cycle-tested local managers who have developed in-depth market knowledge and strong local relationships. The local managers will control the day-to-day operations in their respective markets and will be principally responsible for the operating companies' profitability and growth. The Company has implemented policies and procedures to insure that the operating subsidiaries are achieving profitability and growth goals. These include strict, centralized financial controls and cash management policies as well as comprehensive planning and reporting systems that require approval by the corporate senior management team of, among other items, all projects and material capital commitments.

  . Limiting the Company's exposure to real estate-related risks. Management attempts to minimize risks associated with land ownership and maximize return on invested capital by deferring, to the extent practicable, substantial investment in land until the later phases of the land development and construction process. The Company attempts to control a two- to four-year supply of lots based on its expected absorption rates. In some markets, the Company generally acquires fully developed lots pursuant to options or purchase contracts in quantities sufficient to satisfy near-term demands. In other markets, the Company strives to control undeveloped land (through options or contingent purchase contracts) through most of the zoning and land development process, closing on such land as close as possible to the start of home construction. These acquisitions are generally limited to smaller tracts of entitled land that will yield 25 to 100 lots when developed. By limiting its land acquisitions and development activities generally to smaller parcels of land, the Company reduces the financial and market risks associated with owning land during the development period.

  . Actively pursuing internal and external growth opportunities. The Company intends to implement a growth strategy that focuses on accelerated growth in the Company's current markets through the improved access to capital that will be provided by the Offerings and expansion into new markets through the selective acquisition of other established homebuilding companies. Management believes that, because of the fragmented nature of the homebuilding industry, there are significant opportunities to acquire a number of existing homebuilding companies that satisfy the Company's profitability, investment return and other criteria. Management believes that the Company will be an attractive acquiror of such companies due to, among other factors, (i) the benefits of being part of a larger, publicly-held company, (ii) the attractiveness of the Company's decentralized operating philosophy, and (iii) the combined experience of the Fortress and Founding Builders' management team. In evaluating potential acquisition candidates, the Company seeks homebuilding companies with an established market presence, a profitable track record and an experienced management team. The Company intends to acquire homebuilding companies that the Company believes should have a positive impact on the Company's earnings.

                           THE COMMON STOCK OFFERING

Common Stock offered by the
 Company.....................  3,000,000 shares
Common Stock to be
 outstanding after the Common
 Stock Offering..............  11,464,375 shares(1)
Use of proceeds..............  Repay outstanding indebtedness of the Company's subsidiaries (including repurchase of a minority
                               interest), make certain cash payments to the
                               former stockholders of the Founding Builders in
                               connection with the Acquisitions, and the
                               balance for general corporate purposes, which
                               may include acquisitions.
Nasdaq National Market
 symbol......................  FRTG

- --------
(1) Does not include up to 575,000 additional shares reserved for issuance pursuant to the Company's Stock Option Plan and up to 575,000 shares reserved for issuance pursuant to the Company's Bonus Award Plan. It is anticipated that options to acquire approximately 150,000 shares of Common Stock will be granted under the Stock Option Plan on or prior to the consummation of this Common Stock Offering at the public offering price. See "Management--Stock Option Plan" and "Management--Bonus Award Plan."

                        CONCURRENT SENIOR NOTES OFFERING

  Concurrently with the Common Stock Offering, the Company is offering, by separate prospectus, $100 million aggregate principal amount of its Senior Notes. The consummation of the offering of Common Stock made hereby is conditioned upon, and is a condition to, the consummation of the Senior Notes offering. See "Senior Notes Offering."

                      SUMMARY FINANCIAL AND OPERATING DATA

                       COMBINED PREDECESSOR COMPANIES(1)
      (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS AND OPERATING DATA)
                                  (UNAUDITED)

                                       YEAR ENDED DECEMBER 31,
                   ---------------------------------------------------------------
                                                                 1995
                                                     -----------------------------
                                                                PRO
                                                               FORMA
                                                                FOR     PRO FORMA
                                                              ACQUISI-     AS
                    1991    1992     1993     1994    ACTUAL  TIONS(2) ADJUSTED(3)
                   ------- ------- -------- -------- -------- -------- -----------
STATEMENT OF
 OPERATIONS DATA:
 Revenue.........  $56,125 $82,543 $148,269 $174,715 $199,029 $199,029  $199,029
 Gross profit....    5,788  11,060   22,124   28,431   31,595   31,595    34,895
 Operating income
  (loss).........      348   2,232    4,169    5,411    6,750    6,948    10,248
 Income (loss)
  before
  provision/benefit
  for income
  taxes..........      847   2,678    4,898    4,828    6,076    6,274    10,303
 Net income
  (loss) (4).....  $   742 $ 2,349 $  3,973 $  4,745 $  6,055 $  3,935  $  6,388
                   ======= ======= ======== ======== ======== ========  ========
 Net income (loss)
  per share (5)..                                             $    .46  $    .68
                                                              ========  ========
 Ratio of
  earnings to
  fixed
  charges(6).....                      1.7x     1.2x     1.2x               1.6x
                                 THREE MONTHS ENDED MARCH 31,
                   ----------------------------------------------------------
                               1995                          1996
                   ----------------------------- ----------------------------
                             PRO                           PRO
                            FORMA        PRO              FORMA
                             FOR        FORMA              FOR     PRO FORMA
                           ACQUISI-      AS              ACQUISI-     AS
                   ACTUAL  TIONS(2)  ADJUSTED(3) ACTUAL  TIONS(2) ADJUSTED(3)
                   ------- --------- ----------- ------- -------- -----------
STATEMENT OF
 OPERATIONS DATA:
 Revenue.........  $36,869 $36,869     $36,869   $41,312 $41,312    $41,312
 Gross profit....    5,579   5,579       6,064     6,559   6,559      7,051
 Operating income
  (loss).........      102    (109)        376       949     535      1,027
 Income (loss)
  before
  provision/benefit
  for income
  taxes..........       69    (142)        501       986     572      1,169
 Net income
  (loss) (4).....  $    69 $   (88)    $   311   $   986 $   370    $   725
                   ======= ========= =========== ======= ======== ===========
 Net income (loss)
  per share (5)..          $  (.01)    $   .03           $   .04    $   .08
                           ========= ===========         ======== ===========
 Ratio of
  earnings to
  fixed
  charges(6).....    (6)                 (6)       (6)                (6)

                                                                         THREE MONTHS
                                    YEAR ENDED DECEMBER 31,             ENDED MARCH 31,
                          -------------------------------------------- -----------------
                            1991     1992     1993     1994     1995     1995     1996
                          -------- -------- -------- -------- -------- -------- --------
OPERATING DATA:
Units:
 New contracts, net of
  cancellations.........       378      660      870    1,015    1,100      231      489
 Closings...............       356      541      838      966      998      206      212
 Backlog(7).............       157      276      308      357      459      382      736
Aggregate sales value of
 backlog (in
 thousands)(7)..........  $ 26,284 $ 61,378 $ 57,914 $ 78,760 $ 97,242 $ 79,080 $141,076
Average sales price per
 home closed............  $157,700 $152,600 $171,300 $176,400 $190,700 $179,000 $192,400

                                                     MARCH  31, 1996
                                         ---------------------------------------
                                                   PRO FORMA FOR    PRO FORMA
                                          ACTUAL  ACQUISITIONS(8) AS ADJUSTED(9)
                                         -------- --------------- --------------
BALANCE SHEET DATA:
 Cash................................... $  1,697    $  1,697        $ 13,419
 Inventory..............................  119,559     119,559         119,673
 Total assets...........................  133,145     133,145         146,904
 13.75% Senior Notes due 2003...........      --          --          100,000
 Notes and mortgages payable............   98,707      98,707             --
 Minority interests.....................    1,348       1,348             187
 Stockholders' equity...................   10,211       4,332          26,917

                                                        (continued on next page)

                                YEAR ENDED DECEMBER 31,                   THREE MONTHS ENDED MARCH 31,
                         ----------------------------------------- --------------------------------------------
                                                     1995                  1995                  1996
                                             --------------------- --------------------- ----------------------
                                                      PRO FORMA AS          PRO FORMA AS           PRO FORMA AS
                           1993      1994    ACTUAL   ADJUSTED(3)  ACTUAL   ADJUSTED(3)   ACTUAL   ADJUSTED(3)
                         --------  --------  -------  ------------ -------  ------------ --------  ------------
SUPPLEMENTAL FINANCIAL
 DATA:
  EBIT(10).............. $ 13,462  $ 15,069  $19,447    $19,599    $ 2,157     $1,908    $  3,093     $2,621
  Depreciation and
   amortization.........      396       613      621        621         93         93         151        151
                         --------  --------  -------    -------    -------     ------    --------     ------
  EBITDA(10)............ $ 13,858  $ 15,682  $20,068    $20,220    $ 2,250     $2,001    $  3,244     $2,772
                         ========  ========  =======    =======    =======     ======    ========     ======
Cash flows from:
  Operating activities.. $(18,419) $(25,027) $(1,754)              $(8,647)              $(10,865)
  Investing activities..     (114)     (839)    (936)                 (129)                  (117)
  Financing activities..   19,359    27,921      534                 6,219                  9,869
                         --------  --------  -------               -------               --------
Net increase (decrease)
 in cash and cash
 equivalents............ $    826  $  2,055  $(2,156)              $(2,557)              $ (1,013)
                         ========  ========  =======               =======               ========
Interest:
  Interest
   incurred(11)......... $  7,890  $ 11,684  $16,081    $13,750    $ 3,076     $3,438    $  3,377     $3,438
  Interest capitalized..    7,820    11,548   15,961     13,750      3,048      3,438       3,329      3,438
                         --------  --------  -------    -------    -------     ------    --------     ------
  Interest expensed
   directly.............       70       136      120          0         28          0          48          0
  Previously capitalized
   interest amortized to
   cost of sales........    8,558     9,199   12,505      9,160      1,908      1,385       2,005      1,455
                         --------  --------  -------    -------    -------     ------    --------     ------
  Total interest
   expensed............. $  8,628  $  9,335  $12,625    $ 9,160    $ 1,936     $1,385    $  2,053     $1,455
                         ========  ========  =======    =======    =======     ======    ========     ======
EBITDA/Interest
 incurred...............      1.8x      1.3x     1.2x       1.5x        .7x        .7x        1.0x        .9x
Gross profit margin
 percentage(12).........     14.9%     16.3%    15.9%      17.5%      15.1%      16.4%       15.9%      17.1%
SG&A as a percentage of
 revenue(13)............     12.1%     13.2%    12.5%      12.4%      14.9%      15.4%       13.6%      14.6%

- --------
 (1) As a result of the substantial continuing interests in the Company of the former stockholders of the Founding Builders and Fortress (the "Combined Predecessor Companies"), the historical financial information of the Combined Predecessor Companies has been combined on a historical cost basis for all periods presented as if these companies had always been members of the same operating group. However, during the periods presented, the Founding Builders were not under common control or management. Additionally, all of the Founding Builders were S corporations through December 31, 1995 with the exception of Buffington which converted to an S corporation effective January 1, 1994. As S corporations, the Founding Builders were not subject to federal income tax. Accordingly, the data presented should not be viewed as comparable to or indicative of the post-combination results to be achieved by the Company.

 (2) Pro Forma for Acquisitions data reflect adjustments for the Acquisitions including: (i) compensation differentials to former owners and employees of the Founding Builders of $1,857 for 1995 and $0 and $203 for the three months ended March 31, 1996 and 1995, respectively; (ii) incremental selling, general and administrative expenses associated with Fortress corporate activities of $1,659 for 1995 and $414 for each of the three months ended March 31, 1996 and 1995; and (iii) incremental income taxes of $2,318 for 1995 and $202 for the three months ended March 31, 1996 and an income tax benefit of $54 for the three months ended March 31, 1995, which would have resulted if the entities had been combined and subject to the effective federal and state statutory income tax rates. See "Notes to the Pro Forma Combined Financial Statements."

 (3) Pro Forma as Adjusted data reflect adjustments for the Acquisitions described in footnote (2) and for the Offerings and the application of proceeds therefrom as described in "Use of Proceeds." Specifically, the adjustments assume that the proceeds of the Senior Notes Offering are used to refinance the Company's average debt outstanding of approximately $88.0 million for 1995 and approximately $93.2 million and $88.9 million for the three months ended March 31, 1996 and 1995, respectively, and approximately $7.2 million of the net proceeds of the Common Stock Offering are used to satisfy obligations to the Founding Builders' owners and repurchase a minority interest. These adjustments result in a reduction in interest expense of $3,465 and a reduction in minority interest expense of $609 for 1995 and a reduction of interest expense of $550 and $523 and a reduction in minority interest of $57 and $130 for the three months ended March 31, 1996 and 1995, respectively.

    Had these pro forma adjustments assumed that (i) all of the net proceeds from the Common Stock Offering were applied to satisfy obligations to the Founding Builders' Owners, repurchase a minority interest and reduce $15.4 million of the average debt outstanding for 1995 and for the three months ended March 31, 1996 and 1995, and (ii) approximately $72.5 million for 1995 and approximately $77.7 million and $73.4 million for the three months ended March 31, 1996 and 1995, respectively, of the proceeds of the Senior Notes Offering were used to refinance the remainder of the Company's average debt outstanding, the pro forma interest expense adjustment would have been $5,264 for 1995 and $836 and $796 for the three months ended March 31, 1996 and 1995, respectively, and the Company's Pro Forma as Adjusted net income would have been $7.4 million and $.65 per share for 1995 and the Company's Pro Forma as Adjusted net income would have been $902 and $480 and $.08 and $.04 per share for the three months ended March 31, 1996 and 1995, respectively. See Note (j) of "Notes to the Pro Forma Combined Financial Statements."

 (4) Each of the Founding Builders with the exception of Buffington was an S corporation or partnership through March 31, 1996 and, accordingly, was not subject to federal income taxes. Buffington converted from a C corporation to an S corporation effective January 1, 1994. Except for the "Pro Forma" columns, Net income does not give effect to the conversion from S corporation to C corporation status and the resulting imposition of federal income tax.

 (5) The Pro Forma for Acquisitions weighted average shares outstanding of 8,464,375 consists of: (i) 2,230,500 shares issued by Fortress prior to the Offering; and (ii) 6,233,875 shares to be issued to the stockholders of the Founding Builders in connection with the Acquisitions. The Pro Forma as Adjusted weighted average shares outstanding of 9,413,181 consists of: (i) the 8,464,375 shares described above, plus; (ii) 779,708 shares being sold in the Common Stock Offering to pay the cash portion of the consideration for the Founding Builders; and (iii) 169,098 shares being sold to acquire the Company's minority interest.

 (6) The ratio of earnings to fixed charges is calculated by dividing earnings by fixed charges. For this purpose, "earnings" means income before provision for income taxes plus fixed charges (other than capitalized interest). "Fixed charges" means total financing costs whether capitalized or expensed on outstanding debt and minority interest. The pro forma ratio of earnings to fixed charges gives effect to the net decrease in interest expense resulting from the Common Stock Offering and the Senior Notes Offering (at an assumed interest rate of 11.5%) and the use of proceeds therefrom to repay existing debt. For the three months ended March 31, 1996 and 1995 fixed charges exceeded earnings by $386 and $1,071, respectively. For the three months ended March 31, 1996 and 1995, the Pro Forma as Adjusted fixed charges exceeded earnings by $735 and $1,131, respectively. The ratios for 1991 and 1992 are not shown as the amounts of interest incurred by each of the Founding Builders during these periods are not available.

 (7) At end of period and represents homes sold but not closed.

 (8) Pro Forma for Acquisitions balance sheet data gives effect to the creation of a liability (and a corresponding reduction in stockholders' equity) for the cash consideration of $5,879 to be paid to the stockholders of the Founding Builders.

 (9) Pro Forma as Adjusted balance sheet data also give effect to the Offerings and the application of the proceeds therefrom as described in "Use of Proceeds." See "Notes to the Pro Forma Combined Financial Statements" for further detail on the pro forma data.

(10) EBIT represents earnings before financing fees, minority interests and income tax expense. EBITDA represents EBIT plus depreciation and amortization. The Company has included these data because they are used by certain investors to measure a company's ability to service and/or incur debt. EBIT and EBITDA are not measures of financial performance under generally accepted accounting principles and should not be considered in isolation or as an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. This information should be read in conjunction with the Combined Statements of Cash Flows of the Combined Predecessor Companies and of each of the Founding Builders included elsewhere in this Prospectus.

(11) Interest incurred is calculated in accordance with the definition set forth in the Indenture for the Senior Notes and includes stated interest and financing fees.

(12) Gross profit as a percentage of revenue for the period.

(13) Selling, general and administrative expenses as a percentage of revenue for the period.

                               FOUNDING BUILDERS

                             SUMMARY FINANCIAL DATA
                             (DOLLARS IN THOUSANDS)

                                                                       THREE MONTHS
                                  YEAR ENDED DECEMBER 31,             ENDED MARCH 31,
                          ------------------------------------------  ----------------
                           1991     1992    1993     1994     1995     1995     1996
                          -------  ------- -------  -------  -------  -------  -------
BUFFINGTON (AUSTIN AND
 SAN ANTONIO, TEXAS):
  Total Revenue.........  $19,174  $37,483 $52,140  $64,121  $52,774  $10,804  $14,623
  Cost of Sales.........   17,589   34,663  43,801   53,523   44,186    9,195   11,960
  Gross Profit..........    1,585    2,820   8,339   10,598    8,588    1,611    2,663
  Selling, General and
   Administrative Ex-
   pense(1).............    1,187    1,850   5,931    8,645    8,741    1,767    1,856
  Operating Income
   (Loss)(1)............      398      970   2,408    1,953     (153)    (156)     807
  Net Income (Loss)(1)..      283      631   1,529    1,877     (183)     (64)     897
CHRISTOPHER (LAS VEGAS,
 NEVADA)(2):
  Total Revenue.........  $ 3,001  $ 2,710 $17,546  $14,821  $38,612  $ 4,278  $10,481
  Cost of Sales.........    2,642    2,201  16,676   12,616   31,834    3,419    8,758
  Gross Profit..........      359      509     870    2,205    6,778      859    1,723
  Selling, General and
   Administrative Ex-
   pense................      558      324   2,741    3,062    3,512      792    1,051
  Operating Income
   (Loss)...............     (199)     185  (1,872)    (857)   3,266       67      672
  Net Income (Loss).....      388      583  (1,208)    (498)   3,386      104      680
GENESEE (TUCSON, ARIZO-
 NA, FT. COLLINS AND
 DENVER, COLORADO):
  Total Revenue.........  $23,643  $27,320 $57,691  $62,559  $65,030  $13,523  $ 8,901
  Cost of Sales.........   21,220   23,501  48,725   53,887   57,620   12,104    8,284
  Gross Profit..........    2,423    3,819   8,966    8,672    7,410    1,409      617
  Selling, General and
   Administrative Ex-
   pense................    2,621    3,514   6,000    6,804    6,549    1,580      871
  Operating Income
   (Loss)...............     (198)     305   2,966    1,868      861     (161)    (784)
  Net Income (Loss).....     (198)     305   2,966    1,868      861     (161)    (784)
SUNSTAR (RALEIGH-DURHAM,
 NORTH CAROLINA):
  Total Revenue.........  $10,307  $15,030 $20,892  $33,214  $42,600  $ 8,264  $ 7,292
  Cost of Sales.........    8,886   12,810  16,943   26,258   33,792    6,574    5,751
  Gross Profit..........    1,421    2,220   3,949    6,956    8,808    1,690    1,541
  Selling, General and
   Administrative Ex-
   pense................    1,074    1,448   3,282    4,509    6,038    1,335    1,302
  Operating Income......      347      772     620    2,405    2,731      345      231
  Net Income (Loss).....      269      830     686    1,498    1,985      193      178

- --------
(1) For the years ended December 31, 1994 and 1995, Buffington's financial results reflect payments made to the S Corporation's shareholders in the amounts of $2,626 and $1,857, respectively. See note 11 to the Buffington Combined Financial Statements.
(2) In 1991 and 1992, Christopher's homebuilding operations were conducted through various partnerships which were primarily accounted for under the equity method of accounting. As a result, revenues reported in these years are primarily from management fees paid to Christopher for management and supervision services.

                                 RISK FACTORS

  In addition to the other information contained in this Prospectus, the following factors should be considered carefully before purchasing any of the shares of Common Stock offered hereby.

ABSENCE OF COMBINED OPERATING HISTORY

  Fortress was founded in June 1995 and has conducted no operations prior to the Offerings. Fortress has entered into agreements to acquire the Founding Builders simultaneously with the closing of the Offerings. The Founding Builders have been operating as separate independent entities and there can be no assurance that the Company will be able to integrate these businesses on an economic basis. There also can be no assurance that the recently assembled management group will be able to oversee the combined entity or effectively implement the Company's operating or growth strategies. See "Business--Company Formation and Organization" and "Management."

HOMEBUILDING INDUSTRY MARKET CONDITIONS

  The homebuilding industry is cyclical and is significantly affected by changes in national and local economic and other conditions, such as employment levels, availability of financing, interest rates, consumer confidence and housing demand. The risks inherent to homebuilders in purchasing and developing land increase as consumer demand for housing decreases. Because of the long-term financial commitment involved in purchasing a home, general economic uncertainties tend to result in more caution on the part of home buyers, which caution tends to result in fewer home purchases. Such uncertainties could adversely affect the performance of the Company and the market price for its Common Stock. In addition, homebuilders are subject to various risks, many of which are outside the control of the homebuilder, including conditions of supply and demand in local markets, weather conditions and natural disasters, such as hurricanes, tornados and wildfires, delays in construction schedules, cost overruns, changes in government regulation, increases in real estate taxes and other local government fees and availability and cost of land, materials and labor. Although the principal raw materials used in the homebuilding industry generally are available from a variety of sources, such materials are subject to periodic price fluctuations. There can be no assurance that the occurrence of any of the foregoing will not have a material adverse effect on the Company.

  The homebuilding industry is also subject to the potential for significant variability and fluctuations in real estate values. Although the Company believes the real estate assets currently reflected on the Company balance sheet are reasonable in amount given the size of the Company's business and are reflected at or below their fair value, no assurances can be given that write-downs to the net realizable value of some or all of the Company's assets will not occur if market conditions deteriorate, or that such write-downs, should they occur, will not be material in amount.

INTEREST RATES; MORTGAGE FINANCING

  Virtually all purchasers of the Company's homes finance their acquisitions through third-party lenders providing mortgage financing. In general, housing demand is adversely affected by increases in interest rates, unavailability of mortgage financing, increasing housing costs and unemployment levels. If mortgage interest rates increase and the ability of prospective buyers to finance home purchases is adversely affected, the Company's sales, gross margins and net income and the market price of the Common Stock may be adversely impacted. The Company's homebuilding activities are also dependent upon the availability and cost of mortgage financing for buyers of homes owned by potential customers so those customers ("move-up buyers") can sell their homes and purchase a home from the Company. In addition, the Company believes that the availability of Federal Housing Administration ("FHA") and Veterans Administration ("VA") mortgage financing is an important factor in marketing a number of its homes. Any limitation or restriction on the availability of such financing could adversely affect the Company's sales. See "Business--Customer Financing." Furthermore, changes in Federal income tax laws may affect demand for new homes. Recently, proposals have been publicly discussed to eliminate or limit the deductibility of mortgage interest for Federal income tax purposes and to eliminate or limit tax-free rollover treatment provided under current law where proceeds of the sale of a principal residence are reinvested in a new principal residence. Enactment of such proposals may have an adverse effect on the homebuilding industry in general, and demand for the Company's products in particular. No prediction can be made as to whether any such proposals will be enacted and, if enacted, the particular form such laws would take.

VARIABILITY OF RESULTS

  Although the Company, on a combined basis, had net income for fiscal years 1991 through 1995 and for the three months ended March 31, 1996, there can be no assurance that the Company's profitability will continue. In the future, the Company expects to continue to experience variability in sales and net income on a quarterly basis. Factors expected to contribute to this variability include, among others (i) the timing of home closings and land sales; (ii) the Company's ability to continue to acquire additional land or options thereon on acceptable terms; (iii) the condition of the real estate market and the general economy in the regions where the Company currently operates and in other markets into which the Company may expand its operations; (iv) the cyclical nature of the homebuilding industry and changes in prevailing interest rates and the availability of mortgage financing; and
(v) costs of material and labor and delays in construction schedules. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

COMPETITION

  The homebuilding industry is highly competitive and fragmented. Homebuilders compete for desirable properties, financing, raw materials and skilled labor. The Company competes for residential sales with other homebuilders, individual resales of existing homes, available rental housing and, to a lesser extent, resales of condominiums. The Company's competitors include a number of large national and regional homebuilding companies and small local homebuilding companies, some of which may have greater financial resources, easier access to capital markets and/or lower costs than the Company. See "Business-- Competition and Market Factors."

FINANCING; FUTURE CAPITAL REQUIREMENTS

  The homebuilding industry is capital intensive and requires significant up-front expenditures to acquire and entitle land and commence development. Accordingly, the Company has incurred substantial indebtedness to finance its homebuilding activities. At March 31, 1996, on a pro forma basis after giving effect to the Senior Notes Offering and the anticipated use of proceeds of the Offerings, total consolidated indebtedness would have been approximately $100 million. Although the Company believes that internally generated funds, the net proceeds of the Offerings and the Company's available borrowings under a new revolving credit agreement anticipated to be entered into in connection with the Offerings (the "Credit Agreement") will be sufficient to fund the Company's capital and other expenditures (including land purchases in connection with ordinary development activities and assuming no significant cash payments in connection with any acquisitions made by the Company) for the reasonably foreseeable future, there can be no assurance that the amounts available from such sources will be sufficient. The Company may be required to seek additional capital in the form of equity or debt financing from a variety of potential sources, including additional bank financing and/or securities offerings. The amount and type of such additional capital will be limited by the terms of the indenture pursuant to which the Senior Notes will be issued (the "Indenture") and by the Credit Agreement. In addition, the availability of borrowed funds, especially for land acquisition and construction financing, has been severely reduced nationally, and the lending community is requiring increased amounts of equity to be invested in a project by the borrower in connection with both new loans and the extension of existing loans. If the Company is not successful in obtaining sufficient capital to fund its planned capital and other expenditures, new communities planned or begun may be abandoned or significantly delayed. Any such delay or abandonment could result in a reduction in sales and may adversely affect the Company's future results of operations.

  The Company's ability to make payments with respect to the Senior Notes and to satisfy its other debt obligations will depend on its future operating performance, which will be affected by prevailing economic conditions and financial, business and other factors, certain of which are beyond the Company's control. The Company believes, based on current circumstances, that the Company's cash flow, together with the proceeds of the Offerings and anticipated borrowings under the Credit Agreement, will be sufficient to permit the Company to meet its operating expenses and to service its debt requirements as they become due. Significant assumptions underlie this belief, including, among other things, that the Company will succeed in implementing its business strategy and that there will be no material adverse developments in the business, liquidity or capital requirements of the Company. If the Company is unable to service its indebtedness, it will be forced to adopt an alternative strategy that may include actions such as reducing or delaying capital expenditures, selling assets, restructuring or refinancing its indebtedness or seeking additional equity capital. There can be no assurance that any of these strategies could be effected on satisfactory terms, if at all. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources." The Indenture will, among other things, limit the incurrence of additional indebtedness by the Company and its subsidiaries.

RESTRICTIONS IMPOSED BY TERMS OF INDEBTEDNESS

  The Indenture will restrict the ability of the Company and its subsidiaries to, among other things, incur additional indebtedness, pay dividends or make certain other restricted payments or investments, consummate certain asset sales, enter into certain transactions with affiliates, incur liens, or merge or consolidate with any other person or sell, assign, transfer lease, convey or otherwise dispose of all or substantially all of their assets. The Indenture will also impose limitations on the Company's ability to restrict the ability of its subsidiaries to pay dividends or make certain payments to the Company or any of its subsidiaries. In addition, the Company anticipates that the Credit Agreement will contain other and more restrictive covenants and will require the Company to maintain specified financial ratios and satisfy certain financial tests. The Company's ability to meet such financial ratios and tests may be affected by events beyond its control, and there can be no assurance that the Company will meet such tests. A breach of any of these covenants could result in an event of default under the Credit Agreement. In an event of default under the Credit Agreement the lenders thereunder could elect to declare all amounts borrowed, together with accrued interest, to be immediately due and payable and the lenders under the Credit Agreement could terminate all commitments thereunder. If such indebtedness were to be accelerated, there can be no assurance that the assets of the Company would be sufficient to repay in full such indebtedness and the other indebtedness of the Company, including the Senior Notes. See "Description of Senior Notes" and "Description of Proposed Credit Agreement."

ACQUISITION STRATEGY

  The Company expects to implement an acquisition program whereby it will seek to acquire additional established homebuilding companies with the goal of increasing revenues and the markets the Company serves. There can be no assurance that the Company will be able to acquire or profitably manage additional companies or successfully integrate such additional companies into the Company. In addition, there can be no assurance that any companies acquired in the future will be beneficial to the successful implementation of the Company's overall business strategy, or that such companies will ultimately produce returns that justify the investment therein. See "Business--Acquisition Strategy."

  The Company currently intends to finance future acquisitions by using shares of the Company's Common Stock for all or a portion of the consideration to be paid. In the event that the Company's Common Stock does not maintain a sufficient market price, or the potential target companies are unwilling to accept the Company's Common Stock as part of the purchase price, the Company may be required to use its cash resources, if available, and proceeds from the Senior Notes and borrowings under the Credit Agreement in order to continue its acquisition program. If the Company is unable to fund its acquisitions with its cash resources or funds from the Senior Notes or through the Credit Agreement, its growth could be limited unless it can obtain the necessary funds through additional equity or debt financing. There can be no assurance that the Company will be able to obtain such financing if and when it is needed or that, if available, it can be obtained on terms acceptable to the

Company. As a result, there is a risk that the Company might be unable to implement successfully its acquisition strategy.

GOVERNMENT REGULATIONS; ENVIRONMENTAL CONTROLS

  The Company is subject to local, state and Federal statutes and rules regulating certain developmental matters, wetland preservation, zoning, building design and density requirements which limit the number of homes that can be built within a particular project and can delay the progress of a particular project. In addition, certain fees, some of which may be substantial, may be imposed to defray the cost of providing certain governmental services and improvements to developing areas. The Company may be subject to additional costs and delays or may be precluded entirely from building its projects because of "no growth" or "slow growth" initiatives, building permit allocation ordinances, building moratoriums or similar government regulations that could be imposed in the future due to health, safety, welfare or environmental concerns. The Company must also obtain certain licenses, permits and approvals from certain government agencies for certain of its activities, the granting or receipt of which are beyond the Company's control. See "Business--Government Regulations and Environmental Controls."

  The Company and its competitors are subject to a variety of local, state and federal statutes, ordinances, rules and regulations concerning the protection of health and the environment. The particular environmental laws which apply to any given community vary greatly according to the community site, the site's environmental conditions and the present and former use of the site. Environmental laws may result in delays, may cause the Company to incur substantial compliance and other costs and may also prohibit or severely restrict development in certain environmentally sensitive regions or areas. In addition, environmental regulations can have an adverse impact on the availability and price of certain raw materials such as lumber.

CONTROL OF THE COMPANY

  Immediately prior to the consummation of the Offerings, the Existing Stockholders (as hereinafter defined) will own 100% of the outstanding Common Stock and, after giving effect to the Acquisitions and the Common Stock Offering, the Existing Stockholders and the Founding Builders' Owners (collectively, the "Initial Stockholders") will own approximately 74% of the outstanding Common Stock (assuming no exercise of the Underwriters' over-allotment option). As a result, the Initial Stockholders will be able to substantially influence the affairs and policies of the Company, to effect the election of directors to control the Board of Directors and to approve or disapprove any matter submitted to a vote of stockholders of the Company. Upon consummation of the Offerings, 4 of the 10 members of the Company's initial Board of Directors will be persons designated by the Existing Stockholders and 6 of the 10 will be persons designated by the Founding Builders' Owners. Following the Offerings, an additional director nominated by the Existing Stockholders will be added to the Board of Directors. Thereafter, members of the Board of Directors will be elected in accordance with the Company's Certificate of Incorporation and applicable law. See "Board of Directors." Additionally, each of the Initial Stockholders have entered into a stockholders' agreement whereby each party has agreed, for the four years following the Offerings, to vote their shares of Common Stock in order to cause the nomination and election of four directors nominated by and made up of Founding Builders' Owners and four directors nominated by Existing Stockholders. Pursuant to the stockholders' agreement each of the Initial Stockholders have agreed, for the two years following the Offerings, to vote their shares of Common Stock in order to cause the election of three independent directors, two nominated by the Founding Builders' Owners and one nominated by the Existing Stockholders. See "Description of Capital Stock-- Stockholders' Agreement." The Initial Stockholders and affiliates of the Initial Stockholders may have conflicts of interest with other stockholders with respect to the affairs and policies of the Company, and the ownership position of the Initial Stockholders may have the effect of delaying, deferring or preventing a change in control of the Company. These factors could have an adverse effect on the market price of the Common Stock. See "Company Formation and Organization," "Certain Transactions," "Security Ownership of Existing Stockholders and Management" and "Description of Capital Stock."

RELIANCE ON KEY PERSONNEL

  The Company's operations are dependent on the continued efforts of its executive officers and on senior management of the Company. In addition, the operations of each subsidiary are dependent upon the senior management of the Founding Builders and may be dependent on the senior management of any additional homebuilding companies the Company may acquire in the future. If any of these people become unable to continue in their present roles, or if the Company is unable to attract and retain other skilled employees, the Company's business could be adversely affected. See "Management."

ABSENCE OF PUBLIC MARKET AND POSSIBLE FLUCTUATIONS OF STOCK PRICE

  Prior to the Offerings, there has been no public market for the Common Stock. Application has been made to list the Common Stock on the Nasdaq Stock Market. There can be no assurance, however, that, following the Offerings, a regular trading market for the Common Stock will develop or be sustained. The initial public offering price has been determined by negotiations among the Company, the Existing Stockholders and the Managing Underwriters, and does not necessarily reflect the market price of the Common Stock after the Offerings. See "Dilution" and "Underwriting." The market price of the Common Stock could be subject to significant fluctuation in response to variations in quarterly operating results and other factors. Government regulation, future announcements concerning the Company or its competitors, general economic and business conditions, the level of interest rates, the Company's operating results and similar matters may have a significant impact on the market price of the Common Stock.

IMMEDIATE AND SUBSTANTIAL DILUTION

  At an offering price of $9.00 per share and assuming no exercise of the Underwriters' over-allotment option, the purchasers of the shares of Common Stock offered hereby will experience immediate dilution in the net tangible book value of their shares of approximately $7.09 per share. See "Dilution." In the event the Company issues additional Common Stock in the future, including shares which may be issued in connection with future acquisitions, purchasers of Common Stock in this Common Stock Offering may experience further dilution in the net tangible book value per share of the Common Stock of the Company.

SHARES ELIGIBLE FOR FUTURE SALE

  The market price of the Common Stock of the Company could be adversely affected by the sale of substantial amounts of Common Stock of the Company in the public market following the Offerings. The 3,000,000 shares of Common Stock being sold in the Common Stock Offering will be freely tradeable unless acquired by affiliates (as that term is defined under the rules and regulations of the Securities Act) of the Company, which shares will be subject to the resale limitations of Rule 144 ("Rule 144") promulgated under the Securities Act of 1933, as amended (the "Securities Act").

  Simultaneously with the closing of the Offerings and in connection with the Acquisitions, the Founding Builders' Owners will receive, in the aggregate, 6,233,875 shares of Common Stock and 20,000 shares of the Company's Series A 11% Cumulative Convertible Preferred Stock. See "Company Formation and Organization--The Acquisitions." These shares are not being offered by this Prospectus. The Founding Builders' Owners also have certain registration rights under the Acquisition Agreements with respect to such shares. The founders of Fortress (James J. Martell, Jr., Jamie M. Pirrello, James McEneaney, Charles Smith and Patricia Donnelly along with certain additional investors who acquired shares prior to the Offerings, collectively the "Existing Stockholders") will hold, in the aggregate, an additional 2,230,500 shares of Common Stock. See "Security Ownership of Existing Stockholders and Management." None of these 8,464,375 shares will have been acquired in transactions registered under the Securities Act and, accordingly, such shares may not be sold except in transactions registered under the Securities Act or pursuant to an exemption from registration.

  The Initial Stockholders have agreed not (without the prior written consent of the Managing Underwriter) to offer, sell, contract to sell, grant any option to sell, or otherwise dispose of, directly or indirectly, any shares of Common Stock or securities convertible into or exercisable or exchangeable for, any shares of Common Stock or warrants or other rights to purchase shares of Common Stock or permit the registration of shares of Common Stock owned by them for a period of 180 days after the date of this Prospectus. Upon expiration of this period, 15% or 1,269,656 shares of Common Stock held by the Initial Stockholders as of the closing date will be eligible for sale in the public market. An additional 25% or 2,116,094 shares of Common Stock will become eligible for sale in the public market commencing 12 months after the date of this Prospectus, with an additional 30% or 2,539,312 of such shares becoming eligible after eighteen months and the remainder becoming eligible commencing twenty-four months after the date of this Prospectus. The 20,000 shares of Series A 11% Cumulative Convertible Preferred Stock issued in connection with the acquisition of Genesee is convertible two years after issuance, will be non-voting until conversion, and would convert into 222,222 shares of Common Stock (at a conversion price of $9.00 per share).

  Any sales of Common Stock by the Initial Stockholders are subject to compliance with the volume, holding period and applicable limitations of Rule 144, or pursuant to a registration statement meeting the requirements the Securities Act. In connection with the Acquisitions, the holders of one-third of the Common Stock held by the Founding Builders' Owners also have a one-time right to require that the Company file a registration statement with the Securities and Exchange Commission (the "Commission") registering the shares of Common Stock issued in connection with the Acquisitions anytime during a one-year period commencing eighteen months after the date of this Prospectus; provided, however, the Founding Builders' Owners may only sell such registered shares as are permitted by the transferability restrictions described above. See "Company Formation and Organization--The Acquisitions." Sales of substantial amounts of such Common Stock could impair the Company's ability to raise capital through an offering of securities and could adversely affect the market price of the Common Stock.

BENEFITS OF THE OFFERING TO EXISTING STOCKHOLDERS

  A significant portion of the indebtedness of the Founding Builders to be repaid with the proceeds of the Offerings is personally guaranteed by certain of the Founding Builders' Owners. In addition, the Company has agreed to remove certain of the Founding Builders' Owners from any personal guarantees that may exist under any indebtedness of the Founding Builders. See "Use of Proceeds" and "Certain Transactions--Organization of the Company."

  Upon consummation of the Offerings, the shares of Common Stock held by the Existing Stockholders, which shares were issued for nominal consideration, will have an aggregate market value of approximately $26 million. Prior to the Offerings, there was no public market for the Common Stock, and, therefore, the marketability of such Common Stock was limited. If an active trading market develops and is sustained, after expiration or waiver of the restrictions on sale imposed by the Company and compliance with the federal securities laws, the Existing Stockholders will have the ability to sell such Common Stock. See "Certain Transactions--Organization of the Company" and "Description of Capital Stock--Shares Eligible for Future Sale."

AVAILABILITY OF PREFERRED STOCK FOR ISSUANCE; POTENTIAL ANTI-TAKEOVER EFFECTS

  In addition to Common Stock, the Company's Amended and Restated Certificate of Incorporation authorizes the issuance of up to 2,000,000 shares of preferred stock, of which 20,000 shares of the Company's Series A 11% Cumulative Convertible Preferred Stock shall be issued in connection with the Acquisition. The Company has not issued any other shares of preferred stock, and has no present intention to do so. However, the Company may issue preferred stock in the future whether in connection with acquisitions, financing transactions or otherwise. The rights and preferences for any series of preferred stock may be set by the Board of Directors of the Company in its sole discretion and are likely to be superior to those of the Common Stock. In such case, the rights of holders of Common Stock may be adversely affected. Issuance of preferred stock by the Company could have an anti-takeover effect depending upon the purchaser, particularly when considered in conjunction with the share ownership of the Existing Stockholders and the Founding Builders' Owners. See "Description of Capital Stock--Preferred Stock."

  In addition, the Indenture contains a provision requiring the Company to offer to purchase the Senior Notes in the event of a change of control (as defined in the Indenture). In some circumstances, that provision may make more difficult or discourage a takeover of the Company. The Company is incorporated under the laws of the State of Delaware. Delaware, like many other states, permits a corporation to adopt a number of measures, through amendment of the corporate charter or bylaws or otherwise, which may have the effect of delaying or deterring any unsolicited takeover attempts. In addition, Section 203 of the Delaware General Corporation Law restricts certain "business combinations" with "interested stockholders" (generally a holder of 15% or more of the Company's voting stock) for three years following the date that person becomes an interested stockholder. By delaying or deterring unsolicited takeover attempts, these provisions could adversely affect prevailing market prices for the Common Stock. See "Description of Capital Stock--Certain Provisions Affecting Stockholders."

                             SENIOR NOTES OFFERING

  The offering of Common Stock is being made concurrently with the offering of $100 million aggregate principal amount of 13.75% Senior Notes due 2003 of the Company (the "Senior Notes Offering"). The consummation of the Common Stock Offering is conditioned upon, and is a condition to the consummation of, the Senior Notes Offering. For a description of certain of the terms of the Senior Notes, see "Description of Senior Notes."

                                USE OF PROCEEDS

  The net proceeds to be received from the sale of the Common Stock offered hereby, after deducting underwriting discounts and offering expenses, are estimated to be approximately $22.6 million ($26.4 million if the Underwriters' over-allotment option is exercised in full). The net proceeds of the Senior Notes Offering, after deducting underwriting discounts and offering expenses, are estimated to be approximately $95.0 million. The following table sets forth the sources and uses of the cash proceeds from the Offerings:

SOURCES:
  Net proceeds from Common Stock Offering...................... $ 22,610,000
  Net proceeds from Senior Notes Offering......................   95,000,000
                                                                ------------
    Total sources.............................................. $117,610,000
                                                                ============
USES:
  Repayment of subsidiary indebtedness and repurchase of minor-
   ity interest................................................ $ 99,982,000(1)
  Cash portion of purchase price paid to Founding Builders'
   Owners......................................................    5,879,000(2)
  General corporate purposes...................................   11,749,000
                                                                ------------
    Total uses................................................. $117,610,000
                                                                ============

- --------

(1) Represents total indebtedness of the Founding Builders as of March 31, 1996. To the extent this amount is less as of the closing of the Offerings, the additional proceeds will be used for general corporate purposes. To the extent this amount is greater as of the closing of the Offerings, the additional funds required to effect the repayment of such indebtedness in excess of the proceeds available from the Offerings (including those specified as available for general corporate purposes) will be provided by cash from operations or from other sources. The Company anticipates that up to approximately $15 million of such indebtedness will remain outstanding in accordance with its terms at the time of the Offerings.

   The outstanding indebtedness incurred by the Founding Builders primarily consists of secured revolving credit facilities ($76,281,000 as of March 31, 1996) and subordinated investor notes and equity participation loans ($20,463,000 as of March 31, 1996). These credit facilities fund the homebuilding operations of the Founding Builders including construction and development activities. The secured revolving facilities bear interest at annual rates which range from prime plus .5% to 2.0% (prime at March 31, 1996 was 8.25%) and generally require loan commitment fees ranging from 0.5% to 2.5% of the loan commitment. The subordinated investor notes consist of annualized returns ranging from 12% to 15% and require loan commitment fees ranging up to 10% of the loan commitment. The equity participation loans require a 50% share of the profits of the underlying development financed. The maturity of the outstanding indebtedness varies, but generally does not extend beyond 1998. The minority interest being repurchased (for $1,275,000) represents a minority holding in a joint venture between Sunstar and various third party partners.

(2) See "Company Formation and Organization--The Acquisitions."

  Pending such uses, the Company will invest the net proceeds of the Offerings in short-term, investment-grade, interest-bearing securities. Any net proceeds to the Company from the exercise of the Underwriters' over-allotment option will be used for general corporate purposes.

                                DIVIDEND POLICY

  The Company presently anticipates that earnings will be retained to finance the continuing development of its business. The payment of dividends will be at the discretion of the Company's Board of Directors and will depend upon, among other things, future earnings, the success of the Company's business activities, capital requirements, the general financial condition of the Company and general business conditions. In addition, the Credit Agreement and the Indenture will restrict the amount of dividends payable by the Company. See "Description of Proposed Credit Agreement" and "Description of Senior Notes."

                      COMPANY FORMATION AND ORGANIZATION

  Fortress was incorporated in June 1995 to create a national homebuilding company to engage in various aspects of the homebuilding industry in some of the nation's strongest housing markets. The Founding Builders were selected by Fortress due to their performance, experienced management and substantial goodwill established in each of their respective target markets. A brief description of each Founding Builder is set forth below:

  Buffington Homes, Inc. and affiliated companies ("Buffington")--Buffington was founded in 1987 and, immediately prior to consummation of the Offerings, was wholly owned by Thomas Buffington, Edward Kirkpatrick, and James Giddens who collectively have over 66 years of homebuilding experience. Buffington currently has homebuilding operations in Austin and San Antonio, Texas. As of December 31, 1995, Buffington was the largest privately owned builder in Austin and the second largest homebuilder overall in Austin based on total number of permits. Since 1987, Buffington has sold over 2,000 homes. Buffington constructs single family detached homes which range in sales price from approximately $84,000 to $300,000 with its primary target market being entry level and first- and second-time move-up buyers. In May 1995, Buffington was recognized by Builder magazine as "One of the Austin Area's Leading Home Builders", and was recognized in 1993 and 1994 by the Texas Capitol Area Builders Association for outstanding performance in product design and construction, interior merchandising, management, and marketing. In 1991, the Texas Association of Realtors named Buffington "Volume Builder of the Year." Buffington was also recently awarded the Diamond Builder Award by Home Buyers Warranty for excellence in residential construction and customer satisfaction.

  Christopher Homes, Inc. and affiliated companies ("Christopher")-- Christopher commenced homebuilding operations in 1987 and, immediately prior to the consummation of the Offerings, was wholly owned by J. Christopher Stuhmer, its President, who has over 22 years of homebuilding experience in the Las Vegas area. Christopher is currently one of the largest builders in the luxury production market in Las Vegas based on total dollar volume of homes sold. Since 1987, Christopher has sold approximately 600 homes with an approximate value of $190 million. Christopher constructs single family detached and attached luxury homes in planned communities (with many of its communities located on golf courses) which range in sale price from approximately $150,000 to $2,000,000, and targets luxury second- and third-time (or higher) move-up buyers, as well as second/vacation home buyers. Christopher has received a number of awards for excellence in the homebuilding industry including the "Builders Spotlight Business Excellence Award" in 1993 from Builder magazine (January, 1993 issue) as one of "America's Best Builders." Christopher also received the Gold Nugget Award of Merit in 1995 from the Pacific Coast Builders Conference as one of the "best builders in the West." A number of Christopher's communities have received individual Certificates of Recognition from the National Association of Home Builders and other awards from state and local homebuilding associations.

  The Genesee Company and affiliated companies ("Genesee")--Genesee was formed in 1980 and, immediately prior to the consummation of the Offerings, was wholly owned by Robert R. Short who has over 20 years of homebuilding experience. Genesee currently conducts its homebuilding operations in the Denver metropolitan area, Ft. Collins, Colorado and Tucson, Arizona. Genesee has been ranked in the top fifteen builders in Denver and is the largest builder in Fort Collins, based on total dollar value of sales. Since 1980, Genesee has closed sales of approximately 1,200 homes. Genesee constructs single family detached and attached homes ranging in sales price from approximately $120,000 to $350,000. Genesee also constructs custom homes ranging in sales price from $350,000 to over $1,000,000. Genesee targets all move-up and custom home buyers. Genesee received the "Gold Medal" award from Builder magazine (January, 1995) as the country's "Best Builder" constructing 100-500 homes.

  Solaris Development Corporation and affiliated companies (including Sunstar Mortgage LLC) d/b/a/ Sunstar Homes, Inc. ("Sunstar")--Sunstar began operations in 1987 and, immediately prior to the consummation of the Offerings, was wholly owned by Lanold Caldwell, David Schmidt and Lawrence Witek. Messrs. Caldwell and Witek will continue to manage the North Carolina operation and together have over 40 years of homebuilding experience. Sunstar's geographic market currently encompasses the Raleigh/

Durham/Chapel Hill, North Carolina metropolitan area. Sunstar is currently the largest privately owned homebuilder, and the third largest homebuilder overall, in Raleigh-Durham based on total number of sales. Since 1987, Sunstar has closed over 950 home sales and has completed 7 communities. Sunstar builds single family detached and attached homes that range in sales prices from approximately $100,000 to $300,000 and targets entry-level, and first- and second-time move-up buyers, "empty nesters," and move-down buyers. Sunstar was selected as the Triangle Sales and Marketing Council's 1990 and 1994 "Builder of the Year," and the Raleigh-Wake County Homebuilder's Association's "Builder of the Year" in 1992 and 1995. In November 1995, Sunstar was also recognized as the fastest growing privately held company in the triangle area based on the previous three years' growth in revenues and income. The award was presented and co-sponsored by KPMG Peat Marwick, The Triangle Business Journal and the Triangle Council for Entrepreneurial Development.

THE ACQUISITIONS

  Simultaneously with, and as a condition to, the closing of the Offerings, Fortress will acquire each of the Founding Builders through the merger of each Founding Builder with and into a newly formed wholly-owned subsidiary of Fortress. The aggregate consideration to be paid by Fortress in these transactions is as follows:

    (a) An aggregate of approximately $5.9 million in cash;

    (b) An aggregate of 6,233,875 shares of Common Stock of the Company, representing approximately 54.4% of the total shares of Common Stock outstanding after giving effect to the Common Stock Offering (but not giving effect to the exercise of the Underwriter's over-allotment option); and

    (c) An aggregate of 20,000 shares of Series A 11% Cumulative Convertible Preferred Stock of the Company. See "Description of Capital Stock-- Preferred Stock."

  The consideration to be paid for the Founding Builders was determined through arm's length negotiations among the Company and representatives of the Founding Builders. See "Certain Transactions."

  Each Acquisition Agreement contains standard representations and warranties of each party as well as indemnification provisions in the event of a breach of any representations and warranties made by any party to the agreement. Furthermore, each Acquisition Agreement provides that the consummation of the acquisition is subject to customary conditions. These conditions include, among others, (i) the continuing accuracy on the closing date of the Acquisitions of the representations and warranties of the Founding Builder, the Founding Builders' Owners and Fortress; (ii) the performance by each of them of all covenants included in the Acquisition Agreement; (iii) the nonexistence of a material adverse change in the results of operations, financial condition or business of the Founding Builder; and (iv) the consummation of the Common Stock Offering at a specified price level.

  Each Acquisition Agreement provides piggyback registration rights to the Founding Builders' Owners which allows them to register their shares of Common Stock, on a pro rata basis, to the extent allowable by the managing underwriter of such offering, in the event the Company consummates a "follow-on" offering of the Company's Common Stock for cash. Additionally, for a one-year period beginning eighteen months after the date of this Prospectus, (i) the holders of at least one-third of the Common Stock then held by the Founding Builders' Owners or (ii) all of the Founding Builders' Owners of a particular Founding Builder who hold shares of Common Stock, have a one-time right to require the Company to effectuate a registration with the Commission of the shares of Common Stock held by the Founding Builders' Owners which are then available for sale. See "Risk Factors--Shares Eligible for Future Sale."

  Pursuant to each Acquisition Agreement, the Founding Builders' Owners have agreed not to compete with the Company for two years following the closing of the Acquisitions, within 100 miles of where Fortress, the particular Founding Builder or any of the other Founding Builders conduct business. The Founding Builders' Owners who are also parties to employment agreements with the Company have agreed to non-compete provisions which extend for a two-year period after termination of each respective employment period. The Acquisition Agreement provides that in the event a Founding Builder Owner enters into an employment agreement with the Company, the terms of the non-compete provisions set forth in the applicable Employment Agreement shall control over the noncompetition provisions set forth in the Acquisition Agreement. See "Management--Employment Agreements."

  The Acquisition transactions include the following:

    Buffington. Under an agreement with Thomas Buffington, who will become a director of the Company upon closing of the Offerings, Edward Kirkpatrick and James Giddens, Fortress will acquire by merger all of the issued and outstanding stock of Buffington. The consideration to be paid by Fortress for Buffington will be approximately $1.13 million in cash and 1,897,897 shares of Common Stock of the Company.

    Christopher. Under an agreement with J. Christopher Stuhmer, who will become a director of the Company upon closing of the Offerings, Fortress will acquire by merger all of the issued and outstanding stock of Christopher. The consideration to be paid by Fortress for Christopher will be approximately $179,000 in cash and 1,691,227 shares of Common Stock of the Company.

    Genesee. Under an agreement with Robert Short, who will become a director of the Company upon closing of the Offerings, Fortress will acquire by merger all of the issued and outstanding stock of Genesee. The consideration to be paid by Fortress for Genesee will be approximately $695,000 in cash, 1,729,495 shares of Common Stock of the Company and 20,000 shares of the Company's Series A 11% Cumulative Convertible Preferred Stock. See "Description of Capital Stock--Preferred Stock."

    Sunstar. Under an agreement with Lawrence Witek, who will become a director of the Company upon closing of the Offerings, Lanold Caldwell and David Schmidt, Fortress will acquire by merger all of the issued and outstanding stock of Sunstar. The consideration to be paid by Fortress for Sunstar will be approximately $3,876,000 in cash and 915,256 shares of Common Stock of the Company.

  The information set forth above is a summary of the material terms of the Acquisition Agreements. Copies of each Acquisition Agreement are filed as exhibits to a registration statement of which this Prospectus is a part.

  The Fortress Group, Inc. is a Delaware corporation. Its executive offices are located at 1760 Reston Parkway, Suite 208, Reston, Virginia 22090 and its telephone number is (703) 709-7700.

                                   DILUTION

  The pro forma net tangible book value of the Company as of March 31, 1996 was $1,255,000, or $.15 per share of Common Stock. Pro forma net tangible book value per share represents the Company's pro forma net tangible assets less total liabilities divided by the number of shares of Common Stock to be outstanding after giving effect to the Acquisitions. After giving effect to the sale of the 3,000,000 shares of Common Stock offered hereby at the initial public offering price of $9.00 per share, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by the Company and the application of the estimated net proceeds therefrom, the Company's pro forma as adjusted net tangible book value at March 31, 1996 would have been $21,917,000, or $1.91 per share. This represents an immediate increase in pro forma net tangible book value of $1.76 per share to existing stockholders and an immediate dilution of $7.09 per share to new investors purchasing the shares in the Common Stock Offering. The following table illustrates this pro forma dilution:

Assumed initial public offering price per share.....................      $9.00
  Pro forma net tangible book value per share before Offering.......  .15
  Increase in pro forma net tangible book value per share
   attributable to new investors.................................... 1.76
                                                                     ----
  Pro forma as adjusted net tangible book value per share after
   Offering.........................................................       1.91
                                                                          -----
  Dilution per share to new investor(s).............................      $7.09
                                                                          =====

  The following table sets forth, on a pro forma basis as of March 31, 1996, the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid by existing stockholders and the new investors purchasing shares of Common Stock from the Company in the Common Stock Offering (before deducting estimated underwriting discounts and offering expenses):

                          SHARES PURCHASED  TOTAL CONSIDERATION(1)     AVERAGE
                         ------------------ --------------------------  PRICE
                           NUMBER   PERCENT    AMOUNT       PERCENT   PER SHARE
                         ---------- ------- -------------- --------------------
Existing stockholders...  8,464,375   73.8% $    4,332,000      13.8%   $.51
New investors...........  3,000,000   26.2      27,000,000      86.2    9.00
                         ----------  -----  --------------  --------
  Total................. 11,464,375  100.0% $   31,332,000     100.0%
                         ==========  =====  ==============  ========

- --------
(1) Total consideration for existing stockholders represents the combined stockholders' equity of the Founding Builders before the Offerings, adjusted to reflect the cash portion of the consideration payable to the Founding Builders' Owners in connection with the Acquisitions. See "Use of Proceeds" and "Capitalization."

                                CAPITALIZATION

  The following table sets forth the short-term debt, long-term debt and capitalization at March 31, 1996 (i) of the combined Founding Builders; (ii) of the Company on a pro forma basis to reflect the Acquisitions; and (iii) of the Company on a pro forma basis as adjusted to give effect to the Offerings and the application of the estimated net proceeds therefrom. See "Selected Combined Financial Data" and "Use of Proceeds." This table should be read in conjunction with the Pro Forma Combined Financial Statements of the Company and the related notes thereto included elsewhere in this Prospectus.

                                                    MARCH 31, 1996
                                        ---------------------------------------
                                                  PRO FORMA FOR    PRO FORMA
                                        COMBINED ACQUISITIONS(4) AS ADJUSTED(5)
                                        -------- --------------- --------------
                                                    (IN THOUSANDS)
Notes and mortgages payable(1)......... $ 98,707    $ 98,707             --
13.75% Senior Notes Due 2003...........      --          --         $100,000
Pro forma distribution to Founding
 Builders' Owners......................      --        5,879             --
Minority interests(1)..................    1,348       1,348             187
Stockholders' equity:
  Series A 11% Cumulative Convertible
   Preferred Stock(2)..................      --            0               0
  Common Stock(3)......................      599          85             115
  Additional paid-in capital...........    2,606      10,126          26,802
  Retained earnings....................    7,006         --              --
  Pro forma distribution to Founding
   Builders' Owners....................      --       (5,879)            --
                                        --------    --------        --------
   Total stockholders' equity..........   10,211       4,332          26,917
                                        --------    --------        --------
   Total capitalization................ $110,266    $110,266        $127,104
                                        ========    ========        ========

- --------
(1) For a description of the Company's notes and mortgages payable and minority interests see Notes 6 and 8 of Notes to the Combined Predecessor Companies Financial Statements.

(2) $.01 par value; 2,000,000 shares authorized, of which 20,000 shares of the Company's Series A 11% Cumulative Convertible Preferred Stock ($100 per share liquidation value) is issued and outstanding only on a pro forma as adjusted basis. See "Description of Capital Stock--Preferred Stock."

(3) $.01 par value, 50,000,000 shares authorized; 8,464,375 issued and outstanding on a pro forma for Acquisitions basis; 11,464,375 issued and outstanding on a pro forma as adjusted basis. Excludes 575,000 shares of Common Stock reserved for issuance under the Company's Stock Option Plan and 575,000 shares of Common Stock reserved for issuance under the Company's Bonus Award Plan. See "Management--Stock Option Plan and Bonus Award Plan."

(4) Gives effect to a liability for the cash consideration of $5,879,000 to be paid to the stockholders of the Founding Builders.

(5) Pro forma as adjusted balance sheet data gives effect to the Offerings and the application of the proceeds therefrom as described in "Use of Proceeds." See "Notes to the Pro Forma Combined Financial Statements" for further detail on the pro forma data.

                SELECTED COMBINED FINANCIAL AND OPERATING DATA

  The Company was founded in June 1995 to create a national homebuilding company. The Company is acquiring, simultaneously with the closing of the Offerings, the Founding Builders. The historical financial statements of the Founding Builders have been combined for all periods presented, as if these companies had always been members of the same operating group. However, during the periods presented, the Founding Builders were not under common control or management, and all of the Founding Builders were S corporations through December 31, 1995 with the exception of Buffington which converted to an S corporation effective January 1, 1994. As an S corporation, the Founding Builders were not subject to federal income tax. Accordingly, the data presented should not be viewed as comparable to or indicative of the post-combination results to be achieved by the Company.

  The following selected combined financial data with respect to the Company's combined balance sheet as of December 31, 1994 and 1995 and with respect to the Company's combined statements of operations for the years ended December 31, 1993, 1994 and 1995 have been derived from the Combined Predecessor Companies financial statements that have been audited by Price Waterhouse LLP, which have been prepared based on the individual financial statements of the Founding Builders' which have been audited by Price Waterhouse LLP, Ernst & Young LLP and Hein + Associates LLP and which appear elsewhere in this Prospectus. The selected combined financial data with respect to the Founding Builders combined statements of operations for the years ended December 31, 1991 and 1992 and the three months ended March 31, 1995 and 1996 and with respect to the Founding Builders' combined balance sheet as of December 31, 1991, 1992, and 1993 and as of March 31, 1996 have been derived from unaudited financial statements which, in the opinion of management of the Founding Builders, reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of such data. Operating results for the three month period ended March 31, 1996 are not necessarily indicative of results for future periods, including the year ended December 31, 1996.

  The Pro Forma for Acquisitions statement gives effect to compensation differentials to employees and former owners of the Founding Builders, incremental general and administrative costs of the corporate activities of Fortress, and adjustments to reflect income taxes at the effective statutory rates for the combined entity. The Pro Forma as Adjusted statement of operations data give effect to the reduction of interest expense resulting from the Offerings and application of the proceeds therefrom. The Pro Forma for Acquisitions balance sheet data reflect as liabilities the amounts to be distributed to the Founding Builders' Owners. The Pro Forma as Adjusted balance sheet data reflect the results of the Offerings and application of the proceeds as discussed in "Use of Proceeds." See "Pro Forma Combined Financial Statements" and the related notes thereto.

  The selected financial data for each of the Founding Builders for the years ended December 31, 1993, 1994 and 1995 have been derived from the audited financial statements of each of these companies that appear elsewhere in this Prospectus. The selected financial data for each of the Founding Builders for the years ended December 31, 1991 and 1992, and for the three months ended March 31, 1995 and 1996 have been derived from unaudited financial statements of these companies which, in the opinion of the management of each such company, reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of such data.

  The selected combined financial data provided should be read in conjunction with the Combined Predecessor Companies Financial Statements, the individual Founding Builders financial statements and the Pro Forma Combined Financial Statements, the related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                            SELECTED FINANCIAL DATA

                       COMBINED PREDECESSOR COMPANIES(1)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                             YEAR ENDED DECEMBER 31,
                      ------------------------------------------------------------------------
                                                                         1995
                                                         -------------------------------------
                                                                         PRO           PRO
                                                                        FORMA         FORMA
                                                                         FOR           AS
                       1991    1992     1993     1994     ACTUAL   ACQUISITIONS(2) ADJUSTED(3)
                      ------- ------- -------- --------  --------  --------------- -----------
STATEMENT OF
 OPERATIONS DATA:
 Revenue.........     $56,125 $82,543 $148,269 $174,715  $199,029     $199,029      $199,029
 Cost of sales...      50,337  71,483  126,145  146,284   167,434      167,434       164,134
                      ------- ------- -------- --------  --------     --------      --------
 Gross profit....       5,788  11,060   22,124   28,431    31,595       31,595        34,895
 Selling, general
  and
  administrative
  expenses.......       5,440   8,828   17,955   23,020    24,845       24,647        24,647
                      ------- ------- -------- --------  --------     --------      --------
 Net operating
  income (loss)..         348   2,232    4,169    5,411     6,750        6,948        10,248
 Other income
  (expense),
  net............         499     446      729     (583)     (674)        (674)           55
                      ------- ------- -------- --------  --------     --------      --------
 Income (loss)
  before provi-
  sion for income
  taxes..........         847   2,678    4,898    4,828     6,076        6,274        10,303
 Provision/(benefit)
  for income
  taxes..........         105     329      925       83        21        2,339         3,915
                      ------- ------- -------- --------  --------     --------      --------
 Net income
  (loss)(4)......     $   742 $ 2,349 $  3,973 $  4,745  $  6,055     $  3,935      $  6,308
                      ======= ======= ======== ========  ========     ========      ========
 Net income
  (loss) per
  share(5).......                                                     $    .46      $    .68
                                                                      ========      ========
 Ratio of earn-
  ings to fixed
  charges(6).....                         1.7x     1.2x      1.2x                       1.6x
                                           THREE MONTHS ENDED MARCH 31,
                      ------------------------------------------------------------------------
                                     1995                                 1996
                      ------------------------------------ -----------------------------------
                                     PRO                                 PRO
                                    FORMA          PRO                  FORMA       PRO FORMA
                                     FOR        FORMA AS                 FOR           AS
                      ACTUAL   ACQUISITIONS(2) ADJUSTED(3) ACTUAL  ACQUISITIONS(2) ADJUSTED(3)
                      -------- --------------- ----------- ------- --------------- -----------
STATEMENT OF
 OPERATIONS DATA:
 Revenue.........     $36,869      $36,869       $36,869   $41,312     $41,312       $41,312
 Cost of sales...      31,290       31,290        30,805    34,753      34,753        34,261
                      -------- --------------- ----------- ------- --------------- -----------
 Gross profit....       5,579        5,579         6,064     6,559       6,559         7,051
 Selling, general
  and
  administrative
  expenses.......       5,477        5,688         5,688     5,610       6,024         6,024
                      -------- --------------- ----------- ------- --------------- -----------
 Net operating
  income (loss)..         102         (109)          376       949         535         1,027
 Other income
  (expense),
  net............         (33)         (33)          125        37          37           142
                      -------- --------------- ----------- ------- --------------- -----------
 Income (loss)
  before provi-
  sion for income
  taxes..........          69         (142)          501       986         572         1,169
 Provision/(benefit)
  for income
  taxes..........         --           (54)          190       --          202           444
                      -------- --------------- ----------- ------- --------------- -----------
 Net income
  (loss)(4)......     $    69      $   (88)      $   311   $   986     $   370       $   725
                      ======== =============== =========== ======= =============== ===========
 Net income
  (loss) per
  share(5).......                  $  (.01)      $   .03               $   .04       $   .08
                               =============== ===========         =============== ===========
 Ratio of earn-
  ings to fixed
  charges(6).....       (6)                        (6)       (6)                       (6)

                                                                       THREE MONTHS ENDED
                                    YEAR ENDED DECEMBER 31,                 MARCH 31,
                          -------------------------------------------- -------------------
                            1991     1992     1993     1994     1995     1995      1996
                          -------- -------- -------- -------- -------- --------- ---------
OPERATING DATA:
Units:
 New contracts, net of
  cancellations.........       378      660      870    1,015    1,100       231       489
 Closings...............       356      541      838      966      998       206       212
 Backlog(7).............       157      276      308      357      459       382       736
 Aggregate sales value
  of backlog (in thou-
  sands)(7).............  $ 26,284 $ 61,378 $ 57,914 $ 78,760 $ 97,242 $  79,080 $ 141,076
 Average sales price per
  home closed...........  $157,700 $152,600 $171,300 $176,400 $190,700 $ 179,000 $ 192,400

                                        DECEMBER 31,                                MARCH 31,
                          ----------------------------------------- ------------------------------------------
                                                                                       PRO FORMA
                                                                                          FOR       PRO FORMA
                                                                                      ACQUISITIONS AS ADJUSTED
                           1991    1992    1993     1994     1995     1995     1996     1996(8)      1996(9)
                          ------- ------- ------- -------- -------- -------- -------- ------------ -----------
BALANCE SHEET DATA:
 Cash...................  $ 1,404 $ 2,803 $ 2,904 $  4,866 $  2,710 $  2,309 $  1,697   $  1,697    $ 13,419
 Inventory..............   22,870  42,212  65,507  101,214  109,016  110,636  119,559    119,559     119,673
 Total assets...........   25,438  46,495  72,855  111,403  121,666  118,305  133,145    133,145     146,904
 13.75% Senior Notes
  due 2003..............      --      --      --       --       --       --       --         --      100,000
 Notes and mortgages
  payable...............   23,711  43,120  52,912   83,161   87,604   90,163   98,707     98,707         --
 Minority interests.....      348     633     806    1,346    1,295    1,356    1,348      1,348         187
 Stockholders' equity...    3,811   5,640   4,374    6,018    9,836    6,145   10,211      4,332      26,917

                                                        (continued on next page)

                                YEAR ENDED DECEMBER 31,                   THREE MONTHS ENDED MARCH 31,
                         ----------------------------------------- --------------------------------------------
                                                     1995                  1995                  1996
                                             --------------------- --------------------- ----------------------
                                                      PRO FORMA(3)          PRO FORMA AS           PRO FORMA AS
                           1993      1994    ACTUAL   AS ADJUSTED  ACTUAL   ADJUSTED(3)   ACTUAL   ADJUSTED(3)
                         --------  --------  -------  ------------ -------  ------------ --------  ------------
SUPPLEMENTAL FINANCIAL
 DATA:
  EBIT(10).............. $ 13,462  $ 15,069  $19,447    $19,599    $ 2,157     $1,908    $  3,093     $2,621
  Depreciation and
   amortization.........      396       613      621        621         93         93         151        151
                         --------  --------  -------    -------    -------     ------    --------     ------
  EBITDA(10)............ $ 13,858  $ 15,682  $20,068    $20,220    $ 2,250     $2,001    $  3,244     $2,772
                         ========  ========  =======    =======    =======     ======    ========     ======
Cash flows from:
  Operating activities.. $(18,419) $(25,027) $(1,754)              $(8,647)              $(10,865)
  Investing activities..     (114)     (839)    (936)                 (129)                  (117)
  Financing activities..   19,359    27,921      534                 6,219                  9,869
                         --------  --------  -------               -------               --------
Net increase (decrease)
 in cash and cash
 equivalents............ $    826  $  2,055  $(2,156)              $(2,557)              $ (1,013)
                         ========  ========  =======               =======               ========
Interest:
  Interest
   incurred(11)......... $  7,890  $ 11,684  $16,081    $13,750    $ 3,076     $3,438    $  3,377     $3,438
  Interest capitalized..    7,820    11,548   15,961     13,750      3,048      3,438       3,329      3,438
                         --------  --------  -------    -------    -------     ------    --------     ------
  Interest expensed
   directly.............       70       136      120          0         28          0          48          0
  Previously capitalized
   interest amortized to
   cost of sales........    8,558     9,199   12,505      9,160      1,908      1,385       2,005      1,455
                         --------  --------  -------    -------    -------     ------    --------     ------
  Total interest
   expensed............. $  8,628  $  9,335  $12,625    $ 9,160    $ 1,936     $1,385    $  2,053     $1,455
                         ========  ========  =======    =======    =======     ======    ========     ======
EBITDA/Interest
 incurred...............      1.8x      1.3x     1.2x       1.5x        .7x        .7x        1.0x       1.9x
Gross profit margin
 percentage(12).........     14.9%     16.3%    15.9%      17.5%      15.1%      16.4%       15.9%      17.1%
SG&A as a percentage of
 revenue(13)............     12.1%     13.2%    12.5%      12.4%      14.9%      15.4%       13.6%      14.6%

- --------
 (1) As a result of the substantial continuing interests in the Company of the former stockholders of the Founding Builders and Fortress (the "Combined Predecessor Companies"), the historical financial information of the Combined Predecessor Companies has been combined on a historical cost basis for all periods presented as if these companies had always been members of the same operating group. However, during the periods presented, the Founding Builders were not under common control or management. Additionally, all of the Founding Builders were S corporations through December 31, 1995 with the exception of Buffington which converted to an S corporation effective January 1, 1994. As S corporations, the Founding Builders were not subject to federal income tax. Accordingly, the data presented should not be viewed as comparable to or indicative of the post-combination results to be achieved by the Company.

 (2) Pro Forma for Acquisitions data reflect adjustments for the Acquisitions including: (i) compensation differentials to former owners and employees of the Founding Builders of $1,857 for 1995 and $0 and $203 for the three months ended March 31, 1996 and 1995, respectively; (ii) incremental selling, general and administrative expenses associated with Fortress corporate activities of $1,659 for 1995 and $414 for the three months ended March 31, 1996 and 1995; and (iii) incremental income taxes of $2,318 for 1995 and $202 for each of the three months ended March 31, 1996 and an income tax benefit of $54 for the three months ended March 31, 1995, which would have resulted if the entities had been combined and subject to the effective federal and state statutory income tax rates. See "Notes to the Pro Forma Combined Financial Statements."

 (3) Pro Forma as Adjusted data reflect adjustments for the Acquisitions described in footnote (2) and for the Offerings and the application of proceeds therefrom as described in "Use of Proceeds." Specifically, the adjustments assume that the proceeds of the Senior Notes Offering are used to refinance the Company's average debt outstanding of approximately $88.0 million for 1995 and approximately $93.2 million and $88.9 million for the three months ended March 31, 1996 and 1995, respectively, and that approximately $7.2 million of the net proceeds of the Common Stock Offering are used to satisfy obligations to the Founding Builders' owners and repurchase a minority interest. These adjustments result in a reduction in interest expense of $3,465 and a reduction in minority interest expense of $609 for 1995 and a reduction of interest expense of $550 and $523 and a reduction in minority interest of $57 and $130 for the three months ended March 31, 1996 and 1995, respectively.

   Had these pro forma adjustments assumed that (i) all of the net proceeds of the Common Stock were applied to satisfy obligations to the Founding Builders' owners, repurchase a minority interest and reduce $15.4 million of the average debt outstanding for 1995 and for the three months ended March 31, 1996 and 1995, and (ii) approximately $72.5 million for 1995 and approximately $77.7 million, $73.4 million for the three months ended March 31, 1996 and 1995, of the proceeds of the Senior Notes Offering were used to refinance the remainder of the Company's average debt outstanding, the pro forma interest expense adjustment would have been $5,264 for 1995 and $836 and $796 for the three months ended March 31, 1996 and 1995, respectively, and the Company's Pro Forma as Adjusted net income would have been $7.4 million and $.65 per share for 1995 and the Company's Pro Forma as Adjusted net income would have been $902 and $480 and $.08 and $.04 per share for the three months ended March 31, 1996 and 1995, respectively. See Note (j) of "Notes to the Pro Forma Combined Financial Statements."

 (4) Each of the Founding Builders with the exception of Buffington was an S corporation or partnership through March 31, 1996 and, accordingly, was not subject to federal income taxes. Buffington converted from a C corporation to an S corporation effective January 1, 1994. Except for the "Pro Forma" columns, Net income does not give effect to the conversion from S corporation to C corporation status and the resulting imposition of federal income tax.

 (5) The Pro Forma for Acquisitions weighted average shares outstanding of 8,464,375 consists of: (i) 2,230,500 shares issued by Fortress prior to the Offering; and (ii) 6,233,875 shares to be issued to the stockholders of the Founding Builders in connection with the Acquisitions. The Pro Forma as Adjusted weighted average shares outstanding of 9,413,181 consists of: (i) the 8,464,375 shares described above, plus; (ii) 779,708 shares being sold in the Common Stock Offering to pay the cash portion of the consideration for the Founding Builders; and (iii) 169,098 shares being sold to acquire the Company's minority interest.

 (6) The ratio of earnings to fixed charges is calculated by dividing earnings by fixed charges. For this purpose, "earnings" means income before provision for income taxes plus fixed charges (other than capitalized interest). "Fixed charges" means total financing costs whether capitalized or expensed on outstanding debt and minority interest. The pro forma ratio of earnings to fixed charges gives effect to the net decrease in interest expense resulting from the Common Stock Offering and the Senior Notes Offering (at an assumed interest rate of 11.5%) and the use of proceeds therefrom to repay existing debt. For the three months ended March 31, 1996 and 1995, fixed charges exceeded earnings by $386 and $1,071, respectively. For the three months ended March 31, 1996 and 1995, the Pro Forma as Adjusted fixed charges exceeded earnings by $735 and $1,131, respectively. The ratios for 1991 and 1992 are not shown as the amounts of interest incurred by each of the Founding Builders during these periods are not available.

 (7) At end of period and represents homes sold but not closed.

 (8) Pro Forma for Acquisitions balance sheet data gives effect to the creation of a liability (and a corresponding reduction in stockholders' equity) for the cash consideration of $5,879 to be paid to the stockholders of the Founding Builders.

 (9) Pro Forma as Adjusted balance sheet data also give effect to the Offerings and the application of the proceeds therefrom as described in "Use of Proceeds." See "Notes to the Pro Forma Combined Financial Statements" for further detail on the pro forma data.

(10) EBIT represents earnings before financing fees, minority interests and income tax expense. EBITDA represents EBIT plus depreciation and amortization. The Company has included these data because they are used by certain investors to measure a company's ability to service and/or incur debt. EBIT and EBITDA are not measures of financial performance under generally accepted accounting principles and should not be considered in isolation or as an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. This information should be read in conjunction with the Combined Statements of Cash Flows of the Combined Predecessor Companies and of each of the Founding Builders included elsewhere in this Prospectus.

(11) Interest incurred is calculated in accordance with the definition set forth in the Indenture for the Senior Notes and includes stated interest and financing fees.

(12) Gross profit as a percentage of revenue for the period.

(13) Selling, general and administrative expenses as a percentage of revenue for the period.

                               FOUNDING BUILDERS

                     SELECTED FINANCIAL AND OPERATING DATA
                            (DOLLARS IN THOUSANDS)

  The following table presents selected financial data for each of the Founding Builders for the five most recent years and the three months ended March 31, 1995 and 1996.

                                                                       THREE MONTHS
                                  YEAR ENDED DECEMBER 31,             ENDED MARCH 31,
                          ------------------------------------------  ----------------
                           1991     1992    1993     1994     1995     1995     1996
                          -------  ------- -------  -------  -------  -------  -------
BUFFINGTON (AUSTIN AND
 SAN ANTONIO, TEXAS):
  Total Revenue.........  $19,174  $37,483 $52,140  $64,121  $52,774  $10,804  $14,623
  Cost of Sales.........   17,589   34,663  43,801   53,523   44,186    9,195   11,960
  Gross Profit..........    1,585    2,820   8,339   10,598    8,588    1,611    2,663
  Selling, General and
   Administrative Ex-
   pense(1).............    1,187    1,850   5,931    8,645    8,741    1,767    1,856
  Operating Income
   (Loss)(1)............      398      970   2,408    1,953     (153)    (156)     807
  Net Income (Loss)(1)..      283      631   1,529    1,877     (183)     (64)     897
  New Orders............      169      340     419      518      527      124      286
  Closings..............      155      320     411      485      439       94      118
  Backlog(2)............       35       55      63       96      184      126      352
CHRISTOPHER (LAS VEGAS,
 NEVADA)(3):
  Total Revenue.........  $ 3,001  $ 2,710 $17,546  $14,821  $38,612  $ 4,278  $10,481
  Cost of Sales.........    2,642    2,201  16,676   12,616   31,834    3,419    8,758
  Gross Profit..........      359      509     870    2,205    6,778      859    1,723
  Selling, General and
   Administrative Ex-
   pense................      558      324   2,741    3,062    3,512      792    1,051
  Operating Income
   (Loss)...............     (199)     185  (1,872)    (857)   3,266       67      672
  Net Income (Loss).....      388      583  (1,208)    (498)   3,386      104      680
  New Orders............        0       48      18       47      109       11       18
  Closings..............        0        2      42       27       89        9       22
  Backlog(2)............        0       46      22       42       62       44       58
GENESEE (TUCSON, ARIZO-
 NA, FT. COLLINS AND
 DENVER, COLORADO):
  Total Revenue.........  $23,643  $27,320 $57,691  $62,559  $65,030  $13,523  $ 8,901
  Cost of Sales.........   21,220   23,501  48,725   53,887   57,620   12,104    8,284
  Gross Profit..........    2,423    3,819   8,966    8,672    7,410    1,409      617
  Selling, General and
   Administrative Ex-
   pense................    2,621    3,514   6,000    6,804    6,549    1,580      871
  Operating Income
   (Loss)...............     (198)     305   2,966    1,868      861     (161)    (784)
  Net Income (Loss).....     (198)     305   2,966    1,868      861     (161)    (784)
  New Orders............      153      157     239      229      220       44      104
  Closings..............      148      107     231      229      219       51       31
  Backlog(2)............       51      101     109      109      110      102      183
SUNSTAR (RALEIGH-DURHAM,
 NORTH CAROLINA):
  Total Revenue.........  $10,307  $15,030 $20,892  $33,214  $42,600  $ 8,264  $ 7,292
  Cost of Sales.........    8,886   12,810  16,943   26,258   33,792    6,574    5,751
  Gross Profit..........    1,421    2,220   3,949    6,956    8,808    1,690    1,541
  Selling, General and
   Administrative Ex-
   pense................    1,074    1,448   3,282    4,509    6,038    1,335    1,302
  Operating Income......      347      772     620    2,405    2,731      345      231
  Net Income (Loss).....      269      830     686    1,498    1,985      193      178
  New Orders............       56      115     194      221      244       52       81
  Closings..............       53      112     154      225      251       52       41
  Backlog(2)............       71       74     114      110      103      110      143

- --------
(1) For the years ended December 31, 1994 and 1995, Buffington's financial results reflect payments made to the S Corporation's shareholders in the amounts of $2,626 and $1,857, respectively. See Note 11 to the Buffington Combined Financial statements.
(2) At end of period.
(3) In 1991 and 1992, Christopher's homebuilding operations were conducted through various partnerships which were primarily accounted for under the equity method of accounting. As a result, revenues reported in these years are primarily from management fees paid to Christopher for management and supervision services.

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONAND RESULTS OF
                                  OPERATIONS

  The following discussion should be read in conjunction with the Combined Financial Statements of the Company and related notes thereto, the Pro Forma Combined Financial Statements of the Company and related notes thereto, and "Selected Combined Financial Data" appearing elsewhere in this Prospectus.

INTRODUCTION

  The Fortress Group was formed in June 1995 to create a nationwide homebuilding company. The Fortress Group has entered into agreements to acquire, simultaneously with the closing of the Offerings, four established homebuilding companies operating in seven markets of the country. The Founding Builders have operated since 1980 (Genesee) and 1987 (Buffington, Sunstar and Christopher). During the periods discussed below, the Combined Predecessor Companies were not under common control or management; therefore, the data presented may not be comparable to or indicative of the post-combination results to be achieved by the Company.

  As a result of the substantial continuing interests in the Company of the former stockholders of the Founding Builders and Fortress, the Combined Financial Statements of the Company include, for all periods presented, the accounts of the Founding Builders on a historical basis, as if the Founding Builders had always been members of the same operating group. Accordingly, no goodwill has been recorded in combining these businesses. In the future, the Company may be required to record goodwill to account for the amount of the purchase price of acquired businesses which exceeds the tangible book value of businesses which it may acquire.

  Pro forma data reflect adjustments for the Acquisitions including: (i) reduction in the Company's interest costs due to the Offerings; (ii) compensation differentials to former owners and employees of the Combined Predecessor Companies; (iii) incremental selling, general and administrative costs associated with Fortress' corporate activities; (iv) income taxes as if the entities were combined and subject to the effective federal and state statutory rates throughout the periods discussed.

  The Company's revenues are derived primarily from the sale of residential homes. Revenue is recognized when construction of the home is complete and title transfers from the Company to the buyer. Cost of sales includes all direct and indirect construction costs including construction supervision, land costs including the purchase price of land and land development costs, interest expense on related land acquisition, land development and construction loans, real estate taxes, and an accrual for anticipated warranty and service costs. All of these costs incurred prior to title transfer are capitalized into inventory and relieved from inventory at time of title transfer and revenue is recognized. Sales and marketing costs such as advertising and promotion expenses, as well as general and administrative costs are recognized as expense when incurred.

  The Founding Builders were previously managed as private companies and organized as S corporations for tax purposes. Selling, general and administrative expenses for the periods presented are affected by the amount of compensation and related benefits that the Founding Builders' Owners and certain key employees received from their respective businesses during these periods. Some of the Founding Builders' Owners and key employees have agreed to certain reductions in salaries and benefits in connection with the consummation of the Acquisitions and the Offerings and the conversion to C corporation status for tax purposes. The differential between the previous compensation of these individuals and the compensation they have agreed to receive subsequent to the Acquisitions during 1995 was $1.9 million. See "Employment Agreements." The compensation differential is substantially offset by expenses that will be incurred for Fortress operations.

  During the periods presented certain related party transactions occurred between the Founding Builders and their stockholders and other affiliates. See "Certain Transactions" and Note 9 to the Combined Predecessor Companies Financial Statements. As indicated therein, a number of these transactions will be curtailed in connection with the Acquisitions and the Offerings. Management does not believe that these transactions, individually or in the aggregate, had a material impact on the historical results of operations or gross margins of the Combined Predecessor Companies, or that their curtailment will have such an impact on the future operations or financial results of the Company. Those related party transactions that are anticipated to continue following the Offerings are, in Management's opinion, on terms comparable to those which could be obtained from unaffiliated third parties.

RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993 AND THE THREE MONTHS ENDED
MARCH 31, 1996 AND 1995

  The following table sets forth various items for the applicable periods (in thousands) and their percentages of revenue for such periods:

                                      YEAR ENDED DECEMBER 31,
                   --------------------------------------------------------------
                                                                    PRO
                                                                   FORMA
                                                   1995         AS ADJUSTED
                     1993     %     1994     %    ACTUAL    %      1995       %
                   -------- ----- -------- ----- -------- ----- ----------- -----
Revenue..........  $148,269 100.0 $174,715 100.0 $199,029 100.0  $199,029   100.0
Cost of sales....   126,145  85.1  146,284  83.7  167,434  84.1   164,134    82.5
                   --------       --------       --------        --------
 Gross profit....    22,124  14.9   28,431  16.3   31,595  15.9    34,895    17.5
Selling, general
 and
 administrative
 expenses........    17,955  12.1   23,020  13.2   24,845  12.5    24,647    12.4
                   --------       --------       --------        --------
Operating in-
 come............     4,169   2.8    5,411   2.6    6,750   3.4    10,248     5.1
Income before
 provision for
 income taxes....     4,898   3.3    4,828   2.8    6,076   3.0    10,303     5.2
Provision for in-
 come taxes......       925   0.6       83     *       21     *     3,915     2.0
                   --------       --------       --------        --------
Net income.......  $  3,973   2.7 $  4,745   2.7 $  6,055   3.0  $  6,388     3.2
                   ========       ========       ========        ========
                                    THREE MONTHS ENDED MARCH 31,
                   ---------------------------------------------------------------
                                     PRO                             PRO
                                    FORMA                           FORMA
                    1995         AS ADJUSTED        1996         AS ADJUSTED
                   ACTUAL    %      1995       %   ACTUAL    %      1996       %
                   ------- ----- ----------- ----- ------- ----- ----------- -----
Revenue..........  $36,869 100.0   $36,869   100.0 $41,312 100.0   $41,312   100.0
Cost of sales....   31,290  84.9    30,805    83.6  34,753  84.1    34,261    82.9
                   -------       -----------       -------       -----------
 Gross profit....    5,579  15.1     6,064    16.4   6,559  15.9     7,051    17.1
Selling, general
 and
 administrative
 expenses........    5,477  14.9     5,688    15.4   5,610  13.6     6,024    14.6
                   -------       -----------       -------       -----------
Operating in-
 come............      102   --        376     1.0     949   2.3     1,027     2.5
Income before
 provision for
 income taxes....       69   --        501     1.4     986   2.4     1,169     2.8
Provision for in-
 come taxes......      --    --        190      .5     --     --       444     1.1
                   -------       -----------       -------       -----------
Net income.......  $    69   --    $   311      .8 $   986   2.4   $   725     1.8
                   =======       ===========       =======       ===========

- -------
* Less than .01%.

PRO FORMA AS ADJUSTED COMBINED RESULTS OF OPERATIONS

 Pro Forma for the Three Months Ended March 31, 1996 Compared to Pro Forma for the Three Months Ended March 31, 1995

  Revenue for the Combined Predecessor Companies was $41.3 million for the three months ended March 31, 1996 as compared to $36.9 million for the three months ended March 31, 1995. The 12.1% increase in 1996 revenues over 1995 was primarily due to an increase in the Combined Predecessor Companies' average sales price of homes to $192,400 in the 1996 period from $175,900 in the 1995 period. The increase in the average sales price of the Combined Predecessor Companies was due to a significant increase in closings at Christopher Homes (from nine closings in the first quarter of 1995 to 22 closings in the first quarter of 1996). The average sales price at Christopher Homes was $470,200 during the first quarter of 1996. In addition, the Combined Predecessor Companies closed six additional homes during the first quarter of 1996 as compared to the first quarter of 1995 (212 homes in 1996 compared to 206 homes in 1995).

  Pro forma combined cost of sales during the first quarter of 1996 was $34.3 million as compared to combined cost of sales of $30.8 million during the first quarter of 1995. As a percentage of revenue, pro forma cost of sales during the first quarter of 1996 was 82.9% as compared to 83.6% during the same period in 1995. The decrease in pro forma cost of sales as a percentage of revenue is attributable to a stronger consumer demand in all of the Company's markets which allowed the Company to minimize customer concessions, improved profitability on new product lines introduced in 1995 and greater economies of scale in the Company's construction supervision overhead. The pro forma adjustment to cost of sales is attributable to an adjustment which reflects the lower cost of capital resulting from the Offerings and the application of the proceeds therefrom to repay the Founding Builders' existing indebtedness and equity participation arrangements. The pro forma adjustment was $0.5 million in both the 1996 and 1995 three month periods.

  The pro forma combined selling, general and administrative ("SG&A") expenses in the first quarter of 1996 were $6.0 million as compared to $5.7 million in the first quarter of 1995. As a percentage of revenue, pro forma SG&A was 14.6% during the first quarter of 1996 as compared to 15.4% during the first quarter of 1995. The decrease in pro forma SG&A expenses as a percentage of revenue was due to greater economies of scale experienced by the Combined Predecessor Companies during the first quarter of 1996. The pro forma adjustments to SG&A include a decrease in executive compensation of $203,000 in 1995, from historical levels due to the agreed upon reduction in salaries and benefits of certain of the Founding Builders' Owners and key employees in connection with the Acquisition and the Offerings. See "Introduction" and "Management--Employment Agreements". These amounts are accounted for as compensation expense in historical SG&A. Pro forma SG&A has been increased by $414,000 over historical levels in both 1996 and 1995, related to Fortress' corporate operating activities.

  The pro forma combined provision for income tax for the first quarter of 1996 was $444,000 as compared to $190,000 during the first quarter of 1995. The increase is directly related to the increase in income before provision for income taxes. Income before provision for income taxes was $1.2 million during the first quarter of 1996 as compared to $501,000 during the same period of 1995.

  The pro forma combined net income for the first quarter of 1996, accounting for the pro forma adjustments detailed above, was $725,000 as compared to $311,000 for the first quarter of 1995.

 Pro Forma Year Ended December 31, 1995 Compared to Historical Year Ended December 31, 1995

  Revenue for the pro forma Combined Predecessor Companies was $199.0 million for 1995. Pro forma combined cost of sales in 1995 was $164.1 million as compared to historical 1995 combined cost of sales of $167.4 million. As a percentage of revenue, pro forma cost of sales in 1995 was 82.5%, compared to 84.1% on a historical basis. The 1.6% percentage point decrease in pro forma cost of sales is due to an adjustment which reflects the lower cost of capital resulting from the Offerings and the application of the proceeds therefrom to repay the Founding Builders' existing indebtedness and equity participation arrangements. The pro forma adjustments reflect a reduction in average borrowing costs from 18.3% to 13.75%.

  The pro forma combined selling, general and administrative ("SG&A") expenses in 1995 was $24.6 million, as compared to the historical 1995 combined SG&A expenses of $24.8 million. As a percentage of revenue, pro forma SG&A was 12.4% as compared to historical SG&A expenses of 12.5%. The pro forma SG&A expenses includes a decrease in executive compensation of $1.9 million from historical levels due to the agreed upon reduction in salaries and benefits of certain of the Founding Builders' Owners and key employees in connection with the Acquisition and the Offerings. See "Introduction" and "Management-- Employment Agreements". These amounts are accounted for as compensation expense in historical SG&A. This decrease is substantially offset by the estimated additional expenses of $1.7 million related to the Company's corporate operating activities.

  The pro forma combined provision for income taxes in 1995 was $3.9 million as compared to historical 1995 combined provision for income taxes of $21,000. The increase reflects an increase in state and federal income taxes to statutory state and federal income tax rates to present the combined result of operations as if the Founding Builders had been taxed as C corporations. The historical 1995 combined provision for income taxes reflects the S corporation status of each of the Founding Builders.

  The pro forma combined net income in 1995, accounting for the pro forma adjustments detailed above, was $6.4 million as compared to historical 1995 combined net income of $6.1 million.

HISTORICAL COMBINED RESULTS OF OPERATIONS

  As discussed in "Introduction," the Founding Builders were independent companies not under common control or management during the historical periods discussed herein; in addition, these companies were S corporations during all or a portion of these periods. Accordingly, the historical results discussed herein may not be comparable to or indicative of the post-combination results to be achieved by the Company.

 Three Months Ended March 31, 1996 Compared to the Three Months Ended March 31, 1995

  Revenue for the Combined Predecessor Companies was $41.3 million for the three months ended March 31, 1996 as compared to $36.9 million for the three months ended March 31, 1995. The 12.1% increase in the 1996 period revenues over the 1995 period is primarily due to an increase in the Combined Predecessor Companies' average sales price of homes to $192,400 in the first quarter of 1996 from $175,900 in the first quarter of 1995. The increase in the average sales prices of the Combined Predecessor Companies was due to a significant increase in closings at Christopher Homes (from nine closings in the first quarter of 1995 to 22 closings in the first quarter of 1996). The average sales price at Christopher Homes was $470,200 during the first quarter of 1996. In addition, the Combined Predecessor Companies closed six additional homes during the first quarter of 1996 as compared to the first quarter of 1995 (212 homes in 1996 compared to 206 homes in 1995).

  Combined cost of sales during the first quarter of 1996 was $34.8 million as compared to combined cost of sales of $31.3 million during the first quarter of 1995. As a percentage of revenue, cost of sales during the first quarter of 1996 was 84.1% as compared to 84.9% during the same time period in 1995. The decrease in cost of sales as a percentage of revenue is attributable to stronger consumer demand in all of the Company's markets which allowed the Company to minimize customer concessions, improved profitability on new product lines introduced in 1995 and greater economies of scale in the Company's construction supervision overhead.

  The combined selling, general and administrative ("SG&A") expenses in the first quarter of 1996 were $5.4 million as compared to $5.5 million for the first quarter of 1995. As a percentage of revenue, SG&A was 13.1% during the first quarter of 1996 as compared to 14.4% during the first quarter of 1995. The decrease in SG&A expenses as a percentage of revenue is due to greater economies of scale experienced by the Combined Predecessor Companies during the first quarter of 1996.

  The combined net income for the first quarter of 1996 was $1.0 million as compared to $69,000 for the first quarter of 1995.

 Year Ended December 31, 1995 Compared to the Year Ended December 31, 1994

  Revenue increased 13.9% to $199.0 million in 1995 from $174.7 million in 1994. The number of homes closed by the Company increased by 3.3% to 998 units in 1995 from 966 units in 1994, led by a 230% increase at Christopher (from 27 to 89 units) and an 11.6% increase at Sunstar (from 225 to 251 units). Genesee increased revenue by 4.0%, even though closings decreased (from 229 to 219). These increases were partially offset by a 9.5% decrease at Buffington (from 485 to 439 units). The large increases at Christopher and Sunstar were the result of earlier investments in new communities which produced closings in 1995. These two Founding Builders each added two communities in 1995. The increase at Genesee was due in part to an increase in land sales between 1993 and 1994. The decrease at Buffington occurred due to a slowdown in the Austin market during the first six months of 1995 which resulted in a 19.6% decrease in new sales orders (from 301 to 243 units). Management believes this slowdown was the result of higher interest rates during this period and the impact of these rates on the entry level and first time move-up market which Buffington targets. The Company's 1995 increase in revenues was also due in part to a 8.2% increase in the average selling price of homes closed to $190,700 in 1995 from $176,400 in 1994. The increase was due primarily to changes in the product mix of homes closed within the Company.

  Cost of sales increased by 14.5%, to $167.4 million in 1995 from $146.3 million in 1994. As a percentage of revenue, cost of sales increased by 0.4%, to 84.1% in 1995 from 83.7% in 1994. The increase was due primarily to an increase in cost of sales, as a percentage of revenue at Genesee from 86.1% in 1994 to 88.6% in 1995. This increase was the result of a decision, during the first half of 1995, to discount home sale prices in response to the prevailing higher mortgage interest rates during this period.

  Selling, general and administrative expenses increased 7.9% to $24.8 million in 1995 from $23.0 million in 1994. As a percentage of revenue, however, SG&A expenses in 1995 were 12.5%, compared to 13.2% in 1994. The decrease in SG&A as a percentage of revenue was due to increased efficiencies as revenue grew between 1994 and 1995. The increase in SG&A expenses was due to the increase in sales and construction activity required to sustain the higher levels of revenues in 1995 as well as the increase in land acquisitions, market analysis and marketing activity needed to add new communities in 1995 for which sales and closings are expected in 1996 and beyond. The Company opened 18 new communities in 1995.

  Other non-operating expenses (income) increased 22.3% to $713,000 in 1995 from $583,000 in 1994. The increase of $130,000 was due to a decrease in other income at Christopher due to a decrease in management fee income between 1994 and 1995 of $240,000. This decrease in other income was partially offset by a decrease in minority interest expense at Sunstar between 1994 and 1995.

 Year Ended December 31, 1994 Compared to the Year Ended December 31, 1993

  Revenue increased 17.8% to $174.7 million in 1994 from $148.3 million in 1993. The number of homes closed by the Company increased by 14.9% to 966 units in 1994 from 841 units in 1993, led by a 43.3% increase at Sunstar (from 157 to 225 units) and a 18.0% increase at Buffington (from 411 to 485 units). These increases were partially offset by a 35.7% decrease at Christopher (from 42 to 27 units). The increases at Sunstar and Buffington can be attributed to earlier investments in new communities which produced closings in 1994. These two Founding Builders added 10 new communities in 1994. The Company's 1994 increase in revenue was also due in part to a 3.0% increase in the average selling price of homes closed to $176,400 in 1994 from $171,300 in 1993. The increase was due primarily to changes in the product mix of homes closed throughout all of the Company's operations.

  Cost of sales increased by 16.0% to $146.3 million in 1994 from $126.1 million in 1993. As a percentage of revenue, cost of sales decreased by 1.4% to 83.7% in 1994 from 85.1% in 1993. The decrease was due primarily to lower cost of sales, as a percentage of revenue, of Sunstar and Christopher. The decrease in cost of sales was primarily due to improvement in operating efficiencies at Sunstar. Certain onsite construction supervision and purchasing efficiencies were gained due to the 59.0% revenue growth experienced by Sunstar in 1994. Cost of sales as a percentage of total revenue at Sunstar decreased from 81.1% in 1993 to 79.1% in 1994. At Christopher, the reduction was due to a significant decrease in developer fees paid to partners of a number of partnerships in which Christopher was involved. Cost of sales at Christopher decreased from 95.0% in 1993 to 85.1% in 1994.

  Selling, general and administrative expenses increased by 28.2% to $23.0 million in 1994 from $18.0 million in 1993. As a percentage of revenue, SG&A expenses in 1994 were 13.2%, compared to 12.1% in 1993. The majority of this increase was related to a distribution of $2.6 million to the owners of Buffington which was classified as compensation expense. In 1993, state tax laws did not require the owners to classify distributions as expenses and therefore such distributions were not accounted as compensation expense. The balance of the increase in SG&A expenses was largely due to the increases in sales and construction activity required to sustain the higher levels of revenues in 1994 as well as the increase in land acquisition, market analysis and marketing activity needed to add new communities in 1994 for which sales and closings are expected in 1995 and beyond.

  Other non-operating income expenses increased by $1.3 million to expense of $583,000 in 1994 from income of $729,000 in 1993. Sunstar incurred an increase in minority interest expense of $972,000 in connection with a new partnership which began closing units and generating profits. The balance of $340,000 was related to an increase in interest expense at Buffington and a decrease in other income at Christopher. Christopher was required to record income from a partnership interest as other income which generated income in 1993 of $615,000 as compared to $359,000 in 1994.

BACKLOG

  The Company's homes are generally offered for sale in advance of their construction. The majority of the Company's homes sold in fiscal year 1995 were sold pursuant to standard sales contracts entered into prior to commencement of construction. Such sales contracts are usually subject to certain contingencies such as the buyer's ability to qualify for financing. Homes covered by such sales contracts are considered by the Company as its "backlog." The Company does not recognize revenue on homes covered by such contracts until the sales are closed and the risk of ownership has been legally transferred to the buyer. At March 31, 1996, the Company had 736 homes in backlog, compared to 382 homes in backlog at March 31, 1995.

  The following table sets forth the Company's backlog at December 31, 1993, 1994 and 1995 and March 31, 1995 and 1996. For periods prior to December 31, 1995, the Company calculated the aggregate sales value of homes in backlog by multiplying the average sales price (by Founding Builder) times the number of homes in backlog of each Founding Builder. For each of December 31, 1995 and March 31, 1996, the Company calculated the aggregate sales value of homes in backlog by totaling the actual price of each sales contract for homes in backlog. No assurances can be given that homes in backlog will result in actual closings (dollars in thousands):

                       DECEMBER 31, 1993            DECEMBER 31, 1994            DECEMBER 31, 1995
                  ---------------------------- ---------------------------- ----------------------------
                  NUMBER AGGREGATE  NUMBER OF  NUMBER AGGREGATE  NUMBER OF  NUMBER AGGREGATE  NUMBER OF
                    OF     SALES     ACTIVE      OF     SALES     ACTIVE      OF     SALES     ACTIVE
                  HOMES    VALUE   COMMUNITIES HOMES    VALUE   COMMUNITIES HOMES    VALUE   COMMUNITIES
                  ------ --------- ----------- ------ --------- ----------- ------ --------- -----------
Buffington.......   63    $ 7,974       15       96    $12,624       20      184    $24,839       24
Christopher......   22      9,074        1       42     21,566        4       62     25,381        4
Genesee..........  109     25,414       15      109     28,340       15      110     28,658       15
Sunstar..........  114     15,453        4      110     16,230        4      103     18,364        6
                   ---    -------      ---      ---    -------      ---      ---    -------      ---
 Total...........  308    $57,914       35      357    $78,760       43      459    $97,242       49
                         MARCH 31, 1995               MARCH 31, 1996
                  ---------------------------- ----------------------------
                  NUMBER AGGREGATE  NUMBER OF  NUMBER AGGREGATE  NUMBER OF
                    OF     SALES     ACTIVE      OF     SALES     ACTIVE
                  HOMES    VALUE   COMMUNITIES HOMES    VALUE   COMMUNITIES
                  ------ --------- ----------- ------ --------- -----------
Buffington.......  126    $15,065       17      352   $ 45,798       27
Christopher......   44     17,168        1       58     25,483        4
Genesee..........  102     28,194       13      183     45,185       16
Sunstar..........  110     18,653        5      143     24,610        7
                  ------ --------- ----------- ------ --------- -----------
 Total...........  382    $79,080       36      736   $141,076       54

  As part of its sales and marketing efforts, the Company builds and maintains model homes in each of its active communities. The Company also builds speculative homes (defined as homes which are under construction or completed but for which the Company does not yet have sales contracts) on a project-by-project basis to satisfy the demands of certain home buyers or brokers. See "Business--Sales and Marketing." Management believes that the Company's current inventory of model homes and speculative homes is, relative to sales levels and the number of active communities, consistent with the number of speculative homes and model homes maintained by the Company during the periods presented in this Prospectus. It is possible that, in the event of adverse economic or other business conditions affecting home buying activity in the Company's markets, the Company may be required to reduce prices or provide sales incentives to liquidate its inventory of model or speculative homes. It is also possible that the Company could be required to reduce prices or provide sales incentives to sell its model homes at the conclusion of a particular community. Either of these actions, if taken, could have the effect of depressing the Company's gross margin for the relevant periods.

INTEREST RATES AND INFLATION

  The Company's business is significantly affected by general economic conditions in the United States and, particularly, by fluctuations in interest rates. Higher interest rates may decrease the potential market for new homes by making it more difficult for home buyers to qualify for mortgages or to obtain mortgages at interest rates acceptable to them.

  The Company, as well as the homebuilding industry in general, may be adversely affected during periods of high inflation, primarily as a result of higher land acquisition and land development costs, as well as higher costs of labor and materials. The Company attempts to pass through to its buyers any increases in costs through increased selling prices. There can be no assurance that inflation will not have a material adverse impact on the Company's future results of operations.

COST OF CAPITAL

  The homebuilding industry is capital intensive and requires significant up-front expenditures to acquire, entitle and develop land and to commence home construction. Accordingly, the Company has incurred substantial indebtedness to finance its homebuilding operations. As of December 31, 1995, the total of this indebtedness was $86.4 million. The Company uses a combination of secured revolving credit facilities ($66.6 million as of December 31, 1995), subordinated investor notes, participating loans ($19.6 million as of December 31, 1995) and joint venture partnerships ($1.3 million as of December 31,
1995).

  The secured revolving credit facilities bear interest at an annual rate which range from prime plus .5% to 2.0% (prime at December 31, 1995 was 8.5%) and generally require financing fees ranging from 0.5% to 2.5% of the loan commitment. The effective annual cost of the financing fees for these facilities is usually greater than the stated fees because, among other things, (i) the Company is required to pay the fee based on the total amount of the loan, yet the full amount of the loan is not drawn and outstanding for the entire term, and (ii) the period during which the loan is outstanding is generally significantly less than one year, usually between 75 to 180 days.

  The subordinated investor notes bear interest at annual rates which range from 12% to 15% and require loan commitment fees ranging up to 10% of the loan commitment annually. The participating loans and joint venture partnerships require a 50% share of the profits with the lender/partner on the underlying development. The need for these subordinated investor notes, participating loans and joint venture partnership is due to the amount of equity capital which traditional secured credit lenders have required to be invested in developments prior to providing financing.

  The Company's historical average cost of capital has been influenced by the costs of these types of financing facilities. In 1995, the Company on a combined basis recorded interest expense, including participation and joint venture expenses, of $12.2 million. The cost of these expenses, as a percent of outstanding related indebtedness as of December 31, 1995, was 13.9%. In addition, the Company estimates the total cost of financing fees incurred in 1996 was $3.9 million or 4.7% of the outstanding related indebtedness as of December 31, 1995. The Company therefore estimates its cost of financing for 1995 approximated $16.1 million or 18.3% of the outstanding indebtedness as of December 31, 1995.

LIQUIDITY AND CAPITAL RESOURCES

  For the years ended December 31, 1995 and December 31, 1994, net cash used in operating activities was $25.1 million and $1.7 million, respectively, and cash and cash equivalents decreased by $2.2 million and increased by $2.1 million, respectively.

  The Company plans to continue to utilize land options as a method of controlling and subsequently acquiring land. At March 31, 1996, the Company had 4,002 lots under option, of which 1,341 are finished lots and 2,661 are undeveloped lots. The Company expects to exercise, subject to market conditions, substantially all of its option contracts. Other than the capital required to exercise land option contracts, the Company has no significant capital commitments for the 12-month period following consummation of the Offerings.

  The Company has secured a commitment (the "Commitment") from a lending institution (the "Bank") pursuant to which the Bank has agreed, subject to certain terms and conditions, to enter into the Credit Agreement that will provide a revolving credit facility under which the Company may, from time to time, borrow up to $50 million. It is expected that upon consummation of the Offerings, no amount will be outstanding under such Credit Agreement. For a further description of the Commitment and the Credit Agreement, see "Description of Proposed Credit Agreement."

  The Company intends, subject to market conditions, to expand its existing markets and to consider entering into new markets through expansion of existing operations and/or through acquisitions of established regional homebuilders. No plans, agreements, or understandings with respect to such expansion either of existing markets or through acquisition currently exist.

  The Company believes that funds available through proceeds from the Offerings and borrowings under the Credit Agreement, together with cash generated from operations will be adequate (assuming no significant cash payments in connection with any acquisitions made by the Company) for its anticipated cash needs for the reasonably foreseeable future. There can be no assurance, however, that the amounts available in the future from the Company's sources of liquidity will be sufficient, as the amount and types of indebtedness that the Company may incur will be limited by the terms of the Indenture and the Credit Agreement. As a result, the Company may be required to seek additional capital in the form of equity or debt financing and from a variety of potential sources, including additional bank financing and/or securities offerings.

  The Company is a holding company with no operations, and derives all of its operating income and cash flows from its subsidiaries. The Company must rely on dividends and other distributions from its subsidiaries to generate the funds necessary to meet its obligations, including payment of principal and interest on the Senior Notes. The Indenture prohibits the Company from entering into agreements (except as specifically provided in the Indenture) that would restrict the ability of its subsidiaries to distribute funds to Fortress. Based on historical cash flow from operations of its subsidiaries, the Company expects to generate sufficient cash flow from operations to meet all of its interest obligations on the Senior Notes, which annually will be approximately $13.75 million, and expects to meet its principal obligations on the Senior Notes when due in 2003. However, the Company's ability to satisfy such interest and principal obligations will be dependent upon the Company's future performance and will be subject to financial, business and other factors affecting the business and operations of the Company, including factors beyond its control. If the Company does not generate sufficient cash flow from operations to make payments of interest and principal on the Senior Notes, it may be required to attempt to refinance all or a portion of the Senior Notes, dispose of assets or seek additional debt or equity financing.

SEASONALITY AND VARIABILITY OF RESULTS

  The Company experiences significant seasonality and quarter to quarter variability in homebuilding activity levels. The annual operating cycle generally reflects greater homes sales in the spring and autumn months and slower sales in the winter and summer months. Closings are slowest during the first quarter and activity increases during the second and third quarter with the greatest level of closing activity taking place during the fourth quarter. The Company believes that this seasonality is a reflection of the impact of winter weather on construction activity and the preference of home buyers to close on their new home either prior to the start of a new school year or prior to the end of year holiday season.

                                   BUSINESS

INTRODUCTION

  The Company is a national homebuilding company designing, building and selling single family homes in the metropolitan areas surrounding Las Vegas, Nevada; Austin and San Antonio, Texas; Tucson, Arizona; Denver and Fort Collins, Colorado; and Raleigh-Durham, North Carolina. The Company offers high-quality, innovative homes, targeting a diverse range of market segments including the first-time, entry-level buyer, move-up buyer and executive/luxury home buyer. The Company markets a wide range of single family detached and attached homes ranging in size from 1,000 square feet to 5,500 square feet at prices ranging primarily from $80,000 to $600,000. As of March 31, 1996, the average sales price of the Company's homes was $192,400.

  The Company has entered into agreements to acquire, simultaneously with the closing of the Offerings, four established homebuilders operating in the above markets, each of which will become a wholly-owned subsidiary of Fortress. Substantially all of the former owners of the Founding Builders will remain as senior managers of these subsidiaries, subject to employment and non-compete agreements, and will own approximately 54.4% of the outstanding capital stock of the Company upon consummation of the Offerings. The four Founding Builders which comprise the Company achieved revenue growth from $56.1 million in 1991 to $199.0 million in 1995, representing a compound annual growth rate of 37.2%. The Company attributes this growth principally to the market knowledge and experience of its local management team and strong economic conditions in these markets. At March 31, 1996, the Company was selling homes in a total of 54 communities, compared to 36 communities at March 31, 1995. On a combined basis from January 1, 1996 through March 31, 1996, the Company had closed 212 homes and as of March 31, 1996, had a backlog of 736 homes under contract. This compares to closings of 206 homes in the first quarter of 1995 and a backlog of 382 homes as of March 31, 1995.

INDUSTRY OVERVIEW

  The homebuilding industry is highly competitive and extremely fragmented with most homebuilding companies operating in a concentrated geographic area and offering a specific type of product to a particular target market. The National Association of Homebuilders confirms that 94% of homebuilders start fewer than 100 homes annually and 81% of homebuilders start fewer than 25 homes each year. According to Professional Builder Magazine, a leading publication for the homebuilding industry, in its annual survey of home-builders for 1994, The Giant 400, no single homebuilding company closed more than 1% of the 1,455,000 housing starts in 1994. The industry's 100 largest homebuilding companies closed only 11.2% of the 1994 housing starts and the 400 largest home-builders closed 19.5% of the 1994 housing starts.

  The homebuilding industry is greatly affected by a number of factors, on both a national and regional level. One of the most vital factors on a national level is interest rates and how rates are influenced by decisions of the Federal Reserve. The homebuilding industry's sensitivity to interest rate fluctuations is two-pronged: an increase or decrease in interest rates affects
(i) the homebuilding company directly in connection with its cost of borrowed funds for land and project development and working capital and (ii) home buyers' ability and desire to purchase a home if a favorable mortgage loan cannot be obtained. Changes in interest rates also directly affect home buyers' ability to obtain long-term mortgages at rates favorable enough to service a long-term mortgage obligation. See "Risk Factors--Interest Rates; Mortgage Financing." The Company believes that the availability of less expensive non-traditional mortgage financing vehicles such as variable rate mortgage loans will also cause potential home buyers moving to high growth areas to be more willing to purchase a new home now and refinance at a later date.

  Local, privately held homebuilders face severe risk that their inability to obtain sufficient financing upon reasonable terms will preclude them from exploiting favorable land acquisition opportunities, require that on-going projects be downsized or delayed and require that they incur indebtedness at significantly higher interest rates which directly causes their profitability to suffer. Additionally, smaller homebuilders with smaller capital are often required to adhere to restrictive lending requirements established by the lending institutions such as (i) paying costly origination fees; (ii) limiting the number of projects that can be developed simultaneously; (iii) complying with restrictive construction schedules; (iv) insuring projects continue to meet certain financial covenants throughout the development stage; and (v) providing the lender with an option to acquire an equity stake in the project through equity participation incentives. As a result of such restrictions and requirements, the senior management of local homebuilders typically expends a significant amount of its time and resources locating and negotiating with sources of capital. This process can cause delays or cancellation of approved projects and can cause the homebuilder to forego land acquisitions and development for future communities.

COMPETITIVE STRENGTHS AND ADVANTAGES

  The Company believes it is positioned for future success in the industry because of (i) its established operations in attractive housing markets; (ii) its ability to enhance profitability through an improved capital structure and certain operating synergies; (iii) its management expertise both in homebuilding generally and its specific target and geographic markets; (iv) diversification of its geographic markets and products; (v) its conservative land acquisition policies; and (vii) its ability to expand both within its existing markets and through acquiring other local homebuilding companies located in other strong housing markets.

  Strong Market Positions in Attractive Housing Markets. The Company believes that it operates in some of the most attractive housing markets in the nation. Generally, the metropolitan areas where the Company conducts operations have experienced unemployment rates below the national average and population growth rates in excess of the national average for the past five years. Additionally, forecasted information obtained by the Company indicates that population and employment growth, as well as housing starts, will continue at levels above the national average through the year 1999. See "Business--Market and Products." Each of the Founding Builders has been building homes in their respective markets for a significant number of years, ranging from 8 years to 25 years, has completed numerous communities and, collectively, have sold approximately 4,750 homes since 1987. The Company believes that each local operation has developed a reputation within its respective market as a quality homebuilder with desirable products. Each local operation has targeted one or more specific niches within their market and has developed products which specifically target their niche customers. As a result, the Company believes that each of its local operations has established strong positions within its market.

  Reducing the Risk of Cyclicality Through Geographic and Product Diversification. In addition to focusing on growth markets, the Company's overall strategy also relies on the geographic diversification of the Company's existing markets. Since local housing markets are cyclical and cycles depend, in part, on local/regional conditions, the Company believes that by operating in seven distinct geographic markets, it is less subject to the effects of local and regional economic cycles than homebuilders that operate in a single geographic market. Additionally, the Company believes that its product diversification (which range in sales price primarily from $80,000 to $600,000) and diversity of niche markets (which range from young families to "empty-nesters") also reduce risk in the event that existing national factors, such as interest rates, inflation, the general state of the economy and tax legislation, detrimentally affect particular income levels or demographic groups.

  Enhancing Profitability Through Improved Capital Structure and Operating Synergies. Management expects that the reduced cost of capital provided by the Offerings will directly contribute to the Company's profitability by reducing the Founding Builders' average financing cost, which was approximately 18.3% in 1995. The Company believes that the financial strength of its local operations, coupled with the availability of the proceeds from the Offerings and the Company's available borrowings under the Credit Agreement, will enhance the Company's competitive position, substantially reduce its overall costs associated with land acquisition and project construction, and provide the necessary capital to employ its strategies for expansion. The Company anticipates that the proceeds from the Offerings and funds available through the Credit Agreement should be sufficient to cover the Company's capital requirements, including implementation of its internal growth plan, for the reasonably foreseeable future. If the Company requires additional financing, in particular for working capital and to finance acquisitions, management believes that the Company should be able to secure additional financing, to the extent necessary, on more favorable terms than would be made available to smaller homebuilders with less capital.

  Although the Company's most significant services and commodities are obtained on a local level, management believes that the Company's overall size and strength of operations will enable it to secure favorable terms from certain suppliers by purchasing in volume such items as appliances, plumbing fixtures and floor coverings. The Company also believes that in the process of integrating the administrative functions of each local operation, the Company will realize both cost savings and enhanced efficiency through the centralized management of insurance policies, employee benefits and certain other administrative functions. Additionally, the Company believes that each of its local operations can significantly benefit by understanding and employing those practices, policies and strategies such as a market analysis, costing procedures and quality control that have contributed to the success of the Company's other local operations.

  Combining Decentralized Operations with Experienced Management. The Company was founded on the belief that the housing industry is localized and is most successful when managed by experienced and cycle-tested local managers who have developed in-depth market knowledge and strong local relationships. The Company believes that the senior management team of each of its local operations has in-depth knowledge of the local markets where operations are conducted, thereby enabling the Company to better serve its customers and maximize each local operation's profitability. The local senior management teams have between approximately 10 years and 30 years experience in the homebuilding industry in their respective markets. See "Management." The Founding Builders' Owners who comprise the senior management of each local operation have substantial Common Stock ownership in the Company. In addition, each member of the local senior management team participates in incentive compensation plans, payable both in cash and stock options, based on the financial performance of the local operation. As a result, the local managers receive a direct personal benefit based on the successful financial performance of their respective local operation and the operations of the Company taken as a whole. The local senior managers are empowered to make most of the day-to-day operating decisions at each location and are directly responsible for all aspects of their respective local operations, including among other things, product design, marketing, construction and project development. The senior management team overseeing the centralized corporate operations has over 70 years of combined experience in the national homebuilding industry and is responsible for formulating and implementing the Company's policies and procedures to insure that the operating subsidiaries achieve profitability and growth goals. The Company has implemented strict, centralized financial controls and cash management policies as well as comprehensive planning and reporting systems that require approval by the corporate senior management team of, among other items, all projects and material capital commitments.

  Limiting the Company's Exposure to Real Estate-Related Risks. Management attempts to minimize risks associated with land ownership and maximize return on invested capital by deferring, to the extent practicable, substantial investment in land until the later phases of the land development and construction process. The Company attempts to control a two- to four-year supply of lots based on its expected absorption rates. In some markets, the Company generally acquires fully developed lots pursuant to options or purchase contracts in quantities sufficient to satisfy near-term demands. In other markets, the Company strives to control undeveloped land (through options or contingent purchase contracts) through most of the zoning and land development process, closing on such land as close as possible to the start of home construction. See "Business--Land Acquisition and Development." These acquisitions are generally limited to smaller tracts of entitled land that will yield 25 to 100 lots when developed. By limiting its land acquisitions and development activities generally to smaller parcels of land, the Company reduces the financial and market risks associated with owning land during the development period.

INTERNAL AND EXTERNAL GROWTH STRATEGIES

  Increase Market Share in Existing Markets. One of the Company's goals, subject to existing market conditions (such as the availability and cost of developable land) is to accelerate growth in the Company's current markets through the improved access to capital that will be provided by the Offerings. The Company believes that each of its current markets has a strong economy and will provide certain opportunities for expansion. Most of the Company's existing markets encompass broad metropolitan areas surrounding major cities which have an extremely fragmented homebuilding industry. Management of the Founding Builders believe that their expansion in the past several years has been contained by the limited availability and high cost of capital for these organizations. The Company believes that its improved access to capital will directly enable each local operation to pursue additional land acquisitions, have more communities under development and increase its backlog for future home sales. The Company believes that such internal expansion can be done conservatively while improving the Company's financial performance.

  Growth by New Markets and Acquisitions. Depending on existing market conditions, the Company intends to enter into one or more new markets each year. Recognizing the highly fragmented nature of the homebuilding industry, the Company intends to utilize an acquisition program whereby it will acquire established, local homebuilding companies that operate in new markets. The Company believes that it will be an attractive acquiror of other local homebuilding companies due to (i) the benefits afforded by being a part of a national, public homebuilding company, including an enhanced ability to compete in the local market through the Company's financial strength and improved access to capital; (ii) the Company's decentralized management strategy, which will enable existing local management to continue to oversee the operations of each company; and (iii) a team of senior executives with over 70 years of combined experience in the homebuilding industry who are responsible for all centralized Company operations and will be available to provide operational support and advice on an as-needed basis. The Company expects that each acquisition candidate will satisfy almost all of the same criteria which was used to select each of the Founding Builders, including among other things, a substantial asset base, growth opportunities, experienced management team, consistent performance and establishment and reputation in the acquiree's local market for building quality homes. In most instances, the Company expects to retain the management, employees and name of the acquired company while seeking to improve the acquired company's profitability by implementing the Company's business strategies and providing improved access to capital. The Company believes that its capital structure and publicly traded stock will provide the Company with flexibility in structuring the terms of each acquisition to insure that the acquired homebuilding company has a positive impact on the Company's earnings. As consideration for future acquisitions, the Company intends to use various combinations of Common Stock, options to acquire Common Stock, preferred stock, cash and notes. Since its inception in June 1995, Fortress has gathered and assembled data with respect to numerous local homebuilding companies and believes it is well positioned to commence its acquisition program promptly following the Offerings. As of the date of this Prospectus, the Company has no understandings, commitments or agreements with respect to any material acquisition.

  In the event such new markets are in close proximity to one or more of the Company's existing markets, the expanded operations may be conducted under the management of the Company's local operations currently operating in that area. Management believes that such expansion will provide the Company with valuable synergies and economies of scale which will increase the profitability of the local operation overseeing operations within the new market. The Company intends to reduce its risk to the maximum extent possible when entering such new markets by thoroughly developing a marketing and overall strategy prior to commencing operations, acquiring land in a conservative manner and upon favorable terms and hiring local management who has developed an expertise in the marketplace.

  There can be no assurance that the Company will be able to expand into such new markets or acquire or profitably manage additional companies or successfully integrate such acquired companies into the Company. See "Risk Factors--Acquisition Strategy."

MARKETS AND PRODUCTS

 Overview

  The Company's operations service the metropolitan areas surrounding following cities: Raleigh-Durham, North Carolina; Austin and San Antonio, Texas; Las Vegas, Nevada; Denver and Fort Collins, Colorado, and Tucson, Arizona. The Company believes that each of these areas represents an attractive homebuilding market with significant opportunity for growth. The Company also believes that each of its local operations is well established in its respective markets and has developed a reputation for building quality homes at competitive prices. The Company maintains the flexibility to tailor its product mix within a given market depending upon market conditions including demographic trends, demand for a particular type of product, margins, timing and the economic strength of the market.

 Raleigh-Durham, North Carolina

  The Raleigh-Durham metropolitan statistical area (the "Raleigh-Durham Area") has been consistently ranked among the most attractive cities in the nation in which to live and conduct business, and was ranked first in 1994 by Money and Fortune Magazines. This is due to, among other factors, its low unemployment rate and potential for economic growth. According to the "Market Hotness Index" published by U.S. Housing Markets (4th quarter, 1995), the Raleigh-Durham area ranked as the 6th leading housing market in the nation in 1995. Annual building permits issued for single-family residential units in the Raleigh-Durham Area have more than doubled from 1990 to 1994 increasing from approximately 4,950 permits in 1990 to approximately 10,200 permits in 1994.

  The employment and population in the Raleigh-Durham Area is expected to continue to increase due to an influx of new businesses as well as from its already thriving high-tech and biotechnology community (Raleigh-Durham currently has the nation's largest planned research park). The population in the Raleigh-Durham Area grew from approximately 858,000 people in April 1990, to approximately 965,000 people by July, 1994. Additionally, the DRI/McGraw-Hill Inc. Markets Review (the "Markets Review") has forecasted that the population of the Raleigh-Durham Area is expected to reach approximately 1,200,000 people by the year 2000. Despite its growing population, the unemployment rate in the Raleigh-Durham Area has declined from 4.0% in 1992 to 2.8% as of December, 1995 (compared to the national unemployment rate of 5.2% as of December, 1995 (seasonally adjusted to 5.6%)). A recent survey done by DRI/McGraw-Hill Inc. (the "McGraw-Hill Survey"), an economic consulting and forecasting firm, predicts that the Raleigh-Durham Area will create approximately 90,000 new jobs through the year 2000. The median annual household income in the Raleigh-Durham Area is in excess of $40,000 and more than 35% of the population is between the ages of 25 and 44, assuring a good supply of potential customers in various stages of the home buying cycle.

  The Company believes that it is well positioned in the Raleigh-Durham Area market as the third largest homebuilder in the Raleigh-Durham Area based on number of units sold and among the top three homebuilders in the Raleigh-Durham Area based on total dollar volume of sales. The Company's North Carolina operation builds high quality, innovative, single-family detached and attached homes that range in sales prices from approximately $100,000 to approximately $300,000, and targets entry-level, and first- and second-time move-up buyers and retirees. Depending on the opportunity available within each community, the Company will either develop land which it controls under option or contract or purchase developed lots from developers or other homebuilders. As of March 31, 1996, the Company controlled approximately 2,646 lots (including land anticipated to be subdivided into lots) in the Raleigh-Durham Area for new home construction. The Company's North Carolina operation was named the fastest growing company in the Research Triangle Area in November 1995 and the Triangle Sales and Marketing Council's 1990 and 1994 "Builder of the Year." The Company's North Carolina operation was also selected as the Raleigh-Wake County Homebuilder's Association's "Builder of the Year" in 1992 and 1995.

  The following table presents information relating to the Company's current and planned communities in the Raleigh-Durham Area:

                                                             NUMBER    NUMBER   NUMBER OF   NUMBER OF
                                                  TOTAL     OF HOMES  OF HOMES   HOMES IN     HOMES     ESTIMATED
                                                NUMBER OF  SOLD AS OF CLOSED AT BACKLOG AT REMAINING AT  AVERAGE
                                                 HOMES AT  MARCH 31,  MARCH 31, MARCH 31,   MARCH 31,     SALES
       COMMUNITY               HOME TYPE        COMPLETION    1996      1996       1996      1996(2)    PRICE(3)
       ---------         ---------------------- ---------- ---------- --------- ---------- ------------ ---------
CURRENT:
 Village Lakes.......... Single Family-Detached     346       248        225        23           98     $134,000
 Park Village........... Single Family-Detached     609       367        308        59          242     $149,000
 Preston Oaks........... Single Family-Detached      70        52         44         8           18     $254,000
 The Reserve............ Single Family-Detached     195        22         17         5          173     $274,000
 Millcreek.............. Single Family-Detached      85        43         27        16           42     $211,000
 Lakeridge.............. Single Family-Attached     118        30          0        30           88     $177,000
 Cobblestone............ Single Family-Detached      58         2          0         2           56     $125,000
                                                  -----       ---        ---       ---        -----
 SUBTOTAL...............                          1,481       764        621       143          717
PLANNED(1):
 Sweetwater............. Single Family-Detached   1,800         0          0         0        1,800     $155,000
 Millcreek.............. Single Family-Attached     117         0          0         0          117     $177,000
                                                  -----       ---        ---       ---        -----
 TOTAL..................                          3,398       764        621       143        2,634
                                                  =====       ===        ===       ===        =====

- --------
(1) "Planned" projects include only those projects in which the Company controls land available for project development and home construction. In most cases, planned projects require additional entitlements prior to the commencement of construction. See "Land Acquisition and Development" and "Risk Factors--Government Relations; Environmental Controls."

(2) "The Number of Homes Remaining" is the number of homes which could be built on both the remaining lots available for sale and land to be developed into lots as estimated by the Company.

(3) "Estimated Average Sales Price" is the current average sales price of homes offered for sale in each respective community.

 Austin, Texas

  The Company believes that the Austin metropolitan statistical area (the "Austin Area") offers significant opportunities for expansion and continued profitability in the housing industry. The Austin Area economy has exhibited solid growth in recent years due in part to an influx of technology companies which has led to a significant increase in employment, population and housing starts. Annual building permits issued for single-family residential units in the Austin Area have increased from approximately 1,900 in 1990 to approximately 6,270 in 1994. According to Builders Report statistics, as reported by Update & More, Inc., 1995 third quarter single-family home sales in the Austin Area were 56% higher than those of 1994. Additionally, the Mortgage Brokers Association of America has forecasted that in 1996, the Austin Area will be the 2nd best mortgage market in the United States based on a number of factors, including population trends, number of households, nonfarm payroll employment, personal income, housing permits, home sales, home prices and housing affordability.

  The Austin Area is ranked 8th in the nation by the National Association of Homebuilders ("NAHB") for population growth over the last 10 years. According to the U.S. Census Bureau 1994 estimates, the population of Austin is approximately 964,000 people, up from the 1990 census figures of approximately 846,000 people. The Markets Review has projected that population in the Austin Area will reach approximately 1,100,000 people by the year 2000. The unemployment rate in the Austin Area has declined from 4.9% in 1990 to 3.5% as of December, 1995 (compared to the national unemployment rate of 5.2% as of December, 1995 (seasonally adjusted to 5.6%)). Approximately 102,300 new jobs have been created in the Austin Area since 1990, and the Austin Chamber of Commerce has forecasted an increase of approximately 30,000 new jobs in the Austin Area in 1996. Additionally, the Chamber of Commerce reported a 27% job growth rate since 1990 (with 6.1% growth in 1994 alone) with gains in almost all employment sectors. The median annual household income of the Austin Area is approximately $31,000 and approximately 37% of the population is between the ages of 25 and 44, which the Company believes will assure a good supply of potential customers in various stages of the home buying cycle.

  The Company has offices located in Austin and San Antonio, Texas and conducts operations in both of these metropolitan areas. As of December 31, 1995, the Company's Texas operation was the third largest homebuilder in Austin based on total number of permits issued. Since its inception, the Company's Texas operation has closed the sale of over 2,000 homes in the Austin Area. This local operation offers primarily single family detached homes to first- and second-time move-up home buyers that range in sales price from approximately $84,000 to approximately $300,000. This operation generally controls a significant number of lots which it purchases after the lots are developed and available for the commencement of home construction. As of March 31, 1996, the Company controlled a supply of lots for the construction of over 954 homes in the Austin Area. The Company's Texas operation has recently been recognized by the National Association of Home Builders, Professional Builder magazine, and the Texas Capitol Area Builders Association for outstanding performance in product design and construction, interior merchandising, management, and marketing. In 1991, the Texas Association of Realtors named the Texas operation "Volume Builder of the Year." The Company's Texas operation was also recently awarded the Diamond Builder Award by Home Buyers Warranty for excellence in residential construction and customer satisfaction.

  The following table presents information relating to the Company's current and planned communities in the Austin Area:

                                                                                               NUMBER OF
                                                           NUMBER OF               NUMBER OF     HOMES
                                                  TOTAL      HOMES     NUMBER OF    HOMES IN   REMAINING  ESTIMATED
                                                NUMBER OF  SOLD AS OF HOMES CLOSED BACKLOG AT     AT       AVERAGE
                                                 HOMES AT    MARCH      AT MARCH     MARCH       MARCH      SALES
COMMUNITY                      HOME TYPE        COMPLETION  31, 1996    31, 1996    31, 1996  31, 1996(2) PRICE(3)
- ---------                ---------------------- ---------- ---------- ------------ ---------- ----------- ---------
CURRENT:
 Bancroft Woods......... Single Family-Detached      38         15          8           7           23    $140,000
 Blockhouse Creek....... Single Family-Detached      47         31         13          18           16    $115,000
 Bohls Place............ Single Family-Detached      50         40         24          16           10    $110,000
 Cat Hollow............. Single Family-Detached     147         95         59          36           52    $115,000
 Chandler Creek......... Single Family-Detached      82         31         12          19           51    $100,000
 Cypress Bend........... Single Family-Detached      30         21         18           3            9    $134,000
 Deer Park.............. Single Family-Detached      65         51         32          19           14    $135,000
 Gann Ranch............. Single Family-Detached      88         88         83           5            0    $ 92,000
 Great Hills............ Single Family-Detached      64         39         18          21           25    $200,000
 Meadow Lake............ Single Family-Detached     230        102         80          22          128    $100,000
 Meadow Pointe.......... Single Family-Detached     109         18          6          12           91    $105,000
 North Park............. Single Family-Detached      87         77         63          14           10    $115,000
 Oakwood Glen........... Single Family-Detached      61         20          8          12           41    $135,000
 Sierra Vista........... Single Family-Detached      66         47         32          15           19    $105,000
 South Creek............ Single Family-Detached      10          5          3           2            5    $115,000
 Steeds Crossing........ Single Family-Detached     130        104         89          15           26    $105,000
 Villages at Western
  Oaks.................. Single Family-Detached      82         54         35          19           28    $125,000
 Vista Oaks............. Single Family-Detached     180        117         86          31           63    $160,000
 Windemere Parke........ Single Family-Detached      37         36         35           1            1    $ 95,000
 Eagle Ridge............ Single Family-Detached      40          4          0           4           36    $ 98,000
 Huntington Estates..... Single Family-Detached     124          6          0           6          118    $115,000
 Miscellaneous Offsite.. Single Family-Detached     --         --         --           23          --
                                                  -----      -----        ---         ---        -----
 SUBTOTAL...............                          1,767      1,001        704         320          766
PLANNED(1):
 The Park at Duval...... Single Family-Detached      34          0          0           0           34    $120,000
 Woodgreen.............. Single Family-Detached      23          0          0           0           23    $140,000
 Fairway Ridge.......... Single Family-Detached      90          0          0           0           90    $ 80,000
 Spring Brook........... Single Family-Detached     120          0          0           0          120    $105,000
 Oak Creek Park......... Single Family-Detached      10          0          0           0           10    $170,000
 Mason Creek............ Single Family-Detached     120          0          0           0          120    $130,000
 Round Rock Ranch....... Single Family-Detached     120          0          0           0          120    $130,000
                                                  -----      -----        ---         ---        -----
 TOTAL..................                          2,284      1,001        704         320        1,283
                                                  =====      =====        ===         ===        =====

- --------
(1) "Planned" projects include only those projects in which the Company controls land available for project development and home construction. In most cases, planned projects require additional entitlements prior to the commencement of construction. See "Land Acquisition and Development" and "Risk Factors--Government Relations; Environmental Controls."

(2) "The Number of Homes Remaining" is the number of homes which could be built on both the remaining lots available for sale and land to be developed into lots as estimated by the Company.

(3) "Estimated Average Sales Price" is the current average sales price of homes offered for sale in each respective community.

 San Antonio, Texas

  The San Antonio metropolitan statistical area (the "San Antonio Area") has a population of approximately 1,438,000 people as of September 1995, up from approximately 1,325,000 people in 1990. The Markets Review has projected that population in the San Antonio Area will reach approximately 1.6 million people by the year 2000. Annual building permits issued for single family residential units in the San Antonio Area have increased from approximately 1,720 in 1990 to approximately 9,300 in 1994. Additionally, the San Antonio Area's unemployment rate has declined from 6.7% in 1990 to 4.8% as of December, 1995 (compared to the national unemployment rate of 5.2% as of December, 1995 (seasonally adjusted to 5.6%)). More than 51% of San Antonio's households have an annual income in excess of $35,000. Additionally, a majority of the adult population is between the ages of 25 and 49, which the Company believes will assure a good supply of potential customers in various stages of the home buying cycle. Figures released in late October 1995 by the Texas Employment Commission-Labor Market Review show that approximately 25,000 new jobs were added to the San Antonio Area in the twelve month period ending August, 1995. This is due in part to the relocation of several large corporations to the San Antonio Area over the last few years, including Southwestern Bell, Citicorp, Sony, VLSI and World Savings Bank.

  The Company entered the San Antonio market in September 1993 after extensive market and demographic research and offers primarily the same type of product as is sold in Austin. The Company's corporate office in Austin handles the administrative functions for its San Antonio operation. The San Antonio division closed the sale of 10 homes in 1994 with a total volume of approximately $1,535,000 while 32 home sales were closed in 1995 with volume of approximately $4,000,000. The Company believes that it is well positioned to take advantage of the dynamic growth in the San Antonio Area housing market in the near and long term.

  The following table presents information relating to the Company's current communities in the San Antonio Area:

                                                             NUMBER    NUMBER   NUMBER OF   NUMBER OF
                                                  TOTAL     OF HOMES  OF HOMES   HOMES IN     HOMES     ESTIMATED
                                                NUMBER OF  SOLD AS OF CLOSED AT BACKLOG AT REMAINING AT  AVERAGE
                                                 HOMES AT  MARCH 31,  MARCH 31, MARCH 31,   MARCH 31,     SALES
       COMMUNITY               HOME TYPE        COMPLETION    1996      1996       1996      1996(1)    PRICE(2)
       ---------         ---------------------- ---------- ---------- --------- ---------- ------------ ---------
CURRENT:
 Las Lomas.............. Single Family-Detached     95         10          2         8          85      $175,000
 Redland Heights........ Single Family-Detached     13          9          9         0           4      $170,000
 Thistle Creek.......... Single Family-Detached     90         38         30         8          52      $115,500
 Oak Ridge Villages..... Single Family-Detached     38          6          0         6          32      $115,000
 Big Springs............ Single Family-Detached     35          3          0         3          32      $180,000
 Greenshire............. Single Family-Detached     18          6          0         6          12      $160,000
 Miscellaneous Offsite.. Single Family-Detached    --         --         --          1         --
                                                   ---        ---        ---       ---         ---
 TOTAL..................                           289         72         41        32         217
                                                   ===        ===        ===       ===         ===

- --------
(1) "The Number of Homes Remaining" is the number of homes which could be built on both the remaining lots available for sale and land to be developed into lots as estimated by the Company.

(2) "Estimated Average Sales Price" is the current average sales price of homes offered for sale in each respective community.

 Las Vegas, Nevada

  The Las Vegas metropolitan statistical area (the "Las Vegas Area") has exhibited tremendous growth over the past ten years, ranked first by the NAHB as of July 1995 in population growth and fourteenth in average volume of single family residential building permits issued. According to the "Market Hotness Index" published by U.S. Housing Markets (4th quarter, 1995), the Las Vegas area was ranked as the top housing market in the nation in 1995. This expansion has been due to, among other factors, its absence of state income tax, inheritance tax and estate tax, its climate and its potential for commercial growth. The growing economy in the Las Vegas

Area has lead to an increase in annual building permits issued for single family residential units from approximately 11,200 in 1990 to approximately 20,250 in 1994. Additionally, the Mortgage Brokers Association of America has forecasted that in 1996, the Las Vegas Area will be the best mortgage market in the United States based on a number of factors including, population trends, number of households, nonfarm payroll employment, personal income, housing permits, home sales, home prices and housing affordability.

  Tourism volume in the Las Vegas Area increased 35% in 1993 and 1994, reaching 28.2 million people in 1994, and is expected to continue to grow at an accelerated rate in the future. By the year 2000, 45 million tourists per year are expected to visit the Las Vegas Area. The population in the Las Vegas Area grew from approximately 850,000 people in 1990 to approximately 1,076,000 people in 1994. The Las Vegas Chamber of Commerce has reported that the population is projected to reach approximately 1,300,000 people by the year 2000. Despite its growing population, the unemployment rate in the Las Vegas Area has declined from 6.8% in 1992 to 4.7% as of December 1995 (compared to the national unemployment rate of 5.2% as of December 1995 (seasonally adjusted to 5.6%)). In 1995, the Las Vegas job market grew by approximately 6%, which is three times the national average. The employment rate in the Las Vegas Area is expected to continue to increase due to the already thriving and expanding gambling/tourism industry (with eight new resorts planned for the Las Vegas "strip" by the end of 1997 which are expected to bring as many as 70,000 new jobs to the Las Vegas Area) as well as from the relocation of new businesses (over 200 within the last five years). According to the McGraw-Hill Survey, the Las Vegas Area will generate approximately 96,000 new jobs through the year 2000. The Las Vegas Chamber of Commerce has reported that the median annual household income in Clark County (the County which houses approximately 90% of the Las Vegas workforce) is in excess of $36,000, and over 40% of the adult population is between the ages of 25 and 45, which the Company believes will assure a good supply of potential customers in various stages of the home buying cycle. According to the NAHB, the Las Vegas Area ranks second nationally in growth of household employment over the last 10 years.

  The Company believes that it is well positioned to take advantage of the dynamic growth of the Las Vegas market as one of the largest homebuilders in the Las Vegas Area competing in the luxury homebuilding market based on total dollar volume of homes sold. The Company's Las Vegas operation specializes in the construction of homes in masterplanned communities which are self-contained, pre-planned communities consisting of governmental, commercial and residential areas, schools, parks and various other amenities such as swimming pools and golf courses. The Company believes that such masterplanned communities will continue to gain market share. Specifically, the Company's Las Vegas operation constructs single family detached and attached homes (with many of its communities located on golf courses) that range in sales price from approximately $150,000 to approximately $850,000, and targets luxury second- and third-time (or higher) move-up and second home buyers. The Company generally controls raw or partially developed land which, as part of the masterplanned community, is fully entitled, and develops the land into finished lots ready for home construction. As of March 31, 1996, the Company controlled approximately 287 lots in the Las Vegas Area for new home construction and lot sales. The Company's Las Vegas operation has received a number of awards for excellence in the homebuilding industry including the "Builders Spotlight Business Excellence Award" in 1993 from Builder magazine (January, 1993 issue) as one of "America's Best Builders" and a number of national and local design awards. Management believes that the Company's Las Vegas operation is well positioned to increase its market share in homebuilding sales located in masterplanned communities.

  The following table presents information relating to the Company's current and planned communities in the Las Vegas Area:

                                                                  NUMBER    NUMBER   NUMBER OF   NUMBER OF
                                                       TOTAL     OF HOMES  OF HOMES   HOMES IN     HOMES     ESTIMATED
                                                     NUMBER OF  SOLD AS OF CLOSED AT BACKLOG AT REMAINING AT  AVERAGE
                                                      HOMES AT  MARCH 31,  MARCH 31,   MARCH       MARCH       SALES
       COMMUNITY                  HOME TYPE          COMPLETION    1996      1996     31, 1996  31, 1996 (2) PRICE(3)
       ---------         --------------------------- ---------- ---------- --------- ---------- ------------ ---------
CURRENT:
 Country Club Hills..... Single Family-Detached          81         78         78         0           3      $543,000
 Country Club Estates... Single Family-Detached          90         84         47        37           6      $543,000
 Country Rose Estates... Single Family-Detached         152         32         25         7         120      $253,000
 Legacy Estates......... Single Family-Detached           5          3          3         0           2      $743,000
 Terraces............... Single Family-Attached          66         37         23        14          29      $203,000
 Legacy Estates......... Single Family-Detached Lots     46         31         28         3          15      $141,000
 Custom.................                                  1        --         --          0           1
                                                        ---        ---        ---       ---         ---
SUBTOTAL................                                441        265        204        61         176
PLANNED(1):
 Terraces II............ Single Family-Attached          64          0          0         0          64      $203,000
 Peccole Ranch.......... Single Family-Detached          81          0          0         0          81      $500,000
                                                        ---        ---        ---       ---         ---
TOTAL...................                                586        265        204        61         321
                                                        ===        ===        ===       ===         ===

- --------
(1) "Planned" projects include only those projects in which the Company controls land available for project development and home construction. In most cases, planned projects require additional entitlements prior to the commencement of construction. See "Land Acquisition and Development" and "Risk Factors--Government Relations; Environmental Controls."

(2) "The Number of Homes Remaining" is the number of homes which could be built on both the remaining lots available for sale and land to be developed into lots as estimated by the Company.

(3) "Estimated Average Sales Price" is the current average sales price of homes offered for sale in each respective community.

 Denver, Colorado

  The housing market in Colorado generally, and the Denver metropolitan statistical area (the "Denver Area") particularly, has experienced a surge in the residential housing market in recent years. This has been due to, among other factors, its low unemployment rate and potential for commercial growth. This dynamic growth has led to an increase in demand for single family housing. Annual building permits issued for single family residential units in the Denver Area have increased from approximately 4,400 in 1990 to approximately 14,900 in 1995.

  The employment rate in the Denver Area is expected to continue to increase in the future due to an influx of new businesses as well as from its already thriving retail sales, tourism and business service industries. The population in the Denver Area has grown from approximately 1,623,000 people in the beginning of 1990 to approximately 2,085,000 people in 1995. The Denver Chamber of Commerce has estimated that the population is expected to reach approximately 2,200,000 people by the year 2000. Despite its growing population, the unemployment rate in the Denver Area has declined from 6.5% in 1992 to 3.3% as of December, 1995 (compared to the national unemployment rate of 5.2% as of December, 1995 (seasonally adjusted to 5.6%)). The median annual after-tax income of households in the Denver Area is in excess of $38,800 and approximately 44% of the population is between the ages of 25 and 49, which the Company believes will assure a good supply of potential customers in various stages of the home buying cycle. Approximately 41,100 new jobs were created in the Denver Area during 1994 (a 3.9% gain over 1993), due in part to strong gains in retail trade and business service positions. According to the Genesis Marketing Group, an independent research firm, at least 155,100 new jobs are projected to be created in the Denver Area from the beginning of 1995 through 2000.

  The Company believes it is well positioned in this market as one of the top fifteen homebuilders in the Denver Area based on the total dollar volume of homes built. The Company's Colorado operation offers a wide range of affordably priced, single family detached custom and semi-custom homes and single family attached homes that range in sales price from approximately $120,000 to $350,000 (with its line of custom homes in the $350,000 to over $1,000,000 range) and targets all move-up and custom home buyers. The Company's Colorado operation has successfully established its reputation as a "custom builder," offering move-up buyers an opportunity to acquire homes with features that meet their lifestyle expectations by either customizing their home or selecting from a wide variety of upgrades and options. The Company's Colorado operation currently conducts homebuilding operations in the Denver Area, Ft. Collins, Colorado and Tucson, Arizona and has a land development project in Oakland County, Michigan. Although the Company generally develops land in the Denver Area, it has, from time to time, acquired developed lots in Tucson if a favorable price was obtained. As of March 31, 1996, the Company controlled approximately 645 lots in the Denver Area for new home construction and lot sales. In January 1995, the Colorado operation was selected as the winner of the "Gold Medal" by Builder magazine as the country's "best builder," constructing 100 to 500 homes.

  The following table presents information relating to the Company's current communities in the Denver Area:

                                                                                                 NUMBER OF
                                                             NUMBER                   NUMBER OF    HOMES
                                                  TOTAL     OF HOMES      NUMBER       HOMES IN  REMAINING ESTIMATED
                                                NUMBER OF  SOLD AS OF    OF HOMES     BACKLOG AT    AT      AVERAGE
                                                 HOMES AT  MARCH 31,  CLOSED AT MARCH MARCH 31,  MARCH 31,   SALES
       COMMUNITY               HOME TYPE        COMPLETION    1996       31, 1996        1996    1996 (2)   PRICE(3)
       ---------               ---------        ---------- ---------- --------------- ---------- --------- ----------
CURRENT:
 Cross Ridge............ Single Family-Detached      91        21            16            5         70    $  243,000
 Highgate............... Single Family-Detached      94        40            29           11         54    $  272,000
 Ironwood............... Single Family-Detached      59        39            27           12         20    $  233,000
 North Creek............ Single Family-Detached      49        23             0           23         26    $  182,000
 Enclave................ Single Family-Detached      53        53            53            0          0    $  180,000
 Highpointe............. Single Family-Detached      85        48            36           12         37    $  276,000
 Mira Vista............. Single Family-Detached      49        29            14           15         20    $  262,000
 Fairway Vista.......... Single Family-Detached      61        38            11           27         23    $  180,000
 Panorama Ridge......... Single Family-Detached      16        15            11            4          1    $  266,000
 Mesa Meadows........... Single Family-Detached      85        37             6           31         48    $  224,000
 Orofino................ Single Family-Detached      11         1             1            0         10    $  389,000
 Fairways CPV........... Single Family-Detached      30        24            23            1          6    $  344,000
 Home Farm.............. Single Family-Detached      44         0             0            0         44    $  176,000
 Sterling Pointe........ Single Family-Detached      34         6             0            6         28    $  164,000
 Heritage Hills......... Single Family-Detached      59         1             0            1         58    $  287,000
 Custom Division........ Single Family-Detached      --        --            --            4         --    $  350,000-
                                                                                                           $1,000,000
                                                  -----       ---           ---          ---        ---
SUBTOTAL................                            820       375           227          152        456
PLANNED(1):
 Raccoon Creek (SE)..... Single Family-Detached      31         0             0            0         31    $  260,000
 Raccoon Creek (12W).... Single Family-Detached      65         0             0            0         65    $  225,000
                                                  -----       ---           ---          ---        ---
SUBTOTAL................                             96         0             0            0         96
LOTS:
 Ridge at Hiwan......... Single Family Lots          54         1             1            0         53    $   80,000
 Mesa Meadows........... Single Family Lots          31        19            18            1         12    $   75,000
 Raccoon Creek.......... Single Family Lots          28         0             0            0         28    $   64,000
                                                  -----       ---           ---          ---        ---
TOTAL...................                          1,029       395           246          153        634
                                                  =====       ===           ===          ===        ===

- --------
(1) "Planned" projects include only those projects in which the Company controls land available for project development and home construction. In most cases, planned projects require additional entitlements prior to the commencement of construction. See "Land Acquisition and Development" and "Risk Factors--Government Relations; Environmental Controls."

(2) "The Number of Homes Remaining" is the number of homes which could be built on both the remaining lots available for sale and land to be developed into lots as estimated by the Company.

(3) "Estimated Average Sales Price" is the current average sales price of homes offered for sale in each respective community.

 Fort Collins, Colorado

  Fort Collins, Colorado is located approximately one hour from the heart of Denver and approximately a two-hour drive from some of the nation's best skiing. According to the "Market Hotness Index" published by U.S. Housing Markets (4th quarter, 1995), the Fort Collins-Loveland, Colorado area ranked as the 8th leading housing markets in the nation in 1995. The population of Larimer County, Colorado has grown from approximately 186,000 in 1990 to approximately 212,000 as of July 1994. According to estimates from Fort Collins, Incorporated, the Economic Development Authority of Fort Collins, the median household income for the Fort Collins Area is in excess of $29,000 and more than 40% of the population is between the ages of 25 and 49, which the Company believes will assure a good supply of potential customers in various stages of the home buying cycle. According to the Building Inspection and Zoning Office of the City of Fort Collins, annual building permits issued for single family detached residential units in the Fort Collins Area have increased from approximately 580 in 1990 to approximately 867 in 1995. Additionally, the Fort Collins Area's unemployment rate has declined from 5.0% in 1992 to 3.6% as of December, 1995 (compared to the national unemployment rate of 5.2% as of December, 1995 (seasonally adjusted to 5.6%)). According to the Fort Collins Chamber of Commerce, much of the recent growth in the Fort Collins Area has been due to the development of small businesses and the presence of large corporations such as Hewlett Packard and Teledyne in the Fort Collins Area.

  The Company's Fort Collins division is ranked as the number one builder in the area based on the dollar volume of sales. This division offers comparable products to those offered in the Denver area selling single family detached homes targeting move-up and custom home buyers that range in sales price from approximately $180,000 to approximately $300,000.

  The following table presents information relating to the Company's current and planned communities in Fort Collins:

                                                            NUMBER OF  NUMBER OF NUMBER OF   NUMBER OF
                                                   TOTAL    HOMES SOLD   HOMES    HOMES IN     HOMES
                                                 NUMBER OF    AS OF    CLOSED AT BACKLOG AT  REMAINING    ESTIMATED
                                                  HOMES AT    MARCH      MARCH     MARCH     AT MARCH      AVERAGE
       COMMUNITY                HOME TYPE        COMPLETION  31, 1996  31, 1996   31, 1996  31, 1996(2) SALES PRICE(3)
       ---------                ---------        ---------- ---------- --------- ---------- ----------- --------------
CURRENT:
 Miramont............... Single Family-Detached      27         17         14         3          10        $230,000
 Paragon Estates........ Single Family-Detached       4          3          3         0           1        $300,000
 Terraces............... Single Family-Detached      49         32         28         4          17        $200,000
 Ptarmigan.............. Single Family-Detached      16         12         10         2           4        $290,000
 Cottages............... Single Family-Detached      25         23         19         4           2        $200,000
 Longmont............... Single Family-Detached       6          3          3         0           3        $270,000
 Willow Springs......... Single Family-Detached      22          4          0         4          18        $250,000
 Miscellaneous Offsite.. Single Family-Detached     --         --         --          4         --
 Windsor................ Single Family-Detached       6          0          0         0           6        $160,000
 Red Fox Meadows........ Single Family-Detached/
                         Attached                    63          0          0         0          63        $146,000
                                                    ---        ---        ---       ---         ---
SUBTOTAL................                            218         94         77        21         124
PLANNED(1):
 Huntington Hills....... Single Family-Detached     160          0          0         0         160        $ 99,000
                                                    ---        ---        ---       ---         ---
TOTAL...................                            378         94         77        21         284
                                                    ===        ===        ===       ===         ===

- --------
(1) "Planned" projects include only those projects in which the Company controls land available for project development and home construction. In most cases, planned projects require additional entitlements prior to the commencement of construction. See "Land Acquisition and Development" and "Risk Factors--Government Relations; Environmental Controls."

(2) "The Number of Homes Remaining" is the number of homes which could be built on both the remaining lots available for sale and land to be developed into lots as estimated by the Company.

(3) "Estimated Average Sales Price" is the current average sales price of homes offered for sale in each respective community.

 Tucson, Arizona

  Annual building permits issued for single family residential units in the Tucson area (the "Tucson Area") have increased from approximately 2,200 in 1990 to approximately 6,500 in 1994. According to U.S. Census Bureau 1994 estimates, the population of the Tucson Area is approximately 732,000 people, up from approximately 667,000 people in 1990. Additionally, the Tucson Area unemployment rate has declined from 6.0% in 1992 to 3.0% as of December, 1995 (compared to the national unemployment rate of 5.2% as of December, 1995 (seasonally adjusted to 5.6%)).

  The Company's Tucson division is consistently recognized as one of the leading builders in the area. This division has been recently recognized by the local Homebuilders Association as "Custom Builder of the Year." This division also offers a wide range of products architecturally designed in the southwestern style targeted at all move-up and custom home buyers that range in sales price from approximately $170,000 to approximately $500,000. As of March 31, 1996, the Company controlled approximately 127 lots in the Tucson Area for new home construction and lot sales.

  The following table presents information relating to the Company's current communities in Tucson:

                                                                                               NUMBER OF
                                                           NUMBER OF               NUMBER OF     HOMES
                                                  TOTAL      HOMES     NUMBER OF    HOMES IN   REMAINING  ESTIMATED
                                                NUMBER OF  SOLD AS OF HOMES CLOSED BACKLOG AT     AT       AVERAGE
                                                 HOMES AT    MARCH      AT MARCH     MARCH       MARCH      SALES
       COMMUNITY               HOME TYPE        COMPLETION  31, 1996    31, 1996    31, 1996  31, 1996(2) PRICE(3)
       ---------               ---------        ---------- ---------- ------------ ---------- ----------- ---------
CURRENT:
 Custom................. Single Family-Detached      7          1           0           1           6     $430,000
 Scattered Sites........ Single Family-Detached    --         --          --            3         --      $300,000
 Bear Canyon............ Single Family-Detached     19         18          17           1           1     $245,000
 Montebella............. Single Family-Detached     42         14          10           4          28     $220,000
 Wildridge.............. Single Family-Detached     15          1           0           1          14     $200,000
                                                   ---        ---         ---         ---         ---
 SUBTOTAL...............                            83         34          27          10          49
PLANNED(1):
 Highgate............... Single Family-Detached     41          0           0           0          41     $153,000
 Rollie May............. Single Family-Detached     16          0           0           0          16     $200,000
                                                   ---        ---         ---         ---         ---
 SUBTOTAL...............                            57          0           0           0          57
LOTS:
 Custom................. Single Family-Detached      2          2           2           0           0
 Wildridge.............. Single Family-Detached     28          5           0           5          23     $ 75,000
                                                   ---        ---         ---         ---         ---
 TOTAL..................                           170         41          29          15         129
                                                   ===        ===         ===         ===         ===

- --------
(1) "Planned" projects include only those projects in which the Company controls land available for project development and home construction. In most cases, planned projects require additional entitlements prior to the commencement of construction. See "Land Acquisition and Development" and "Risk Factors--Government Relations; Environmental Controls."

(2) "The Number of Homes Remaining" is the number of homes which could be built on both the remaining lots available for sale and land to be developed into lots as estimated by the Company.

(3) "Estimated Average Sales Price" is the current average sales price of homes offered for sale in each respective community.

LAND ACQUISITION AND DEVELOPMENT

  The Company's policies and strategies regarding land acquisition and development vary and are dictated by the specific market conditions where the Company conducts its operations. Overall, the Company's land acquisition and development practices include (i) acquiring and exercising options to purchase finished lots; (ii) purchasing finished lots; (iii) controlling (by option or conditional sales contract) fully entitled land; (iv) securing options to purchase land, which options are subject to the seller obtaining required entitlements; and (v) in some instances, controlling raw land and assuming the cost of obtaining the necessary entitlements. Generally, the Company seeks to minimize its overall land costs and the risks associated with developing unentitled land by, whenever possible, using option and other financing arrangements that allow the Company to control land through the entitlement process but defer the payment for such land until the entitlement process has been completed and the Company is prepared to commence construction. In these situations, the Company strives to negotiate land purchase contracts that allow the Company to purchase portions of a parcel as close as possible to the commencement of construction.

  Typically, the Company purchases land only after necessary entitlements have been obtained so that the Company has certain rights to begin development or construction as market conditions dictate. In some instances, however, the Company controls unentitled land where the Company perceives an opportunity to build on such property in a manner consistent with the Company's overall strategy. The term "entitlements" refers to development agreements, preliminary maps or recorded plats, depending upon the jurisdiction within which the land is located. Entitlements generally give the developer the right to obtain building permits upon compliance with conditions that are usually within the developer's control. Even after entitlements are obtained, the Company is still required to obtain a variety of other governmental approvals and permits during the development process.

  The Company selects land for development based upon a variety of factors, including (i) internal and external demographic and marketing studies; (ii) financial review as to the feasibility of the proposed project, including projected profit margins, return on capital employed and the capital payback period; (iii) competition for the proposed project; (iv) the ability to secure governmental approvals and entitlements; (v) results of environmental and legal due diligence; (vi) proximity to concentrated job markets, quality school districts and local traffic corridors; (vii) infrastructure requirements for grading, drainage, utilities and streets; and (viii) management's judgment as to the real estate market, economic trends and the Company's experience in a particular market.

  To control its investment in land and land acquisition costs, the Company utilizes option arrangements or conditional purchase contracts as often as possible. These arrangements generally provide the Company with either the right to pursue the entitlement process directly or the right to direct the seller in its pursuit of entitlements, and obligate the Company to take title to the land only when specified conditions relating to entitlements (such as a minimum density) have been obtained. Once the entitled land is purchased (or entitlements are obtained on previously unentitled land), the Company undertakes, where required, the development activities that include site planning and engineering, as well as constructing road, sewer, water, utilities, drainage and recreational facilities and other amenities.

  As stated above, the Company utilizes varying strategies depending on the market where the land is being acquired. Due to the ready supply of finished lots in the Austin and San Antonio markets, the Company's Texas operation purchases finished lots from land developers using rolling options which typically require that a specified number of lots are purchased each quarter. Failure to purchase the specified number of lots can result in the loss of the options scheduled for subsequent quarters. Although the Company's operations in Denver and Raleigh-Durham also utilize rolling options on finished land where appropriate, each of these markets also provide the Company with significant opportunities to purchase undeveloped land and invest the time and resources into obtaining all necessary entitlements and developing the land itself. In these situations, the Company (i) realizes greater returns on its investment in land due to the significant value that is added once entitlements are obtained and the land is fully developed; (ii) is provided with a greater degree of involvement and control over the design and development process; and (iii) continues to minimize risk and capital investment since the purchase is not consummated until all necessary entitlements are obtained.

  Unlike the markets that exist in Austin, San Antonio, Raleigh-Durham and Denver, the Company's strategy in Las Vegas is to build in masterplanned communities with homesites that are along, or close in proximity to, the major amenity which is generally a golf course. These masterplanned communities are designed and developed by a major land developer who develops groups of lots commonly referred to as "super pads" which are sold to a single homebuilder. The Company typically purchases super pads which contain between 60 and 100 fully entitled lots which are roughly graded and have all utilities and paving brought up to the boundaries of the super pad. The Company completes the development of each super pad by completing paving, final grading and installing all utilities. Similar to when the Company purchases raw land, the Company achieves enhanced profitability while minimizing the risk of holding excess land inventory.

  The Company (through its local operations) has occasionally used partnerships or joint ventures to purchase and develop land where such arrangements were necessary to acquire the land or appeared to be otherwise economically advantageous to the Company. Generally, smaller local homebuilders are often required to utilize partnerships or joint ventures in order to obtain necessary financing. Although management believes the Company's financial resources and access to capital following the Offerings will make this less of a concern, the Company may continue to consider such partnership, joint venture and other financing arrangements with landowners where management perceives an opportunity to acquire land upon favorable terms, minimize risk and exploit opportunities presented through seller financing.

  The Company strives to develop a design and marketing concept for each of its communities based on the specific geographic and target market, which includes determination of size, style, price range of homes, layout of streets, size and layout of individual lots and overall community design. The development and construction of each project are managed by the Company's local operations. At the development stage, a project manager (who may be assigned to several ongoing projects) supervises the development of buildable lots. In addition, project superintendents are often utilized depending on the size of the development, and each local operation has one or more customer service and marketing representatives assigned to its communities. See "Business--Customer Relations and Quality Control."

  At March 31, 1996, the Company owned 980 finished lots and undeveloped, or partially developed, land which the Company expects will be developed into an estimated 280 additional finished lots. As of March 31, 1996, the Company also had under contract or option, subject to the satisfaction of the Company's purchase contingencies, 1,341 finished lots and undeveloped or partially developed land which, if purchased, the Company expects would be developed into approximately 2,661 finished lots. The determination of the number of lots to be available from this land are estimates based on management's experience within the relevant jurisdiction and the status of the entitlement process as of March 31, 1996. The actual number of lots ultimately available may vary materially based on a variety of factors (see "Risk Factors-- Government Regulations and Environmental Controls"). The following table sets forth, by Founding Builder, the Company's inventory of owned and controlled land as of March 31, 1996.

                                                 MARCH 31, 1996
                                 -----------------------------------------------
                                                           LAND UNDER
                                      LAND OWNED        CONTRACT/OPTION
                                 -------------------- --------------------
                                          UNDEVELOPED          UNDEVELOPED
                                 FINISHED    LOTS     FINISHED    LOTS
                                   LOTS   (ESTIMATED)   LOTS   (ESTIMATED) TOTAL
                                 -------- ----------- -------- ----------- -----
Buffington......................   198          0        909         57    1,164
Christopher.....................   188          0         99          0      287
Genesee.........................   491        214        200        260    1,165
Sunstar.........................   103         66        133      2,344    2,646
                                   ---        ---      -----      -----    -----
                                   980        280      1,341      2,661    5,262

CONSTRUCTION

  The Company's operating units act as the general contractor for the construction of its homes and development of finished lots. The Company's project development operations are also controlled by its local operations, whose employees oversee the construction of each community, including coordinating activities of subcontractors and suppliers and insuring that all work is subject to quality and cost controls and complies with zoning and building codes.

  Subcontractors typically are retained on a subdivision-by-subdivision basis to complete construction at a fixed price. Agreements with the Company's subcontractors and materials suppliers are generally entered into after competitive bidding on an individual basis. The Company obtains information from prospective subcontractors and suppliers with respect to their financial condition and ability to perform their agreements prior to commencement of the formal bidding process. From time to time, the Company enters into longer term contracts with subcontractors and suppliers (usually from 6 months to 1 year) if management believes that more favorable terms can be secured.

  The Company specifies that quality, durable materials be used in constructing the Company's homes. The Company does not maintain significant inventory of construction materials. Each of the Company's local operations maintains close contact with its respective subcontractors and suppliers and the Company believes that its relationship with its suppliers and subcontractors are good. When possible, the Company negotiates price and volume discounts with manufacturers and suppliers on behalf of subcontractors to take advantage of its volume of production. Although the Company generally has made no long-term purchase commitments to materials suppliers in the past, and although certain key materials and supplies are, and will continue to be, purchased at local/regional levels, the Company expects to enter into regional and national supply contracts with certain of its vendors to provide additional cost savings. Generally, access to the Company's principal subcontracting trades, materials and supplies continue to be readily available in each of its markets; however, prices for these goods and services may fluctuate due to various factors, including supply and demand shortages which may be beyond the control of the Company or its vendors.

  The Company generally clusters the homes sold within a project, which management believes creates efficiencies in land development and construction and improves customer satisfaction by reducing the number of vacant lots surrounding a completed home. Typically, the construction of a home by the Company is completed within three to eight months from commencement of construction, although construction schedules may vary depending on the availability of labor, materials and supplies, product type and location. The Company strives to design homes which promote efficient use of space and materials, and to minimize construction costs and time.

  Although policies may differ within each local operation and by project, the Company generally provides a one-year limited warranty of workmanship and materials with each of its homes. The Company's subcontractors generally provide the Company with an indemnity and a certificate of insurance prior to receiving payments for their work and therefore, claims relating to workmanship and materials are usually the primary responsibility of the Company's subcontractors. Historically, the Company has not incurred any material costs relating to any warranty claims or defects in construction.

SALES AND MARKETING

  Each of the Company's local operations are directly responsible for the sales and marketing activities relating to each of their completed and planned communities. The Company makes extensive use of advertising and other promotional activities, including newspaper advertisements, brochures, direct mail and the placement of strategically located sign boards in the immediate areas of its developments. The Company believes that each of its local operations has an established reputation for developing high quality homes in the markets they serve, which helps generate interest in each new project.

  The Company believes that the effective use of model homes plays an integral part in demonstrating the competitive advantages of its home designs and features to prospective home buyers. The Company generally builds between 1 and 6 model homes for each active community depending upon the number of homes to be built within each community and the products to be offered. At March 31, 1996, the Company owned 52 model homes. These model homes are generally not offered for sale until completion of the respective subdivision. Each of the Company's local operations generally employs, or contracts with, interior designers who are responsible for creating an attractive model home for each product line within a project which is designed to appeal to the preferences of potential home buyers.

  Each of the Company's local operations tailors its product offerings, including size, style, amenities and price, to the specific markets which have been targeted by local management over several years of operations. Some of the Company's local operations, such as Texas, focus on the delivery of homes with high perceived value at relatively low sales prices, achieving this goal by employing designs and construction techniques that minimize construction costs and by offering customers "production" homes with relatively few options. Other of the Company's local operations, such as Las Vegas and Colorado, that target higher income home buyers, offer a broader array of options depending on the project and, from time to time, provide a home buyer with the option of customizing many features of their new home.

  The Company's objective is to enter into sales contracts for all of its homes in advance of construction, thereby greatly reducing the risk of unsold inventory upon completion of a project. From time to time, depending on market conditions and the specific project, the Company may build speculative homes in each of its entry level and move-up subdivisions in which it operates. Speculative homes are homes which are under construction or completed but for which the Company does not yet have sales contracts. These homes are used in the Company's marketing and sales activities, and are often sold while under construction or soon after completion. The Company carefully reviews local market factors, such as new employment opportunity, significant job relocations and growing housing demand in determining how many speculative homes to build and keep an inventory. The construction of such homes is often times necessary to supply homes to individuals who are relocating or to satisfy the requirements of independent brokers, who often represent customers who require a completed home within a short time period. At March 31, 1996, the Company had 208 speculative homes at various stages of completion. The sales contract for its homes generally provide for mortgage approval within a specified period. The Company attempts to minimize cancellations by requiring a nonrefundable cash deposit of on average 5% to 10% of the purchase price for buyers using conventional financing and by training its sales force to assess the qualification of potential home buyers.

  Most of the Company's homes are sold by full-time, commissioned sales employees who typically work from the on-site sales office for each product line in a project. The Company's goal is to insure that each local sales force has extensive knowledge of the Company's local operating policies and housing products. To achieve this goal, all sales personnel attend periodic meetings to be updated on sales techniques, competitive products in the area, the availability of financing, construction schedules, marketing and advertising plans and the available product lines, pricing, options and warranties offered by the Company. Some of the Company's local operations utilize independent brokers to sell their homes and generally pay approximately a 3% to 6% sales commission and, in some instances, these local operations utilize cooperative brokers and pay a sales commission of approximately 3%.

BACKLOG

  The Company's homes are generally offered for sale in advance of their construction. The majority of the Company's homes sold in fiscal year 1995 were sold pursuant to standard sales contracts entered into prior to commencement of construction. Such sales contracts are usually subject to certain contingencies such as the buyer's ability to qualify for financing. Homes covered by such sales contracts are considered by the Company as its "backlog." The Company does not recognize revenue on homes covered by such contracts until the sales are closed and the risk of ownership has been legally transferred to the buyer.

CUSTOMER FINANCING

  The Company does not currently provide customer financing to its home buyers. Rather, at each on-site office, sales employees provide prospective home buyers with information as to the qualifying criteria for mortgage financing. Either a mortgage lender is typically made available at the sales offices to assist prospective buyers in applying for mortgage financing or the Company acts as a mortgage broker and receives a brokerage fee once the loan is originated. The Company utilizes mortgage lenders that can provide qualified buyers with a variety of financing options, including a wide array of conventional, FHA and VA financing programs.

  Due to the sales prices of homes, the Colorado, Arizona and Las Vegas operations do not rely on home buyers who seek FHA and VA mortgage financing. However, during 1994 and 1995, approximately 84% and 53%, respectively, of the homes sold by the Company's Texas operation and approximately 44% and 15%, respectively, of the homes sold by the Company's North Carolina operation, met the dollar limits published in FHA and VA guidelines. FHA and VA financing generally enables home buyers to purchase homes with lower down payments than the down payments required by conventional mortgage lenders, allowing a purchaser to borrow up to 90% to 95% of the value of the home. The Company believes that, when conventional lending rates are higher, the availability of FHA and VA financing broadens the group of potential purchasers for the Company's homes. Substantially all home buyers utilize long-term mortgage financing to purchase a home and lenders generally make loans only to borrowers who earn three to four times the total amount of the monthly mortgage payment plus insurance and property taxes. As a result, economic conditions, increases in unemployment and high mortgage interest rates can eliminate a number of potential home buyers from the market. See "Risk Factors--Interest Rates; Mortgage Financing."

  Although the Company has not historically provided financing to its home buyers, depending on then existing market conditions, the Company may in the future offer mortgage loan origination to home buyers. The Company expects to conduct such operations through a separate, wholly-owned subsidiary which would be approved by FHA and VA as a qualified mortgage lender. The Company anticipates establishing interest rates and terms to facilitate the sale of the Company's homes through the origination of first mortgage loans utilizing programs established by FHA, VA, GNMA and FHLMC. As a mortgage banker, this operation would complete the processing of loan applications, perform credit checks, submit applications to mortgage lenders for approval and originate and thereafter sell the mortgage loans.

CORPORATE OPERATIONS

  The role of the Company's centralized corporate operations is generally to oversee all of the Company's operations. The holding company's executive team has over 70 years of combined national homebuilding experience. This executive team is primarily responsible for formulating and implementing the Company's policies and procedures to insure the cohesiveness and direction of its local operations.

  Specifically, the Company's executive team (i) reviews and approves subsidiary capital requirements and requests, short and long range plans, project acquisition activity, and monitors all operational and financial performance as it relates to established objectives; (ii) evaluates and selects geographic markets; (iii) maintains relationships with various institutional lenders; (iv) performs accounting functions, establishes financial policies and regularly completes financial analyses both on a consolidated and subsidiary-by-subsidiary basis; (v) reviews and approves subsidiary capital requirements, short and long range plans, and land acquisition activity and monitors performance in regard to these activities; and (vi) secures and obtains capital resources. The corporate operations also provide for and encourage the flow of technical information and ideas among the senior management of its local operations.

  In fulfilling the duties set forth above, the executive team developed a Comprehensive Planning System (CPS) whereby each local operation is required, among other things, to prepare an annual plan for the upcoming fiscal year, a three-year plan which is updated and revised each year and a project feasibility analysis for all land acquisitions. The annual plan includes a thorough review and analysis of the previous fiscal year, monthly detailed projections of all revenue and expenses, financial ratio projections such as return on assets and inventory turnover and operational changes to be instituted in the coming year. The three-year plan insures that the local managers continue to (i) plan for potential changes in their respective geographic and target markets; (ii) evaluate the present and future competition; and (iii) seek opportunities to further improve their operations. The project feasibility analysis, which is prepared by the local managers, is reviewed and approved before any land or lot acquisition is consummated. This pre-designed analysis requires the local managers to provide the executive team with a myriad of information and projections such as a subdivision plan, product type, projected absorption rates, completion time, market analysis and rate of return ratios. The executive team insures that the information presented in the project feasibility analysis satisfies the Company's established minimum criteria before a capital investment is approved.

  The Company allocates the necessary capital resources for new communities consistent with its overall strategy and utilizes anticipated return on capital, return of capital and profit margins as criteria for allocating capital. In addition to establishing certain pre-determined targets, the Company establishes its capital allocation policies based on the existing market, results of operations and other factors. All capital commitments are determined by the Finance Committee and the Project and Feasibility Review Committee. See "Management."

  Structurally, the Company operates through separate subsidiaries, which are located within the areas in which they operate. Each subsidiary is managed by executives with substantial experience in the subsidiary's markets. Although formal approval of new communities are determined by committees of the Board, each subsidiary is fully equipped with the skills and resources to oversee all local operations including land acquisition, map processing, land development, construction, marketing, sales and product service.

  The Company's corporate office handles all cash management functions for both corporate and subsidiary funds through centralized deposit and disbursement accounts. Each operating subsidiary provides the corporate office with weekly cash flow projections for the following three months which allows the Company to efficiently manage its cash position. The Company utilizes a Comprehensive Reporting System (CRS) in order to insure the timely and accurate flow of critical information between each operating subsidiary and the corporate office. The CRS requires preparation of periodic reports by each operating subsidiary including weekly sales, closing, traffic and backlog reports by subdivision. Each operating subsidiary also prepares detailed financial statements which includes a narrative discussing trends, monthly performance and budgets.

CUSTOMER RELATIONS AND QUALITY CONTROL

  Management believes that strong customer relations and an adherence to tough quality control standards are fundamental to the Company's continued success. The Company believes that its commitment to customer relations and quality control has significantly contributed to its reputation as a quality builder in each of its local markets.

  Generally, for each development, Company representatives, who may be a project manager or project superintendent, and a customer relations representative, oversee compliance with the Company's quality control standards. These representatives allocate responsibility for (i) overseeing the entire project from land development through construction; (ii) overseeing performance by the Company's subcontractors and suppliers; (iii) reviewing the progress of each home and conducting formal inspections as specific stages of construction are completed; and (iv) regularly updating each buyer on the progress of such buyer's home.

COMPETITION AND MARKET FACTORS

  The development and sale of residential property is highly competitive and fragmented. The Company competes for residential sales with national, regional and local developers and homebuilders, resales of existing homes and, to a lesser extent, condominiums and available rental housing. Competition among both small and large residential homebuilders is based on a number of interrelated factors, including location, reputation, amenities, design, quality and price. The Company believes it compares favorably to other homebuilders in the markets in which it operates due primarily to (i) its experience within its specific geographic markets which allows it to develop and offer new products to potential home buyers which reflect, and adapt to, changing market conditions; (ii) its ability, from a capital and resource perspective, to respond to market conditions and to exploit opportunities to acquire land upon favorable terms; and (iii) its respective subsidiaries' reputation for outstanding service and quality products.

  The homebuilding industry is cyclical and affected by consumer confidence levels, prevailing economic conditions in general and by job availability and interest rate levels in particular. A variety of other factors affect the homebuilding industry and demand for new homes, including changes in costs associated with home ownership such as increases in property taxes and energy costs, changes in consumer preferences, demographic trends and the availability of and changes in mortgage financing programs.

GOVERNMENT REGULATIONS AND ENVIRONMENTAL CONTROLS

  Similar to its land acquisition policies, the Company's policies regarding purchasing entitled versus unentitled land varies between its local operations. See "Business--Land Acquisition and Development." Each subsidiary operates in different geographic regions and the opportunities and corresponding risk vary with each geographic operation. Certain of the Company's local operations, such as its Texas operation, typically purchase land with full entitlements, giving them the right to acquire building permits and begin construction almost immediately, upon compliance with certain customary conditions. Certain other of the Company's operations control unentitled or partially entitled land and must obtain numerous government approvals, licenses, permits and agreements before they can commence development and construction. The Company does not close on the purchase of land requiring rezoning until such rezoning has been completed successfully.

  Through options and other financing arrangements, the Company's local operations typically control land during the entitlement process and only purchase the land after the planning and zoning process is complete. However, obtaining the many necessary entitlements for residential developments is an extended process that can take as long as one to two years, can involve a number of different governmental jurisdictions and agencies, and can entail considerable expense. To date, the governmental approval process to obtain entitlements has not had a material adverse effect on the Company's local development activities. However, there is no assurance that these and other restrictions will not adversely affect one or more of the Company's local operations, or the Company taken as a whole, in the future. See "Risk Factors--Governmental Regulations; Environmental Controls."

  Whether the Company controls entitled or unentitled land, certain building and other permits, as well as approvals, are required to complete all residential developments. The ability of the Company to obtain necessary approvals and permits for its planned communities is often beyond the Company's control and could restrict or prevent the development of otherwise desirable property. The length of time necessary to obtain permits and approvals increases the carrying costs of unimproved land acquired for the purpose of development and construction. In addition, the continued effectiveness of permits already granted is subject to factors such as changes in policies, rules and regulations and their interpretation and application.

  The Company is also subject to a variety of Federal, state and local statutes, ordinances, rules and regulations concerning protection of health and the environment. These laws may result in delays, cause the Company to incur substantial compliance costs and prohibit or severely restrict development in certain environmentally sensitive regions or areas. Prior to purchasing a parcel of land, the Company's local management evaluates such land for the presence of hazardous or toxic materials, wastes or substances. The Company generally engages independent environmental engineers to complete such an evaluation. The Company has not been materially adversely affected to date by the presence or potential presence of such materials. However, no assurance can be given that such a material adverse affect will not occur in the future.

BONDS AND OTHER OBLIGATIONS

  The Company is frequently required, in connection with the development of communities, to obtain letters of credit and performance, maintenance and other bonds in support of its related obligations with respect to its development. The amount of such obligations outstanding at any time varies in accordance with the Company's pending development activities. In the event any such bonds or letters of credit are drawn upon, the Company would be obligated to reimburse the issuer of such bonds or letters of credit. The Company does not believe that any such bonds or letters of credit are likely to be drawn upon.

EMPLOYEES AND SUBCONTRACTORS

  Effective at the closing of the Offerings, it is anticipated that Fortress will employ ten persons at the holding company level who oversee all Company operations. See "Corporate Operations." At March 31, 1996, the Company's local operations employed 362 persons, approximately 112 of whom were sales and marketing personnel, approximately 98 of whom were executive, accounting and administrative personnel, approximately 26 of whom were mortgage, customer service and customer relations personnel and approximately 126 of whom were involved in construction and project management. Although none of the Company's employees are covered by collective bargaining agreements, many of the subcontractors and suppliers which the Company engages in various markets are represented by labor unions or are subject to collective bargaining arrangements. The Company believes that its relations with its employees, subcontractors and suppliers are good.

PROPERTIES

  The Company leases approximately 2,000 square feet at 1760 Reston Parkway, Suite 208, Reston, Virginia, where it conducts its central corporate operations. The Company also leases the following properties to conduct administrative functions for each of the local operations:

                                        APPROXIMATE
              LOCATION                  SQUARE FEET
              --------                  -----------
           9610 Neils Thompson Drive       3,200
           Suite 100
           Austin, Texas

           400 North Loop 1604 East        2,575
           Suite 320
           San Antonio, Texas

           Suites 300 and 310              5,184
           Hydridge Place
           8617 North Mopac Expressway
           Austin, Texas

           235 West Giaconda Way           1,008
           Suite 227
           Tucson, Arizona
           3307 S. College Avenue            850
           Suite 200-09
           Ft. Collins, Colorado

           534 Commons Drive               7,262
           Golden, Colorado

           200-A Commonwealth Court        7,127
           Cary, North Carolina

           9500 Hillwood Drive            13,640
           Las Vegas, Nevada

  In addition, each of the local operations uses sales centers and model homes (some of which are owned and some of which are leased under sale-leaseback arrangements) in each of the Company's markets.

LITIGATION

  The Company is involved in various routine legal proceedings incidental to the conduct of its business. Management believes that none of these legal proceedings, certain of which are covered by insurance, will have a material adverse impact on the financial condition or results of operations of the Company.

                                  MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

  The directors and executive officers of the Company are as follows:

   NAME                             AGE                  POSITION
   ----                             ---                  --------
J. Marshall Coleman................  53 Chairman of the Board and Director
James J. Martell, Jr...............  45 President, Chief Executive Officer and
                                         Director
Brian J. McGregor..................  55 Executive Vice President and Chief
                                         Operating Officer
Jamie M. Pirrello..................  38 Vice President of Finance and Chief
                                         Financial Officer
Brian S. Buchanan..................  45 Vice President of Operations
J. Christopher Stuhmer.............  39 Director, President and Chief Executive
                                         Officer of the Las Vegas Operation
Lawrence J. Witek..................  43 Director, Executive Vice President and
                                         Chief Operating Officer of the North
                                         Carolina Operation
Robert Short.......................  50 Director, President and Chief Executive
                                         Officer of the Colorado Operation
Thomas B. Buffington...............  51 Director, President and Chief Executive
                                         Officer of the Texas Operation
Mark L. Fine.......................  50 Director
James F. McEneaney, Jr.............  57 Director
Steven D. Rivers...................  47 Director
Charles F. Smith...................  52 Director

  In addition, as soon as practicable following the Offerings, the Board of Directors will be expanded to add one additional independent director who will be nominated by the Existing Stockholders. See "Description of Capital Stock-- Stockholders' Agreement."

  J. Marshall Coleman has been a director of the Company since June 1995 and Chairman of the Board since May 1996. From August 1992 through April 1996, Mr. Coleman was an attorney with Katten Muchin & Zavis, a national law firm, and was the Managing Partner of its Washington office from 1994 until April 1996. From 1985 until 1992, Mr. Coleman was an attorney at the Washington, D.C. firm of Arent, Fox, Kintner, Plotkin and Kahn. Mr. Coleman was Attorney General of Virginia from 1978 to 1982. In 1975, Mr. Coleman was elected to the Virginia State Senate and also served as a United States Magistrate from 1970 to 1972. In 1972, Mr. Coleman was elected to the Virginia House of Delegates. From 1986 to 1993, Mr. Coleman was a director of NVR, a publicly traded homebuilding company.

  James J. Martell, Jr. is a founder of the Company and has been its President, Chief Executive Officer and a director since June 1995 and has more than 10 years in the homebuilding industry. Since 1992, Mr. Martell has been an advisor and consultant to various companies in the homebuilding and technology industries, including Canuso Homes, Joe Miller Homes and n-Vision. From 1991 to 1992, Mr. Martell served as Managing Director of Investment Banking at Credit International Bank as well as a member of its Board of Directors. From 1987 to

1991, Mr. Martell was a member of the board of directors of NVR and the Chief Executive Officer of its subsidiary, NVR Development, responsible for identifying new sources of capital and new business opportunities for NVR. From 1985 to 1986, Mr. Martell was the Chief Financial Officer of N.V. Homes which became a public company in 1986 and merged with Ryan Homes in 1987 to become NVR, a publicly traded national homebuilding company.

  Brian J. McGregor is a founder of the Company, has been its Executive Vice President and Chief Operating Officer since October 1995 and has more than 26 years experience in the homebuilding industry. From 1992 to 1995, Mr. McGregor served as President of the K. Hovnanian Companies of Metro Washington, and from 1990 to 1992 he was a Principal and President of the Waterford Group, Inc. Mr. McGregor also served as the President of L.J. Hooker Homes, U.S.A., from 1988 to 1990. From 1978 to 1988, Mr. McGregor held the positions of Division and Regional President with Pulte Home Corporation, one of the largest homebuilding companies in the United States. Between 1968 and 1978, Mr. McGregor served in several capacities with the Ryland Group including Division and Regional President.

  Jamie M. Pirrello is a founder of the Company and has been the Vice President of Finance and Chief Financial Officer of the Company since June 1995 and has over 15 years of experience in the homebuilding industry. From November 1993 to January 1995, Mr. Pirrello was Executive Vice President of Miles Homes, Inc., a publicly traded company, and was in charge of the operations of two of its subsidiaries, Patwil Homes, Inc. and Miles Homes Services, Inc. From 1988 to 1993, Mr. Pirrello was Chief Executive Officer of H.R. Remington Properties, Inc. and Vice President of Finance of H.R. Remington Properties, L.P., both subsidiaries of NVR, a publicly traded company that is one of the largest homebuilding companies in the United States. From 1985 to 1989, Mr. Pirrello was the Corporate Controller of NV Homes (predecessor to NVR) and a Controller in the Northern Virginia Division of Pulte Home Corporation.

  Brian S. Buchanan has been the Vice President of Operations of the Company since December, 1995 and has over 19 years in the homebuilding industry. From 1992 to 1995, Mr. Buchanan served as the Vice President of Operations for the
K. Hovnanian Companies of Metro Washington, Inc. and served as a principal and Vice President of The Waterford Group, Inc. from 1990 to 1992. From 1989 to 1990, he was the President of Customer Living Communities of Greater Washington, Inc. From 1977 to 1989, Mr. Buchanan held several positions with Pulte Home Corporation, including Vice President of Finance of several Pulte Divisions and Executive Vice President in charge of operations for one of Pulte's largest divisions.

  J. Christopher Stuhmer became a director of the Company in March 1996 and has served as the President of Christopher Homes, Inc. since 1987. Mr. Stuhmer has over 20 years of homebuilding experience in the Las Vegas area. In 1981, Mr. Stuhmer started J. Christopher Stuhmer & Co., a design/build firm for high-end custom homes and commercial interiors. He formed Christopher Homes, Inc. in 1987 in response to the production housing demand in Las Vegas.

  Lawrence Witek became a director of the Company in March 1996 and has served as the Chief Operating Officer of Sunstar Homes, Inc. since 1987. Mr. Witek has more than 25 years of experience in the homebuilding industry. From 1983 to 1987, Mr. Witek was the owner of Construction Systems Management, Inc., a residential and commercial construction company in Houston, Texas. From 1982 to 1983, he was the Vice President of Construction and Operations for Oasis Development Corporation, also in Houston. From 1974 to 1982, Mr. Witek was a partner in Regional Construction Company, a residential/commercial construction company in New Salem, Pennsylvania. During his career, Mr. Witek has served on a number of homebuilding association boards including, but not limited to, the past president (1993) of the Raleigh-Wake County Home Builders Association and the current First Vice President of the North Carolina Home Builders Association. He has also served as a board member and on several committees of the National Association of Homebuilders including, but not limited to, The Single Family Volume Production Builders Committee and as a voting Trustee of Build-PAC.

  Robert Short became a director of the Company in March 1996 and has served as the President and Chief Executive Officer of The Genesee Company since 1980. From 1974 to 1980, Mr. Short was the Director of

Administration for the Genesee Land Company, a real estate investment subsidiary of The Fidelity Mutual Life Insurance Company. From November 1969 until May 1971, Mr. Short was a management consultant for Touche Ross & Company and from 1971 to 1974 he served as a Vice President of Continental Alliance Corp., a diversified holding company with interests in real estate development. Mr. Short is a certified public accountant and serves on the Residential Development Counsel of the Urban Land Institute and was formerly on the Board of the Home Builders Association of Metropolitan Denver (of which Mr. Short served as President from November 1993 to November 1994). Mr. Short is currently a national director for the National Association of Home Builders.

  Thomas Buffington became a director of the Company in March 1996 and has served as the President of Buffington Homes, Inc. operation since 1987. Mr. Buffington started Buffington Homes with partners Edward Kirkpatrick and James Giddens in 1987. Mr. Buffington has over 18 years of experience in the homebuilding industry. From 1983 to 1987, he served as President of the Austin/Central Texas division of Nash Phillips/Copus (NPC), which was one of the largest privately owned homebuilders in the nation at the time. He began at NPC as a sales agent and was promoted to Sales Manager and Vice President of Sales before being appointed President.

  Mark L. Fine became a director of the Company in April 1996 and currently is the President of Mark L. Fine & Associates, a development company formed in June 1994. Mr. Fine has more than 20 years of experience in the building industry and led the development of Las Vegas' two largest master-planned communities. From June 1990 to June 1994, Mr. Fine served as the President of Summerlin, a division of Howard Hughes Corporation. From 1974 to 1990 he was the President of the American Nevada Corporation, the developer of Green Valley, a planned community in the Las Vegas area. Mr. Fine has been a member of Urban Land Institutes Community Development Council since July 1976 and served as trustee of the executive committee for the Nevada Development Authority from November 1988 to June 1994.

  James F. McEneaney, Jr. is a founder of the Company and has been a director since June 1995. Since July 1993, Mr. McEneaney has been President of MacCan Associates, Inc., a residential housing consulting company. From 1979 to 1993, Mr. McEneaney held a number of positions with The Ryland Group, Inc., one of the largest homebuilding companies in the United States, including Executive Vice President and a Director. From 1980 to 1989, Mr. McEneaney served as President of Ryland Homes and from 1989 to 1992 he served as President and Director of Ryland Building Company. Mr. McEneaney also served as a Director of Ryland Mortgage Co. from 1981 to 1993. Ryland Homes, Ryland Building Company and Ryland Mortgage Company are all subsidiaries of The Ryland Group, Inc.

  Steve D. Rivers became a director of the Company in April 1996 and from 1991 to the present has been a broker with A.G. Edwards & Sons, Inc., an investment firm, in Austin, Texas. From 1977 to 1988, Mr. Rivers served as the Chairman and President of Citizens State Bank in Bastrop, Texas and from 1971 to 1977, he served as the Vice President of City Nations Bank in Austin, Texas. Since July 1995, Mr. Rivers has served as a Director for the Lower Colorado River Authority in Austin, Texas and he currently serves as the Chairman of such Authority's Audit Committee. Mr. Rivers also served as the Director of the Texas Bankers Association from the beginning of 1987 until October 1988.

  Charles F. Smith is a founder of the Company and has been a director since June 1995. For the past 25 years, Mr. Smith has been the Chief Financial Officer, Senior Vice President and Treasurer of I & K Productions, Inc., a privately held entertainment holding company. I & K Productions, Inc. owns Ringling Brothers Barnum & Bailey Combined Shows, Inc., Ice Follies, Holiday On Ice and other significant entertainment operations. Mr. Smith serves as a Senior Executive Officer and a Board member of Sells Floto, Inc., a large entertainment merchandising company.

OPERATING SUBSIDIARY MANAGEMENT

  Other key employees of the Company's local operations are as follows:

    NAME                 AGE                            POSITION
    ----                 ---                            --------
Lanold W. Caldwell......  48 President and Chief Executive Officer, North Carolina operation
Edward A. Kirkpatrick...  49 Executive Vice President, Texas operation
James M. Giddens........  36 Executive Vice President, Texas operation
John W. Burke...........  47 Executive Vice President, Colorado operation
Richard N. Geiermann....  53 Senior Vice President, Colorado operation
Terry Kyger.............  41 Chief Financial Officer, Colorado operation
Daniel Ripps............  40 Chief Financial Officer, Las Vegas operation

BOARD OF DIRECTORS

  Responsibility for the overall management and oversight of the business and affairs of the Company rests with the Company's Board of Directors (the "Board"). The Board consists of ten Directors; six Directors nominated by the Founding Builders' Owners (each a "Builder Director;"), four Directors nominated by the Existing Stockholders (each an "Existing Stockholder Director") and two independent directors nominated by the Builder Directors. Within six months of the Offerings, an independent director nominated by the Existing Stockholders will be appointed to the Board. That independent director has not yet been identified. The Founding Builder Owners and Existing Stockholders have entered into a Stockholders' Agreement (see "Description of Capital Stock--Stockholders' Agreement") under which the Existing Stockholders and the Founding Builders have agreed to elect one director each from the four Founding Builders and four directors nominated by the Existing Stockholders in each of the Annual Stockholders' Meetings for the four years following the Offerings. In addition, under the Stockholders' Agreement, in each of the Annual Stockholders' Meetings for the two years following the Offerings the Existing Stockholders and the Founding Builders have agreed to elect two independent directors nominated by the Founding Builders and one independent director nominated by the Existing Stockholders. The Stockholders' Agreement provides that the total number of Builder Directors (including the independent directors nominated by the Builder Directors) shall at all times outnumber the Existing Stockholder Directors (including the independent director nominated by the Existing Stockholders) by one.

BOARD COMMITTEES

  While the Board may establish any committees which it deems necessary in order to manage the business affairs of the Company, it remains responsible for all acts of such committees. The Board has established a Finance Committee, Project and Feasibility Review Committee, Acquisition and Development Committee, Audit Committee, Compensation Committee, Executive Committee and Nominating Committee. A more detailed description of each of these committees is set forth below.

 Finance Committee

  The Finance Committee is responsible for the financial oversight of the Company and its subsidiaries. The Finance Committee will consist of two Builder Directors (who will be replaced by two other Builder Directors on an annual basis at the discretion of the Board), two Existing Stockholder Directors and one independent director. The Finance Committee serves as the principal interface between the Company and the capital markets. Its principal functions include (i) monitoring relevant capital markets and the types of financing available to the Company; (ii) managing the Company's relationships with principal lenders and credit rating agencies; (iii) establishing guidelines for rates, terms and conditions of financing obtained by local operations; and (iv) in conjunction with the Project and Feasibility Review Committee, reviewing and approving financing (whether external or internal) for all communities.

 Project and Feasibility Review Committee

  The Project and Feasibility Review Committee is responsible for reviewing and approving all new communities. The Committee will consist of two Builder Directors (who will be replaced by two other Builder Directors on an annual basis at the discretion of the Board), two Existing Stockholder Directors and one independent director. The principal responsibilities of the Project and Feasibility Review Committee include (i) the periodic review of the Company's policies and procedures for project review and approval and recommending appropriate changes to the Board and (ii) reviewing each local operation's annual business plan and all project proposals.

 Acquisition and Development Committee

  The Acquisition and Development Committee is responsible for implementing the Company's growth and market expansion strategies. The Committee consists of two Builder Directors (who will be replaced by two other Builder Directors on an annual basis at the discretion of the Board), two Existing Stockholder Directors and one independent director. The principal responsibilities of the Acquisition and Development Committee include (i) the periodic review and evaluation of the Company's acquisition guidelines; (ii) maintaining an up-to-date data base of potential expansion markets (including demographic and competition information); (iii) evaluating and reviewing proposals to expand into new geographic markets; (iv) evaluating alternative options for new market entries; (v) overseeing management of the Company in structuring and negotiating acquisitions; and (vi) recommending transactions to the Board for approval.

 Audit Committee

  The Audit Committee is responsible for assuring the accuracy and consistency of financial reporting and accounting practices by the Company and its subsidiaries. The Committee consists of the three independent directors. The Audit Committee fulfills the customary functions of an audit committee for a Nasdaq National Market listed company, including, but not limited to, (i) retaining, and evaluating the performance of, the Company's independent auditors; (ii) approving the Company's annual audit plan; (iii) reviewing reports of the independent auditors concerning the adequacy of financial controls, responsiveness of management quality of systems and other related subjects; (iv) monitoring compliance with the Company's policies and procedures; and (v) when requested, reviewing proposed transactions between the Company and its "affiliates" (e.g., officers, directors and significant stockholders) to determine the fairness and reasonableness of the transactions.

 Compensation Committee

  The Compensation Committee is responsible for the oversight and administration of the Company's executive compensation structure. The Committee consists of the three independent directors. The Compensation Committee has all of the responsibilities typically performed by compensation committees of public companies, including, but not limited to (i) establishing the overall compensation policies for the Company; (ii) determining the compensation of the Company's senior executives; (iii) administering the Company's Incentive Compensation Plan and all other long- or short-term incentive compensation plans; (iv) assuring that the Company's compensation plans and policies are competitive with the market and in compliance with applicable Securities and Exchange Commission and Internal Revenue Service regulations; and (v) reporting on the Company's compensation practices in each year's proxy statement.

 Executive Committee

  The Executive Committee is available to act on behalf of the Board when the full Board is unavailable. The Committee will consist of two Builder Directors, two Existing Stockholder Directors and one independent director. Due to the size and geographic diversity of the Board, there may be circumstances where Board action is required at times other than during regularly scheduled meetings. In such circumstances, the Executive Committee acts on behalf, and with the authority, of the Board. All Executive Committee actions are reviewed and ratified by the full Board at the following regularly scheduled meeting.

 Nominating Committee

  The Nominating Committee is responsible for recruiting and nominating candidates for the Board as well as re-nominating existing Directors. Prior to each annual meeting of stockholders, the Nominating Committee reports to the Board regarding its nominees and the background and an evaluation of each candidate. The Committee may also advise the Board with respect to matters of Board philosophy, diversity, composition and related matters. The Nominating Committee consists of the three independent directors.

DIRECTOR COMPENSATION

  Directors shall be paid an annual retainer of $20,000, payable $5,000 each quarter and shall receive $1,000 for each meeting of the full Board ($500 for telephone meetings) and $500 for each Committee Meeting attended by the Director. The Compensation Committee Chairman shall receive $1,000 for serving as Chairman. Upon election as a Director, each Director shall receive options to purchase 3,000 shares of Common Stock for fair market value at the date of grant per share determined at the date such options are granted, and shall receive options to purchase an additional 3,000 shares of Common Stock for fair market value per share determined at the date such options are granted each year such Director remains on the Board pursuant to the Company's Stock Option Plan. See "Stock Option Plan."

LIMITATION OF LIABILITY AND INDEMNIFICATION

  Pursuant to the provisions of the Delaware General Corporation Law, the Company has adopted provisions in its Articles of Incorporation which eliminate the personal liability of its directors to the Company or its stockholders for monetary damages for breach of their duty of due care, and which require the Company to indemnify its directors and permit the Company to indemnify its officers or employees to the fullest extent permitted by Delaware law, including those circumstances in which indemnification would otherwise be discretionary, except that the Company shall not be obligated to indemnify any such person (i) with respect to proceedings, claims or actions initiated or brought voluntarily by any such person and not by way of defense or (ii) for any amounts paid in settlement of an action indemnified against by the Company without the prior written consent of the Company. The Company has entered into indemnification agreements with each of its directors providing for such indemnification. Prior to consummation of this offering, the Company intends to obtain a Directors' and Officers' insurance policy.

EXECUTIVE COMPENSATION

  Fortress was incorporated in June, 1995 and did not conduct any operations prior to that time. The Company anticipates that during fiscal year 1996, its most highly compensated officers and their annualized base salaries will be as follows: Mr. Martell--$250,000, Mr. McGregor--$225,000 and Mr. Pirrello-- $150,000 (collectively, the "Fortress Executives"). Certain of the Founding Builders' Owners, namely Messrs. Stuhmer, Caldwell, Short and Buffington will be named President and Chief Executive Officer of the Company's respective subsidiaries (which were formally the Founding Builders) (the "Subsidiary Presidents"). These Subsidiary Presidents will earn a salary that will range from $225,000 to $250,000 per year. These salaries are consistent with the salary levels of these persons prior to the consummation of the Acquisitions and the Offerings. Each Fortress Executive and Subsidiary President will enter into an employment agreement with the Company. See "Employment Agreement; Covenants Not To Compete." Pursuant to such employment agreements, each such officer will be eligible to earn an additional year-end bonus based on the financial performance of the Company, taken as a whole, and the performance of the local operation for which each such officer has primary responsibility.

EMPLOYMENT AGREEMENTS; COVENANT NOT TO COMPETE

  The employment agreements entered into between the Company and each of the Fortress Executives, the Presidents of each of the Company's local operations and all of the key employees are for a 3-year term which automatically renews for successive one-year periods after the end of the initial 3-year term, unless terminated or not renewed by the Company or the employee. The employment agreements specify an annual base salary for each such employee, which base salary may be increased (but not decreased) from time to time during the employment term as determined by the Board in its sole discretion.

  Each of the employment agreements provides that, in the event of a termination by the Company without cause, such employee shall be entitled to receive from the Company such employee's then current salary for whatever period is remaining under the existing term of the agreement. Each employment agreement also contains a covenant not to compete with the Company for a two-year period after termination which provides that the employee will not engage in any business directly competitive with the Company within 100 miles of where the Company conducted or conducts business at any time.

STOCK OPTION PLAN

  The Board of Directors and Existing Stockholders have adopted The Fortress Group, Inc. 1996 Stock Incentive Plan (the "Stock Option Plan"), effective April 1, 1996. The purpose of the Stock Option Plan is to enable non-employee directors, officers, key employees and consultants of the Company to participate in the Company's future and to enable the Company to attract and retain these persons by offering them proprietary interests in the Company. The Stock Option Plan will be administered by the Compensation Committee. The Stock Option Plan authorizes the issuance of up to 575,000 shares of Common Stock pursuant to the grant or exercise of stock options, stock appreciation rights, restricted stock or deferred stock (generally, "Awards"). Prior to the Offerings, the Company may grant stock options under the Stock Option Plan to certain of its officers and employees of the Company to purchase shares of Common Stock in the aggregate for a purchase price per share equal to the offering price. Options granted to certain senior executives, management and other employees will vest over varied periods which will be determined at the time such options are granted. Directors who are not employees of the Company or any affiliate ("Non-Employee Directors") are automatically granted options to purchase 3,000 shares on the date of each annual stockholder's meeting, beginning in 1996. Such options shall be granted at fair market value on the date of grant.

  Stock Options may be either "incentive stock options" (within the meaning of Section 422 of the Internal Revenue Code) or nonstatutory options. The exercise price per share purchasable under an option shall be determined at the time of grant by the Compensation Committee. Generally, participants will be given ten years in which to exercise a Stock Option, or a shorter period once a participant terminates employment. Payment may be made in cash or in the form of unrestricted shares the participant already owns. At the Company's option it may provide a participant with a loan or guarantee of a loan for the exercise price of an option. The right to exercise an option may be conditioned upon the completion of a period of service or other conditions.

  Stock Appreciation Rights ("SARs") entitle a participant to receive an amount in cash, shares or both, equal in value to (i) the excess of the Fair Market Value of one share over the exercise price per share specified in the related Stock Option multiplied by (ii) the number of shares to which the SAR relates. The right to exercise a SAR may be conditioned upon the completion of a period of service or other conditions. Generally, participants will be given ten years in which to exercise a SAR, or a shorter period once a participant terminates employment.

  Shares of Restricted Stock may also be awarded under the Plan, which requires the completion of a period of service or the attainment of specified performance goals by the participant or the Company or a subsidiary, division or department of the Company or such other criteria as the Compensation Committee may determine. Upon a participant's Termination of Employment (as defined in the Plan), the Restricted Stock still subject to restriction generally will be forfeited by the participant. The Compensation Committee may waive these restrictions in the event of hardship or other special circumstances.

  Deferred Stock is stock that can be awarded to a participant in the future, at a specified time and under specified conditions. The Compensation Committee will determine the participants to whom, and the time or times at which, any Deferred Stock shall be awarded, the number of shares of Deferred Stock to be awarded to any participant, the duration, the period during which and the conditions under which receipt of the shares will be deferred and any other terms and conditions of the Award. At the expiration of the deferral period, the Compensation Committee may elect to deliver such shares to the participant for the shares covered by the Deferred Stock Award.

  Amendments and Modifications. The Plan, as adopted, is not limited as to its duration. The Board of Directors may amend, alter, or discontinue the Plan, subject to certain limits.

  Change in Control. In the event of a Change in Control of the Company (as defined in the Plan):

    (1) any Stock Appreciation Rights and Stock Options outstanding as of the date of such Change in Control which are not then exercisable and vested will become fully exercisable and vested to the full extent of the original grant; and

    (2) the restrictions and deferral limitations applicable to any shares of Restricted Stock and Deferred Stock will lapse, and such shares of Restricted Stock and Deferred Stock will become free of all restrictions and become fully vested and transferable to the full extent of the original grant.

  A Change in Control includes any transaction which would result in any person owning, directly or indirectly, 20% or more of the outstanding Common Stock of the Company or the voting power of the Company; certain changes in the members of the board of directors; certain corporate transactions (such as a merger); and the sale of substantially all of the Company's assets.

BONUS AWARD PLAN

  The Company adopted The Fortress Group, Inc. 1996 Bonus Award Plan (the "Bonus Plan") effective as of April 1, 1996. The Bonus Plan affords the Compensation Committee discretion to fashion performance awards for eligible participants with incentives the Compensation Committee deems appropriate. It permits the issuance of awards based on the satisfaction of specific performance criteria in cash or Common Stock.

  The persons eligible to participate in the Bonus Plan are directors, officers and employees of the Company or any affiliate of the Company who, in the opinion of the Compensation Committee, significantly contribute to the growth and success of the Company or its affiliates. The Bonus Plan will be administered by the Compensation Committee. The Bonus Plan provides for the grant of up to 575,000 shares of Common Stock. The Board of Directors or Compensation Committee may amend, modify or discontinue the Bonus Plan at any time unless such amendment impairs the rights of a participant.

  Under the Bonus Plan, participants are awarded the opportunity to receive payments after the close of a performance period specified by the Compensation Committee, if specified performance objectives established by the Committee are attained during the period. The Compensation Committee determines the awards granted each year and the performance criteria for such awards. Unless the Compensation Committee provides otherwise, two-thirds of all payments pursuant to the Plan are to be made in cash, and one-third of all payments will be made in shares of Common Stock after the Compensation Committee certifies that the performance goals for the period have been satisfied. However, the Compensation Committee may provide for the payments to be deferred and/or paid in the form of restricted shares of Common Stock.

  Under the Bonus Plan, the performance goals for any year may be based on a broad array of performance measures as selected by the Compensation Committee, including pre-tax income or return on assets, on a consolidated basis or operating unit basis, depending on the responsibility of the participant. The maximum value that may be paid to any participant under the Bonus Plan for any year in the case of an employee of the Company is five percent (5%) of the Company's consolidated pre-tax profit; and in the case of an employee of an affiliate, twenty percent (20%) of the affiliate's operating income. Upon the occurrence of a Change in Control (as defined in the Bonus
Plan), all restrictions on stock issued under the Bonus Plan shall lapse. In addition, the Compensation Committee has discretion to pay all awards, cancel awards or provide for the substitution or assumption of awards.

PROFIT SHARING PLAN

  Effective immediately prior to the Offerings, the Company will establish The Fortress Group, Inc. Profit Sharing and Savings Plan (the "Profit Sharing Plan"). The Profit Sharing Plan is a qualified profit sharing plan under the Internal Revenue Code and is administered by the Company. A participant's benefits under the Profit Sharing Plan are equal to the participant's account balance. Contributions to the Profit Sharing Plan are entirely within the discretion of the Company's Board of Directors and are determined annually. All contributions paid to the Profit Sharing Plan are held in a trust fund which is administered by trustees appointed by the Company's Board of Directors. Employees of the Company who have completed one year of service may participate in the Profit Sharing Plan on the next January 1. Profit Sharing Plan contributions are allocated to accounts of participants who are employed by the Company on the last day of the plan year on a pro rata basis calculated based upon the proportion of a participant's total annual compensation (subject to a maximum of $150,000) to the total compensation of all participants who are employed by the Company on the last day of the plan year. A participant's interest vests 20% per year in each of his or her first five years of employment and is 100% vested thereafter. Participants (or their beneficiaries) are entitled to receive a distribution of the full value of their interest in their accounts upon retirement on or after their 65th birthday, or upon death or permanent disability. Under certain limited circumstances, a participant may, while employed by the Company, borrow against the funds in his or her profit sharing account.

                             CERTAIN TRANSACTIONS

ORGANIZATION OF THE COMPANY

  James J. Martell, Jr., Charles F. Smith and Patricia Donnelly were the stockholders in the Company's predecessor which developed the concept for the Company and financed its initial activities. These individuals, together with certain other Existing Shareholders, organized the Company to continue and develop the Company's business. At the time of the Company's organization, Messrs. Martell and Smith and Ms. Donnelly received shares in the Company based on their holdings in its predecessor. Immediately prior to the Offerings being consummated, Fortress will have issued 2,230,500 shares of Common Stock to the Existing Stockholders, including Messrs. Martell and Smith and Ms. Donnelly, for consideration consisting of certain proprietary information including analyses, business plans and financial models which were valued at the time of contribution at $48,000. See "Security Ownership of Existing Stockholders and Management."

  In addition, Charles F. Smith, James J. Martell, Jr., Patricia Donnelly and Brian J. McGregor have advanced funds to the Company in the amounts of $800,000, $50,000, $100,000 and $100,000, respectively. These advances are represented by promissory notes bearing interest at the prime rate with respect to the notes held by Mr. Smith, Ms. Donnelly and Mr. McGregor; the note held by Mr. Martell bears interest at 8% per annum. The funds advanced were used to pay certain costs of the formation of the Company, the Acquisitions and the Offerings. These notes will be paid from the proceeds of the Offerings.

  Mr. Martell, who has devoted his full time to the affairs of the Company since its formation, received consulting fees from the Company totalling $90,000 during 1995, along with reimbursement of out-of-pocket expenses incurred on behalf of the Company.

  J. Marshall Coleman, the Chairman of the Board of the Company and the spouse of Patricia Donnelly, was a partner in the law firm of Katten Muchin & Zavis through April 1996. For its services as legal counsel to the Company in connection with its formation, the Acquisitions, the Offerings and certain other matters, the Company paid Katten Muchin & Zavis fees of $437,000 through the date of this Prospectus and anticipates paying additional fees of approximately $900,000 in 1996. Katten Muchin & Zavis may continue to represent the Company in various matters following the consummation of the Offerings.

  In connection with the Acquisitions, and as consideration for their interests in the Founding Builders, certain officers, directors and holders of 5% or more of the outstanding shares of Common Stock of the Company will receive cash (approximate amounts) and shares of stock of the Company as follows:

                                                    SHARES OF      SHARES OF
   NAME                                     CASH   COMMON STOCK PREFERRED STOCK
   ----                                   -------- ------------ ---------------
   Lanold Caldwell....................... $260,500    457,628          --
   Lawrence Witek........................  260,500    457,628          --
   Robert Short..........................  695,000  1,556,546       20,000
   J. Christopher Stuhmer................  179,000  1,691,227          --
   Thomas Buffington.....................  564,500    948,949          --
   James M. Giddens......................  282,250    474,474          --
   Edward A. Kirkpatrick.................  282,250    474,474          --

  In connection with the Acquisitions, the Company has agreed to remove certain of the Founding Builders' Owners from any personal guarantees that may exist under any indebtedness of the Founding Builders within nine months of the consummation of the Offerings. See "Use of Proceeds." Certain of such Founding Builders' Owners who will become officers, directors or 5% stockholders of the Company will directly or indirectly benefit as a result of such repayment.

OTHER TRANSACTIONS

  The Company had a management agreement with The Touchstone Company, which is owned by a member of Mr. Short's family, and of which Robert Short is an employee, to provide marketing and management activities for The Genesee Company. The Touchstone Company receives an annual fee of $60,000 plus .5% of the gross sales as defined in the management agreement of The Genesee Company. For the year ended December 31, 1995, $98,000 of total fees were paid. The contract was cancelable by either party on 30 days written notice. The Company cancelled this contract effective January 1, 1996.

  The Company had an agreement with Genesee Holdings Corporation, owned by Robert Short, to pay it a fee of $5,000 for each lot it sells to a third-party purchaser with respect to a subdivision of 38 lots located in Golden, Colorado. This subdivision was closed on December 22, 1994 and no further fees are expected to be paid pursuant to the agreement.

  The Company leases 7,264 square feet of office space for $108,690 per year, from Genesee Holdings Corporation. The lease expires December 31, 1996 and the Company believes the lease rate reflects a market rate.

  The Company leases 7,127 square feet of office space for $78,000 (increased to $96,000 per year beginning June 1, 1996) per year for its Raleigh-Durham operation from an entity owned in part by Lawrence Witek. The lease has a term of five years, and the base rent increases 5% each year. The Company believes the lease rate reflects a market rate.

  The Company leases 13,640 square feet of office space for $245,520 per year for its Las Vegas operation from an entity owned by Christopher Stuhmer's family trust. The lease has a ten-year term and the Company believes the lease rate reflects a market rate.

  Management believes that the terms of each of the lease agreements described above are at least as favorable to the Company as those that could have been obtained from unaffiliated third parties.

OTHER

  Buffington refers title insurance and closing services in connection with purchases of lots and sale of homes to Town and Country Agency, Inc. owned by the spouses of the shareholders of Buffington. Title insurance rates are set and regulated by the Texas Insurance Commission and all other fees are believed to be in amounts customary and usual in the community.

COMPANY POLICY

  In the future, transactions with affiliates of the Company are anticipated to be minimal and will be approved by a majority of the Board of Directors, including a majority of the disinterested members of the Board of Directors, and will be made on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

          SECURITY OWNERSHIP OF EXISTING STOCKHOLDERS AND MANAGEMENT

  The following table sets forth after giving effect to the Acquisitions and as adjusted to reflect the sale of the shares offered hereby, certain information with respect to the beneficial ownership of the Company's Common Stock by (i) each person known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock; (ii) each executive officer, director and person who will become a director upon consummation of the Offerings of the Company; and (iii) all officers and directors as a group.

                                                      PERCENT OF
                                                    OWNERSHIP PRIOR
                          SHARES BENEFICIALLY OWNED     TO THE      PERCENT OF OWNERSHIP
NAME                      BEFORE AND AFTER OFFERING  OFFERINGS(2)   AFTER THE OFFERINGS
- ----                      ------------------------- --------------- --------------------
James J. Martell, Jr....            624,423               7.4%               5.4%
Brian McGregor..........            128,787               1.5%               1.1%
Jamie M. Pirrello.......             40,650                *                 *
Brian S. Buchanan.......              4,683                *                 *
J. Christopher Stuhmer..          1,691,227              20.0%              14.8%
Lawrence J. Witek.......            457,628               5.4%               4.0%
Robert Short............          1,556,546              18.4%              13.6%
Thomas Buffington.......            948,949              11.2%               8.3%
Charles F. Smith........            678,748               8.0%               5.9%
Patricia Donnelly(1)....            651,585               7.7%               5.7%
J. Marshall Coleman(1)..                --                --                --
James F. McEneaney......             50,812                *                 *
Mark L. Fine............              3,000(2)             *                 *
Steve D. Rivers.........              3,000(2)             *                 *
All executive officers
 and directors as a
 group (13 persons).....          6,921,040              81.8%              60.4%

- --------
*  Less than one percent.

(1) Patricia Donnelly is the spouse of J. Marshall Coleman, who is the Chairman of the Board of the Company. The 651,585 shares are owned by Patricia Donnelly. Mr. Coleman disclaims beneficial ownership of these shares.

(2) Represents options to purchase shares of Common Stock granted pursuant to the Stock Option Plan. See "Management--Director Compensation."

                         DESCRIPTION OF CAPITAL STOCK

  The authorized capital stock of the Company consists of 50 million shares of Common Stock, $.01 par value per share, and 2,000,000 shares of Preferred Stock, $.01 par value per share.

COMMON STOCK

  Of the 50 million shares of Common Stock authorized, 11,464,375 shares will be outstanding upon consummation of the Offerings. Subject to the rights of holders of Preferred Stock, the holders of outstanding shares of Common Stock are entitled to share ratably in dividends declared out of assets legally available therefor at such time and in such amounts as the Board of Directors may from time to time lawfully determine. Each holder of Common Stock is entitled to one vote for each share held. Subject to the rights of holders of any outstanding Preferred Stock, upon liquidation, dissolution or winding up of the Company, any assets legally available for distribution to shareholders as such are to be distributed ratably among the holders of the Common Stock at that time outstanding. All shares of Common Stock currently outstanding are and all shares of Common Stock offered hereby, when duly issued and paid for will be, fully paid and nonassessable, not subject to redemption and assessment and without conversion, preemptive or other rights to subscribe for or purchase any proportionate part of any new or additional issues of any class or of securities convertible into stock of any class.

PREFERRED STOCK

  The Company has an authorized class of undesignated Preferred Stock consisting of 2,000,000 shares. Preferred Stock may be issued in series from time to time with such designations, relative rights, priorities, preferences, qualifications, limitations and restrictions thereof, to the extent that such are not fixed in the Company's Certificate of Incorporation, as the Board of Directors determines. The rights, preferences, limitations and restrictions of different series of Preferred Stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions and other matters. The Board of Directors may authorize the issuance of Preferred Stock which ranks senior to the Common Stock with respect to the payment of dividends and the distribution of assets on liquidation. In addition, the Board of Directors is authorized to fix the limitations and restrictions, if any, upon the payment of dividends on Common Stock to be effective while any shares of Preferred Stock are outstanding. The Board of Directors, without shareholder approval, can issue Preferred Stock with voting and conversion rights which could adversely affect the voting power of the holders of Common Stock. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company. The Company has no present intention to issue shares of Preferred Stock.

  In connection with the acquisition of Genesee, the Company issued 20,000 shares of its Series A 11% Cumulative Convertible Preferred Stock to Robert Short (the "Acquisition Preferred Stock") out of the 2,000,000 authorized shares of undesignated Preferred Stock referred to above. The Acquisition Preferred Stock has a liquidation value of $100.00 per share and carries a 11% cumulative dividend. Two years following the Offering, it is convertible at the holder's option into the Company's Common Stock at a conversion ratio determined by dividing (i) the liquidation value of the Preferred Stock ($100.00 per share) plus any accrued but unpaid dividends by (ii) the lesser of (x) the Common Stock Offering price per share and (y) 75% of the lowest closing price of the Company's Common Stock during the 30 calendar days immediately preceding the date the Preferred Stock is converted. The closing price is the last quoted sale price as reported by the Stock Market for a day, or if no sale is reported, the average of the high bid and low asked prices for the day. The Acquisition Preferred Stock is non-voting until converted and the Company has the right to redeem all of the Acquisition Preferred Stock anytime prior to conversion at a redemption price equal to the liquidation value plus any accrued but unpaid dividends.

STOCKHOLDERS' AGREEMENT

  In connection with the Acquisitions, each Founding Builder's Owner and each of the Existing Stockholders entered into an agreement (the "Stockholders' Agreement") with respect to nominating and electing Directors to the Board of Directors of the Company. Pursuant to the Stockholders' Agreement (i) the Existing Stockholders have the right to nominate and the Board will appoint an additional independent director to be added to the Board within six months following the Offerings, bringing the full Board to eleven members; the Existing Stockholders and the Founding Builders have agreed to elect one director each from the four Founding Builders and four directors nominated by the Existing Stockholders in each of the Annual Stockholders' Meetings for fiscal years 1996, 1997, 1998, and 1999; in each of the Annual Stockholders' Meetings for fiscal years 1996 and 1997 the Existing Stockholders and the Founding Builders have agreed to elect two independent directors nominated by the Founding Builders and one independent director nominated by the Existing Stockholders. Each of the parties to the Stockholders' Agreement has agreed to vote its Common Stock in order to cause the nominees of the Founding Builder's Owners and the Existing Stockholders nominated for election to be elected to the Board of Directors. The Stockholders' Agreement will terminate immediately following the Company's Annual Meeting of Stockholders relating to fiscal year 1999 (but occurring in fiscal year 1999).

CERTAIN PROVISIONS AFFECTING STOCKHOLDERS

  Delaware, like many other states, permits a corporation to adopt a number of measures through amendment of the corporate charter or bylaws or otherwise, which may have the effect of delaying or deterring any unsolicited takeover attempts. In addition, Section 203 of the Delaware General Corporation Law restricts certain "business combinations" with "interested stockholders" (generally a holder of 15% or more of the Company's voting stock) for three years following the date that person becomes an interested stockholder. By delaying or deterring unsolicited takeover attempts, these provisions could adversely affect prevailing market prices for the Common Stock.

SHARES ELIGIBLE FOR FUTURE SALE

  Upon completion of the Offerings, the Company will have 11,464,375 shares of Common Stock outstanding (excluding shares of Common Stock reserved for issuance under the Company's Stock Option Plan). Of these shares, the 3,000,000 shares of Common Stock sold in the Common Stock Offering (plus any additional shares sold upon the Underwriters' exercise of their over-allotment option) will be freely transferable without restriction or further registration under the Act, except that any shares purchased by an existing "affiliate" of the Company, as that term is defined by the Act ("affiliate"), will be subject to certain of the resale limitations of Rule 144 adopted under the Act. All of the remaining 8,464,375 shares of Common Stock will be restricted securities as defined in Rule 144 (the "Restricted Shares"). The Initial Stockholders have agreed not (without the prior written consent of the Managing Underwriter) to offer, sell or otherwise dispose of any shares of Common Stock for a period of 180 days after the date of this Prospectus. Upon expiration of this period, 15% or 1,269,658 shares of Common Stock held by the Initial Stockholders will be eligible for sale in the public market. An additional 25% or 2,116,094 shares of Common Stock will become eligible for sale in the public market commencing 12 months after the date of this Prospectus, with an additional 30% or 2,539,312 of such shares becoming eligible after 18 months and the remainder becoming eligible commencing 24 months after the date of this Prospectus. In addition to the Initial Stockholders' ability to sell their shares of Common Stock during such 24 month period, in connection with the Acquisitions, (i) the holders of one-third of the Common Stock held by the Founding Builders' Owners or (ii) all of the stockholders of a particular Founding Builder, have a one-time right to require that the Company file a registration statement with the Commission registering all of their shares of Common Stock anytime during a one-year period after expiration of the initial eighteen month period after the date of this Prospectus; provided, however, that such registered shares shall continue to remain subject to the sale and transferability restrictions set forth above. See "Company Formation and Organization--The Acquisitions." Any sales of Common Stock by the Initial Stockholders are subject to compliance with the volume, holding period and applicable limitations of Rule 144, or pursuant to a registration statement meeting the requirements the Securities Act. The 20,000 shares of Series A 11% Cumulative Convertible Preferred Stock issued in connection with the acquisition of Genesee is only convertible two years after issuance, and would convert into 222,222 shares of Common Stock (at a conversion price of $9.00 per share).

  In general, under Rule 144 as currently in effect, beginning 90 days after the Common Stock Offering, any person (or persons whose shares are aggregated) who has beneficially owned Restricted Shares for at least two years is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of 1% of the then outstanding shares of the Company's Common Stock (approximately 114,644 shares immediately after the Offerings) or the average weekly trading volume of the Company's Common Stock in the over-the-counter market during the four calendar weeks preceding the date on which notice of the sale is filed with the Commission. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Company. Any person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of the Company at any time during the three months preceding a sale, and who has beneficially owned shares, within the context of Rule 144, for at least three years, is entitled to sell such shares under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information or notice requirements.

  The Company will grant options to purchase shares of Common Stock, which amount will be determined and made effective on the effective date of the Offerings, under the Company's Stock Option Plan. The Company expects, after completion of the Common Stock Offering, to file a Registration Statement under the Act to register the issuance of shares of Common Stock issuable under its Stock Option Plan. See "Management--Stock Option Plan." Shares of Common Stock issued under the Stock Option Plan after the effective date of such Registration Statement, other than shares held by affiliates of the Company, will be eligible for resale in the public market without restriction.

TRANSFER AGENT AND REGISTRAR

  The transfer agent and registrar for the Company's Common Stock is American Securities Transfer, Incorporated, Denver, Colorado.

                          DESCRIPTION OF SENIOR NOTES

GENERAL

  The Company will issue the Senior Notes under an Indenture (the "Indenture") between the Company and IBJ Schroder Bank & Trust Company, as trustee (the "Trustee"). The following description of the Senior Notes does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the Indenture. A copy of the form of Indenture will be filed as an exhibit to the Registration Statement of which this Prospectus is a part. In addition, the Indenture may be subject to change if necessary to comply with law and is permitted to be amended pursuant to the terms of the Indenture.

  The Senior Notes will mature on May 15, 2003. The Company will pay interest on the Senior Notes in arrears on May 15 and November 15 of each year, commencing November 15, 1996 at the rate of 13.75% per annum. The Senior Notes may not be redeemed, at any time prior to maturity. The Senior Notes will be unsecured and will rank pari passu with, or senior in right of payment to, all other existing and future unsecured indebtedness of the Company. The Senior Notes, however, will be effectively subordinated to secured debt of the Company (including indebtedness under the Credit Agreement) to the extent of any collateral, as well as to indebtedness of and guaranties (including guaranties of indebtedness under the Credit Agreement) by the Company's subsidiaries.

COVENANTS

  The Indenture will contain certain restrictive covenants including covenants which will restrict the ability of the Company and its subsidiaries from (i) declaring any dividends or making other distributions on, or redeeming the Company's equity securities, including the Common Stock; (ii) redeeming or otherwise acquiring any subordinated indebtedness of the Company or certain indebtedness of its subsidiaries; (iii) making certain investments; (iv) incurring additional indebtedness; (v) selling or leasing assets or property not in the ordinary course of business; (vi) undergoing certain fundamental changes (such as mergers, consolidations or liquidations); (vii) creating certain liens; (viii) entering into certain transactions with affiliates; and
(ix) imposing additional future restrictions on upstream payments from certain subsidiaries, all as set forth in the Indenture. In addition, the Indenture will provide that in the event of defined changes in control or if the consolidated tangible net worth of the Company and its subsidiaries falls below a specified level or, in certain circumstances, upon sales of assets, the Company will be required to make an offer to repurchase certain specified amounts of outstanding Senior Notes.

EVENTS OF DEFAULT

  The following events, among others, constitute events of default under the Senior Notes (i) the Company's nonpayment of principal when due or payable or of interest within 30 days of such interest being due or payable; (ii) a breach, following any applicable cure periods, of any covenant of the Company or its subsidiaries contained in the Indenture following notice by the Trustee or holders of 25% of the Senior Notes; (iii) certain cross-accelerations with respect to other indebtedness of the Company or it subsidiaries; (iv) the Company's failure to pay or have discharged certain judgments against the Company or a subsidiary; and (v) certain events of bankruptcy or insolvency.

                   DESCRIPTION OF PROPOSED CREDIT AGREEMENT

  The Company has secured a commitment letter from Bankers Trust Company and Bank One, Arizona, NA as Co-Agents, (collectively, the "Banks") pursuant to which, and subject to the terms and conditions set forth therein, Bankers Trust Company has expressed its willingness to arrange a full recourse senior secured revolving credit facility (the "Facility") to the Company in the maximum principal amount of $50,000,000 and Bankers Trust Company and Bank One, Arizona, NA have expressed their willingness each to severally provide for $25,000,000 principal amount of the Facility, under a revolving credit agreement to be negotiated with the Company (the "Credit Agreement"). The Credit Agreement will establish a revolving line of credit pursuant to which the Company may borrow up to $50,000,000 in principal amount from time to time, pursuant to the terms and subject to satisfaction of the conditions specified therein. The proceeds of the revolving loans will be available for the purpose of providing a master revolving line of credit (Borrowing Base) to finance a portion of the cost of the construction of single family housing units ("Units") and to a lesser extent, a portion of the cost of improved lots and lots under development. The line of credit shall not be used to finance
(i) the acquisition of raw or speculative land nor (ii) without the prior approval of the Banks, the acquisition of other homebuilders. The Facility may only be used for financing properties in the Company's primary homebuilding markets of the metropolitan areas of Tucson, Arizona, Las Vegas, Nevada, Austin and San Antonio, Texas, Denver and Fort Collins, Colorado, and Raleigh-Durham, North Carolina and may not be used in any other markets without the prior approval of the Banks. Use of proceeds will be subject to other restrictions, including, without limitation, certain geographical limitations on the use of proceeds and the requirement that any proceeds of any revolving loans made by the Banks to the Company which are to be advanced to any subsidiary of the Company (in addition to the proceeds of the Senior Notes and any other amounts which are to be advanced by the Company to any subsidiary of the Company at any time) are advanced in the form of capital contributions or equity investments rather than intercompany loans or other indebtedness.

  Availability under the Facility will be subject, among other things, to a borrowing base test calculated with reference to, among other things, the percentage of different types of completed Units (presold, speculative, model), the stages of completion of Units and of lots (vacant, under development, completed), the geographic location of properties, the number of lots in a project, the amount of time lots have spent in acquisition and development and the amount of time Units have remained unsold, the number of presold Units and model Units as a percentage of all eligible collateral, the cost and value of lots and Units and other factors.

  The term of the line of credit under the Credit Agreement will be four years, with the first two years structured as a revolving loan with a maximum commitment of $50,000,000, and the final two years structured as a term loan with a reducing commitment. During this final two-year period, the maximum commitment reduces by $6,250,000 on a quarterly basis; during the first year of the final two year period, borrowings thereunder may still be repaid and reborrowed.

  Borrowings during the first two years will bear interest at a rate equal to 1.5% above the prime rate, as set from time to time, or 350 basis points above the London inter-bank offering market rate ("LIBOR"), as selected by the Company. During the two-year term loan period described above, these rates increase to prime plus 2.0% or LIBOR plus 400 basis points, as applicable.

  The Credit Agreement will provide for affirmative and negative covenants as the Banks deem appropriate for the transactions contemplated by the Credit Agreement, including, without limitation, requirements for regular financial reporting and maintenance of existence, restrictions with respect to acquisitions and mergers, joint ventures, partnerships, divestitures, or reorganizations, and payments of dividends and making other distributions (except that, so long as no default has occurred and is continuing under the Credit Agreement and the related Loan Documents, dividends may be paid by the subsidiaries that guarantee the Facility (the "Guarantors") to the Company as required to be paid to (i) the Banks and any other lenders under the Facility pursuant to the terms thereof and (ii) the holders of the Senior Notes pursuant to the terms thereof in effect on the date of the closing) and restrictions with respect to repurchasing or defeasing or redeeming or making an offer to purchase, defease or redeem any equity or debt interest held by any person, including such restrictions in respect of the Senior Notes, and restricting the Company and the Guarantors from making investments in subsidiaries, and prohibitions on certain amendments to the Indenture without the prior written consent of the Banks, and changes in control of the Company and covenants (i) regarding maintenance by the Company of its Nasdaq listing during the term of the Facility, (ii) prohibiting the Guarantors and any other subsidiaries from owing any debt or any contingent obligations to the Company or to any other shareholder of the Guarantors or of any other subsidiaries,
(iii) restricting the Company and the Guarantors from incurring indebtedness,
(iv) restricting issuance of preferred stock, (v) establishing cash management systems, and (vi) requiring observance of customary corporate formalities. The Credit Agreement will also contain certain additional covenants, including covenants which will subject the Company to certain operating requirements and require the maintenance of certain financial levels and ratios, such as minimum tangible net worth, maximum debt to net worth, minimum liquidity and minimum interest coverage.

  Additionally, the following events, among others, will constitute events of default under the Credit Agreement: (i) the Company's non-payment of any amounts due or payable under the Credit Agreement, (ii) a breach, following any applicable cure periods, of covenants or agreements under the Credit Agreement or any related loan documents by the Company or any subsidiary,
(iii) the Company's or any of its subsidiaries' non-payment of any other indebtedness, (iv) the occurrence of certain events by which such other indebtedness, including, without limitation, the Senior Notes, may become due and payable prior to their expressed maturity or expiration dates, (v) certain events of voluntary or involuntary bankruptcy, insolvency, receivership or reorganization of the Company or any subsidiary of the Company, (vi) the failure of certain key shareholders of the Company to continue to own specified percentages of their holdings of capital stock of the Company which exist on the date of the Credit Agreement, (vii) judgments or decrees entered against the Company or any subsidiary of the Company involving an aggregate liability of a specified aggregate principal amount and (viii) such other events as the Banks in their judgment deem appropriate for the transactions contemplated by the Credit Agreement, including without limitation a material adverse change in the financial condition or prospects of the Company.

  Borrowings under the Credit Agreement will be guaranteed by each subsidiary of the Company and secured by liens on all of the real and personal property of the Company and each of its subsidiaries. Additionally, each of the Company and its subsidiaries will covenant not to grant or suffer to exist any additional liens on its respective property, except certain permitted liens.

  The commitment letter is subject to completion to the Banks' satisfaction of due diligence and the Banks' continuing satisfaction with the due diligence and is subject to other terms and conditions, including without limitation negotiation, execution and delivery of definitive financing agreements, in each case containing terms and conditions satisfactory to each of the Banks and containing such other terms and conditions, representations and warranties, covenants, indemnifications, events of default and conditions to lending that are appropriate in the opinion of the Banks for the transactions contemplated by the Credit Agreement. There can be no assurance as to when or whether the Credit Agreement will be entered into or as to whether the Credit Agreement will contain the terms and conditions described above, and such may contain terms and conditions more favorable or less favorable to the Company than set forth above. The Facility would be an important source of capital to fund the Company's future residential construction projects and, if the Company is not able to agree with the Banks on the terms of the Credit Agreement, the Company would need to seek other sources of financing to help fund its future residential construction projects.

                                 UNDERWRITING

  Furman Selz LLC, BT Securities Corporation and Southeast Research Partners, Inc. are acting as representatives (the "Representatives") of each of the underwriters named below (the "Underwriters"). Subject to the terms and conditions set forth in an underwriting agreement dated as of the date hereof (the "Underwriting Agreement"), the Underwriters named below have severally agreed to purchase, and the Company has agreed to sell to them, the aggregate number of shares of Common Stock set forth opposite their respective names:

                                                                       NUMBER OF
    UNDERWRITERS                                                        SHARES
    ------------                                                       ---------
   Furman Selz LLC....................................................   876,000
   BT Securities Corporation..........................................   876,000
   Southeast Research Partners, Inc. .................................   204,000
   Bear, Stearns & Co. Inc. ..........................................    60,000
   Alex. Brown & Sons Incorporated....................................    60,000
   Dillon, Read & Co. Inc. ...........................................    60,000
   Donaldson, Lufkin & Jenrette Securities Corporation................    60,000
   Lehman Brothers Inc. ..............................................    60,000
   Oppenheimer & Co., Inc. ...........................................    60,000
   Schroder Wertheim & Co. Incorporated...............................    60,000
   Wasserstein Perella Securities, Inc. ..............................    60,000
   The Chicago Corporation............................................    36,000
   Dain Bosworth Incorporated.........................................    36,000
   Janney Montgomery Scott Inc. ......................................    36,000
   Ladenburg, Thalmann & Co. Inc. ....................................    36,000
   Legg Mason Wood Walker, Incorporated...............................    36,000
   McDonald & Company Securities, Inc. ...............................    36,000
   Piper Jaffray Inc. ................................................    36,000
   Rauscher Pierce Refsnes, Inc. .....................................    36,000
   Raymond James & Associates, Inc. ..................................    36,000
   The Robinson-Humphrey Company, Inc. ...............................    36,000
   Wheat First Butcher Singer.........................................    36,000
   Dominick & Dominick, Incorporated..................................    24,000
   Hanifen, Imhoff Inc. ..............................................    24,000
   Interstate/Johnson Lane Corporation................................    24,000
   C.L. King & Associates, Inc. ......................................    24,000
   Scott & Stringfellow, Inc. ........................................    24,000
   The Seidler Companies Incorporated.................................    24,000
   Van Kaspar & Company...............................................    24,000
                                                                       ---------
     Total............................................................ 3,000,000
                                                                       =========

  The Underwriting Agreement provides that the obligations of the several Underwriters are subject to the approval of certain legal matters by counsel and various other conditions. The nature of the Underwriters' obligations is such that they are committed to purchase all of the above shares if any are purchased. The Underwriters propose to offer the shares of Common Stock directly to the public at the offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession not in excess of $0.40 per share. The Underwriters may allow, and such dealers may reallow, a discount not in excess of $0.10 per share to certain other dealers. After the Offering, the offering price and other selling terms may be changed by the Representatives.

  The Company has granted to the Underwriters an option, expiring 30 days from the date of this Prospectus, to purchase up to 450,000 additional shares of Common Stock on the same terms as set forth on the cover page of this Prospectus, solely to cover over-allotments, if any, incurred in the sale of the shares of Common Stock offered hereby. If the Underwriters exercise the option, each Underwriter will have a firm commitment, subject to certain conditions, to purchase such number of additional shares of Common Stock as is proportionate to such Underwriter's initial commitment to purchase shares from the Company.

  The Underwriting Agreement provides that the Company will indemnify the Underwriters against certain liabilities, including liabilities under the Act, or will contribute to payments that the Underwriters may be required to make in respect thereof.

  The Company has agreed that it will not, for a period of 180 days after the closing, directly or indirectly, without the prior written consent of the Representatives, issue, offer, sell, grant any option to purchase or otherwise dispose of any of its Common Stock or any securities convertible into, or exchangeable or exercisable for, its Common Stock (except for grants of options pursuant to the Company's Stock Option Plan or Bonus Plan).

  The Initial Stockholders have agreed not (without the prior consent of the Representatives) to offer, sell or otherwise dispose of any shares of Common Stock of the Company for a period of 180 days after the Closing Date. Upon expiration of this period, 15% or 1,269,658 shares of Common Stock held by the Initial Stockholders will become eligible for sale in the public market. An additional 25% or 2,116,094 shares of Common Stock will become eligible for sale in the public market commencing 12 months after the Closing Date, with an additional 30% or 2,539,312 of such shares becoming eligible after eighteen months and the remainder becoming eligible commencing twenty-four months following the Closing Date. The 20,000 shares of Series A 11% Cumulative Convertible Preferred Stock issued in connection with the acquisition of Genesee is only convertible two years after issuance, is non-voting until converted and would convert into 222,222 shares of Common Stock (at a conversion price of $9.00 per share). Any sales of Common Stock by the Initial Stockholders must be made in compliance with the volume, holding period and applicable limitations of Rule 144, or pursuant to a registration statement meeting the requirements the Securities Act.

  The Representatives have advised the Company that they expect to confirm sales of Common Stock offered by this Prospectus made to accounts over which they exercise discretionary authority and that such sales will not exceed 5% of the Offerings.

  Prior to the Common Stock Offering, there has been no public market for the Common Stock. The initial public offering price will be determined by negotiations between the Company and the Underwriters. Among the factors to be considered in determining the initial public offering price will be the history of the Founding Builders and the prospects of the Company and the industry in which it operates, the past and present operating results of the Founding Builders and the trends of such results, the previous experience of the Company's management, the market prices of publicly traded stock of comparable companies in recent periods and the general condition of the securities markets at the time of the Common Stock Offering.

                             CERTAIN LEGAL MATTERS

  The legality of the shares of Common Stock offered hereby will be passed upon for the Company by Katten Muchin & Zavis, Chicago, Illinois. J. Marshall Coleman, who is the Chairman of the Board of the Company, was a partner of Katten Muchin & Zavis through April 1996. Additionally, Mr. Coleman's spouse, Patricia Donnelly, owns 651,585 shares of the Company's Common Stock. Certain legal matters in connection with this Offering will be passed upon for the Underwriters by Coudert Brothers, New York, New York.

                                    EXPERTS

  The combined financial statements of the Combined Predecessor Companies, the combined financial statements of Buffington, and the combined financial statements of Christopher, at December 31, 1994 and 1995 and for each of the three years in the period ended December 31, 1995, the combined financial statements of Genesee as of December 31, 1995 and for the year ended December 31, 1995 and the financial statements of The Fortress Group at December 31, 1995 included in this Prospectus have been so included in reliance on the reports (the report of Price Waterhouse LLP on The Fortress Group Inc.'s separate financial statements includes an explanatory paragraph regarding Fortress's ability to continue as a going concern) of Price Waterhouse LLP, independent accountants, given on authority of said firm as experts in auditing and accounting.

  The combined financial statements of Genesee included in this Prospectus as of December 31, 1994 and for each of the two years in the period ended December 31, 1994, have been so included in reliance on the report of Hein + Associates LLP, independent accountants, given on authority of said firm as experts in auditing and accounting.

  The consolidated financial statements of Solaris Development Corporation as of December 31, 1995 and for each of the three years in the period ended December 31, 1995 and the financial statements of Sunstar Mortgage Limited Liability Company as of December 31, 1995, and for the period from March 1, 1995 (inception) to December 31, 1995, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein and in the Registration Statement, and are included in reliance upon the authority of such firm as experts in accounting and auditing.

                            ADDITIONAL INFORMATION

  A Registration Statement on Form S-1, including amendments thereto, relating to the Common Stock offered hereby has been filed with the Commission, in Washington, D.C. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or any other document are not necessarily complete and in each instance reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement, exhibits and schedules. A copy of the Registration Statement may be inspected by anyone without charge at the Commission's principal offices in Washington, D.C. and copies of all or any part thereof may be obtained from such office upon payment of certain fees prescribed by the Commission.

  The Company intends to furnish its shareholders with an annual report containing audited financial statements and an opinion thereon expressed by independent auditors for each fiscal year and with quarterly reports containing unaudited summary information for the first three quarters of each fiscal year.

                            THE FORTRESS GROUP, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
PRO FORMA COMBINED FINANCIAL STATEMENTS
  Introduction to Pro Forma Financial Information.........................  F-3
  Pro Forma Combined Balance Sheet at March 31, 1996 (unaudited)..........  F-4
  Pro Forma Combined Statement of Income for the year ended December 31,
   1995 (unaudited).......................................................  F-5
  Pro Forma Combined Statement of Income for the three months ended March
   31, 1996 (unaudited)...................................................  F-6
  Pro Forma Combined Statement of Income for the three months ended March
   31, 1995 (unaudited)...................................................  F-7
  Notes to Pro Forma Combined Financial Statements (unaudited)............  F-8
COMBINED PREDECESSOR COMPANIES
  Report of Price Waterhouse LLP, Independent Accountants................. F-11
  Balance Sheet as of December 31, 1994 and 1995 and March 31, 1996 (unau-
   dited)................................................................. F-12
  Combined Statement of Income for the years ended December 31, 1993, 1994 and 1995 and the three months ended March 31, 1995 and 1996 (unau-
   dited)................................................................. F-13
  Combined Statement of Shareholders' Equity for the years ended
   December 31, 1993, 1994 and 1995 and the three months ended March 31,
   1996 (unaudited)....................................................... F-14
  Combined Statement of Cash Flows for the years ended December 31, 1993,
   1994 and 1995 and the three months ended March 31, 1995 and 1996 (unau-
   dited)................................................................. F-15
  Notes to Combined Financial Statements.................................. F-16
BUFFINGTON HOMES, INC.
  Report of Price Waterhouse LLP, Independent Accountants................. F-25
  Combined Balance Sheets as of December 31, 1994 and 1995 and March 31,
   1996 (unaudited)....................................................... F-26
  Combined Statements of Operations for the years ended December 31, 1993,
   1994 and 1995 and the three months ended March 31, 1995 and 1996 (unau-
   dited)................................................................. F-27
  Combined Statements of Changes in Shareholders' Equity for the years ended
   December 31, 1993, 1994 and 1995 and the three months ended March 31,
   1996 (unaudited)....................................................... F-28
  Combined Statements of Cash Flows for the years ended December 31, 1993,
   1994 and 1995 and the three months ended March 31, 1995 and 1996 (unau-
   dited)................................................................. F-29
  Notes to Combined Financial Statements.................................. F-30
CHRISTOPHER HOMES, INC.
  Report of Price Waterhouse LLP, Independent Accountants................. F-35
  Combined Balance Sheets as of December 31, 1994 and 1995 and March 31,
   1996 (unaudited)....................................................... F-36
  Combined Statements of Operations for the years ended December 31, 1993,
   1994 and 1995 and the three months ended March 31, 1995 and 1996 (unau-
   dited)................................................................. F-37
  Combined Statements of Stockholders' (Deficit) Equity for the years ended
   December 31, 1993, 1994 and 1995 and the three months ended March 31,
   1996 (unaudited)....................................................... F-38
  Combined Statements of Cash Flows for the years ended December 31, 1993,
   1994 and 1995 and the three months ended March 31, 1995 and 1996 (unau-
   dited)................................................................. F-39
  Notes to Combined Financial Statements.................................. F-40
THE GENESEE COMPANY
  Report of Price Waterhouse LLP, Independent Accountants................. F-46
  Report of Hein & Associates LLP, Independent Auditor's Report........... F-47
  Combined Balance Sheets as of December 31, 1994 and 1995 and March 31,
   1996 (unaudited)....................................................... F-48
  Combined Statements of Operations for the years ended December 31, 1993,
   1994 and 1995 and the three months ended March 31, 1995 and 1996 (unau-
   dited)................................................................. F-49
  Combined Statements of Changes in Shareholder's Equity for the years ended
   December 31, 1993, 1994 and 1995 and the three months ended March 31,
   1996 (unaudited)....................................................... F-50
  Combined Statements of Cash Flows for the years ended December 31, 1993,
   1994 and 1995 and the three months ended March 31, 1995 and 1996 (unau-
   dited)................................................................. F-51
  Notes to Combined Financial Statements.................................. F-52

                                                                           PAGE
                                                                           ----
SOLARIS DEVELOPMENT CORPORATION
  Report of Ernst & Young LLP, Independent Accountants.................... F-59
  Consolidated Balance Sheets as of December 31, 1994 and 1995 and March
   31, 1996 (unaudited)................................................... F-60
  Consolidated Statements of Income for the years ended December 31, 1993,
   1994 and 1995 and the three months ended March 31, 1995 and 1996 (unau-
   dited)................................................................. F-61
  Consolidated Statements of Shareholders' Equity for the years ended
   December 31, 1993, 1994 and 1995 and the three months ended March 31,
   1996 (unaudited)....................................................... F-62
  Consolidated Statements of Cash Flows for the years ended December 31,
   1993, 1994 and 1995 and for the three months ended March 31, 1995 and
   1996 (unaudited)....................................................... F-63
  Notes to Consolidated Financial Statements.............................. F-64
SUNSTAR MORTGAGE LIMITED LIABILITY COMPANY
  Report of Ernst & Young LLP, Independent Accountants.................... F-69
  Balance Sheets as of December 31, 1995 and March 31, 1996 (unaudited)... F-70
  Statements of Operations for the period March 1, 1995 (inception) to De-
   cember 31, 1995 and the periods ended March 31, 1995 and 1996 (unau-
   dited)................................................................. F-71
  Statements of Members' Equity for the period March 1, 1995 (inception)
   to December 31, 1995 and for the period ended March 31, 1996 (unau-
   dited)................................................................. F-72
  Statements of Cash Flows for the period March 1, 1995 (inception) to De-
   cember 31, 1995 and the periods ended March 31, 1995 and 1996 (unau-
   dited)................................................................. F-73
  Notes to Financial Statements........................................... F-74
THE FORTRESS GROUP, INC.
  Report of Price Waterhouse LLP, Independent Accountants................. F-75
  Balance Sheet as of December 31, 1995 and March 31, 1996 (unaudited).... F-76
  Notes to Balance Sheet.................................................. F-77

                           THE FORTRESS GROUP, INC.

              PRO FORMA COMBINED FINANCIAL STATEMENTS (UNAUDITED)

  The Fortress Group, Inc. ("Fortress" or the "Company") was formed in June, 1995 to create a national homebuilding company. Fortress has entered into definitive merger agreements with the Founding Builders, pursuant to which Fortress will, in separate transactions, merge with each of the Founding Builders (the "Acquisitions"). Under the merger agreements, all outstanding shares of the Founding Builders' common stock will be converted into shares of Fortress Common Stock and cash concurrently with the consummation of an initial public offering (the "Common Stock Offering") of such Common Stock. The following unaudited pro forma combined financial statements give effect to the proposed Acquisitions.

  The unaudited pro forma combined balance sheet gives effect to the Acquisitions, as if the Acquisitions had occurred as of March 31, 1996 and reflects as a liability the cash consideration to be paid to the shareholders of the Founding Builders. The Acquisitions will be recorded at predecessor cost because the owners of the Founding Builders are considered promoters and management believes that there is not an objective and reliable basis to estimate the fair value of the assets received in the business combination. The unaudited pro forma balance sheet also presents, as supplemental pro forma information, the effect of the issuance of common stock and $100.0 million of Senior Notes due 2003 (the "Senior Notes") (at an interest rate of 13.75%) pursuant to these concurrent Offerings. The unaudited pro forma combined statements of operations present pro forma results from operations for the year ended December 31, 1995 and the three month periods ended March 31, 1996 and 1995 as if the Acquisitions had occurred on January 1, 1995. The unaudited pro forma statement of operations also presents, as supplemental pro forma information, the effect of the Common Stock and Senior Notes and the application of the net proceeds therefrom to refinance debt outstanding during the period, assuming the offerings had also occurred on January 1, 1995.

  Unaudited pro forma adjustments are based upon historical information, preliminary estimates and certain assumptions management deems appropriate. The unaudited pro forma combined financial data presented herein are not necessarily indicative of the results Fortress would have obtained had such events occurred at the beginning of the period, as assumed, or of the future results of Fortress. The pro forma combined financial statements should be read in conjunction with the historical financial statements and notes thereto appearing elsewhere in the Prospectus.

                            THE FORTRESS GROUP, INC.

                  PRO FORMA COMBINED BALANCE SHEET (UNAUDITED)

                                 MARCH 31, 1996
                                 (IN THOUSANDS)

                           COMBINED
                          PREDECESSOR  PRO FORMA    PRO FORMA SUPPLEMENTAL   SUPPLEMENTAL
                           COMPANIES  ADJUSTMENTS   COMBINED  ADJUSTMENTS     PRO FORMA
                          ----------- -----------   --------- ------------   ------------
         ASSETS
Cash and cash equiva-
 lents..................   $  1,697     $   --      $  1,697    $     (2)(d)   $ 13,419
                                                                  22,585 (d)
                                                                  95,000 (f)
                                                                 (98,707)(g)
                                                                  (5,879)(e)
                                                                  (1,275)(h)
Related party and other
 receivables............      2,935                    2,935                      2,935
Real estate invento-
 ries...................    119,559                  119,559         114 (h)    119,673
Property and equipment,
 net....................      2,098                    2,098                      2,098
Deferred transaction
 cost...................      3,077                    3,077      (3,077)(d)        --
Prepaid expenses and
 other assets...........      3,779                    3,779       5,000 (f)      8,779
                           --------     -------     --------    --------       --------
   Total assets.........   $133,145     $   --      $133,145    $ 13,759       $146,904
                           ========     =======     ========    ========       ========
LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable and
 accrued construction
 liabilities............   $  9,968     $   --      $  9,968      (1,635)(d)   $  8,333
Notes and mortgages
 payable................     98,707                   98,707     (98,707)(g)
Senior Notes............        --                       --      100,000 (f)    100,000
Due to related parties..      2,505                    2,505      (1,444)(d)      1,061
Accrued expenses........      3,666                    3,666                      3,666
Customer deposits.......      6,740                    6,740                      6,740
Pro forma distribution
 to the Predecessor
 Companies'
 shareholders...........        --        5,879 (b)    5,879      (5,879)(e)
                           --------     -------     --------    --------       --------
   Total liabilities....    121,586       5,879      127,465      (7,665)       119,800
                           --------     -------     --------    --------       --------
Minority interests......      1,348                    1,348      (1,161)(h)        187
                           --------     -------     --------    --------       --------
Shareholders' equity:
 Preferred stock........                        (a)
 Common stock...........        599        (514)(a)       85          25 (d)        115
 Additional paid-in
  capital...............      2,606         514 (a)               22,585 (d)
                                          7,006 (c)   10,126      (5,879)(e)     26,802
 Retained earnings......      7,006      (7,006)(c)
 Pro forma distribution
  to the Predecessor
  Companies' sharehold-
  ers...................        --       (5,879)(b)  (5,879)       5,879 (e)
                           --------     -------     --------    --------       --------
   Total shareholders'
    equity..............     10,211      (5,879)       4,332      22,610         26,917
                           --------     -------     --------    --------       --------
   Total liabilities and
    shareholders'
    equity..............   $133,145     $   --      $133,145    $ 13,759       $146,904
                           ========     =======     ========    ========       ========

                            THE FORTRESS GROUP, INC.

               PRO FORMA COMBINED STATEMENT OF INCOME (UNAUDITED)

                      FOR THE YEAR ENDED DECEMBER 31, 1995
                                 (IN THOUSANDS)

                           COMBINED
                          PREDECESSOR  PRO FORMA    PRO FORMA     SUPPLEMENTAL  SUPPLEMENTAL
                           COMPANIES  ADJUSTMENTS   COMBINED      ADJUSTMENTS    PRO FORMA
                          ----------- -----------   ---------     ------------  ------------
Revenue:
  Residential sales.....   $190,312     $   --      $ 190,312        $  --       $ 190,312
  Lot Sales.............      8,098                     8,098                        8,098
  Other revenue.........        619                       619                          619
                           --------     -------     ---------        ------      ---------
    Total revenue.......    199,029                   199,029                      199,029
Cost of sales...........    167,434                   167,434        (3,345)(j)    164,134
                                                                         45 (l)
                           --------     -------     ---------        ------      ---------
Gross profit............     31,595                    31,595         3,300         34,895
Operating expenses:
  Selling expenses......     13,152                    13,152                       13,152
  General and adminis-
   trative expenses.....     11,693        (198)(i)    11,495                       11,495
                           --------     -------     ---------        ------      ---------
  Operating income......      6,750         198         6,948         3,300         10,248
Other non-operating (in-
 come) expense:
  Interest..............        120                       120          (120)(j)
  Minority interests....        745                       745          (609)(l)        136
  Other, net............       (191)                     (191)                        (191)
                           --------     -------     ---------        ------      ---------
Income before provision
 for income taxes.......      6,076         198         6,274         4,029         10,303
Provision for income
 taxes..................         21       2,318 (k)     2,339         1,576 (k)      3,915
                           --------     -------     ---------        ------      ---------
Net income..............   $  6,055     $(2,120)    $   3,935        $2,453      $   6,388
                           ========     =======     =========        ======      =========
Net income per share....                            $     .46                    $     .68
                                                    =========                    =========
Weighted average shares
 outstanding............                            8,464,375 (n)                9,413,181 (n)
                                                    =========                    =========

                            THE FORTRESS GROUP, INC.

               PRO FORMA COMBINED STATEMENT OF INCOME (UNAUDITED)

                   FOR THE THREE MONTHS ENDED MARCH 31, 1996
                                 (IN THOUSANDS)

                           COMBINED
                          PREDECESSOR  PRO FORMA    PRO FORMA     SUPPLEMENTAL  SUPPLEMENTAL
                           COMPANIES  ADJUSTMENTS   COMBINED      ADJUSTMENTS    PRO FORMA
                          ----------- -----------   ---------     ------------  ------------
Revenue:
  Residential sales.....    $40,785     $  --       $  40,785        $  --       $  40,785
  Lot sales.............        477                       477                          477
  Other revenue.........         50                        50                           50
                            -------     ------      ---------        ------      ---------
    Total revenue.......     41,312                    41,312                       41,312
Cost of sales...........     34,753                    34,753          (502)(j)     34,261
                                                                         10 (l)
                            -------     ------      ---------        ------      ---------
Gross profit............      6,559                     6,559           492          7,051
Operating expenses:
  Selling expenses......      2,843                     2,843                        2,843
  General and adminis-
   trative expenses.....      2,767        414 (i)      3,181                        3,181
                            -------     ------      ---------        ------      ---------
  Operating income......        949       (414)           535           492          1,027
Other non-operating (in-
 come) expense:
  Interest..............         48                        48           (48)(j)
  Minority interests....         54                        54           (57)(l)         (3)
  Other, net............       (139)                     (139)                        (139)
                            -------     ------      ---------        ------      ---------
Income before provision
 for income taxes.......        986       (414)           572           597          1,169
Provision for income
 taxes..................        --         202 (k)        202           242 (k)        444
                            -------     ------      ---------        ------      ---------
Net income..............    $   986     $ (616)     $     370        $  355      $     725
                            =======     ======      =========        ======      =========
Net income per share....                            $     .04                    $     .08
                                                    =========                    =========
Weighted average shares
 outstanding............                            8,464,375 (n)                9,413,181 (n)
                                                    =========                    =========

                            THE FORTRESS GROUP, INC.

               PRO FORMA COMBINED STATEMENT OF INCOME (UNAUDITED)

                   FOR THE THREE MONTHS ENDED MARCH 31, 1995
                                 (IN THOUSANDS)

                           COMBINED
                          PREDECESSOR  PRO FORMA   PRO FORMA     SUPPLEMENTAL  SUPPLEMENTAL
                           COMPANIES  ADJUSTMENTS  COMBINED      ADJUSTMENTS    PRO FORMA
                          ----------- -----------  ---------     ------------  ------------
Revenue:
  Residential sales.....    $36,234      $ --      $  36,234        $ --        $  36,234
  Lot Sales.............        588                      588                          588
  Other revenue.........         47                       47                           47
                            -------      -----     ---------        -----       ---------
    Total revenue.......     36,869                   36,869                       36,869
Cost of sales...........     31,290                   31,290         (495)(j)      30,805
                                                                       10 (l)
                            -------      -----     ---------        -----       ---------
Gross profit............      5,579                    5,579          485           6,064
Operating expenses:
  Selling expenses......      2,776                    2,776                        2,776
  General and adminis-
   trative expenses.....      2,701       (211)(i)     2,912                        2,912
                            -------      -----     ---------        -----       ---------
  Operating income......        102       (211)         (109)         485             376
Other non-operating (in-
 come) expense:
  Interest..............         28                       28          (28)(j)
  Minority interests....        152                      152         (130)(l)          22
  Other, net............       (147)                    (147)                        (147)
                            -------      -----     ---------        -----       ---------
Income before provision
 for income taxes.......         69       (211)         (142)         653             501
Provision/(Benefit) for
 income taxes...........        --          54 (k)       (54)         244 (k)         190
                            -------      -----     ---------        -----       ---------
Net income..............    $    69      $(157)    $     (88)       $ 409       $     311
                            =======      =====     =========        =====       =========
Net income per share....                           $    .(01)                   $     .03
                                                   =========                    =========
Weighted average shares
 outstanding............                           8,464,375 (n)                9,413,181 (n)
                                                   =========                    =========

                           THE FORTRESS GROUP, INC.

         NOTES TO PRO FORMA COMBINED FINANCIAL STATEMENTS (UNAUDITED)

UNAUDITED PRO FORMA COMBINED BALANCE SHEET ADJUSTMENTS

1. Adjustments to reflect the Acquisitions of the Founding Builders including:

  (a) Issuance of 6,233,875 shares of The Fortress Group common stock to the stockholders of the Founding Builders in exchange for the stock of the individual Founding Builders. In addition, the issuance of 20,000 shares (par value of $.01) of Series A 11% cumulative convertible preferred stock of the Fortress Group with a liquidation value in the aggregate of $2 million of preferred stock held by the owner of Genesee in Genesee.

  (b) Recognition of the cash portion of the consideration to be paid to the stockholders of the Founding Builders as a liability.

  (c) Elimination of retained earnings of the Founding Builders.

2. Adjustments to reflect the issuance of common stock and the $100.0 million of proceeds from the Senior Notes through the Senior Notes Offering is as follows:

  (d) Issuance of 3,000,000 shares of common stock and the receipt of the proceeds raised from the Offering, net of estimated expenses and underwriting discount of $4.4 million; (i) the payment and reclassification of deferred transaction costs, and (ii) the payment and reclassification of deferred transaction costs.

  (e) The use of a portion of the net proceeds to pay the cash portion of the consideration to be paid to the stockholders of the Founding Builders.

  (f) Issuance of $100.0 million of Senior Notes (at an interest rate of 13.75%) and recognition of the receipt of proceeds therefrom of $95 million and $5 million of estimated debt issue costs.

  (g) The use of a portion of the proceeds to repay notes and mortgages payable.

  (h) The use of $1,275,000 of the proceeds to buyout the minority interest holding in one of its consolidated joint venture partnerships, resulting from an agreement which is contingent upon the completion of the Offering. The payment to acquire the venture partners ownership interest includes settlement of their minority interest liability of $1,161,000. The difference of $114,000 has been allocated to real estate inventory.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS ADJUSTMENTS

  (i) Adjustment to reflect the reduction in compensation to former owners and employees of Buffington totaling $1,857,000 for the year ended December 31, 1995, and $203,000 for the three month period ended March 31, 1995 which relates to the restructuring of executive compensation arrangements. The Pro forma adjustment is equal to the difference between the actual compensation earned by the executives during 1995 and the amounts that these executives would have earned had the new executive compensation arrangements been in effect during 1995. In addition, an adjustment of $1,659,000 and $414,000, for the year ended December 31, 1995 and the three months ended March 31, 1996 and 1995, respectively, to reflect increased expenses for corporate operating activities related to the newly formed public entity.

  (j) These adjustments reflect the reduction in interest expense resulting from refinancing, of the Company's average debt outstanding of approximately $88.0 million, $93.2 million and $88.9 million for the year ended December 31, 1995 and the three months ended March 31, 1996 and 1995, respectively. The remaining portion of the Senior Notes of approximately $12 million, $6.8 million and $11.1 million for 1995 and the three months ended March 31, 1996 and 1995, respectively, are not assumed to be outstanding for the relevant period as the Company had not incurred this level of indebtedness. Accordingly, these pro forma adjustments do not intend to give effect to the interest expense on that portion of the Senior Notes which exceed the amount that would have been used to refinance existing indebtedness.

                           THE FORTRESS GROUP, INC.

    The interest expense adjustments were computed by comparing the actual interest and related fees incurred by the Company with the amount of interest costs related to the amount refinanced by the Senior Notes. In prior years, the individual operating Companies incurred higher cost of capital in the form of stated interest rates and fees. The effective borrowing rate on the Senior Notes is 14.25% which reflects the assumed stated interest rate of 13.75% plus amortization of debt issue costs. In addition, this adjustment considers the effect that a portion of the interest capitalized prior to January 1, 1995, which was incurred at the Company's higher borrowing rates, would have still been in inventory as of December 31, 1995 and March 31, 1996. This results from the fact that certain inventory, primarily land under development and finished lots, was acquired prior to January 1, 1995 and remained in inventory at December 31, 1995 and March 31, 1996. Interest capitalized on this inventory prior to and during 1995 and in the three months ended March 31, 1996 remains in the ending balance of capitalized interest presented below, since this inventory has not been sold during the periods presented. An analysis of the interest expense related adjustments are summarized as follows:

                             CAPITALIZED INTEREST
                                (IN THOUSANDS)

                                  YEAR ENDED      QUARTER ENDED    QUARTER ENDED
                               DECEMBER 31, 1995  MARCH 31, 1996   MARCH 31, 1995
                               ----------------- ---------------- ----------------
                               ACTUAL  PRO FORMA ACTUAL PRO FORMA ACTUAL PRO FORMA
                               ------- --------- ------ --------- ------ ---------
     Beginning Balance.......  $ 3,816  $3,816   $7,272  $6,321   $3,816  $3,816
     Interest Incurred.......   16,081  10,558    3,377   2,795    3,076   2,667
                               -------  ------   ------  ------   ------  ------
                                19,897  14,374   10,649   9,116    6,892   6,483
     Ending Balance..........    7,272   6,321    8,644   7,837    4,984   5,266
                               -------  ------   ------  ------   ------  ------
     Expensed................  $12,625  $8,053   $2,005  $1,279    1,908   1,217
                               =======  ======   ======  ======   ======  ======
       Pro Forma Adjustment..       $4,572             $726             $691
                                    ======             ====             ====
     These adjustments have
      been applied as fol-
      lows:
       Cost of sales.........       $4,452             $678             $663
       Interest expense......          120               48               28
                                    ------             ----             ----
                                    $4,572             $726             $691
                                    ======             ====             ====

      As indicated, the pro forma interest expense adjustments outlined above were computed assuming that the Company utilized approximately $88.0 million for 1995 and $93.2 million and $88.9 million for the three months ended March 31, 1996 and 1995, respectively, of proceeds from the Senior Notes Offering to refinance its average debt outstanding. Had the Company (i) utilized the net proceeds of the Common Stock Offering of approximately $22.6 million to satisfy the obligation to the Founding Builders' Owners ($5.9 million), settle the minority interest obligation ($1.3 million) and finally to reduce average outstanding debt of $15.4 million and (ii) utilized the proceeds from the Senior Notes Offering to refinance the remaining average debt outstanding of approximately $72.5 million for 1995, $77.7 million and $73.4 million for the three month period ended March 31, 1996 and 1995, respectively, the effect to the Pro Forma Income Statement would be summarized as follows:

                                  YEAR ENDED     QUARTER ENDED  QUARTER ENDED
                               DECEMBER 31, 1995 MARCH 31, 1996 MARCH 31, 1995
                               ----------------- -------------- --------------
     Revenue..................      $199,029          $41,312        $36,869
     Gross profit.............        36,694            7,337          6,337
     Operating income.........        12,047            1,313            649
     Income before provision
      for income taxes........        11,992            1,455            777
     Net income...............    $    7,435       $      902            480
                                  ==========       ==========     ==========
     Net income per share.....    $      .65       $      .08     $      .04
                                  ==========       ==========     ==========
     Weighted average shares
      outstanding.............    11,464,375       11,464,375     11,464,375
                                  ==========       ==========     ==========

                           THE FORTRESS GROUP, INC.

      The remaining portion of the senior notes of approximately $27.5 million for 1995 and $22.3 million and $26.6 million for the three months ended March 31, 1996 and 1995, is not assumed to be outstanding for such periods presented in this analysis as the Company had not incurred that level of indebtedness. Accordingly, this pro forma presentation does not intend to give effect to the interest expense on that portion of the Senior Notes which exceeds the amount that would have been used to refinance the $72.5 million for 1995 and $77.7 million and $73.4 million for the three months ended March 31, 1996 and 1995, respectively, representing the indebtedness assumed to be outstanding.

  (k) Adjustments to calculate the provision for income taxes on the combined pro forma results at the effective statutory tax rates applicable for each of the Founding Builders as if they had been C corporations for the period.

  (l) An adjustment to reduce minority interest expense of approximately $609,000, $57,000 and $130,000 for 1995 and the three months ended March 31, 1996 and 1995, respectively, as a result of the Company's planned buyout of the minority interest holding in one of its consolidated joint venture partnerships (See note (h)). An adjustment of approximately $45,000 for 1995 and $10,000 for each of the three month periods ended March 31, 1996 and 1995, to increase cost of sales is recorded in order to recognize the amortization of the amount paid in excess of the minority interest liability. This adjustment is based on a per unit amortization amount applied to the units closed in each period presented.

  (m) Adjustment to reflect the calculation of a provision for income taxes resulting from net pre-tax income of the supplemental pro forma adjustments at an assumed statutory tax rate of 38%.

  (n) The weighted average number of common shares outstanding used to calculate pro forma earnings per share based on the estimated average number of shares of common stock of the pro forma combined company outstanding during the periods presented is as follows:

                                                          PRO FORMA SUPPLEMENTAL
                                                          COMBINED   PRO FORMA
                                                          --------- ------------
     Shares issued by Fortress prior to the Common Stock
      Offering..........................................  2,230,500  2,230,500
     Shares issued to the stockholders of the Founding
      Builders..........................................  6,233,875  6,233,875
     Shares issued in the Offering to cover the cash
      portion of the purchase price to be paid in con-
      nection with the acquisition of the Founding
      Builders..........................................        --     779,708
     Shares issued in the Offering to acquire the Minor-
      ity Interest......................................        --     169,098
                                                          ---------  ---------
                                                          8,464,375  9,413,181
                                                          =========  =========

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
Stockholders of the
Combined Predecessor Companies

  In our opinion, based upon our audits and the reports of other auditors, the accompanying combined balance sheets and the related combined statements of income, of shareholders' equity and of cash flows present fairly, in all material respects, the financial position of the Combined Predecessor Companies (the "Company") at December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Companies' management; our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the combined financial statements of The Genesee Company as of December 31, 1994 and for the two years in the period ended December 31, 1994, the consolidated financial statements of Solaris Development Corporation, as of December 31, 1995 and for the three years in the period ended December 31, 1995 and the financial statements of Sunstar Mortgage Limited Liability Company as of December 31, 1995 and the period from March 1, 1995 (inception) to December 31, 1995. The financial statements which we did not audit reflect total assets of $16.4 million and $67.4 million at December 31, 1995 and 1994, respectively, and total revenues of $42.6 million, $95.8 million and $78.6 million for the years ended December 31, 1995, 1994 and 1993, respectively. Those statements were audited by other auditors whose reports thereon have been furnished to us, and our opinion expressed herein, insofar as it relates to the amounts included for The Genesee Company, Solaris Development Corporation and Sunstar Mortgage Limited Liability Company are based solely on the reports of the other auditors. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits and the reports of the other auditors provide a reasonable basis for the opinion expressed above.

Price Waterhouse LLP

Minneapolis, Minnesota
March 11, 1996

                         COMBINED PREDECESSOR COMPANIES

                                 BALANCE SHEET
                                 (IN THOUSANDS)

                                                                   PRO FORMA
                                    DECEMBER 31,                   COMBINED
                                  -----------------  MARCH 31,     MARCH 31,
                                    1994     1995      1996          1996
                                  -------- -------- ----------- ------------
                                                    (UNAUDITED) (UNAUDITED)
             ASSETS
Cash and cash equivalents........ $  4,866 $  2,710  $  1,697    $  1,697
Related party and other receiv-
 ables...........................      967    2,106     2,935       2,935
Real estate inventories..........  101,214  109,016   119,559     119,559
Property and equipment, net......    1,774    2,099     2,098       2,098
Deferred transaction costs.......      --     2,121     3,077       3,077
Prepaid expenses and other as-
 sets............................    2,582    3,614     3,779       3,779
                                  -------- --------  --------    --------
    Total assets................. $111,403 $121,666  $133,145    $133,145
                                  ======== ========  ========    ========
  LIABILITIES AND SHAREHOLDERS'
              EQUITY
Accounts payable and accrued
 construction liabilities........ $  9,685 $ 10,726  $  9,968    $  9,968
Notes and mortgages payable......   83,161   87,604    98,707      98,707
Due to related parties...........    2,320    2,495     2,505       2,505
Accrued expenses.................    4,393    4,588     3,666       3,666
Customer deposits................    4,480    5,122     6,740       6,740
Pro forma distribution to the
 Predecessor Companies'
 shareholders....................      --       --        --        5,879
                                  -------- --------  --------    --------
    Total liabilities............  104,039  110,535   121,586     127,465
                                  -------- --------  --------    --------
Minority interests...............    1,346    1,295     1,348       1,348
                                  -------- --------  --------    --------
Shareholders' equity:
  Preferred Stock................      --       --        --          --
  Common Stock...................      575      599       599         599
  Additional paid-in-capital.....    1,861    2,606     2,606       2,606
  Retained earnings..............    3,582    6,631     7,006       7,006
  Pro forma distribution to the
   Predecessor Companies'
   shareholders..................      --       --        --       (5,879)
                                  -------- --------  --------    --------
    Total shareholders' equity...    6,018    9,836    10,211       4,332
                                  -------- --------  --------    --------
    Total liabilities and share-
     holders' equity............. $111,403 $121,666  $133,145    $133,145
                                  ======== ========  ========    ========

                         COMBINED PREDECESSOR COMPANIES

                              STATEMENT OF INCOME
                                 (IN THOUSANDS)

                                  DECEMBER 31,                  MARCH 31,
                           ----------------------------  -----------------------
                             1993      1994      1995       1995        1996
                           --------  --------  --------  ----------- -----------
                                                         (UNAUDITED) (UNAUDITED)
Revenue:
  Residential sales......  $144,077  $170,377  $190,312    $36,234     $40,785
  Lot sales..............     3,833     3,869     8,098        588         477
  Other revenue..........       359       469       619         47          50
                           --------  --------  --------    -------     -------
    Total Revenue........   148,269   174,715   199,029     36,869      41,312
Cost of sales............   126,145   146,284   167,434     31,290      34,753
                           --------  --------  --------    -------     -------
Gross Profit.............    22,124    28,431    31,595      5,579       6,559
Operating expenses:
  Selling expenses.......     9,349    11,840    13,152      2,776       2,843
  General and administra-
   tive expenses.........     8,606    11,180    11,693      2,701       2,767
                           --------  --------  --------    -------     -------
  Net operating income...     4,169     5,411     6,750        102         949
Other (income) expense:
  Interest...............        70       136       120         28          48
  Minority interests.....       (65)      907       745        152          54
  Other, net.............      (734)     (460)     (191)      (147)       (139)
                           --------  --------  --------    -------     -------
Income before provision
 for income taxes........     4,898     4,828     6,076         69         986
Provision for income tax-
 es......................       925        83        21        --          --
                           --------  --------  --------    -------     -------
Net income...............  $  3,973  $  4,745  $  6,055    $    69     $   986
                           ========  ========  ========    =======     =======
Unaudited Pro Forma
 Income Statement
 Information (Note 13):
  Income before provision
   for income taxes......                      $  6,076    $    69     $   986
  Pro Forma adjustment...                           198       (211)       (414)
                                               --------    -------     -------
  Pro Forma income (loss)
   before provision for
   income taxes..........                         6,274       (142)        572
  Pro Forma
   (provision)/benefit
   for income taxes......                        (2,339)        54        (202)
                                               --------    -------     -------
  Pro Forma net income
   (loss)................                      $  3,935    $   (88)    $   370
                                               ========    =======     =======

                         COMBINED PREDECESSOR COMPANIES

                       STATEMENT OF SHAREHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                                  ADDITIONAL
                                           COMMON  PAID-TO   RETAINED
                                           STOCK   CAPITAL   EARNINGS   TOTAL
                                           ------ ---------- --------  -------
Balance at January 1, 1993................  $554    $1,067   $   294   $ 1,915
  Capital contributions...................    21       304       549       874
  Distributions to shareholders...........   --        --     (2,519)   (2,519)
  Net income..............................   --        --      3,973     3,973
                                            ----    ------   -------   -------
Balance at December 31, 1993..............   575     1,371     2,297     4,243
  Capital contributions...................   --        490       --        490
  Distributions to shareholders...........   --        --     (3,074)   (3,074)
  Redemption of common stock..............   --        --       (386)     (386)
  Net income..............................   --        --      4,745     4,745
                                            ----    ------   -------   -------
Balance at December 31, 1994..............   575     1,861     3,582     6,018
  Capital contributions...................    24       767       357     1,148
  Distributions to shareholders...........   --        (22)   (3,363)   (3,385)
  Net income..............................   --        --      6,055     6,055
                                            ----    ------   -------   -------
Balance at December 31, 1995..............   599     2,606     6,631     9,836
  Capital contributions...................                        83        83
  Distributions to shareholders...........                      (694)     (694)
  Net income..............................                       986       986
                                            ----    ------   -------   -------
Balance at March 31, 1996 (unaudited).....  $599    $2,606   $ 7,006   $10,211
                                            ====    ======   =======   =======

                         COMBINED PREDECESSOR COMPANIES

                            STATEMENT OF CASH FLOWS
                                 (IN THOUSANDS)

                                   DECEMBER 31,                   MARCH 31,
                            -----------------------------  -----------------------
                              1993      1994      1995        1995        1996
                            --------  --------  ---------  ----------- -----------
                                                           (UNAUDITED) (UNAUDITED)
Cash flows from operating
 activities:
  Net income..............  $  3,973  $  4,745  $   6,055   $     69    $    986
  Adjustments to reconcile
   net income to net cash
   provided by (used for)
   operating activities
    Equity in income from
     investment
     partnerships.........      (176)       (4)         0          0           0
    Depreciation and amor-
     tization.............       396       613        621         93         151
    Minority interest.....       (65)      907        745        152          54
    Changes in operating
     assets and liabili-
     ties:
     Real estate invento-
      ries................   (23,530)  (35,308)    (8,155)    (9,422)    (10,543)
     Related party and
      other receivables...       284       101     (1,118)      (423)       (565)
     Prepaid expenses and
      other assets........      (540)     (974)    (1,299)       422        (300)
     Accounts payable and
      accrued construction
      liabilities.........     1,022     4,094        (35)       196      (1,319)
     Other accrued ex-
      penses..............       510       (94)       919         (2)       (812)
     Customer deposits....      (293)      893        513        268       1,483
                            --------  --------  ---------   --------    --------
      Net cash used in op-
       erating activi-
       ties...............   (18,419)  (25,027)    (1,754)    (8,647)    (10,865)
Cash flows from investing
 activities:
  Distributions/repayments
   from investment in
   partnerships...........       286         0          0          0           0
  Purchase of property and
   equipment..............      (495)     (849)      (962)      (153)        (27)
  Proceeds from sale of
   property and equip-
   ment...................        95        10         26         24          10
                            --------  --------  ---------   --------    --------
      Net cash used in in-
       vesting activi-
       ties...............      (114)     (839)      (936)      (129)        (17)
                            --------  --------  ---------   --------    --------
Cash flows from financing
 activities:
  Borrowings under notes
   and mortgages payable..    90,616   101,789    115,740     23,216      34,204
  Repayments of notes and
   mortgages payable......   (69,702)  (72,373)  (111,298)   (16,214)    (23,143)
  Related party
   borrowings.............       852     2,090      2,248        107         584
  Repayment of related
   party borrowings.......      (423)   (1,013)    (2,073)      (806)       (837)
  Distributions to minor-
   ity interest...........       (84)     (340)      (791)      (142)          0
  Transaction costs.......                         (1,114)         0        (328)
  Capital contributions...       324       490      1,123        140          83
  Capital distributions...    (2,224)   (2,722)    (3,301)       (82)       (694)
                            --------  --------  ---------   --------    --------
Net cash provided by fi-
 nancing activities.......    19,359    27,921        534      6,219       9,869
                            --------  --------  ---------   --------    --------
Net increase (decrease) in
 cash and cash
 equivalents..............       826     2,055     (2,156)    (2,557)     (1,013)
Cash and cash equivalents,
 beginning of period......     1,985     2,811      4,866      4,866       2,710
                            --------  --------  ---------   --------    --------
Cash and cash equivalents,
 end of period............  $  2,811  $  4,866  $   2,710   $  2,309    $  1,697
                            ========  ========  =========   ========    ========

                        COMBINED PREDECESSOR COMPANIES

                  NOTES TO THE COMBINED FINANCIAL STATEMENTS

NOTE 1--BUSINESS ORGANIZATION

  The Fortress Group ("Fortress or the Company") was founded in 1995 to create a national homebuilding company to be engaged in the acquisition and development of land or improved lots and the construction of residential for-sale housing.

  Fortress has entered into definitive agreements to acquire, simultaneously with the closing of an initial public offering (the "Offering"), four homebuilding companies, Buffington Homes, Inc. ("Buffington"), Christopher Homes and Affiliates ("Christopher"), The Genesee Company ("Genesee"), and Solaris Development Corporation ("Solaris"), and one mortgage company, Sunstar Mortgage Limited Liability Company ("Sunstar") for a combination of common and preferred stock and cash. The four homebuilders and the mortgage company to be acquired by Fortress are referred to herein as the "Predecessor Companies."

  The aggregate consideration to be paid by Fortress in these transactions is as follows:

    (a) An aggregate of $5,879,000 in cash;

    (b) An aggregate of 6,233,875 shares of Common Stock of the Company; and

    (c) An aggregate of 20,000 shares of Series A 11% Cumulative Convertible Preferred Stock of the Company, See Note 12.

  The allocation of the above to each of the Predecessor Companies is as follows:

                                                             COMMON   PREFERRED
                                                             SHARES     SHARES
      PREDECESSOR COMPANY                          CASH    ALLOCATION ALLOCATION
      -------------------                       ---------- ---------- ----------
      Buffington............................... $1,129,000 1,897,897       --
      Christopher..............................    179,000 1,691,227       --
      Genesee..................................    695,000 1,729,495    20,000
      Solaris/Sunstar..........................  3,876,000   915,256       --
                                                ---------- ---------    ------
                                                $5,879,000 6,233,875    20,000
                                                ========== =========    ======

  The consideration to be paid for the Predecessor Companies was determined through arm's length negotiations among the Company and representatives of the Predecessor Companies.

NOTE 2--BASIS OF PRESENTATION

  Simultaneously with the closing of the Offering, Fortress will acquire by merger each of the five operating businesses, Buffington, Christopher, Genesee, Solaris and Sunstar (the "Mergers"). The accompanying combined financial statements and related notes to the combined financial statements are presented on a combined basis without giving effect to the Merger or the Offering. The assets and liabilities of the predecessor Companies are reflected at their historical amounts and include accounts of joint ventures where the Company controls the management activities and holds a significant economic interest. All inter-company transactions have been eliminated.

 Unaudited pro forma combined balance sheet

  The proforma combined balance sheet reflects as a liability the cash consideration to be paid to the Shareholders of the Predecessor Companies, the issuance of Fortress common stock in exchange for the stock of the Predecessor Companies and the elimination of common stock and retained earnings of the Predecessor Companies.

                        COMBINED PREDECESSOR COMPANIES

NOTE 3--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Revenue recognition

  Residential and lot sales are recognized when all conditions precedent to closing have been fulfilled and title has passed to the buyer. The Company generally enters into contracts of sale for its houses in advance of their construction. The Company's standard residential sales contract generally requires the customer to make an earnest money deposit which is recognized as a liability until the sale closes.

 Real estate inventories and cost of sales

  All real estate inventories which are held for sale are carried at cost which is less than fair value as measured in accordance with Statement of Financial Accounting Standards ("SFAS") No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." Fair value is measured based on the application of discounting expected future cash flows of each of the Company's real estate developments. Costs incurred which are included in inventory consist of land, land development, direct and certain indirect construction costs, interest and real estate taxes, and direct model construction costs and related improvements.

  At the time of revenue recognition, cost of sales is charged with the actual construction costs incurred and any estimate to complete (specific identification), plus an allocation of the total estimated cost of land and land development, interest, real estate taxes and any other capitalizable common costs based on the relative sales value method of accounting.

  The Company generally provides a one year limited warranty of workmanship and materials with each of its homes. Accordingly, a warranty, reserve, based on the Company's historical experience, is provided as residential sales are closed; this reserve is reduced by the cost of subsequent work performed.

 Estimates by Management

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Interest capitalization

  Interest and related debt issuance costs are capitalized to qualifying real estate inventories as incurred, in accordance with SFAS No. 34, "Capitalization of Interest Cost", and charged to cost of sales as revenue from residential sales is recognized. The interest and related debt issuance costs capitalized are determined by applying a weighted average capitalization rate to the accumulated qualified real estate expenditures. The capitalization rate is based on the Company's outstanding borrowings associated with the acquisition, development and construction of the qualified real estate inventory. The amount of financing costs capitalized does not exceed those costs incurred for any year presented in the accompanying combined financial statements.

 Deferred transaction costs

  Transaction costs, which consist of costs incurred in conjunction with the Mergers and Offering have been deferred and will be recorded as a reduction of equity when the Offering is completed.

                        COMBINED PREDECESSOR COMPANIES

 Property and equipment

  Property and equipment are carried at cost less accumulated depreciation and are depreciated using either straight line or accelerated depreciation methods over the estimated useful lives of the assets which range in years from 5 to
10. Costs incurred for common area model improvements and certain furnishings are amortized on a per unit basis as home sales in the related development are closed. Significant additions and improvements are capitalized, while expenditures for repairs and maintenance are charged to operations, as incurred.

 Income taxes

  Each of the Predecessor Companies, except Buffington, was either a subchapter S corporation or partnership for income tax purposes for all periods presented and, accordingly, any income tax liabilities are the responsibility of the Predecessor Companies' respective shareholders or partners. Buffington was a C corporation through December 31, 1993 and converted to a subchapter S corporation on January 1, 1994. The combined financial statements of Christopher are comprised of one subchapter S corporation, one limited partnership and two C corporations. Each of the Predecessor Company's subchapter S corporation or partnership status will terminate on consummation of the Merger, as disclosed in Notes 1 and 2. A pro forma tax provision has been presented on the income statement for the combined Predecessor Companies' as if they were a C corporation for each of the years ended December 31, 1993, 1994 and 1995.

  With respect to Buffington, the income taxes for the year ended December 31, 1993 were provided in accordance with SFAS No. 109 "Accounting for Income Taxes". For the years ended 1993 and 1994, no income tax benefit was recorded for the losses related to the C corporations of Christopher because there were no remaining taxable income in the three year carry back period. For 1995, no income tax provision was recognized because the taxable income generated by the combined Christopher entities was primarily incurred by the S corporation.

  At December 31, 1994 and 1995, no deferred taxes have been provided for the net operating losses and other temporary differences between the financial reporting basis and the income tax basis because the realization of the net deferred tax asset is unlikely. Net operating loss carry forwards available in 1995 aggregate approximately $325,000. The fiscal tax year ends for Christopher's C corporations are April 30 and June 30, respectively. See Note 13 for unaudited pro forma income tax information.

 Historical net income per share

  Historical net income per share has not been presented as it is not deemed to be a meaningful presentation as a result of the Mergers.

 Cash and equivalents

  For purposes of reporting cash flows, the Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. Supplemental disclosures of cash flow information are as follows (in thousands):

                                                            YEAR ENDED DECEMBER
                                                                    31,
                                                            --------------------
                                                             1993   1994   1995
                                                            ------ ------ ------
   Cash paid for:
     Interest.............................................. $3,962 $6,163 $8,612
                                                            ------ ------ ------
     Income taxes.......................................... $  723 $  231 $   83
                                                            ====== ====== ======

 Unaudited Interim Financial Statements

  In the opinion of management, Fortress and the Predecessor Companies has made all adjustments, consisting primarily of normal recurring accruals, necessary for a fair presentation of the financial condition of the Company as of March 31, 1996 and the results of operations and cash flows for the three month periods ended March 31, 1995 and 1996, as presented in the accompanying unaudited interim financial statements.

                        COMBINED PREDECESSOR COMPANIES

  Supplemental disclosure of non-cash activities are summarized as follows (in thousands):

                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                           ------------------
                                                            1993   1994  1995
                                                           ------ ------ ----
   Net assumption and assignment of Special Improvement
    District Bonds........................................ $  730 $  590 $623
   Distribution of property to owners of Predecessor Com-
    panies................................................    137    353   58
   Redemption of common stock for notes payable...........    --     386  --
   Other..................................................    923     45   35
                                                           ------ ------ ----
       Total.............................................. $1,790 $1,374 $761
                                                           ====== ====== ====

NOTE 4--REAL ESTATE INVENTORIES

  Real estate inventories are summarized as follows (in thousands):

                                                     DECEMBER 31,     MARCH 31,
                                                   ----------------- -----------
                                                     1994     1995      1996
                                                   -------- -------- -----------
                                                                     (UNAUDITED)
   Work-in-progress:
     Sold homes................................... $ 38,177 $ 34,460  $ 46,891
     Speculative homes............................   17,275   24,208    27,556
                                                   -------- --------  --------
                                                     55,452   58,668    74,447
                                                   -------- --------  --------
   Land:
     Finished lots................................   24,496   28,219    31,481
     Land under development.......................   12,447   12,819     4,095
     Land and other costs.........................      729      456       459
                                                   -------- --------  --------
                                                     37,672   41,494    36,035
                                                   -------- --------  --------
   Models.........................................    8,090    8,854     9,077
                                                   -------- --------  --------
       Total...................................... $101,214 $109,016  $119,559
                                                   ======== ========  ========

  Models are constructed to assist in the marketing effort of a development and speculative construction represents non-model homes either under construction or substantially completed which are not subject to a sales contract.

NOTE 5--PROPERTY AND EQUIPMENT

  Property and equipment is summarized as follows (in thousands):

                                                                 DECEMBER 31,
                                                                 --------------
                                                                  1994    1995
                                                                 ------  ------
Model home upgrades and furnishings............................. $1,559  $1,997
Equipment and furniture.........................................    826   1,197
Vehicles........................................................    279     266
Leasehold improvements..........................................     44      44
Other...........................................................     67     108
                                                                 ------  ------
    Sub-total...................................................  2,775   3,612
Less: Accumulated depreciation and amortization................. (1,001) (1,513)
                                                                 ------  ------
                                                                 $1,774  $2,099
                                                                 ======  ======

                        COMBINED PREDECESSOR COMPANIES

NOTE 6--NOTES AND MORTGAGES PAYABLE

  Notes and mortgages payable are summarized as follows (in thousands):

                                                    DECEMBER 31,    MARCH 31,
                                                   --------------- -----------
                                                    1994    1995      1996
                                                   ------- ------- -----------
                                                                   (UNAUDITED)
Project specific land, land development and con-
 struction loans.................................. $63,032 $66,629   $76,281
Demands for deed on sales-leasebacks..............   2,370     230       --
Other loans.......................................   1,272   1,149     1,963
Subordinated investor notes and equity participa-
 tion loans.......................................  16,487  19,596    20,463
                                                   ------- -------   -------
                                                   $83,161 $87,604   $98,707
                                                   ======= =======   =======

  The loan agreements for project specific land, land development and construction loans are collateralized by a lien on the applicable residential development project or a specific unit under construction. Repayment of these loans are normally payable upon the closing of the encumbered unit. The method to determine the repayment amount varies depending on the specific loan agreement, but is generally based on a specified per unit amount or as a percentage of the sale price of the sold unit. In addition, the loan agreements typically include a limitation on the total amount that can be borrowed or the amount that can be outstanding at any time. These loans bear interest at annual variable rates ranging from .5% to 2.0% over prime (the prime rate at December 31, 1995 was 8.5%) or a fixed rate of 9%. The shareholders of Genesee, Christopher and Sunstar have personally guaranteed the repayment of significant amount of the outstanding project specific land, land development and construction loans.

  Demands for deed on sales-lease back represent financing arrangements on certain finished model homes which are leased by Christopher for one to two years for marketing purposes. The demand for deed yields approximately 12% annually with a 3% commission paid upon the resale of the model home.

  Other loans consist of non-recourse notes payable secured by assets of the Company not related to its normal business operations of homebuilding. These loans bear interest at an annual rate of 2.0% over prime, or a fixed rate of 6.0%. Repayment of these loans varies pending on the terms of the respective loan agreements.

  Subordinated investor notes and equity participation loans generally consist of loans from third party investors which were used to facilitate the initial purchase of residential real estate to be held for development for certain Genesee and Christopher projects.

  The investor loans outstanding for Christopher are secured by a deed of trust, subordinated to the land acquisition and development loan. These notes are payable in monthly distributions equal to a 15% annualized return and a 10% fee due at the closing of each lot collateralized. The sole shareholder of Christopher has personally guaranteed the repayment of these obligations which at December 31, 1994 and 1995 was approximately $6.1 million and $9.2 million, respectively.

  Genesee's subordinated seller notes are either unsecured or collateralized by a lien on its real estate inventories, and are guaranteed by Genesee's sole stockholder. Genesee's outstanding obligation for these loans for the years ended December 31, 1994 and 1995 were approximately $4.3 million and $5.9 million, respectively. Generally, these loans bear interest at a fixed annual rate of 12%, paid monthly. The unsecured notes entitle the holder to receive an additional 6% interest per annum payable at maturity of the note. These notes generally have maturities of six months, at which time the principal and all unpaid interest are due.

  Genesee has entered into a series of equity participation agreements and related notes payable with one private investor. Under these agreements, Genesee has received advances form this equity participant totaling

                        COMBINED PREDECESSOR COMPANIES
approximately $6.1 million and $4.6 million as of December 31, 1994 and 1995, respectively, in the form of equity participation notes payable. The proceeds from these notes are used to acquire and develop various predetermined real estate properties and to construct homes in these developments.

  In general, no interest is accrued on the principal balance of these notes, but rather, the note holder is entitled to a portion of the net profits of the development which collateralizes the note. However, at December 31, 1995, Genesee had two equity participation notes payable which require that the private investor receive the greater of some minimal rate of return or a portion of the net profits of the development. At December 31, 1995, Genesee has accrued approximately $255,000 in interest costs, all of which has been capitalized, related to these two notes since the developments which collateralize these notes are in the start-up stages and net profits earned as of December 31, 1995, have been less than the minimum rate of return guaranteed the investor. With respect to the other equity participation agreements, only in the event of default would interest be accrued at the rate of the greater of 3% over prime or 18%, retroactive to the origination date of the note. As of December 31, 1995, there have been no events of a default. Genesee periodically reviews the expected profits and cash flows of developments with equity participation notes payable and would accrue interest on the notes if it determines that an event of default is probable. In general, equity participation notes payable have maturities within two years of origination.

  Based upon the equity participation agreements, net profits of the individual developments are distributed, at Genesee's discretion, as follows: first, distributions are to repay the principal balance and interest, if applicable, of the equity participation note payable related to that development; and second, once the principal balance of the equity participation note payable for a development is repaid, net profits are distributed between the equity participant and Genesee.

  Maturities of notes and mortgages payable in future periods are as follows (in thousands):

                                                                     YEAR ENDING
                                                                     DECEMBER 31
                                                                     -----------
     1996...........................................................   $77,294
     1997...........................................................     7,432
     1998...........................................................     2,842
     1999...........................................................        36
                                                                       -------
                                                                       $87,604
                                                                       =======

  The timing of repayments on these notes and mortgages payable may differ from the above schedule due to the actual closing pace of the units sold.

  Interest and related debt issuance costs incurred and capitalized aggregated approximately $7.9 million, $11.7 million, and $16.1 million, for the years ended December 31, 1993, 1994 and 1995, respectively.

NOTE 7--ACCRUED EXPENSES

  Included in accrued expenses are Special Improvement District assessments which consist of special assessments issued by the city of Las Vegas to fund the acquisition and construction of certain public improvements specially benefiting property located in the City's Special Improvement District No. 404, the Summerlin area. The city issued bonds are secured by the unpaid assessments on property within the district and are payable by the property owners. The assessments are due on April 1 and October 1 of each year until October 1, 2009. As property is sold, the balance of the assessment is assigned to, and the liability assumed by, the buyer of the property. For the years ended December 31, 1994 and 1995, management believes that maturities

                        COMBINED PREDECESSOR COMPANIES
of these obligations prior to buyer assumptions will not be material to these combined financial statements of the Predecessor Companies. The outstanding obligation for these assessments is $2.3 million and $1.5 million, respectively.

NOTE 8--MINORITY INTERESTS

  The minority interests at December 31, 1994 and 1995 includes Solaris' Village Lakes and Park Village ventures where these partners hold a 50% non-controlling ownership interest and 34% ownership interest, respectively.

  The minority interest expense included in the accompanying combined financial statements includes the minority partners' interest in the profits generated by the real estate venture based on its respective ownership interest.

NOTE 9--RELATED PARTY TRANSACTIONS

  Immediate family members of certain shareholders of Buffington have an interest in a title insurance company which provides title services to Buffington's home buyers. It has been the business practice to normally pay closing costs and title insurance premiums to this title company on behalf of its customers as an inducement to purchase the Buffington product. Title insurance premiums are state regulated and the fees charged to Buffington are consistent to those fees paid to unrelated customers. Fees in the approximate amount of $568,000 and $674,000 were paid by Buffington for the years ended December 31, 1994 and 1995, respectively.

  The owners of Buffington hold an ownership interest in a residential mortgage origination company. Buffington paid origination fees to this affiliated company on behalf of its customers in the amount of $288,000, $447,000 and $584,000 for the years ended December 31, 1993, 1994 and 1995, respectively.

  Genesee has entered into an agreement with a company (from which the sole shareholder receives compensation for management services) to perform certain marketing and management activities on behalf of Genesee. For the years ended December 31, 1993, 1994 and 1995, approximately $273,000, $356,000 and $98,000 has been recorded under this agreement, respectively. This agreement has been terminated as of January 1, 1996.

  Genesee is involved in a limited partnership in which its sole shareholder receives compensation for management services. The purpose of this partnership is acquire and develop land for sale. Genesee receives management fees from the partners of this partnership for services performed which was approximately $263,000, $102,000 and $6,000 for the years ended December 31, 1993, 1994 and 1995, respectively. In addition, Genesee is entitled to a marketing fee, but it has allowed a company, from which the sole shareholder receives management compensation, to receive this fee directly from the partnership with no financial impact on these combined statements.

  With respect to this same partnership, Genesee has entered into several agreements to purchase land at its estimated fair market value. For the years ended December 31, 1993, 1994 and 1995 Genesee acquired approximately $2.7, $2.7 million and $0, respectively.

  Genesee pays a fee to an entity owned by its sole shareholder which provides negotiation services in connection with the purchase of land. For the years ended December 31, 1993, 1994 and 1995, Genesee recognized in cost of sales related expense of $25,000, $145,000 and $5,000, respectively.

                        COMBINED PREDECESSOR COMPANIES

  Genesee has made several home sales to its employees, for which sales revenues and the related cost of sales have been included in the accompanying combined statements of income. For the years ended December 31, 1993, 1994 and 1995, the sales revenue recognized was approximately $1.3 million, $454,000 and $0, and cost of sales of $1.3 million, $405,000 and $0, respectively.

  Christopher provides certain accounting services for related parties and in return receives a management fee, which was approximately $490,000, $343,000 and $39,000 for the years ended December 31, 1993, 1994 and 1995, respectively. Sales commissions paid by related parties to Christopher amounted to approximately $223,000, $108,000 and $62,000 for the years ended December 31, 1993, 1994 and 1995, respectively. In addition, Christopher paid rent during the years ended December 31, 1993, 1994 and 1995 of approximately $36,000, $34,000 and $34,000, respectively, for office and warehouse space under a month-to-month lease to a related party. In addition, Solaris entered into an office lease with an affiliated company on November 1, 1995. Rent expense related to this lease was approximately $13,000 for the year ended December 31, 1995.

NOTE 10--EMPLOYEE BENEFIT PLAN

  Each of the Predecessor Companies maintains a contributory profit sharing plan established pursuant to the provisions of Section 401(k) of the Internal Revenue Code which provides retirement benefits for their eligible employees. The Predecessor Companies may make annual discretionary or matching contributions to the respective plans. Contributions were approximately $207,000 and $156,000 for each of the years ended December 31, 1994, and 1995, respectively.

NOTE 11--COMMITMENTS AND CONTINGENCIES

  The Predecessor Companies lease various office space, models and equipment under noncancellable operating lease agreements which expire at various dates and on month-to-month lease arrangements. Rent expense under such leases aggregated approximately $468,000, $673,000, and $825,000 during the years ended December 31, 1993, 1994 and 1995, respectively. Future minimum rental payments under fixed expiration term operating leases are as follows (in thousands):

                                                                    YEAR ENDING
                                                                    DECEMBER 31,
                                                                    ------------
     1996..........................................................    $  387
     1997..........................................................       456
     1998..........................................................       269
     1999..........................................................       103
     2000..........................................................        80
                                                                       ------
                                                                       $1,295
                                                                       ======

  Genesee leases certain office equipment classified as capital leases. These leases have a cost of $151,000, $196,000 and $206,000 and accumulated depreciation of approximately $17,000, $52,000 and $81,000 as of December 31, 1993, 1994 and 1995, respectively. The scheduled future minimum lease payments are $84,000.

  On January 1, 1994 Solaris entered into a consulting contract with a former shareholder which requires Solaris to pay a fee for services rendered in the amount of $5,000 per month over a sixty month period.

  The Company is involved in various routine legal proceedings incidental to the conduct of its normal business operations. In the opinion of the Predecessor Companies' management, these matters are not anticipated to have a material adverse effect on the financial position or results of operations or cash flows of the Company.

  Christopher has signed a letter of intent to purchase a parcel of land for approximately $7.7 million in a master planned development in Las Vegas, Nevada.

                        COMBINED PREDECESSOR COMPANIES

NOTE 12--SHAREHOLDERS' EQUITY

  Effective January 1, 1994, Solaris redeemed 1,000 shares of common stock held by a shareholder and provided a note payable collateralized by the redeemed shares in the amount of $386,000, this transaction resulted in a decrease in retained earnings of $386,000 and no gain or loss. At December 31, 1994 the amount of the note payable outstanding was approximately $318,000.

  In 1995, Genesee adopted an incentive stock option plan for certain employees. The plan allows the grant of options to purchase up to 10,000 shares of Genesee's common stock. The exercise price is equal to the estimated fair value of the common stock at the date of grant. The options generally vest nine years after the date of grant, but the vesting period is accelerated upon a change of control or the occurrence of certain other events as specified in the plan agreement. The options are exercisable over periods of up to 10 years. During 1995, options to purchase 10,000 shares of Genesee's common stock were granted at an exercise price of $50.15 per share.

  The Company has authorized 2 million shares (par value of $.01) of which 20,000 share have been authorized as Series A 11% Cumulative Convertible Non-Voting Preferred Stock of which no shares were issued and outstanding as of December 31, 1995. The preferred stock is restricted from converting into common stock of Fortress for the first two years that such shares are issued and outstanding. The preferred stock has a liquidation preference of $100 per share ($2 million in the aggregate) and other terms, as defined in the Certificate of Designation. The conversion ratio of such shares is the lesser of the price of the common stock Offering or 75% of the lowest closing price during the thirty days immediately preceding the date of conversion.

NOTE 13--UNAUDITED PRO FORMA INCOME STATEMENT INFORMATION

  The following unaudited pro forma income tax information is presented in accordance with Statement of Financial Accounting Standard No. 109 (SFAS 109) as if the Predecessor Companies had been subchapter C corporation subject to federal and state income taxes for the year ended December 31, 1995 and the three months ended March 31, 1995 and 1996. In addition, a Pro Forma adjustment is reflected related to (i) the reduction in compensation to former owners and employees of Buffington totaling $1,857,000 for the year ended December 31, 1995 and $203 and $0 for the three months ended March 31, 1995 and 1996, respectively, and (ii) an estimated increase in expenses for corporate operating activities of $1,657,000 for the year ended December 31, 1995 and $414,000 for each of the three month periods ended March 31, 1995 and 1996, related to the newly formed public entity assuming it had been formed and in operation during 1995. The net effect of these pro forma adjustments are reflected below.

                                          YEAR ENDED  PERIOD ENDED PERIOD ENDED
                                         DECEMBER 31,  MARCH 31,    MARCH 31,
                                             1995         1995         1996
                                         ------------ ------------ ------------
   Unaudited Pro Forma Information:
     Income before provision for income
      taxes............................    $ 6,076       $  69        $ 986
     Pro Forma adjustment..............        198        (211)        (414)
                                           -------       -----        -----
   Pro Forma income (loss) before pro-
    vision for income taxes............      6,274        (142)         572
   Pro Forma (provision)/benefit for
    income taxes.......................     (2,339)         54         (202)
                                           -------       -----        -----
   Pro Forma net income (loss).........    $ 3,935       $ (88)       $ 370
                                           =======       =====        =====

  Buffington made distributions to the shareholders in the form of bonuses of $2,626,000 and $1,857,000 for the years ended December 31, 1994 and 1995, respectively. Other amounts were also paid to these shareholders in the form of salaries for those periods. No adjustment to pro forma pretax earnings has been made for these bonuses.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
and Shareholders of
Buffington Homes, Inc.

  In our opinion, the accompanying combined balance sheets and the related combined statements of operations, of changes in shareholders' equity and of cash flows present fairly, in all material respects, the combined financial position of Buffington Homes, Inc. (the "Company") at December 31, 1995 and 1994, and the combined results of their operations and cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

  As discussed in Note 10 to the financial statements, the Company changed from a C Corporation to an S Corporation for tax purposes in 1994.

Price Waterhouse LLP


Austin, Texas
February 16, 1996

                             BUFFINGTON HOMES, INC.

                           COMBINED BALANCE SHEETS
                                (IN THOUSANDS)

                                                     DECEMBER 31,
                                                    ---------------  MARCH 31,
                                                     1994    1995      1996
                                                    ------- ------- -----------
                                                                    (UNAUDITED)
                      ASSETS
Cash and cash equivalents.........................  $ 1,741 $   335   $    74
Receivables.......................................      352     382       696
Real estate inventories...........................   12,083  16,587    19,336
Property and equipment, net.......................      233     425       946
Prepaid and other assets..........................    1,355   1,547     1,269
                                                    ------- -------   -------
    Total assets..................................  $15,764 $19,276   $22,321
                                                    ======= =======   =======
       LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable and accrued construction liabili-
 ties.............................................  $ 1,643 $ 1,677   $ 2,204
Notes payable.....................................    9,748  14,537    16,005
Other accrued expenses............................      809     674       606
Customer deposits.................................       69     130       351
                                                    ------- -------   -------
    Total liabilities.............................   12,269  17,018    19,166
                                                    ======= =======   =======
Commitments and contingencies--Note 9
Shareholders' equity:
  Common stock....................................       22      24        24
  Additional paid-in capital......................      206     855       855
  Retained earnings...............................    3,267   1,379     2,276
                                                    ------- -------   -------
    Total shareholders' equity....................    3,495   2,258     3,155
                                                    ------- -------   -------
    Total liabilities and shareholders' equity....  $15,764 $19,276   $22,321
                                                    ======= =======   =======


   The accompanying notes are an integral part of these financial statements.

                             BUFFINGTON HOMES, INC.

                       COMBINED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                              YEAR ENDED DECEMBER 31,    PERIOD ENDED MARCH 31,
                              -------------------------  -----------------------
                               1993     1994     1995       1995        1996
                              -------  -------  -------  ----------- -----------
                                                         (UNAUDITED) (UNAUDITED)
Revenue:
  Sales.....................  $52,021  $63,776  $52,488    $10,804     $14,623
  Other revenue.............      119      345      286        --          --
                              -------  -------  -------    -------     -------
    Total revenue...........   52,140   64,121   52,774     10,804      14,623
  Cost of sales.............   43,801   53,523   44,186      9,193      11,960
                              -------  -------  -------    -------     -------
    Gross profit............    8,339   10,598    8,588      1,611       2,663
Operating expenses:
  Selling expenses..........    3,189    3,399    3,340        752         918
  General and administrative
   expenses.................    2,742    5,246    5,401      1,015         938
                              -------  -------  -------    -------     -------
    Operating income........    2,408    1,953     (153)      (156)        807
Other non-operating (income)
 expense:
  Interest expense..........       24       94       80         18          41
  Interest and other in-
   come.....................     (119)    (101)     (71)      (110)       (131)
                              -------  -------  -------    -------     -------
    Income (loss) before
     taxes..................    2,503    1,960     (162)       (64)        897
                              -------  -------  -------    -------     -------
Provision for taxes.........      974       83       21        --          --
                              -------  -------  -------    -------     -------
Net income (loss)...........  $ 1,529  $ 1,877  $  (183)   $   (64)    $   897
                              =======  =======  -------    =======     =======
Pro forma net income (See
 Note 11)...................                    $  (183)               $   547
                                                =======                =======


   The accompanying notes are an integral part of these financial statements.

                             BUFFINGTON HOMES, INC.

             COMBINED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                           COMMON ADDITIONAL RETAINED
                                           STOCK   PAID-IN   EARNINGS
                                           AMOUNT  CAPITAL   (DEFICIT)  TOTAL
                                           ------ ---------- --------- -------
Balance at December 31, 1992..............  $  2     $ 46     $   665  $   713
Capital contributions.....................    20       60         --        80
Capital distributions.....................   --       --         (410)    (410)
Net income................................   --       --        1,529    1,529
                                            ----     ----     -------  -------
Balance at December 31, 1993..............    22      106       1,784    1,912
Capital contributions.....................   --       100         --       100
Capital distributions.....................   --       --         (394)    (394)
Net income................................   --       --        1,877    1,877
                                            ----     ----     -------  -------
Balance at December 31, 1994..............    22      206       3,267    3,495
Capital contributions.....................     2      649         --       651
Capital distributions.....................   --       --       (1,705)  (1,705)
Net income (loss).........................   --       --         (183)    (183)
                                            ----     ----     -------  -------
Balance at December 31, 1995..............    24      855       1,379    2,258
Net income................................   --       --          897      897
                                            ----     ----     -------  -------
Balance at March 31, 1996 (Unaudited).....  $ 24     $855     $ 2,276  $ 3,155
                                            ====     ====     =======  =======


   The accompanying notes are an integral part of these financial statements.

                             BUFFINGTON HOMES, INC.

                COMBINED STATEMENTS OF CASH FLOWS (IN THOUSANDS)

                         YEAR ENDED DECEMBER 31,      PERIOD ENDED MARCH 31,
                         -------------------------  ---------------------------
                          1993     1994     1995       1995        1996
                         -------  -------  -------  ----------- -----------
                                                    (UNAUDITED) (UNAUDITED)
Cash Flows From Operat-
 ing Activities
  Net income (loss)..... $ 1,529  $ 1,877  $  (183)   $   (64)    $   897
  Depreciation and amor-
   tization.............      74      129      207         38          61
  Decrease (increase) in
   receivables..........      70     (176)      (9)      (181)       (314)
  Increase in real es-
   tate inventories.....  (4,874)  (1,105)  (4,482)    (1,294)     (2,749)
  (Increase) in other
   assets...............    (454)    (861)    (293)      (237)       (285)
  Increase (decrease) in
   accounts payable and
   accrued expenses.....   1,688     (639)    (101)      (253)        459
  Other.................     159     (105)      61         80         221
                         -------  -------  -------    -------     -------
    Net cash used by op-
     erating
     activities.........  (1,808)    (880)  (4,800)    (1,911)     (1,710)
Cash Flows From
 Investing Activities
  Purchase of equip-
   ment.................    (164)    (210)    (399)       (47)        (19)
                         -------  -------  -------    -------     -------
Cash Flows From
 Financing Activities
  Stock contribution....      80      100      651        --          --
  Net increase in notes
   payable..............   3,490    1,155    4,789      1,482       1,468
  Capital distribution..    (273)     (41)  (1,647)       --          --
                         -------  -------  -------    -------     -------
    Net cash provided by
     financing
     activities.........   3,297    1,214    3,793      1,482       1,468
                         -------  -------  -------    -------     -------
    Net increase (de-
     crease) in cash....   1,325      124   (1,406)      (476)       (261)
Cash and cash equiva-
 lents at beginning of
 year...................     292    1,617    1,741      1,741         335
                         -------  -------  -------    -------     -------
Cash and cash equiva-
 lents at end of year... $ 1,617  $ 1,741  $   335    $ 1,265     $    74
                         =======  =======  =======    =======     =======


   The accompanying notes are an integral part of these financial statements.

                            BUFFINGTON HOMES, INC.

                    NOTES TO COMBINED FINANCIAL STATEMENTS

NOTE 1--BUSINESS AND ORGANIZATION

  Buffington Homes, Inc. is primarily engaged in the construction of detached single-family homes in the central Texas area.

  The combined financial statements include the accounts of Buffington Homes, Inc., Buffington San Antonio, Buffington Development, Buffington Central Texas and Elements! which are wholly owned by the stockholders of Buffington Homes, Inc. The combined entities are hereafter referred to as the "Company". All significant intercompany accounts and transactions have been eliminated in combination.

  Buffington Homes, Inc. is engaged in the construction of detached single family homes in the Austin, Texas area. It had 1,000,000 shares of $1.00 par value Common Stock authorized with 2,000 shares issued and outstanding for the years ended December 31, 1993, 1994 and 1995. Buffington San Antonio was formed in 1993 and is engaged in the construction of homes in the San Antonio, Texas area. It had 1,000,000 shares of $.01 par value Common Stock authorized with 1,000,000 shares issued and outstanding for the years ended December 31, 1993, 1994 and 1995. Elements! was formed in 1993 to provide interior design services to Buffington Homes, Inc. and unrelated buyers. Elements! had 1,000,000 shares of $.01 par value Common Stock authorized and issued and outstanding for the years ended December 31, 1993, 1994 and 1995. Buffington Development was incorporated in 1994 for the purpose of holding lot inventory in Austin, Texas. Buffington Development had 1,000,000 shares of $.01 par value Common Stock authorized and 10,000 shares issued and outstanding at December 31, 1994 and 1995. In 1995, Buffington Central Texas was formed to build custom homes. Buffington Central Texas is structured as a limited partnership and was initially capitalized with a $2,000 contribution from the owners of Buffington Homes, Inc.

  The Company and its shareholders have entered into a definitive agreement with the Fortress Group pursuant to which the Company will merge with The Fortress Group (the "Merger"). All outstanding shares of the Company will be exchanged for cash and shares of the Fortress Group's Common Stock concurrent with the consummation of the initial public offering.

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Revenue Recognition

  Residential sales are recognized when all conditions precedent to closing have been fulfilled and title has passed to the buyer. The Company's homes are generally sold in advance of their construction. The Company's standard sales contract generally requires the customer to make an earnest money deposit which is recognized as a liability until the unit closes.

 Real Estate Inventories and Cost of Sales

  All real estate inventories, which are held for sale, are carried at cost which is less than fair value as measured in accordance with Statement of Financial Accounting Standards (SFAS) No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of". Fair value is measured based on the application of discounting expected future cash flows of the Company's real estate developments. Costs incurred which are included in inventory consist of land, direct and certain indirect construction costs, interest and real estate taxes, certain selling incentives and direct model construction costs and related improvements.

                            BUFFINGTON HOMES, INC.

  At the time of revenue recognition, cost of sales is charged with the actual construction costs incurred and any estimate to complete (specific identification).

 Interest Capitalization

  Interest and related debt issuance costs are capitalized to qualifying real estate inventories as incurred, in accordance with Statement of Financial Accounting Standards (SFAS) No. 34, "Capitalization of Interest Cost", and charged to cost of sales when revenue from residential sales is recognized. The interest and related debt issuance costs capitalized are determined by applying a weighted average capitalization rate to the accumulated qualified real estate expenditures. The capitalization rate is based on the Company's outstanding borrowings associated with the acquisition, development and construction of the qualified real estate inventory. The amount of financing costs capitalized does not exceed those costs incurred for any year presented in the accompanying combined financial statements.

 Property and Equipment

  Property and equipment are carried at cost less accumulated depreciation and are depreciated using the straight line method over the estimated useful lives of the assets which is generally five years. Significant additions and improvements are capitalized, while expenditures for repairs and maintenance are charged to operations, as incurred.

 Selling Expenses

  Selling expenses includes all sales commissions paid, salaries paid to marketing personnel, the direct and indirect costs of sales offices and advertising expenses.

 Income Taxes

  Since January 1994, the Company has been a subchapter S corporation for income tax purposes and, accordingly, any income tax liabilities are the responsibility of the Company's shareholders. The Company's subchapter S corporation status will terminate on consummation of the Merger as disclosed in Note 1. The Company was a C corporation for the year ended December 31, 1993 and taxes for that year were provided in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes". See Note 11 for information regarding the pro forma income tax disclosures.

 Cash and Equivalents

  For purposes of reporting cash flows, the Company considers all highly-liquid investments with an original maturity of three months or less to be cash equivalents. Supplemental disclosures of cash flow information are as follows (in thousands):

                                                                  YEAR ENDED
                                                                 DECEMBER 31,
                                                               ----------------
                                                               1993 1994  1995
                                                               ---- ---- ------
   Cash paid for interest..................................... $405 $937 $1,049
                                                               ---- ---- ------
   Cash paid for taxes........................................ $723 $231 $   83
                                                               ---- ---- ------
   Distributions of property to owners........................ $137 $353 $   58
                                                               ---- ---- ------

 Unaudited Interim Financial Statements

  In the opinion of management, the Company has made all adjustments, consisting primarily of normal recurring accruals, necessary for a fair presentation of the financial condition of the Company as of March 31, 1996 and the results of operations and cash flows for the three month period ended March 31, 1996 and 1995, as presented in the accompanying unaudited interim financial statements.

                            BUFFINGTON HOMES, INC.

NOTE 3--REAL ESTATE INVENTORIES

  Real estate inventories are summarized as follows (in thousands):

                                                      DECEMBER 31,
                                                     ---------------  MARCH 31,
                                                      1994    1995      1996
                                                     ------- ------- -----------
                                                                     (UNAUDITED)
   Work in Progress:
     Sold homes (under construction)................ $ 6,110 $ 8,569   $10,451
     Speculative homes..............................   2,465   3,336     3,757
                                                     ------- -------   -------
                                                       8,575  11,905    14,208
                                                     ------- -------   -------
   Land:
     Finished lots..................................   2,231   3,041     2,964
                                                     ------- -------   -------
   Models...........................................   1,277   1,641     2,164
                                                     ------- -------   -------
   Total............................................ $12,083 $16,587   $19,336
                                                     ======= =======   =======

  Models and speculative construction include both completed homes and homes in progress. Speculative construction represents unsold homes which were built to accelerate closing.

NOTE 4--PROPERTY AND EQUIPMENT

  Property and equipment are summarized as follows (in thousands):

                                                                      DECEMBER
                                                                         31,
                                                                      ---------
                                                                      1994 1995
                                                                      ---- ----
  Equipment and furniture ........................................... $175 $425
  Vehicles...........................................................  112  112
  Leasehold improvements.............................................   44   44
  Other..............................................................  --   --
                                                                      ---- ----
                                                                       331  581
  Less: Accumulated depreciation and amortization....................   98  156
                                                                      ---- ----
                                                                      $233 $425
                                                                      ==== ====

  Depreciation expense recognized approximated $29,000, $40,000 and $58,000 for the years ended December 31, 1993, 1994, and 1995.

NOTE 5--OTHER ASSETS

  Other assets are summarized as follows (in thousands):

                                                                  DECEMBER 31,
                                                                  -------------
                                                                   1994   1995
                                                                  ------ ------
Model home furniture (net)....................................... $  452 $  431
Lot option deposits..............................................    729    892
Architectural plans..............................................    138     91
Other............................................................     36    133
                                                                  ------ ------
                                                                  $1,355 $1,547
                                                                  ====== ======

                            BUFFINGTON HOMES, INC.

  Deposits represent amounts paid to developers under lot option contracts. Option contracts generally require the payment of a cash deposit for the right to acquire lots during a specified period of time at a certain price. Under option contracts without specific performance obligations, the Company's liability is limited to forfeiture of the non-refundable deposits.

  Furniture for model homes is carried at cost less accumulated depreciation and is depreciated using the straight line method over the estimated useful life of the assets which is generally 5 years. Model home furniture totaled $626,000 and $754,000 for the years ended December 31, 1994 and 1995. Accumulated depreciation totaled $174,000 at December 31, 1994 and $323,000 at December 31, 1995 and depreciation expense totaled $45,000, $89,000 and $149,000 for the years ended December 31, 1993, 1994 and 1995.

  Architectural plans are recorded at cost and amortized evenly over twelve months. Other assets also includes miscellaneous and prepaid expenses.

NOTE 6--NOTES PAYABLE

  Notes payable are summarized as follows (in thousands):

                                                      DECEMBER 31,
                                                     --------------  MARCH 31,
                                                      1994   1995      1996
                                                     ------ ------- -----------
                                                                    (UNAUDITED)
   Conventional lot acquisition loans............... $1,947 $ 2,950   $   --
   Revolving project specific construction loans....  7,801  11,587    16,005
                                                     ------ -------   -------
                                                     $9,748 $14,537   $16,005
                                                     ====== =======   =======

  Conventional lot acquisition loans are secured by land and include conventional loans totaling $1,223,000 and a non-recourse lot loan of $1,727,000. The conventional loans bear interest at both fixed and variable rates with the fixed rate being 10% per annum and variable rates ranging from 1% to 1.5% over the prime lending rate (8.5% at December 31, 1995). Fixed rate debt included in conventional loans outstanding at December 31, 1995 totaled $330,000. Conventional loans mature in 1996. The non-recourse lot acquisition loan bears interest at a fixed rate of 9% and matures in 1997.

  Revolving project specific construction loans are secured by the related homes and bear interest at variable rates at 1% over the prime lending rate (8.5% at December 31, 1995) as specified by the respective lender. Loans generally mature as the underlying collateral project is completed. Interest incurred for the years ended December 31, 1993, 1994 and 1995 totaled $595,000, $896,000 and $1,002,000, respectively. Interest capitalized to the cost of homes for the years ended December 31, 1993, 1994 and 1995 totalled $571,000, $802,000 and $922,000, respectively.

NOTE 7--RELATED PARTY TRANSACTIONS

  Immediate family members of certain shareholders of the Company have an interest in a title insurance company which is not combined into Buffington Homes, Inc. which processes loan closings and issues title insurance as an intermediary to customers of Buffington Homes, Inc. Buffington Homes, Inc. normally pays closing costs and title insurance premiums to the title company on behalf of Buffington's customers. Title insurance premiums are regulated by the State of Texas. All fees charged to Buffington by the title company are the same as fees charged to unrelated customers. Fees in the approximate amount of $568,000 and $674,000 were paid by Buffington to the title company in 1994 and 1995, respectively.

  The owners of Buffington Homes, Inc. have an interest in Mortgage Acceptance Corporation (MAC), which provides mortgage loan origination services to customers of the Company. The Company pays origination fees to MAC on behalf of customers of Buffington Homes. Fees in the amount of $288,000, $447,000, and $584,000 were paid to MAC on behalf of customers of Buffington Homes in 1993, 1994 and 1995.

                            BUFFINGTON HOMES, INC.

  The Company had notes payable outstanding to certain owners and their immediate family members in the amount of $166,000 and $330,000 at December 31, 1994 and 1995. These notes bear interest at 10% and mature in 1996.

NOTE 8--EMPLOYEE BENEFIT PLANS

  The Company has a trusted profit sharing plan covering substantially all employees. The Company may contribute amounts as determined by the Board of Directors, not in excess of the lesser of the maximum deduction allowable for income tax purposes or a specified percentage of the operating profits of the Company, as defined in the plan. The Company accrued contributions totaling $126,000 for the years ended December 31, 1993 and 1994 and no contributions for the year ended December 31, 1995.

NOTE 9--COMMITMENTS AND CONTINGENCIES

  The Company currently leases its office space under a 5-year renewable lease. Certain equipment is also leased under non-cancelable operating leases. Rent expense under such leases aggregated $294,000, $370,000 and $378,000 during the years ended December 31, 1993, 1994 and 1995. Future minimum lease payments as of December 31, 1995 were $139,000 and $35,000 for the years ended 1996 and 1997.

  The Company has been assessed taxes in the amount of $177,000 by the Internal Revenue Service for transactions related to operations in 1991, 1992 and 1993. The Company is making a vigorous defense of the assessment and expects to be heard by an appeals officer of the IRS in the first quarter of 1996. The $177,000 in aggregate was recognized as an expense of the Company for the years ended December 31, 1991, 1992 and 1993.

  The Company is involved in various routine legal proceedings incidental to the conduct of its normal business operations. The Company's management believes that none of these legal proceedings will have a material adverse impact on the financial condition or results of operations of the Company.

NOTE 10--TAXES

  The Company provided taxes for the year ended December 31, 1993 in accordance with SFAS No. 109. The Company's effective tax rate for 1993 was approximately 39% of which approximately 4% represented Texas state franchise taxes. Deferred taxes were not realizable in periods subsequent to 1993 because the Company changed from a C Corporation to an S Corporation in 1994. The tax provision represents current taxes, deferred taxes were not recorded by the Company. Taxes shown for the years ended December 31, 1994 and 1995 represent the greater of income or equity component of Texas state franchise taxes.

NOTE 11--UNAUDITED PRO FORMA INCOME TAX INFORMATION

  The following unaudited pro forma income tax information is presented in accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, as if the Company had been a subchapter C corporation subject to federal income taxes for the year ended December 31, 1995 and the three month period ended March 31, 1996.

                                                                         PERIOD
                                                                         ENDED
                                                             YEAR ENDED  MARCH
                                                            DECEMBER 31,  31,
                                                                1995      1996
                                                            ------------ ------
Earnings (loss) before pro forma adjustment, per statement
 of operations............................................     $3,386     $897
Provision for income taxes................................      1,186      350
                                                               ------     ----
Pro forma net income (loss)...............................     $2,200     $547
                                                               ======     ====

  The Company made distributions to the shareholders in the form of bonuses in the amount of $2,626,000 and $1,857,000 for the periods ended December 31, 1994 and 1995, respectively. Other amounts were also paid in the form of salaries for those periods. No adjustment to pro forma pretax earnings has been made for these bonuses. Pro forma taxes are computed at the Company's historical effective tax rate of 39% of the pre-tax net income.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholder of Christopher Homes, Inc.

  In our opinion, the accompanying combined balance sheets and the related combined statements of operations, of changes in shareholder's (deficit) equity and of cash flows present fairly, in all material respects, the financial position of Christopher Homes, Inc. and Affiliates (the "Company") at December 31, 1994 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

Price Waterhouse LLP

Dallas, Texas
March 8, 1996

                     CHRISTOPHER HOMES, INC. AND AFFILIATES

                            COMBINED BALANCE SHEETS

                                                DECEMBER 31,
                                           ------------------------  MARCH 31,
                                              1994         1995        1996
                                           -----------  ----------- -----------
                                                                    (UNAUDITED)
                  ASSETS
Cash...................................... $   379,632  $   495,371 $   272,125
Receivables...............................     337,858      710,862     801,593
Real estate inventories...................  26,670,785   28,456,763  29,866,643
Property and equipment, net...............     495,159      516,771     486,138
Prepaid and other assets..................     366,728      706,064     630,235
                                           -----------  ----------- -----------
  Total assets............................ $28,250,162  $30,885,831 $32,056,734
                                           ===========  =========== ===========
 LIABILITIES AND SHAREHOLDER'S (DEFICIT)
                  EQUITY
Accounts payable and accrued construction
 liabilities.............................. $ 2,885,283  $ 3,040,649 $ 3,027,085
Notes and mortgages payable...............  21,369,258   20,665,081  22,055,141
Special improvement district bonds........   2,313,032    1,531,267   1,266,466
Related party payable.....................     898,412      353,147         --
Other accrued expenses....................     341,059      921,358     244,802
Customer deposits.........................   3,005,624    3,659,694   4,428,605
                                           -----------  ----------- -----------
  Total liabilities.......................  30,812,668   30,171,196  31,022,099
                                           ===========  =========== ===========
Commitments and contingencies--Note 9
  Shareholder's (Deficit) Equity
    Common stock..........................     549,097      549,097     549,597
    Retained (deficit) earnings...........  (3,111,603)     165,538     485,038
                                           -----------  ----------- -----------
  Total shareholder's (deficit) equity....  (2,562,506)     714,635   1,034,635
                                           -----------  ----------- -----------
  Total liabilities and shareholder's
   (deficit) equity....................... $28,250,162  $30,885,831 $32,056,734
                                           ===========  =========== ===========


    The accompanying notes are an integral part of these combined financial statements.

                     CHRISTOPHER HOMES, INC. AND AFFILIATES

                       COMBINED STATEMENTS OF OPERATIONS

                               YEAR ENDED DECEMBER 31,         PERIOD ENDED MARCH 31,
                         ------------------------------------- -----------------------
                            1993         1994         1995        1995        1996
                         -----------  -----------  ----------- ----------- -----------
                                                               (UNAUDITED) (UNAUDITED)
Revenues
  Residential sales..... $17,323,382  $13,863,560  $34,725,641 $3,859,399  $10,343,798
  Lot sales.............                  849,085    3,824,480    419,000      137,000
  Other revenue.........     222,768      108,079       62,000        --           --
                         -----------  -----------  ----------- ----------  -----------
    Total revenue.......  17,546,150   14,820,724   38,612,121  4,278,399   10,480,798
Cost of sales...........  16,676,219   12,615,579   31,833,928  3,419,449    8,757,794
                         -----------  -----------  ----------- ----------  -----------
Gross profit............     869,931    2,205,145    6,778,193    858,950    1,723,004
Operating Expenses
  Selling expenses......   1,134,616    1,512,062    2,008,286    401,995      499,071
  General and
   administrative
   expenses.............   1,606,603    1,550,010    1,503,707    390,123      551,872
                         -----------  -----------  ----------- ----------  -----------
Operating (loss)
 income.................  (1,871,288)    (856,927)   3,266,200     66,832      672,061
Non-operating income,
 net....................     614,705      359,423      119,866     36,864        7,669
                         -----------  -----------  ----------- ----------  -----------
Income (loss) before
 income taxes...........  (1,256,583)    (497,504)   3,386,066    103,696      679,730
Benefit for income
 taxes..................      48,858                                  --           --
                         -----------  -----------  ----------- ----------  -----------
Net income (loss)....... $(1,207,725) $  (497,504) $ 3,386,066 $  103,696  $   679,730
                         ===========  ===========  =========== ==========  ===========
Unaudited pro forma net
 income (Note 10).......                           $ 2,200,000             $   448,730
                                                   ===========             ===========


    The accompanying notes are an integral part of these combined financial statements.

                     CHRISTOPHER HOMES, INC. AND AFFILIATES

        COMBINED STATEMENTS OF CHANGES IN SHAREHOLDER'S (DEFICIT) EQUITY

                                              COMMON    EQUITY
                                              STOCK    (DEFICIT)      TOTAL
                                             -------- -----------  -----------
Balance at December 31, 1992................ $549,097 $(1,066,790) $  (517,693)
Contributions by shareholder................              549,300      549,300
Distributions to shareholder................             (409,025)    (409,025)
Net loss....................................           (1,207,725)  (1,207,725)
                                             -------- -----------  -----------
Balance at December 31, 1993................  549,097  (2,134,240)  (1,585,143)
Distributions to shareholder................             (479,859)    (479,859)
Net loss....................................             (497,504)    (497,504)
                                             -------- -----------  -----------
Balance at December 31, 1994................  549,097  (3,111,603)  (2,562,506)
Contributions by shareholder................              356,549      356,549
Distributions to shareholder................             (465,474)    (465,474)
Net income..................................            3,386,066    3,386,066
                                             -------- -----------  -----------
Balance at December 31, 1995................  549,097     165,538      714,635
Contributions by shareholder................      500      82,107       82,607
Distributions by shareholder................             (442,338)    (442,338)
Net income..................................              679,731      679,731
                                             -------- -----------  -----------
Balance at March 31, 1996 (Unaudited)....... $549,597 $   485,038  $ 1,034,635
                                             ======== ===========  ===========


    The accompanying notes are an integral part of these combined financial statements.

                     CHRISTOPHER HOMES, INC. AND AFFILIATES

                       COMBINED STATEMENTS OF CASH FLOWS

                                        YEAR ENDED DECEMBER 31,            PERIOD ENDED MARCH 31,
                                 ----------------------------------------  ------------------------
                                     1993          1994          1995         1995         1996
                                 ------------  ------------  ------------  -----------  -----------
                                                                           (UNAUDITED)  (UNAUDITED)
Cash Flows From Operating
 Activities
  Net (loss) income............. $ (1,207,725) $   (497,504) $  3,386,066  $   103,696  $   679,730
  Adjustments to reconcile net
   income to net cash (used in)
   provided by operating
   activities:
    Equity in income from
     investment partnerships         (143,879)       (3,537)
    Depreciation and
     amortization...............      193,252       160,636       180,953       10,000       32,722
    Writedown of land held for
     investment.................       45,997
    (Gain) loss on disposition
     of property and equipment..      (26,501)        6,030
    Basis of property and
     equipment included in cost
     of sales...................                    168,960
    Changes in operating assets
     and liabilities:
      Real estate inventories...   (2,454,953)  (10,805,194)   (2,408,695)  (4,852,484)  (1,409,880)
      Receivables...............       52,351       120,334      (373,004)     202,572      170,972
      Prepaid and other assets..      (71,792)      (30,578)     (339,336)      27,145       75,829
      Accounts payable and
       accrued
       construction liabilities..    (140,327)    1,563,299       155,366    2,653,459      (13,564)
      Other accrued expenses....      192,796        61,222       580,299       58,118     (676,556)
      Customer deposits.........     (501,978)      705,387       654,070      277,559      768,911
                                 ------------  ------------  ------------  -----------  -----------
        Net cash (used in)
         provided by
         operating activities...   (4,062,759)   (8,550,945)    1,835,719   (1,519,935)    (371,836)
                                 ============  ============  ============  ===========  ===========
Cash Flows From Investing
 Activities.....................
  Distributions/repayments from
   investment partnerships......      286,090
  Increase in land held for
   investment...................      (15,763)
  Proceeds from sale of land
   held for investment..........                     76,000
  Purchase of limited partners'
   interest.....................      (50,700)
  Purchase of property and
   equipment....................     (137,360)     (384,188)     (202,565)     (19,788)      (2,089)
  Proceeds from sale of property
   and equipment................       49,821        10,000
                                 ------------  ------------  ------------  -----------  -----------
        Net cash provided by
         (used in)
         investing activities...      132,088      (298,188)     (202,565)     (19,788)      (2,089)
                                 ============  ============  ============  ===========  ===========
Cash Flows From Financing
 Activities
  Borrowings under notes and
   mortgages payable............   20,689,437    20,299,821    37,263,997    5,070,762    7,608,948
  Repayments of notes and
   mortgage payable.............  (16,585,335)  (11,206,396)  (37,968,174)  (3,027,133)  (6,261,315)
  Repayments of special
   improvement district bonds...     (104,995)      (82,763)     (159,048)    (135,000)    (222,374)
  Net advances from (repayments
   to) related parties..........      243,362       556,950      (545,265)    (603,763)    (614,850)
  Distributions to shareholder..     (409,025)     (479,859)     (465,474)                 (442,337)
  Contributions by shareholder..                                  356,549                    82,607
                                 ------------  ------------  ------------  -----------  -----------
        Net cash provided by
         (used in)
         financing activities...    3,833,444     9,087,753    (1,517,415)   1,304,866      150,679
                                 ============  ============  ============  ===========  ===========
Net (decrease) increase in cash
 and cash equivalents...........      (97,227)      238,620       115,739     (234,857)    (223,246)
Cash at beginning of year.......      238,239       141,012       379,632      379,632      495,371
                                 ------------  ------------  ------------  -----------  -----------
Cash at end of year............. $    141,012  $    379,632  $    495,371  $   144,775  $   272,125
                                 ============  ============  ============  ===========  ===========

    The accompanying notes are an integral part of these combined financial statements.

                    CHRISTOPHER HOMES, INC. AND AFFILIATES

                    NOTES TO COMBINED FINANCIAL STATEMENTS

1. BUSINESS AND ORGANIZATION

  Christopher Homes, Inc. and Affiliates (the "Company") is a group of entities owned or controlled by J. Christopher Stuhmer primarily engaged in the construction of attached and detached single-family homes in the Las Vegas metropolitan area.

  The Company and its shareholder have entered into a definitive agreement with The Fortress Group, Inc. pursuant to which the Company will merge with The Fortress Group (the "Merger"). All outstanding shares of the Company will be exchanged for cash and shares of The Fortress Group's common stock concurrent with the consummation of the initial public offering.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Principles of Combination

  The combined financial statements include the accounts of Christopher Homes, Inc. ("CH"), J. Christopher Stuhmer, Inc. ("JCS"), Christopher Homes--Custom Home Division, Inc. ("CHD"), all of which are Nevada corporations, and Country Club Hills Limited Partnership ("CCH"), a Nevada Limited Partnership. CH, JCS and CHD are wholly owned by J. Christopher Stuhmer. CHD is the general partner of CCH. All significant intercompany accounts and transactions have been eliminated in combination.

  As of December 31, 1994 and 1995, the following common stock was authorized, issued and outstanding:

    CH--No par or stated value, 2,500 shares authorized, 1,000 shares issued and outstanding

    JCS--No par or stated value, 2,500 shares authorized, 100 shares issued and outstanding

    CHD--No par or stated value, 2,500 shares authorized, 1,000 shares issued and outstanding

 Estimates by Management

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Revenue Recognition

  Residential sales are recognized when all conditions precedent to closing have been fulfilled and title has passed to the buyer. The Company's homes are generally sold in advance of their construction. The Company's standard sales contract generally requires the customer to make an earnest money deposit which is recognized as a liability until the unit closes.

 Real Estate Inventories and Cost of Sales

  Real estate inventories are carried at cost which is less than fair value as measured in accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." Fair Value is measured based on the application of discounting expected future cash flows of each of the Company's real estate developments. Costs incurred which are included in inventory consist of land, land development, direct and certain indirect construction costs, interest and real estate taxes, and direct model construction costs and related improvements. Costs incurred for common area model improvements and certain furnishings are amortized on a per unit basis as home sales in the related development are closed.

                    CHRISTOPHER HOMES, INC. AND AFFILIATES

  At the time of revenue recognition, cost of sales is charged with the actual construction costs incurred and any estimate to complete, plus an allocation of the development's total estimated cost of land and land development, interest, real estate taxes and any other capitalizable common costs based on the relative sales value method of accounting.

  The Company generally provides a one or two year limited warranty of workmanship and materials with each of its homes. Accordingly, a warranty reserve based on the Company's historical experience is provided.

 Interest Capitalization

  Interest and related debt issuance costs are capitalized to qualifying real estate inventories as incurred, in accordance with SFAS No. 34, "Capitalization of Interest Cost", and charged to cost of sales as revenue from residential sales is recognized. The interest and related debt issuance costs capitalized are determined by applying a weighted average capitalization rate to the accumulated qualified real estate expenditures. The capitalization rate is based on the Company's outstanding borrowings associated with the acquisition, development and construction of the qualified real estate inventory. The amount of financing costs capitalized does not exceed those costs incurred for any year presented in the accompanying combined financial statements.

 Property and Equipment

  Property and equipment is carried at cost less accumulated depreciation and is depreciated using the declining balance method over the estimated useful lives of the assets which range from five to seven years. Significant additions and improvements are capitalized, while expenditures for repairs and maintenance are charged to operations as incurred.

 Income Taxes

  CHD is a subchapter S corporation and CCH is a limited partnership for income tax purposes and, accordingly, any income tax liabilities are the responsibility of the respective company's shareholder or partners. CHD's subchapter S corporation status and CCH's limited partnership status will terminate on consummation of the Merger as disclosed in Note 1.

  Both CH and JCS are subchapter C corporations for income tax purposes. These entities had losses for tax purposes in 1993 which were carried back to obtain a refund of taxes paid in prior years.

  In 1994, no income tax benefit was recognized for the combined loss reported by the Company for financial reporting purposes because there was no remaining available taxable income in the three-year carry back period.

  In 1995, no income tax provision was recognized for the combined income reported by the Company because the taxable income was incurred primarily by CHD, which is a subchapter S corporation, and because of the availability of net operating loss carry forwards for CH and JCS.

  At December 31, 1994 and 1995, no deferred taxes have been provided for net operating losses and other temporary differences between the financial reporting basis and the income tax basis of assets and liabilities because realization of the net deferred tax asset is not assured. Net operating loss carry forwards available at June 30, 1995 for JCS were approximately $25,000. At April 30, 1995, net operating loss carry forwards available for CH were approximately $300,000. The fiscal year of JCS and CH for tax purposes are April 30 and June 30, respectively.

  See Note 10 for information regarding unaudited pro forma income tax information.

                    CHRISTOPHER HOMES, INC. AND AFFILIATES

 Statement of Cash Flows

  Supplemental disclosures of cash flow information are as follows:

                                                    YEAR ENDED DECEMBER 31,
                                                --------------------------------
                                                   1993       1994       1995
                                                ---------- ---------- ----------
Cash paid for interest......................... $1,203,312 $1,916,115 $2,759,418
Non-cash transactions:
  Net assumption and assignment of Special
   Improvement District bonds.................. $  730,415 $  589,752 $  622,717
  Assumption of debt/equity contribution by
   limited partners............................ $  549,300

 Unaudited Interim Financial Statements

  In the opinion of management, the Company has made all adjustments, consisting primarily of normal recurring accruals, necessary for a fair presentation of the financial condition of the Company as of March 31, 1996 and the results of operations and cash flows for the three month period ended March 31, 1996 and 1995, as presented in the accompanying unaudited interim financial statements.

3. REAL ESTATE INVENTORIES

  Real estate inventories are summarized as follows:

                                                 DECEMBER 31,
                                            -----------------------  MARCH 31,
                                               1994        1995        1996
                                            ----------- ----------- -----------
                                                                    (UNAUDITED)
      Work-in-progress:
        Sold homes under construction...... $ 9,783,426 $14,026,592 $17,371,092
        Speculative homes..................   2,504,198   4,068,105   5,999,265
                                            ----------- ----------- -----------
                                             12,287,624  18,094,697  23,370,357
                                            ----------- ----------- -----------
      Land:
        Finished lots......................   6,819,300   7,742,249   5,035,731
        Land under development.............   5,975,395     916,406     928,551
                                            ----------- ----------- -----------
                                             12,794,695   8,658,655   5,964,282
                                            ----------- ----------- -----------
      Models...............................   1,588,466   1,703,411     488,954
                                            ----------- ----------- -----------
      Total................................ $26,670,785 $28,456,763 $29,823,593
                                            =========== =========== ===========

4. INVESTMENT IN PARTNERSHIPS

  The Company was a managing partner with a 35% ownership in two partnerships which are accounted for under the equity method. The investment balance is included in other assets on the combined balance sheet.

  The investment in partnerships was not material to the December 31, 1994 and 1995 combined balance sheets or to the combined statements of operations for the years ended December 31, 1994 and 1995.

                    CHRISTOPHER HOMES, INC. AND AFFILIATES

  The condensed combined statement of operations for the partnerships for the year ended December 31, 1993 follows:

      Revenue...................................................... $11,147,061
      Cost of sales................................................  (9,971,311)
                                                                    -----------
      Gross profit.................................................   1,175,750
      Operating expenses...........................................    (797,724)
                                                                    -----------
      Net income...................................................    $378,026
                                                                    ===========

  The Company's equity in the 1993 income of the partnerships was approximately $140,000.

5. PROPERTY AND EQUIPMENT

  Property and equipment is summarized as follows:

                                                             DECEMBER 31,
                                                          --------------------
                                                            1994       1995
                                                          ---------  ---------
      Equipment and furniture............................ $ 222,633  $ 226,456
      Vehicles...........................................   116,832     97,626
      Model home and sales office furnishings............   450,311    550,556
      Other..............................................    67,311    107,424
                                                          ---------  ---------
        Subtotal.........................................   857,087    982,062
      Less: Accumulated depreciation and amortization....  (361,928)  (465,291)
                                                          ---------  ---------
                                                          $ 495,159  $ 516,771
                                                          =========  =========

6. NOTES AND MORTGAGES PAYABLE

  Notes and mortgages payable are summarized as follows:

                                                DECEMBER 31,
                                           -----------------------  MARCH 31,
                                              1994        1995        1996
                                           ----------- ----------- -----------
                                                                   (UNAUDITED)
      Conventional land acquisition and
       development loans.................  $12,280,245 $11,081,356 $12,734,539
      Subordinated investor notes........    6,091,197   9,180,435   8,828,174
      Demands for deed on sales-
       leaseback.........................    2,370,000     230,000         --
      General revolving lines of credit..      590,000     120,000     450,000
      Other..............................       37,816      53,290      42,427
                                           ----------- ----------- -----------
                                           $21,369,258 $20,665,081 $22,055,140
                                           =========== =========== ===========

  Conventional land acquisition and development loans are collateralized by property under construction, are payable in monthly interest only installments and are due on the earlier of the close of escrow on the related collateral or the due date. These loans bear interest at the prime rate plus 1.5% to 2%, which ranged from 10.25% to 10.75% at December 31, 1995.

  Subordinated investor notes are generally collateralized by deeds of trust subordinate to the conventional land acquisition and development loans. The notes are payable in monthly distributions equal to a 15% annualized return and a 10% fee due at the closing of the loan.

                    CHRISTOPHER HOMES, INC. AND AFFILIATES

  Demands for deed on sales-leaseback represent financing arrangements on certain finished model homes which are leased by the Company for up to two years for marketing purposes. The demands for deed yield approximately 12% annually, with a 3% commission paid upon resale of the model home.

  General revolving lines of credit bear interest at the prime rate plus 2% and are due on demand.

  The Company's management believes that cost approximates fair value for notes and mortgages payable at December 31, 1994 and 1995.

  Substantially all of the conventional land acquisition and development loans and subordinated investor notes are personally guaranteed by the sole shareholder of the Company and his spouse.

  Interest incurred and capitalized totaled approximately $1,388,000, $1,976,000 and $4,421,000 for the years ended December 31, 1993, 1994 and
1995, respectively.

  At December 31, 1995, the Company has approximately $10,600,000 in unused lines of credit available for construction loans, which is subject to collateral requirements.

  Maturities of notes and mortgages payable in future years are as follows:

      Year ending December 31,
        1996........................................................ $20,465,564
        1997........................................................     199,517
                                                                     -----------
                                                                     $20,665,081
                                                                     ===========

7. SPECIAL IMPROVEMENT DISTRICT BONDS

  Special Improvement District ("SID") bonds payable were $2,313,032, and $1,531,267 at December 31, 1994 and 1995, respectively.

  SID bonds consist of special assessments issued by the City of Las Vegas to fund the acquisition and construction of certain public improvements specifically benefiting property located in the City's Special Improvement District No. 404, the Summerlin area. The City-issued bonds are secured by the unpaid assessments on property within the district and are payable by the property owners. Interest rate assessments are due on April 1 and October 1 of each year until October 1, 2009. The bonds are due October 1, 2009, unless assumed by buyers of homes from the Company. Management believes that maturities of these obligations, prior to buyer assumptions thereof, are not material to the Company's combined financial statements.

8. RELATED PARTY TRANSACTIONS

  Related party receivables as of December 31, 1994 and 1995 were $105,920 and $54,269, respectively, and are included in receivables on the combined balance sheet.

  JCS provided certain accounting services for related parties and in return received a management fee, which was $490,103, $342,534, and $39,000 for the years ended December 31, 1993, 1994 and 1995, respectively.

  Sales commissions paid by related parties to CHD amounted to $222,768, $108,079, and $62,000 for the years ended December 31, 1993, 1994 and 1995, respectively.

  Home sales to related parties were $596,080 for the year ended December 31, 1995.

                    CHRISTOPHER HOMES, INC. AND AFFILIATES

  The Company paid rent during the years ended December 31, 1993, 1994 and 1995 of $35,905, $33,858 and $34,431 respectively, for office and warehouse space under a month-to-month lease to a related party.

9. COMMITMENTS AND CONTINGENCIES

  The Company is involved in various routine legal proceedings incidental to the conduct of its normal business operations. The Company's management believes that none of those legal proceedings will have a material adverse impact on the financial condition or results of operations of the Company.

  The Company rents model homes under cancelable and non-cancelable operating leases. All non-cancelable leases expire during 1996. Minimum lease payments on non-cancelable leases for the year ending December 31, 1996 are approximately $65,000.

  Model home lease expense for the years ended December 31, 1994 and 1995 was $61,198 and $204,365, respectively.

  The Company has signed a letter of intent to purchase a parcel of land for $7,695,000 in a master planned development in Las Vegas, Nevada.

10. UNAUDITED PRO FORMA INCOME TAX INFORMATION

  The following unaudited pro forma income tax information is presented in accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, as if the Company had been a subchapter C corporation subject to federal income taxes for the year ended December 31, 1995 and the three month period ended March 31, 1996.

                                                                      PERIOD
                                                         YEAR ENDED    ENDED
                                                        DECEMBER 31, MARCH 31,
                                                            1995       1996
                                                        ------------ ---------
Earnings before pro forma adjustment, per statement of
 operations............................................  $3,386,066  $679,730
Provision for income taxes.............................   1,186,066   231,000
                                                         ----------  --------
Pro forma net income...................................  $2,200,000  $448,730
                                                         ==========  ========

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholder of The Genesee Company

  In our opinion, the accompanying combined balance sheet and the related combined statements of operations, changes in shareholder's equity and cash flows present fairly, in all material respects, the financial position of The Genesee Company and Related Entities at December 31, 1995, and the results of their operations and their cash flows for the year ended December 31, 1995, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

Price Waterhouse LLP

March 1, 1996
Denver, Colorado

                         INDEPENDENT AUDITOR'S REPORT

Board of Directors
The Genesee Company
Golden, Colorado

  We have audited the accompanying combined balance sheets of The Genesee Company and related entities as of December 31, 1994, and the related combined statements of operations, shareholder's equity and cash flows for each of the two years in the period then ended. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall combined financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of The Genesee Company and related entities as of December 31, 1994, and the results of their operations and their cash flows for each of the two years in the period then ended, in conformity with generally accepted accounting principles.

Hein & Associates LLP

December 12, 1995
Denver, Colorado

                    THE GENESEE COMPANY AND RELATED ENTITIES

                            COMBINED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                     DECEMBER 31,
                                                    ---------------  MARCH 31,
                                                     1994    1995      1996
                                                    ------- ------- -----------
                                                                    (UNAUDITED)
                      ASSETS
  Cash and cash equivalents........................ $ 1,364 $   978   $   354
  Related party and other receivables..............     155     850     1,121
  Real estate inventories..........................  47,676  49,673    55,133
  Equipment and furniture, net of accumulated
   depreciation of $132, $200 and $215,
   respectively....................................     227     241       232
  Prepaid and other assets.........................   1,125   1,178     1,481
                                                    ------- -------   -------
    Total assets................................... $50,547 $52,920   $58,321
                                                    ======= =======   =======
       LIABILITIES AND SHAREHOLDER'S EQUITY
  Accounts payable and accrued construction........ $ 2,102 $ 3,409   $ 2,206
  Notes payable....................................  41,175  41,393    48,143
  Due to related parties...........................   1,422   1,003     1,061
  Other accrued expenses...........................     930   1,462     1,549
  Customer deposits................................   1,013     872     1,365
                                                    ------- -------   -------
    Total liabilities..............................  46,642  48,139    54,324
                                                    ======= =======   =======
  Commitments and contingencies (Note 8)...........     --      --        --
  Shareholder's Equity:
    Common stock...................................       3       3         3
    Additional paid-in capital.....................   1,655   1,770     1,770
    Retained earnings..............................   2,247   3,008     2,224
                                                    ------- -------   -------
      Total shareholder's equity...................   3,905   4,781     3,997
                                                    ------- -------   -------
    Total liabilities and shareholder's equity..... $50,547 $52,920   $58,321
                                                    ======= =======   =======


    The accompanying notes are an integral part of these combined financial statements.

                    THE GENESEE COMPANY AND RELATED ENTITIES

                       COMBINED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                           YEAR ENDED DECEMBER 31,      PERIOD ENDED MARCH 31,
                          ----------------------------  -----------------------
                            1993      1994      1995       1995        1996
                          --------  --------  --------  ----------- -----------
                                                        (UNAUDITED) (UNAUDITED)
Revenues
  Residential sales...... $ 53,858  $ 59,539  $ 60,534    $13,316     $8,531
  Lot sales..............    3,833     3,020     4,274        169        340
  Other revenue..........      --        --        222         38         30
                          --------  --------  --------    -------     ------
                            57,691    62,559    65,030     13,523      8,901
Cost of sales............  (48,725)  (53,887)  (57,620)    12,104      8,284
                          --------  --------  --------    -------     ------
Gross profit.............    8,966     8,672     7,410      1,419        617
Operating Expenses
  Selling expenses.......    3,295     4,184     4,451        887        819
  General and
   administrative
   expenses..............    2,705     2,620     2,098        693        582
                          --------  --------  --------    -------     ------
Net income (loss)........ $  2,966  $  1,868  $    861    $  (161)    $ (784)
                          ========  ========  ========    =======     ======
Unaudited pro forma net
 income (loss)
 (Note 9)................                     $    535                $ (488)
                                              ========                ======


    The accompanying notes are an integral part of these combined financial statements.

                    THE GENESEE COMPANY AND RELATED ENTITIES

             COMBINED STATEMENTS OF CHANGES IN SHAREHOLDER'S EQUITY
                                 (IN THOUSANDS)

                         COMMON ADDITIONAL               TOTAL
                         STOCK   PAID-IN   RETAINED  SHAREHOLDER'S
                         AMOUNT  CAPITAL   EARNINGS     EQUITY
                         ------ ---------- --------  -------------
Balance, January 1,
 1993...................  $  2    $1,021   $    71      $ 1,094
Capital contributions...     1       244       --           245
Distributions...........   --        --     (1,223)      (1,223)
Net income..............   --        --      2,966        2,966
                          ----    ------   -------      -------
Balance, December 31,
 1993...................     3     1,265     1,814        3,082
Capital contributions...   --        390       --           390
Distributions...........   --        --     (1,435)      (1,435)
Net income..............   --        --      1,868        1,868
                          ----    ------   -------      -------
Balance, December 31,
 1994...................     3     1,655     2,247        3,905
Capital contributions...   --        115       --           115
Distributions...........   --        --       (100)        (100)
Net income..............   --        --        861          861
                          ----    ------   -------      -------
Balance, December 31,
 1995...................     3     1,770     3,008        4,781
Net loss................                      (784)        (784)
                          ----    ------   -------      -------
Balance, March 31, 1996
 (Unaudited)............    $3    $1,770   $ 2,224      $ 3,997
                          ====    ======   =======      =======


    The accompanying notes are an integral part of these combined financial statements.

                    THE GENESEE COMPANY AND RELATED ENTITIES

                       COMBINED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                            YEAR ENDED DECEMBER 31,      PERIOD ENDED MARCH 31,
                           ----------------------------  -----------------------
                             1993      1994      1995       1995        1996
                           --------  --------  --------  ----------- -----------
                                                         (UNAUDITED) (UNAUDITED)
Cash Flows From Operating
 Activities
  Net income.............  $  2,966  $  1,868  $    861    $  (161)    $  (784)
  Adjustments to recon-
   cile net income to net
   cash used in operating
   activities:
    Depreciation ex-
     pense...............        57        72        78         15          15
    Changes in operating
     assets and liabili-
     ties:
      Decrease (increase)
       in:
        Related party and
         other
         receivables.....      (245)      252      (695)      (532)       (271)
        Real estate in-
         ventories.......   (14,977)  (16,037)   (1,997)    (2,506)     (5,460)
        Prepaid and other
         assets..........      (342)     (418)      (53)       802        (303)
      Increase (decrease)
       in:
        Accounts payable
         and accrued con-
         struction lia-
         bilities........      (365)      301     1,307       (190)     (1,203)
        Other accrued ex-
         penses..........       422       (72)      497         75          87
        Customer depos-
         its.............       209       188      (141)       (89)        493
                           --------  --------  --------    -------     -------
        Net cash used in
         operating
         activities......   (12,275)  (13,846)     (143)    (2,586)     (7,426)
                           --------  --------  --------    -------     -------
Cash Flows From Investing
 Activities
  Purchases of equipment
   and furniture.........       (47)      (53)      (57)        (3)         (6)
  Return of investment in
   partnership...........       174       --        --         --          --
                           --------  --------  --------    -------     -------
        Net cash provided
         by (used in) in-
         vesting activi-
         ties............       127       (53)      (57)        (3)         (6)
                           --------  --------  --------    -------     -------
Cash Flows From Financing
 Activities
  Borrowings under notes
   payable...............    47,729    50,226    39,846      9,253      10,988
  Repayments of notes
   payable...............   (35,400)  (34,802)  (39,628)    (7,946)     (4,238)
  Related party
   borrowings............       609     1,533     1,109        107         279
  Repayments of related
   party borrowings......      (423)   (1,013)   (1,528)      (202)       (221)
  Distributions to share-
   holder................    (1,082)   (1,435)     (100)       --          --
  Capital contributions
   by shareholder........       244       390       115        115         --
                           --------  --------  --------    -------     -------
        Net cash provided
         by (used in)
         financing activ-
         ities...........    11,677    14,899      (186)     1,327       6,808
                           --------  --------  --------    -------     -------
Increase (decrease) in
 cash and cash equiva-
 lents...................      (471)    1,000      (386)    (1,262)       (624)
Cash and cash equiva-
 lents, beginning of
 year....................       835       364     1,364      1,364         978
                           --------  --------  --------    -------     -------
Cash and cash equiva-
 lents, end of year......  $    364  $  1,364  $    978    $   102     $   354
                           ========  ========  ========    =======     =======

    The accompanying notes are an integral part of these combined financial statements.

                   THE GENESEE COMPANY AND RELATED ENTITIES

                    NOTES TO COMBINED FINANCIAL STATEMENTS

1. BUSINESS AND ORGANIZATION

 General

  The combined financial statements consist of the accounts of The Genesee Company combined with those of The Genesee Company/Castle Pines, Ltd., The Genesee Company of Michigan, Ltd., Genesee Venture Corporation (dba The Genesee Company Building Group, Inc.) and, subsequent to December 31, 1994, those of Genesee Communities I, Inc., Genesee Communities II, Inc. and Genesee Development Company (collectively referred to as the "Company"). These entities are related through common ownership and management.

  The Company is engaged primarily in the construction and sale of single-family residential property in Colorado and Arizona. The Company designs, builds, and sells single-family houses on finished lots, which it purchases ready for home construction or which it develops. The Company also purchases undeveloped land to develop finished lots for future construction of single-family houses and for sale to others.

  The Company and its shareholder have entered into a definitive agreement with The Fortress Group pursuant to which the Company will merge with The Fortress Group (the "Merger"). All outstanding shares of the Company will be exchanged for cash and shares of The Fortress Group's common stock concurrent with the consummation of the initial public offering.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 Principles of Combination

  The combined financial statements include the accounts of the entities described in Note 1, all of which are 100% owned by the same shareholder. All significant intercompany accounts and transactions have been eliminated in combination.

 Estimates by Management

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Revenue Recognition

  Revenues from residential sales are recognized when all conditions precedent to closing have been fulfilled and title has passed to the buyer. The Company's homes are generally sold in advance of their construction. The Company's standard sales contract generally requires the customer to make an earnest money deposit which is recognized as a liability until the unit closes.

 Real Estate Inventories and Cost of Sales

  All real estate inventories which are held for sale are carried at cost, which is less than fair value as measured in accordance with Statement of Financial Accounting Standards (SFAS) No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of. Fair value is measured based on the application of discounting expected future cash flows of each of the Company's real estate developments. Costs incurred which are included in inventory consist of land, land development, direct and certain indirect construction costs, interest and real estate taxes, and model construction costs and related improvements.

  At the time of revenue recognition, cost of sales is charged with the actual construction costs incurred and any estimate to complete, plus and allocation of the total estimated cost of land and land development, interest, real estate taxes and any other capitalizable common costs.

                   THE GENESEE COMPANY AND RELATED ENTITIES

  Interest charged to cost of sales is as follows (in thousands):

                                                           YEAR ENDED DECEMBER
                                                                   31,
                                                           --------------------
                                                            1993   1994   1995
                                                           ------ ------ ------
  Interest on loans from financial institutions........... $1,535 $1,848 $2,328
  Profit sharing interest under equity participation
   agreements.............................................  1,280  1,084  1,224
  Interest on subordinated notes..........................    499    926    981
                                                           ------ ------ ------
                                                           $3,314 $3,858 $4,533
                                                           ====== ====== ======

 Interest Capitalization

  Interest and related debt issuance costs are capitalized to qualifying real estate inventories as incurred, in accordance with SFAS No. 34, "Capitalization of Interest Cost", and charged to cost of sales as revenue from residential sales is recognized. The interest and related debt issuance costs capitalized are determined by applying a weighted average capitalization rate to the accumulated qualified real estate expenditures. The capitalization rate is based on the Company's outstanding borrowings associated with the acquisition, development and construction of the qualified real estate inventory. The amount of financing costs capitalized does not exceed those costs incurred for any year presented in the accompanying combined financial statements.

 Equipment and Furniture

  Equipment and furniture are carried at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets which range in years from 5 to 10. Significant additions and improvements are capitalized, while expenditures for repairs and maintenance are charged to operations as incurred.

 Other Assets

  Other assets includes costs incurred for common area model improvements and certain furnishings. These costs are amortized on a per unit basis as home sales in the related development are closed.

 Concentrations of Credit Risk

  The Company's operations are concentrated in the construction and sale of single-family residential property in Colorado and Arizona. Furthermore, the Company from time to time maintains cash balances at certain financial institutions in excess of Federally insured limits.

 Income Taxes

  The Company is a Subchapter S corporation for income tax purposes and, accordingly, any income tax liabilities are the responsibility of the Company's shareholder. The Company's Subchapter S corporation status will terminate on consummation of the Merger as disclosed in Note 1. See Note 9 for information regarding the pro forma income tax disclosures.

 Cash and Equivalents

  For purposes of reporting cash flows, the Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

                   THE GENESEE COMPANY AND RELATED ENTITIES

  Supplemental disclosures of cash flow information are as follows (in thousands):

                                                       YEAR ENDED DECEMBER 31,
                                                       -----------------------
                                                        1993    1994    1995
                                                       ------- ------- -------
   Cash paid for interest:
     Related parties.................................. $    63 $   114 $   140
     Other............................................   1,748   2,548   3,605
   Office equipment acquired through capital leases...     151      45      35
   Distribution to shareholder through reduction of
    home sales price..................................     141     --      --
   Sale of vehicles to related party..................      64     --      --

 Unaudited Interim Financial Statements

  In the opinion of management, the Company has made all adjustments, consisting primarily of normal recurring accruals, necessary for a fair presentation of the financial condition of the Company as of March 31, 1996 and the results of operations and cash flows for the three month period ended March 31, 1996 and 1995, as presented in the accompanying unaudited interim financial statements.

3. REAL ESTATE INVENTORIES

  Real estate inventories are summarized as follows (in thousands):

                                                      DECEMBER 31,
                                                     ---------------  MARCH 31,
                                                      1994    1995      1996
                                                     ------- ------- -----------
                                                                     (UNAUDITED)
      Work-in-progress:
        Sold homes under construction............... $16,039 $ 7,507   $13,830
        Speculative homes...........................   9,863  15,627    15,217
                                                     ------- -------   -------
                                                      25,902  23,134    29,047
                                                     ------- -------   -------
      Land:
        Finished lots...............................  15,446  17,436    20,451
        Land under development......................   2,100   5,487     1,108
        Land and other costs........................     729     --        --
                                                     ------- -------   -------
                                                      18,275  22,923    21,559
      Models........................................   3,499   3,616     4,527
                                                     ------- -------   -------
          Total..................................... $47,676 $49,673   $55,133
                                                     ======= =======   =======

  Speculative homes and models include completed homes and homes under construction. Speculative construction represents homes built without an advance sales contract in order to accelerate closing. Completed homes include the allocation of land and development and other allocable costs.

4. NOTES PAYABLE

  Notes payable are summarized as follows (in thousands):

                                                     DECEMBER 31,
                                                    --------------- MARCH 31,
                                                     1994    1995      1996
                                                    ------- ------- ----------
                                                                    UNAUDITED)
   Project specific construction loans............. $20,639 $16,685  $22,958
   Conventional land acquisition and development
    loans..........................................  10,140  13,746   12,457
   Subordinated notes and equity participation
    loans..........................................  10,396  10,416   11,635
   Unsecured lines of credit.......................     --      546    1,093
                                                    ------- -------  -------
                                                    $41,175 $41,393  $48,143
                                                    ======= =======  =======

                   THE GENESEE COMPANY AND RELATED ENTITIES

  Project specific construction loans and conventional land acquisition and development loans consist of land, land development, and construction loans primarily from financial institutions. These loans bear interest at annual rates ranging from 1% to 2% over prime (the prime rate was 8.5% at December 31, 1995) and both principal and interest are normally paid at the time the related real estate properties are sold. The loan agreements include customary representations and covenants, including limitations on the maximum principal amount that can be outstanding at any time. All outstanding indebtedness under these facilities is collateralized by a lien on the related real estate inventories, and all of these loans are personally guaranteed by the Company's sole shareholder. At December 31, 1995, the Company was not in compliance with the reporting requirements of certain loan agreements with one of their financial institutions. As a result, this financial institution may, at its option, demand immediate payment on amounts outstanding under the respective loan agreement. However, the financial institution has continued to advance additional funds to the Company as financing on specific projects and has granted a written waiver of these violations to the Company.

  Subordinated notes consist of notes from private investors, some of which are unsecured and some of which are collateralized by a lien on the Company's real estate inventories, and all of which are personally guaranteed by the Company's sole shareholder. Generally, these loans bear interest at a fixed annual rate of 12%, paid monthly. The unsecured notes entitle the holder to receive an additional 6% interest per annum payable at maturity of the note. These notes generally have maturities of six months, at which time the principal and all unpaid interest are due.

  The Company has entered into a series of equity participation agreements and related notes payable with one private investor. Under these agreements, the Company had outstanding advances from this equity participant totaling approximately $6,097,000 and $4,559,000 as of December 31, 1994 and 1995,
respectively, in the form of equity participation notes payable. The proceeds from these notes are used to acquire and develop various predetermined real estate properties and to construct homes in these developments.

  In general, no interest is accrued on the principal balance of these notes, but rather, the note holder is entitled to a portion of the net profits of the development which collateralizes the note payable. However, at December 31, 1995, the Company had one equity participation note payable which requires that the private investor receive the greater of some minimal rate of return or a portion of the net profits of the development. At December 31, 1995, the Company has accrued approximately $255,000 in interest costs, all of which has been capitalized, related to this note since the development is in the start-up stage and net profits earned as of December 31, 1995 have been less than the minimum rate of return guaranteed the investor. Other than this note, only in the event of default in principal payment at maturity would interest be accrued at the rate of the greater of 3% over prime or 18%, retroactive to the origination date of the note. As of December 31, 1995, there have been no instances in which interest has been accrued on an equity participation note payable due to an event of default. The Company periodically reviews the expected profits and cash flows of developments with equity participation notes payable and would accrue interest on the notes if it determines that an event of default is probable. In general, equity participation notes payable have maturities within two years of origination.

  Based upon the equity participation agreements, net profits of the individual developments are distributed, at the Company's discretion, as follows: (i) distributions are to repay the principal balance and interest, if applicable, of the equity participation note payable related to that development; and (ii) once the principal balance of the equity participation note payable for a development is repaid, net profits are distributed between the equity participant and the Company.

                   THE GENESEE COMPANY AND RELATED ENTITIES

  Maturities of notes payable at December 31, 1995 in future periods are as follows (in thousands):

      Year Ending December 31,
        1996............................................................ $31,550
        1997............................................................   7,119
        1998............................................................   2,724
                                                                         -------
                                                                         $41,393
                                                                         =======

  The timing of repayments on these notes may differ from the above schedule due to the repayment of terms of these notes, described above, some of which may require earlier repayment.

  Interest incurred and capitalized during the years ended December 31, 1993, 1994 and 1995 aggregated approximately $3,318,000, $4,746,000 and $6,597,000, respectively.

5. SHAREHOLDERS' EQUITY

  The following is a summary of the authorized, issued and outstanding shares of the combined entities:

                                                             SHARES ISSUED AND
                                                                OUTSTANDING
                                                                DECEMBER 31,
                                            FAIR    SHARES   ------------------
                                           VALUE  AUTHORIZED 1993  1994   1995
                                           ------ ---------- ----- ----- ------
The Genesee Company....................... No Par  100,000   2,000 2,000 90,000
The Genesee Company/Castle Pines, Ltd.....  $1.00   10,000   1,000 1,000  1,000
Genesee Company of Michigan, Ltd.......... No Par   10,000     --  1,000  1,000
Genesee Venture Corporation...............  $1.00   10,000     100   100    100
Genesee Communities I, Inc................  $1.00   10,000     --    --     --
Genesee Communities II, Inc...............  $1.00   10,000     --    --     --
Genesee Development Company...............  $1.00   10,000     --    --     --

  In 1995, the Company adopted an incentive stock option plan for certain employees. The plan allows the grant of options to purchase up to 10,000 shares of the Company's common stock. The exercise price is equal to the estimated fair value of the common stock at the date of grant. The options generally vest nine years after the date of grant, but the vesting period is accelerated upon a change in control or the occurrence of certain other events as specified in the plan agreement. The options are exercisable over periods of up to 10 years.

  During 1995, options to purchase 10,000 shares of the Company's common stock were granted at an exercise price of $50.15 per share.

6. RELATED PARTY TRANSACTIONS

  The Company has entered into an agreement with a company (from which the sole shareholder receives compensation for management services) to perform certain marketing and management activities on behalf of the Company. The Company pays a management fee consisting of a fixed monthly fee, plus an additional fee of 0.5% of gross sales, as defined in the management agreement. For the years ended December 31, 1993, 1994 and 1995, the Company has recorded approximately $273,000, $356,000 and $98,000 in management fees for

                   THE GENESEE COMPANY AND RELATED ENTITIES services performed under this agreement. The marketing and management services provided pursuant to the agreement diminished significantly in 1995; therefore, the agreement has been terminated as of January 1, 1996.

  The Company provides management services for three entities owned by the sole shareholder of the Company. The Company is compensated by these related entities based upon time spent performing services on their behalf. For the years ended December 31, 1993, 1994 and 1995, the Company recognized management fee revenues of approximately $28,000, $13,000 and $25,000, respectively, for services provided.

  In 1991, the Company became a general partner in a limited partnership to purchase and develop land for resale. The Company had a 10% interest in the partnership prior to the transfer of its interest in the partnership at book value effective January 1, 1993, to a company from which the sole shareholder receives compensation for management services. The Company receives a monthly management fee from the partners for work performed on behalf of the partnership. The Company recognized approximately $180,000, $90,000 and $0 in 1993, 1994 and 1995, respectively, in management fees under this agreement.

  During 1993, the Company began receiving a two-part management fee from the partnership for oversight of the development of a land parcel on behalf of the partnership. The Company is entitled to a management fee equal to 4% of the cost of developing the parcel, plus an additional fee equal to 1 1/2% of gross sales of lots on this parcel. In 1993, 1994 and 1995, the Company recognized approximately $83,000, $12,000 and $6,000, respectively, in management fee income under these arrangements. The Company is also entitled to a marketing fee of 4% of gross sales of lots on this parcel, but the Company has allowed a company, which actually markets the lots and from which the sole shareholder receives compensation for management services, to receive this fee directly from the partnership with no impact on the combined financial statements of the Company.

  The Company has also entered into several agreements to purchase land from the limited partnership at estimated fair market value. During 1993, 1994 and 1995, the Company purchased approximately $2,689,000, $2,702,000 and $0, respectively, in land from the partnership for future home construction.

  The Company pays a fee to an entity owned by the sole shareholder of the Company based on the number of homes closed in a particular development as compensation for assistance in negotiations related to the purchase of the land for the development. In 1993, 1994 and 1995, the Company paid approximately $25,000, $145,000 and $5,000, respectively, in compensation to this entity which has been recognized as a cost of sales in the combined financial statements of the Company.

  Receivables from related parties represent non-interest bearing advances and notes to the shareholder and related entities. Such amounts are generally due on demand or within one year.

  The Company has made home sales to several employees, for which sales revenue and the related cost of sales have been included in the accompanying combined Statements of Income.

  For the years ended December 31, 1993, 1994 and 1995, the Company has recognized revenues of approximately $1,331,000, $454,000 and $0, respectively, and cost of sales of approximately $1,292,000, $405,000 and $0, respectively, in connection with these sales.

7. EMPLOYEE BENEFIT PLAN

  The Company maintains a contributory profit sharing plan established pursuant to the provisions of Section 401(k) of the Internal Revenue Code, which provides retirement benefits for eligible employees of the Company. The Company may make annual discretionary contributions to the plan. Discretionary contributions during the years ended December 31, 1993, 1994 and 1995 aggregated $150,000, $50,000 and $0, respectively.

                   THE GENESEE COMPANY AND RELATED ENTITIES

8. COMMITMENTS AND CONTINGENCIES

  During a portion of 1993, the Company leased certain office equipment under noncancelable operating leases that expired during 1993. Rent expense under such leases aggregated $28,000 for the year ended December 31, 1993. In addition, the Company leases office space at one of its locations on a month-to-month basis from a company wholly-owned by the sole shareholder. Office rent expense under this lease aggregated $87,000, $94,000 and $102,000 for the years ended December 31, 1993, 1994 and 1995, respectively. The Company also leases office space at two other locations from non-related parties; office rent expense under these leases aggregated $14,000, $17,000 and $20,000 for the years ended December 31, 1993, 1994 and 1995, respectively. Total minimum rental commitments at December 31, 1995 are approximately $21,000 and $7,000 for 1996 and 1997, respectively.

  The Company leases certain office equipment under agreements classified as capital leases. Office equipment under these leases has a cost of $151,000, $196,000 and $206,000 and accumulated depreciation of approximately $17,000, $52,000 and $81,000 as of December 31, 1993, 1994 and 1995, respectively. The following is a schedule of future minimum lease payments under capital leases at December 31, 1995:

      Future minimum lease payments:
        1996............................................................ $51,000
        1997............................................................  24,000
        1998............................................................   9,000
                                                                         -------
                                                                         $84,000
                                                                         =======

  The Company is involved in various routine legal proceedings incidental to the conduct of its normal business operations. The Company's management believes that none of these legal proceedings will have a material adverse impact on the financial condition or results of operations of the Company.

9. UNAUDITED PRO FORMA INCOME TAX INFORMATION

  The following unaudited pro forma income tax information is presented in accordance with Statement of Financial Accounting Standards No. 109 as if the Company had been a Subchapter C corporation subject to Federal and state income taxes for the year ended December 31, 1995 and the three month period ended March 31, 1996 (in thousands).

                                                                       PERIOD
                                                          YEAR ENDED    ENDED
                                                         DECEMBER 31, MARCH 31,
                                                             1995       1996
                                                         ------------ ---------
Earnings (loss) before pro forma adjustment, per state-
 ment of income........................................     $ 861       $(784)
(Provision)/Benefit for income taxes...................      (326)        296
                                                            -----       -----
Pro forma net income (loss)............................     $ 535       $(488)
                                                            =====       =====

                        REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders
Solaris Development Corporation

  We have audited the accompanying consolidated balance sheets of Solaris Development Corporation as of December 31, 1995 and 1994, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Solaris Development Corporation as of December 31, 1995 and 1994 and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

                                          Ernst & Young LLP

Raleigh, North Carolina
February 10, 1996

                        SOLARIS DEVELOPMENT CORPORATION

                          CONSOLIDATED BALANCE SHEETS

                                               DECEMBER 31,
                                          ------------------------   MARCH 31,
                                             1994         1995         1996
                                          -----------  -----------  -----------
                                                                    (UNAUDITED)
                 ASSETS
Housing inventories:
  Homes under construction (Note 2).....  $10,411,366  $ 7,427,620  $ 9,675,788
  Land under development and improved
   lots.................................    4,372,496    6,415,701    5,089,497
  Land options for future development
   and related costs....................          --       456,084      458,529
                                          -----------  -----------  -----------
                                           14,783,862   14,299,405   15,223,814
Cash....................................    1,380,851      873,686      992,064
Restricted cash.........................      141,860      440,366      205,105
Related party accounts receivable (Note
 5).....................................      122,417      163,490      314,693
Other assets, net of accumulated
 amortization of $12,633, $13,652 and
 $14,022, respectively..................       46,347      171,528      194,172
Property and equipment:
  Automobiles...........................       50,204       56,590       56,590
  Computer equipment....................        4,711       12,388       12,388
  Office equipment and furniture........       63,690       93,265      104,147
  Model home furniture and sales
   displays.............................      483,422      691,878      671,452
                                          -----------  -----------  -----------
                                              602,027      854,121      844,577
  Less accumulated depreciation.........     (234,698)    (368,801)    (410,258)
                                          -----------  -----------  -----------
                                              367,329      485,320      434,319
                                          -----------  -----------  -----------
    Total assets........................  $16,842,666  $16,433,795  $17,364,167
                                          ===========  ===========  ===========
  LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable and other liabilities..  $ 3,055,595  $ 1,591,351  $   895,728
Line of credit (Note 4).................    1,626,199    2,863,759    1,798,789
Notes payable (Note 3)..................    9,242,932    8,145,313   10,704,907
Customer deposits.......................      391,671      460,224      594,918
                                          -----------  -----------  -----------
    Total liabilities...................   14,316,397   13,060,647   13,994,342
Minority interest.......................    1,346,273    1,294,632    1,348,443
Shareholders' equity:
  Common stock, no par value, 100,000
   shares authorized, 3,000 shares
   issued and outstanding December 31,
   1994 and 1995 and March 31, 1996.....        1,000        1,000        1,000
  Retained earnings.....................    1,178,996    2,077,516    2,020,382
                                          -----------  -----------  -----------
    Total shareholders' equity..........    1,179,996    2,078,516    2,021,382
Commitments (Note 8)
                                          -----------  -----------  -----------
    Total liabilities and shareholders'
     equity.............................  $16,842,666  $16,433,795  $17,364,167
                                          ===========  ===========  ===========

                            See accompanying notes.

                        SOLARIS DEVELOPMENT CORPORATION

                       CONSOLIDATED STATEMENTS OF INCOME

                               YEAR ENDED DECEMBER 31,        PERIOD ENDED MARCH 31,
                         ------------------------------------ -----------------------
                            1993         1994        1995        1995        1996
                         -----------  ----------- ----------- ----------- -----------
                                                              (UNAUDITED) (UNAUDITED)
Revenue:
  Residential home-
   building revenue..... $20,875,102  $33,197,542 $42,563,554 $8,255,190  $7,287,195
  Interest income.......      16,530       16,133      36,891      8,855       5,012
                         -----------  ----------- ----------- ----------  ----------
                          20,891,632   33,213,675  42,600,445  8,264,045   7,292,207
Costs and expenses:
  Cost of sales.........  16,942,636   26,258,391  33,792,304  6,573,977   5,751,431
  General and
   administrative.......   1,552,330    1,763,897   2,684,718    599,833     695,388
  Selling and
   marketing............   1,729,838    2,744,734   3,353,012    735,133     607,431
  Interest..............      46,450       41,923      39,623      9,906       6,475
                         -----------  ----------- ----------- ----------  ----------
                          20,271,254   30,808,945  39,869,657  7,918,849   7,060,725
                         -----------  ----------- ----------- ----------  ----------
Income before minority
 interest...............     620,378    2,404,730   2,730,788    345,196     231,482
Minority interest in
 (loss) income of
 subsidiaries...........     (65,415)     906,672     745,457    151,961      53,811
                         -----------  ----------- ----------- ----------  ----------
Net income.............. $   685,793  $ 1,498,058 $ 1,985,331 $  193,235  $  177,671
                         ===========  =========== =========== ==========  ==========
Unaudited pro forma net
 income (Note 9)........                          $ 1,191,199             $  106,603
                                                  ===========             ==========


                            See accompanying notes.

                        SOLARIS DEVELOPMENT CORPORATION

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                       TOTAL
                                               COMMON  RETAINED    SHAREHOLDERS'
                                               STOCK   EARNINGS       EQUITY
                                               ------ -----------  -------------
Balance at January 1, 1993.................... $1,000 $   624,390   $   625,390
  Net income..................................    --      685,793       685,793
  Distributions to shareholders...............    --     (477,427)     (477,427)
                                               ------ -----------   -----------
Balance at December 31, 1993..................  1,000     832,756       833,756
  Net income..................................    --    1,498,058     1,498,058
  Distributions to shareholders...............    --     (765,590)     (765,590)
  Redemption of common stock (Note 8).........    --     (386,228)     (386,228)
                                               ------ -----------   -----------
Balance at December 31, 1994..................  1,000   1,178,996     1,179,996
  Net income..................................    --    1,985,331     1,985,331
  Distributions to shareholders...............    --   (1,086,811)   (1,086,811)
                                               ------ -----------   -----------
Balance at December 31, 1995..................  1,000   2,077,516     2,078,516
  Net income (unaudited)......................    --      177,671       177,671
  Distributions to shareholders (unaudited)...    --     (234,805)     (234,805)
                                               ------ -----------   -----------
Balance at March 31, 1996 (unaudited)......... $1,000 $ 2,020,382   $ 2,021,382
                                               ====== ===========   ===========


                            See accompanying notes.

                        SOLARIS DEVELOPMENT CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 YEAR ENDED DECEMBER 31,               PERIOD ENDED MARCH 31,
                          ----------------------------------------  -------------------------
                              1993          1994          1995         1995          1996
                          ------------  ------------  ------------  -----------  ------------
                                                                    (UNAUDITED)  (UNAUDITED)
OPERATING ACTIVITIES
Net income..............  $    685,793  $  1,498,058  $  1,985,331  $   193,235  $    177,671
Adjustments to reconcile
 net income to net cash
 (used in) provided by
 operating activities:
 Depreciation and
  amortization..........        71,877        82,298       155,819       29,554        41,807
 Minority interest......       (65,415)      906,672       745,457      151,961        53,811
 Gain from dissolution
  of joint venture......       (33,094)          --            --           --            --
 Gain on sale of asset..           --            --         (2,483)      (2,483)          --
 Changes in operating
  assets and liabilities:
 Accounts receivable
  from related parties..       407,177       (94,879)      (41,073)      87,408      (151,203)
 Other assets...........       (32,533)       15,811      (126,200)     (61,912)      (22,994)
 Land under development
  and improved lots.....       (22,517)   (2,685,168)   (2,499,289)      43,290     1,323,759
 Homes under
  construction..........    (1,246,516)   (4,495,241)    2,983,746     (813,358)   (2,248,168)
 Accounts payable and
  other liabilities and
  customer deposits.....      (160,711)    2,942,414    (1,395,691)  (2,013,980)     (560,929)
 Related party
  payables..............           --        (73,105)          --           --            --
                          ------------  ------------  ------------  -----------  ------------
Net cash (used in)
 provided by operating
 activities.............     (395,939)   (1,903,140)     1,805,617   (2,386,285)   (1,386,246)
INVESTING ACTIVITIES
Change in restricted
 cash...................        91,503       165,140     (298,506)     (108,140)      235,261
Purchases of property
 and equipment..........      (120,230)     (207,964)     (302,297)     (83,055)          --
Proceeds from sale of
 property and
 equipment..............        45,246           --         25,631       25,631         9,544
                          ------------  ------------  ------------  -----------  ------------
Net cash provided by
 (used in) investing
 activities ............        16,519       (42,824)     (575,172)    (165,564)      244,805
FINANCING ACTIVITIES
Payments on bank line of
 credit.................           --     (1,777,400)   (2,175,619)    (381,438)   (1,095,643)
Proceeds from bank line
 of credit..............           --      3,403,599     3,413,179      157,500        30,673
Payments on notes
 payable................   (17,716,204)  (24,587,820)  (31,525,538)  (4,858,795)  (11,545,382)
Proceeds from notes
 payable................    18,708,406    26,704,477    30,427,919    7,252,099    14,104,976
Distributions to
 shareholders...........      (459,570)     (765,590)   (1,086,811)    (142,364)     (234,805)
Distributions to
 minority interest......       (84,484)     (339,810)     (437,140)     (81,500)          --
Return of capital to
 minority interest......           --            --       (353,600)         --            --
                          ------------  ------------  ------------  -----------  ------------
Net cash provided by
 (used in) financing
 activities.............       448,148     2,637,456    (1,737,610)   1,945,502     1,259,819
                          ------------  ------------  ------------  -----------  ------------
Increase (decrease) in
 cash...................        68,728       691,492      (507,165)    (606,347)      118,378
Cash at beginning of the
 period.................       620,631       689,359     1,380,851    1,380,851       873,686
                          ------------  ------------  ------------  -----------  ------------
Cash at end of the
 period.................  $    689,359  $  1,380,851  $    873,686  $   774,504  $    992,064
                          ============  ============  ============  ===========  ============
Supplemental disclosure
 of cash flow
 information
Cash paid during the
 period for interest....  $    543,300  $    647,900  $  1,058,581  $   243,826  $    236,337
                          ============  ============  ============  ===========  ============

SUPPLEMENTAL DISCLOSURE OF NONCASH FINANCING ACTIVITIES

  Excluded from the consolidated 1994 statement of cash flows was the effect of a non-cash transaction in which the Company incurred $386,228 of notes payable to a former shareholder in conjunction with the redemption of this individual's 1,000 shares of common stock. (Note 8)

  Excluded from the consolidated 1993 statement of cash flows was the effect of a non-cash transaction in which the Company accrued $17,857 of dividends owed to a shareholder as of December 31, 1993.

                        SOLARIS DEVELOPMENT CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 31, 1995

1. BUSINESS DESCRIPTION AND SIGNIFICANT ACCOUNTING POLICIES

 Business of the Company

  Solaris Development Corporation (the "Company") was formed in 1985 for the purpose of developing land and building subdivisions featuring affordable custom built homes in the Raleigh, Durham, Chapel Hill region of North Carolina.

  The Company and its shareholders have entered into a definitive agreement with the Fortress Group pursuant to which the Company will merge with the Fortress Group (the "Merger"). All outstanding shares of the Company will be exchanged for cash and shares of The Fortress Group's common stock concurrent with the consummation of the initial public offering of the common stock of the Fortress Group and subordinated debt.

 Basis of Presentation

  The consolidated financial statements include the accounts of the Company and joint ventures in which it was involved during the years ended December 31, 1993, 1994 and 1995. The Company owns a 50% interest in the Village Lakes joint venture and a 66% interest in the Park Village joint venture. All significant intercompany balances and transactions have been eliminated in consolidation. The Company consolidates its 50% interest in the Village Lakes joint venture since it is the managing partner of the venture. Solaris has full responsibility and complete discretion in the management and control of the business of the venture, and makes all decisions regarding the management and affairs of the venture.

  Minority interest as of December 31, 1994 and 1995 includes the 50% interest in the Village Lakes joint venture and the 34% interest in the Park Village joint venture owned by various other parties.

  For 1993, the Village Lakes joint venture generated net income of $165,602, while prior to 1993 the venture incurred cumulative net losses of $182,186. No recognition of minority interest in the cumulative loss is recorded in the financial statements as of December 31, 1993, as there is no requirement for the minority shareholder to reimburse the Company for operating losses. Minority interest as of December 31, 1993 includes the 34% interest in the Park Village joint venture by various other parties.

 Residential Home-building Revenue

  The Company is primarily engaged in the construction and sale of residential housing. Revenue is recognized at the time of the closing of a sale, when title to and possession of the property transfer to the buyer.

 Other Assets

  Other assets consist of earnest money deposits, land options, organizational costs, deferred offering costs and other deposits. The organizational costs are amortized using the straight-line method over a five year period.

 Property and Equipment

  Property and equipment are stated at cost. Depreciation is computed primarily using accelerated methods with useful lives ranging from five to seven years.

 Restricted Cash

  When a sales contract is signed, the Company receives a deposit from the buyer which is restricted until the transaction is closed. As of December 31, 1994 and 1995, the restricted cash held in an escrow account was $141,860 and $440,366, respectively.

                        SOLARIS DEVELOPMENT CORPORATION

 Income Taxes

  The Company has elected S Corporation status. All federal and state income tax liabilities are accordingly the responsibility of the shareholders rather than the Company and are therefore not recorded at the Company level. The Company's S Corporation status will terminate on consummation of the Merger disclosed above. See Note 9 for information regarding the pro forma income tax disclosures.

 Use of Estimates

  The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and use assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

 Risks and Uncertainties

  As of December 31, 1995, the Company had incurred and capitalized approximately $456,000 in costs related to a planned urban development, the future development of which is contingent upon the Company securing financing to exercise its land purchase option and obtaining appropriate infrastructure and regulatory approvals. These costs are recorded as "land options for future development and related costs" in the accompanying balance sheet. Management expects this development project to proceed as planned. However, should financing and other contingencies not be successfully resolved, the Company would need to write-off these capitalized costs.

 Advertising Expense

  The cost of advertising is expensed as incurred. The Company incurred approximately $146,000, $242,000 and $261,000 in advertising costs during 1993, 1994 and 1995, respectively.

 Reclassifications

  Certain 1993 and 1994 amounts in the financial statements have been reclassified to conform with 1995 classifications. These reclassifications did not result in any changes in net income or shareholders' equity as previously reported.

 Unaudited Interim Financial Statements

  In the opinion of management, the Company has made all adjustments, consisting primarily of normal recurring accruals, necessary for a fair presentation of the financial condition of the Company as of March 31, 1996 and the results of operations and cash flows for the three month period ended March 31, 1996 and 1995, as presented in the accompanying unaudited interim financial statements.

2. HOUSING INVENTORIES

  Housing inventories consist principally of homes under construction, land under development, improved lots, and land options and other costs related to future development. Inventories are stated at the lower of cost or net realizable value. In addition to direct land acquisition, land development and housing construction costs, inventory costs include interest, real estate taxes, the cost of real estate options, related legal fees, and certain administrative costs which are capitalized in inventory during the development and construction periods. All other costs are charged to expense as incurred. Net realizable value estimates are based on management's present plans and intentions of undiscounted sale prices less development and disposition costs, assuming that disposition occurs in the normal course of business.

                        SOLARIS DEVELOPMENT CORPORATION

  Homes under construction are summarized as follows:

                                                   DECEMBER 31,
                                              ----------------------  MARCH 31,
                                                 1994        1995       1996
                                              ----------- ---------- -----------
                                                                     (UNAUDITED)
   Work in progress.......................... $ 6,243,536 $4,356,776 $5,195,899
   Models....................................   1,725,115  1,893,560  1,896,830
   Speculative construction..................   2,442,715  1,177,284  2,583,059
                                              ----------- ---------- ----------
                                              $10,411,366 $7,427,620 $9,675,788
                                              =========== ========== ==========

  Models are constructed to assist in the marketing effort of a development and speculative construction represents non-model homes either under construction or completed which are not subject to a sales contract.

3. NOTES PAYABLE AND CONSTRUCTION LOANS

  Notes payable and construction and development loans consist of the following:

                                                   DECEMBER 31,
                                               ---------------------  MARCH 31,
                                                  1994       1995       1996
                                               ---------- ---------- -----------
                                                                     (UNAUDITED)
   Construction and development loans pay-
    able:
     Notes payable to financial institution
      collateralized by a deed of trust on
      real property with interest at prime
      plus 1% (Prime was 8.65% at December
      31, 1995). Interest and principal are
      due on demand..........................  $5,160,054 $1,513,737 $ 1,502,349
     Notes payable to bank, collateralized by
      a deed of trust on real property and
      personal guarantees by the shareholders
      of the Company with interest at prime
      plus 3/4% (Prime was 8.65% at December
      31, 1995). Interest and principal are
      due on demand..........................   1,743,560  2,068,096   2,166,322
     Notes payable to bank, collateralized by
      a deed of trust on real property and
      personal guarantees by the shareholders
      of the Company with interest at prime
      plus 1% (Prime was 8.65% at December
      31, 1995). Interest and principal are
      due on demand..........................   1,695,350  3,910,096   6,122,295
     Notes payable to bank, collateralized by
      a deed of trust on real property and
      personal guarantees by the shareholders
      of the Company with interest at prime
      plus 1/2% (Prime was 8.65% at December
      31, 1995). Interest and principal are
      due on demand..........................         --     224,390     586,820
   Other notes payable:
     Note payable to former shareholder,
      collateralized by a 25% equity interest
      in the Company with interest at 6%, due
      in quarterly installments of $22,496
      through January 1999...................     317,898    245,376     226,561
     Other notes payable.....................     326,070    183,618     150,560
                                               ---------- ---------- -----------
                                               $9,242,932 $8,145,313 $10,704,907
                                               ========== ========== ===========

                        SOLARIS DEVELOPMENT CORPORATION

  Principal maturities of the above indebtedness during the years immediately following December 31, 1995 are as follows:

1996................................................................. $7,876,500
1997.................................................................    113,428
1998.................................................................    118,463
1999.................................................................     35,767
2000.................................................................      1,155
                                                                      ----------
                                                                      $8,145,313
                                                                      ==========

  The Company incurred interest costs of approximately $543,300 in 1993, $647,900 in 1994 and $1,058,581 in 1995. Of these amounts approximately $73,700, $77,000 and $171,503 were capitalized to land under development and improved lots and approximately $423,200, $529,200 and $847,455 were capitalized to homes under construction for the years ended December 31, 1993, 1994 and 1995, respectively.

4. LINE OF CREDIT

  During 1994, the Company obtained a $4 million revolving line of credit from a bank for land development in the Park Village Subdivision. This line of credit extends through the completion of the development of the entire tract, and bears interest at a rate of the bank's prime rate plus 3/4%. Interest is payable monthly. Under this line of credit, the Company had outstanding at December 31, 1994 and 1995, borrowings of $1,626,199 and $1,537,964, respectively. The line of credit is collateralized by first and second deeds of trust on the land, guarantees of the Company, and limited personal guarantees of the individual owners in the joint venture.

  During 1995, the Company obtained two additional lines of credit for $2 million and $2.1 million from banks for land development in the Preston Oaks and Lake Ridge Subdivisions. The lines of credit extend through the completion of the development of these subdivisions. The Preston Oaks line bears interest at prime plus 1/2% and the Lake Ridge line bears interest at prime plus 3/4%. Under these lines of credit, the Company had outstanding at December 31, 1995, borrowings of $693,700 and $632,095 for the Preston Oaks and Lake Ridge Subdivisions, respectively. The lines of credit are collateralized by deeds of trust on the land and personal guarantees by the shareholders of the Company.

5. RELATED PARTY TRANSACTIONS

  The Company conducts transactions with companies affiliated through investments in joint ventures. The Company records these related party transactions through its due to/due from accounts, which have been eliminated in consolidation.

  As of December 31, 1994 and 1995, accounts receivable from related parties were $122,417 and $163,490, respectively. Of this amount, $107,512 and $93,312 at December 31, 1994 and 1995, respectively, was due from a partner in one of the Company's joint ventures. The remainder of the 1995 balance of approximately $70,000 is due from an affiliated company for reimbursement of expenses incurred by the Company on their behalf. These receivables represent verbal agreements between the entities and are payable on demand.

  The Company entered into an office lease agreement with an affiliated company on November 1, 1995. Rent expense related to this agreement was approximately $13,000 for the year ended December 31, 1995.

6. 401(k) PLAN

  The Company participates in a 401(k) plan under which employees can, after one half year of service, contribute a percentage of their gross salary up to a maximum of $8,994 for 1993, $9,240 for 1994 and $9,500 for 1995. The Company made matching contributions totaling $9,767, $30,827 and $29,786 to the Plan during the years ended December 31, 1993, 1994 and 1995, respectively. The Company did not incur any plan administrative expenses during 1993, 1994 or 1995, as these expenses were offset against forfeitures.

                        SOLARIS DEVELOPMENT CORPORATION

7. LEASES

  The Company rents its facilities and certain office equipment under operating leases. Future minimum lease payments under the leases, which have remaining terms in excess of one year, are as follows:

   1996................................................................ $161,776
   1997................................................................  133,532
   1998................................................................  108,515
   1999................................................................  102,507
   2000................................................................   80,008
                                                                        --------
                                                                        $586,338
                                                                        ========

  Total rent expense for the years ended December 31, 1993, 1994 and 1995 was $36,593, $96,901 and $148,444, respectively.

8. REDEMPTION OF COMMON STOCK

  Effective January 1, 1994, the Company redeemed all 1,000 shares of common stock, held by a shareholder resulting in a decrease in retained earnings of $386,228. In conjunction with this transaction, the Company incurred a note payable to the former shareholder collateralized by the redeemed stock in the amount of $386,228, of which $317,898, and $245,376 is outstanding as of December 31, 1994 and 1995, respectively. This transaction did not result in any gain or loss for the Company.

  On January 1, 1994, the Company entered into a contract with this same former shareholder whereby the Company agreed to pay the individual a consulting fee in the amount of $300,000 payable in sixty monthly installments of $5,000.

9. UNAUDITED PRO FORMA NET INCOME

  The following unaudited pro forma income tax information is presented in accordance with Statement of Financial Accounting Standard No. 109 (SFAS 109) as if the Company had been a C Corporation subject to federal and state income taxes for the year ended December 31, 1995 and the three month period ended March 31, 1996.

                                                                       PERIOD
                                                          YEAR ENDED    ENDED
                                                         DECEMBER 31, MARCH 31,
                                                             1995       1996
                                                         ------------ ---------
   Earnings before pro forma adjustments, per statement
    of income...........................................  $1,985,331  $177,671
   Pro forma adjustment:
     Provision for income taxes at estimated effective
      rate of 40%.......................................     794,132    71,068
                                                          ----------  --------
   Pro forma net income.................................  $1,191,199  $106,603
                                                          ==========  ========

                        REPORT OF INDEPENDENT AUDITORS

The Members
Sunstar Mortgage Limited Liability Company

  We have audited the accompanying balance sheet of Sunstar Mortgage Limited Liability Company (a North Carolina limited liability company) as of December 31, 1995 and the related statements of operations, members' equity, and cash flows for the period from March 1, 1995 (inception) to December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Sunstar Mortgage Limited Liability Company at December 31, 1995, and the results of its operations and cash flows for the period from March 1, 1995 (inception) to December 31, 1995, in conformity with generally accepted accounting principles.

Ernst & Young LLP

Raleigh, North Carolina
February 9, 1996

                   SUNSTAR MORTGAGE LIMITED LIABILITY COMPANY

                                 BALANCE SHEETS

                                                        DECEMBER 31,  MARCH 31,
                                                            1995        1996
                                                        ------------ -----------
                                                                     (UNAUDITED)
ASSETS
  Cash.................................................    $2,570      $3,450
                                                           ------      ------
    Total assets.......................................    $2,570      $3,450
                                                           ======      ======
Members' equity........................................    $2,570      $3,450
                                                           ======      ======





                            See accompanying notes.

                   SUNSTAR MORTGAGE LIMITED LIABILITY COMPANY

                            STATEMENTS OF OPERATIONS

                                                  PERIOD FROM
                                -----------------------------------------------
                                  MARCH 1, 1995      MARCH 1       JANUARY 1
                                 (INCEPTION) TO   (INCEPTION) TO       TO
                                DECEMBER 31, 1995 MARCH 31, 1995 MARCH 31, 1996
                                ----------------- -------------- --------------
                                                   (UNAUDITED)    (UNAUDITED)
Commission income.............       $12,171         $    --        $14,830
General and administrative
 expenses.....................         5,551           2,932             --
                                     -------         -------        -------
Net income (loss) ............       $ 6,620         $(2,932)       $14,830
                                     =======         =======        =======
Unaudited pro forma net income
 (Note 3).....................       $ 4,300                        $11,567
                                     =======                        =======



                            See accompanying notes.

                   SUNSTAR MORTGAGE LIMITED LIABILITY COMPANY

                         STATEMENTS OF MEMBERS' EQUITY

                                                                       MEMBERS'
                                                                        EQUITY
                                                                       --------
Balance at March 1, 1995 (inception).................................. $25,200
  Net income..........................................................   6,620
  Distributions....................................................... (29,250)
                                                                       -------
Balance at December 31, 1995..........................................   2,570
  Net income (unaudited)..............................................  14,830
  Distributions (unaudited)........................................... (13,950)
                                                                       -------
Balance at March 31, 1996 (Unaudited)................................. $ 3,450
                                                                       =======



                            See accompanying notes.

                   SUNSTAR MORTGAGE LIMITED LIABILITY COMPANY

                            STATEMENTS OF CASH FLOWS

                                                     PERIOD FROM
                                      -----------------------------------------
                                      MARCH 1, 1995                 JANUARY 1,
                                      (INCEPTION) TO MARCH 1, 1995      TO
                                       DECEMBER 31,  (INCEPTION) TO  MARCH 31,
                                           1995      MARCH 31, 1995    1996
                                      -------------- -------------- -----------
                                                      (UNAUDITED)   (UNAUDITED)
Operating activities
  Net income.........................    $  6,620       $(2,932)      $14,830
                                         --------       -------       -------
    Net cash provided by (used in)
     operating activities............       6,620        (2,932)       14,830
                                         --------       -------       -------
Financing activities
  Distributions......................     (29,250)           --       (13,950)
                                         --------       -------       -------
    Net cash used in financing
     activities......................     (29,250)           --       (13,950)
                                         --------       -------       -------
Net (decrease) increase in cash......     (22,630)       (2,932)          880
Cash at beginning of period..........      25,200        25,200         2,570
                                         --------       -------       -------
Cash at end of period................    $  2,570       $22,268       $ 3,450
                                         ========       =======       =======



                            See accompanying notes.

                  SUNSTAR MORTGAGE LIMITED LIABILITY COMPANY

                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1995

1. ACCOUNTING POLICIES

 Organization

  Sunstar Mortgage Limited Liability Company (the "Company") was organized on January 3, 1995 as a limited liability company under the provisions of the North Carolina Limited Liability Company Act. The Company shall be dissolved and its affairs wound up in accordance with the North Carolina Act and the Company's Operating Agreement on January 3, 2045, unless the term shall be extended by amendment to the Operating Agreement and the Articles of Organization.

  The Company was formed for the purpose of engaging in the business of mortgage referral services. Commissions are earned for successful referrals at the time of the closing of the home. The Company does not negotiate or process the mortgage loans.

  As of December 31, 1995, each member of the Company is a managing member and shall not have any personal liability for any debts or losses of the Company beyond his respective capital contribution. The business and affairs of the Company shall be managed by and under the direction of its managing members.

  The Company and its members have entered into a definitive agreement with the Fortress Group pursuant to which the Company will merge with the Fortress Group (the "Merger"). All outstanding equity of the Company will be exchanged for cash and shares of the Fortress Group's Common Stock concurrent with the consummation of the initial public offering of the common stock of the Fortress Group and subordinated debt.

 Use of Estimates

  The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and use assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

 Unaudited Interim Financial Statements

  In the opinion of management, the Company has made all adjustments, consisting primarily of normal recurring accruals, necessary for a fair presentation of the financial condition of the Company as of March 31, 1996 and the results of operations and cash flows for the period from March 1, 1995 (inception) to March 31, 1995 and the three month period ended March 31, 1996, as presented in the accompanying unaudited interim financial statements.

2. INCOME TAXES

  For federal and state income tax purposes, the Company is treated as a partnership. Accordingly, income, losses and credits are passed through directly to the members, rather than being taxed at the corporate level. The Company's limited liability company status will terminate upon consummation of the Merger disclosed above. See Note 3 for information regarding the pro forma income tax disclosures.

3. UNAUDITED PRO FORMA NET INCOME

  The following unaudited pro forma income tax information is presented with Statement of Financial Accounting Standard No. 109 (SFAS 109) as if the Company had been a C Corporation subject to federal and state income taxes throughout the period from March 1, 1995 (inception) to December 31, 1995 and the three month period ended March 31, 1996.

                                                                1995   1996
                                                               ------ -------
Earnings before pro forma adjustments, per statement of
 income....................................................... $6,620 $14,830
Pro Forma adjustment:
  Provision for income taxes..................................  2,320  (3,263)
                                                               ------ -------
Pro Forma net income.......................................... $4,300 $11,567
                                                               ====== =======

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders of
The Fortress Group, Inc.

  In our opinion, the accompanying balance sheet presents fairly, in all material respects, the financial position of The Fortress Group, Inc. (the "Company") at December 31, 1995, in conformity with generally accepted accounting principles. The financial statement is the responsibility of the Company's management; our responsibility is to express an opinion on the financial statement based on our audit. We conducted our audit of the statement in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

  The accompanying financial statement has been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statement, the Company has no source of revenues which raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statement does not include any adjustments that might result from the outcome of this uncertainty.


PRICE WATERHOUSE LLP

March 11, 1996
Minneapolis, Minnesota

                               THE FORTRESS GROUP

                                 BALANCE SHEET
                                 (IN THOUSANDS)

                                                       DECEMBER 31,  MARCH 31,
                                                           1995        1996
                                                       ------------ -----------
                                                                    (UNAUDITED)
                        ASSETS
Cash..................................................    $   25      $    2
Deferred transaction costs............................     2,121       3,077
                                                          ------      ------
      Total assets....................................    $2,146      $3,079
                                                          ======      ======
         LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable......................................    $1,007      $1,635
Due to related parties................................     1,139       1,444
                                                          ------      ------
      Total liabilities...............................    $2,146      $3,079
Shareholders' equity:
  Common stock, $.01 par value, 25 million shares
   authorized, 2,230,500 shares issued and
   outstanding........................................    $   22      $   22
  Additional paid-in capital..........................       (22)        (22)
                                                          ------      ------
    Total shareholders' equity........................       --          --
                                                          ------      ------
      Total liabilities and shareholders' equity......    $2,146      $3,079
                                                          ======      ======



  The accompanying notes are an integrated part of these financial statements

                           THE FORTRESS GROUP, INC.

                            NOTES TO BALANCE SHEET

NOTE 1--BUSINESS ORGANIZATION

  The Fortress Group, Inc. ("Fortress" or the "Company") was formed in June, 1995 to create a national homebuilding company. Fortress has entered into definitive merger agreements (the "Mergers") with Buffington Homes, Inc., Christopher Homes, Inc., The Genesee Company, Solaris Development Corporation and Sunstar Mortgage Limited Liability Company (the "Founding Builders"), pursuant to which Fortress has, in separate transactions, merged with each of the Founding Builders. Under the Mergers, all outstanding shares of the Founding Builders' common stock will be converted into shares of Fortress's Common Stock and cash concurrently with the consummation of an initial public offering. The Company has not had any operating business activities since formation. All of the Company's activities have been related to the completion of the Mergers and the Offerings. Accordingly, the Company has not presented a statement of operations or a statement of cash flows.

  The accompanying financial statements have been prepared assuming the Company will continue as a going concern. The Company has had no revenues to date and was formed solely to create a national homebuilding company through the combination of existing operating businesses and to consummate a public stock offering. In this regard, the Company has incurred costs and expenses which have resulted liabilities in excess of tangible assets which raises considerable doubt about the Company's ability to continue as a going concern. Management is of the opinion that sufficient additional funds could be raised from current or new investors or the companies to be acquired, in the event the public offering is not successful in order to continue its business activities.

 Preferred and Common Stock

  The Company has authorized 2 million shares (par value of $.01) of Preferred Stock of which 20,000 shares have been authorized as Series A 11% Cumulative Convertible Non-Voting, for which no shares were issued and outstanding as of December 31, 1995. The Series A preferred stock is restricted from converting into common stock of Fortress for the first two years that such shares are issued and outstanding. The Series A preferred stock has a liquidation preference of $100 per share ($2 million in the aggregate) and other terms, as defined in the Certificate of Designation. The conversion ratio of such shares is the lesser of the price of the common stock Offering or 75% of the lowest closing price during the thirty days immediately preceding the date of conversion.

  When the Company was founded in June, 1995, the Company issued shares (par value of $.01 per share) of its founding common stock to its shareholders in exchange for the value of the intangible assets and activities of the stockholders. For financial reporting purposes, these founder shares have been recorded at par with an offsetting reduction to additional paid in capital.

 Reverse Split

  In January, 1996 the Company effected a reverse stock split related to their common stock. All share amounts have been adjusted to reflect the split.

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Deferred Transaction Costs

  Deferred transaction costs consist of costs related to the Merger and Offering and will be recorded as a reduction of equity when the Offering is completed.

                           THE FORTRESS GROUP, INC.

 Amounts Due to Related Parties

  The Company has funded a significant amount of the costs associated with completing the Mergers and the Offerings through the issuance of interest and non-interest bearing Promissory Notes (the "Notes"). The holders of these notes are primarily individuals who are stockholders of the Company. As of December 31, 1995, $740,000 of such notes bear interest at prime (8.5% as of December 31, 1995) and $399,200 are non-interest bearing. The maturity of all Notes coincides with the consummation of the Offerings.

UNAUDITED INTERIM FINANCIAL STATEMENTS

  In the opinion of management, the Company has made all adjustments, consisting primarily of normal recurring accruals, necessary for a fair presentation of the financial condition of the Company as of March 31, 1996 and the results of operations and cash flows for the three month period ended March 31, 1996 and 1995, as presented in the accompanying unaudited interim financial statements.

        [LOGO]
THE FORTRESS GROUP, INC.

                               Existing Markets


                           [MAP OF EXISTING MARKETS]

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

 NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRE-SENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR ANY OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                               ----------------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Prospectus Summary.......................................................   3
Risk Factors.............................................................  10
Senior Notes Offering....................................................  16
Use of Proceeds..........................................................  17
Dividend Policy..........................................................  17
Company Formation and Organization.......................................  18
Dilution.................................................................  21
Capitalization...........................................................  22
Selected Combined Financial and Operating Data...........................  23
Founding Builders--Selected Financial and Operating Data.................  27
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  28
Business.................................................................  36
Management...............................................................  58
Certain Transactions.....................................................  66
Security Ownership of Existing Stockholders and Management...............  69
Description of Capital Stock.............................................  70
Description of Senior Notes..............................................  73
Description of Proposed Credit Agreement.................................  74
Underwriting.............................................................  76
Certain Legal Matters....................................................  77
Experts..................................................................  78
Additional Information...................................................  78
Index to Financial Statements............................................ F-1

                               ----------------

 UNTIL JUNE 10, 1996 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICI-PATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                             3,000,000 SHARES

                                    [LOGO]

                                 COMMON STOCK
                          (PAR VALUE $.01 PER SHARE)

                               ----------------

                              P R O S P E C T U S

                               ----------------

                                  FURMAN SELZ

                           BT SECURITIES CORPORATION

                       SOUTHEAST RESEARCH PARTNERS, INC.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                            THE FORTRESS GROUP, INC.

                             CROSS REFERENCE SHEET

                   PURSUANT TO ITEM 501(b) OF REGULATION S-K

             ITEM NUMBER AND HEADING
             IN FORM S-1 REGISTRATION                LOCATION IN COMMON STOCK
             ------------------------                ------------------------
 1. Forepart of the Registration Statement
     and Outside Front Cover Page of
     Prospectus.................................. Forepart; Cover Page; Inside
                                                  Cover Page
 2. Inside Front and Outside Back Cover
     Pages of Prospectus......................... Inside Cover Page; Additional
                                                  Information; Back Cover Page
 3. Summary Information, Risk Factors
     and Ratio of Earnings to Fixed
     Charges..................................... Cover Page; Prospectus
                                                  Summary; Risk Factors

 4. Use of Proceeds.............................. Prospectus Summary; Use of
                                                  Proceeds
 5. Determination of Offering Price.............. Cover Page; Underwriting
 6. Dilution..................................... Dilution
 7. Selling Security Holders..................... Not Applicable
 8. Plan of Distribution......................... Cover Page; Underwriting
 9. Description of Securities
     to be Registered............................ Description of Common Stock
 10. Interest of Named Experts
     and Counsel................................. Legal Matters; Experts
 11. Information with Respect to the Registrant.. Outside Front Cover Page;
                                                  Prospectus Summary; The
                                                  Company; Risk Factors; Common
                                                  Stock Offering; Use of
                                                  Proceeds; Company Formation
                                                  and Organization;
                                                  Capitalization; Summary
                                                  Consolidated Financial and
                                                  Operating Data; Pro Forma
                                                  Combined Financial Data;
                                                  Management's Discussion and
                                                  Analysis of Financial
                                                  Condition and Results of
                                                  Operations; Business;
                                                  Management; Certain
                                                  Transactions; Security
                                                  Ownership of Principal
                                                  Stockholders and Management;
                                                  Description of Senior Notes;
                                                  Description of Proposed
                                                  Credit Agreement;
                                                  Consolidated Financial
                                                  Statements
 12. Disclosure of Securities and Exchange
     Commission's Position on Indemnification for
     Securities Act Liabilities.................. Not Applicable.

PROSPECTUS
                                 $100,000,000
                                     [ART]

                       13.75% SENIOR NOTES DUE 2003
                               ---------------

  Interest on the Senior Notes will be payable on May 15 and November 15 of each year, commencing November 15, 1996. The Senior Notes are not redeemable prior to their maturity. The Company is required to offer to repurchase all outstanding Senior Notes at 101% of principal amount, plus accrued interest, promptly after a Change in Control.

  The Senior Notes are general unsecured and unsubordinated obligations of the Company and will rank on a parity with any future Senior Debt of the Company. The Senior Notes will be effectively subordinated, however, to all secured indebtedness of the Company as well as existing and future obligations of the Company's subsidiaries. As of December 31, 1995, giving pro forma effect to the Offerings and the anticipated use of proceeds therefrom, there would have been no such indebtedness outstanding; however, the Company and its subsidiaries will have the ability to incur additional indebtedness, subject to certain limitations, in the future.

  The Senior Notes will be issued only in book-entry form through the facilities of The Depository Trust Company (the "Depository"). Interests in the Senior Notes will be shown in, and transfer thereof will be effected only through, records maintained by the Depository and its participants. Except as provided herein, Senior Notes in definitive form will not be issued. See "Description of Senior Notes--Global Securities."

  Concurrently with the Senior Notes Offering, the Company is offering, by means of a separate prospectus, 3,000,000 shares of its Common Stock. This
Senior Notes Offering is conditioned upon, and is a condition to the consummation of, such Common Stock offering. See "Common Stock Offering."
  SEE "RISK FACTORS" FOR A DISCUSSION OF CERTAIN MATERIAL FACTORS THAT SHOULD
BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE SENIOR NOTES.
                               ---------------
 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE  COMMISSION  OR  ANY  STATE SECURITIES  COMMISSION  NOR  HAS  THE
    SECURITIES AND EXCHANGE COMMISSION  OR ANY STATE SECURITIES COMMISSION
     PASSED  UPON  THE  ACCURACY  OR ADEQUACY  OF  THIS  PROSPECTUS.  ANY
       REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                               ---------------
      THE ATTORNEY GENERAL OF  THE STATE OF NEW  YORK HAS NOT PASSED
         ON  OR  ENDORSED  THE   MERITS  OF  THIS  OFFERING.  ANY
            REPRESENTATION
                       TO THE CONTRARY IS UNLAWFUL.
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                                    UNDERWRITING
                                         PRICE TO   DISCOUNTS AND   PROCEEDS TO
                                        PUBLIC(1)   COMMISSIONS(2) COMPANY(1)(3)
- --------------------------------------------------------------------------------
Per Senior Note......................     100.0%         3.5%          96.5%
- --------------------------------------------------------------------------------
Total................................  $100,000,000   $3,500,000    $96,500,000

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

(1) Plus accrued interest, if any, from May 21, 1996.
(2) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(3) Before deducting expenses payable by the Company, estimated at $1,500,000.

  The Senior Notes are offered by the several Underwriters when, as, and if delivered to and accepted by the Underwriters, and subject to various prior conditions, including the right to reject orders in whole or in part. It is expected that delivery of the Senior Notes will be made against payment of immediately available funds through the facilities of the Depository Trust Company, in book entry form only on or about May 21, 1996.

BT SECURITIES CORPORATION                                           FURMAN SELZ
                               ---------------

               The date of this Prospectus is May 16, 1996

                           THE SENIOR NOTES OFFERING

Securities Offered..............

                                  $100,000,000 aggregate principal amount of
                                  13.75% Senior Notes due 2003 (the "Senior
                                  Notes"). The Senior Notes will be issued in book-entry form through the facilities of The Depository Trust Company. See "Description of Senior Notes--Global Securities."

Interest Payment Dates..........
                                  May 15 and November 15, commencing November
                                  15, 1996.

Redemption......................
                                  The Senior Notes will not be redeemable prior to their maturity. The Senior Notes are not entitled to the benefit of any sinking fund.

Ranking.........................
                                  The Senior Notes will be general unsecured and unsubordinated obligations of the Company and will rank on parity with any future Se-nior Debt (as defined in the Indenture). The Senior Notes will be effectively subordinated to all secured indebtedness of the Company (including borrowings under the Credit Agree-ment), as well as all existing and future ob-ligations of the Company's subsidiaries. The Indenture pursuant to which the Notes will be issued (the "Indenture") will limit the abil-ity of the Company to incur secured indebted-ness and will limit the ability of the Company's subsidiaries to incur indebtedness. See "Description of the Senior Notes."

Certain Restrictions............  The Indenture will restrict, among other things, the ability of the Company and its Restricted Subsidiaries (as defined in the Indenture) (i) to make distributions on and repurchases of its Common Stock, (ii) to in-cur additional indebtedness, (iii) to dispose of certain assets without making an offer to repurchase Senior Notes, (iv) to engage in transactions with affiliates,(v) to have re-strictions on the ability of Restricted Sub-sidiaries to make dividend or other payments to the Company and(vii) to merge or consoli-date with or transfer all or substantially all its assets to another entity. The Inden-ture will also require the Company to main-tain certain levels of Tangible Net Worth (as defined in the Indenture). The restrictions referred to above are subject to certain sig-nificant exceptions. In addition, the Company will be entitled to designate certain subsid-iaries as Unrestricted Subsidiaries which will generally not be subject to such re-strictions. See "Description of the Senior Notes."

Repurchase Obligation...........
                                  The Company will be required to offer to re-purchase all outstanding Senior Notes at 101% of principal amount plus accrued interest promptly after the occurrence of a Change in Control (as defined in the Indenture). In ad-dition, the Company will be required to offer to repurchase, at par, specified percentages of outstanding Senior Notes (a) if Consoli-dated Tangible Net Assets (as defined) at the end of two consecutive fiscal quarters is less than $15,000,000, or (b) from the pro-ceeds of certain Asset Sales (as defined). See "Description of the Senior Notes."

Use of Proceeds.................
                                  The net proceeds from the sale of the Senior
                                  Notes, along with the net proceeds from the Common Stock Offering, will be used to repay outstanding indebtedness of the Company's subsidiaries (including repurchase of a mi-nority interest), make certain cash payments to the former stockholders of the Founding Builders in connection with the Acquisitions, and for general corporate purposes, which may include future acquisitions. See "Use of Pro-ceeds."

                        CONCURRENT COMMON STOCK OFFERING

  Concurrently with the Senior Notes Offering, the Company is offering, by separate prospectus, 3,000,000 shares of its Common Stock at an initial offering price of $9.00 per share. The consummation of the offering of Senior Notes made hereby is conditioned upon, and is a condition to, the consummation of the Common Stock offering. See "Common Stock Offering."

                                 RISK FACTORS

  In addition to the other information contained in this Prospectus, the following factors should be considered carefully before purchasing any of the Senior Notes offered hereby.

ABSENCE OF COMBINED OPERATING HISTORY

  Fortress was founded in June 1995 and has conducted no operations prior to the Offerings. Fortress has entered into agreements to acquire the Founding Builders simultaneously with the closing of the Offerings. The Founding Builders have been operating as separate independent entities and there can be no assurance that the Company will be able to integrate these businesses on an economic basis. There also can be no assurance that the recently assembled management group will be able to oversee the combined entity or effectively implement the Company's operating or growth strategies. See "Business--Company Formation and Organization" and "Management."

HOMEBUILDING INDUSTRY MARKET CONDITIONS

  The homebuilding industry is cyclical and is significantly affected by changes in national and local economic and other conditions, such as employment levels, availability of financing, interest rates, consumer confidence and housing demand. The risks inherent to homebuilders in purchasing and developing land increase as consumer demand for housing decreases. Because of the long-term financial commitment involved in purchasing a home, general economic uncertainties tend to result in more caution on the part of home buyers, which caution tends to result in fewer home purchases. Such uncertainties could adversely affect the performance of the Company and the market price for its Common Stock. In addition, homebuilders are subject to various risks, many of which are outside the control of the homebuilder, including conditions of supply and demand in local markets, weather conditions and natural disasters, such as hurricanes, tornados and wildfires, delays in construction schedules, cost overruns, changes in government regulation, increases in real estate taxes and other local government fees and availability and cost of land, materials and labor. Although the principal raw materials used in the homebuilding industry generally are available from a variety of sources, such materials are subject to periodic price fluctuations. There can be no assurance that the occurrence of any of the foregoing will not have a material adverse effect on the Company.

  The homebuilding industry is also subject to the potential for significant variability and fluctuations in real estate values, as evidenced by the declines in real estate values in recent years. Although the Company believes the real estate assets currently reflected on the Company balance sheet are reasonable in amount given the size of the Company's business and are reflected at or below their fair value, no assurances can be given that write-downs to the net realizable value of some or all of the Company's assets will not occur if market conditions deteriorate, or that such write-downs, should they occur, will not be material in amount.

INTEREST RATES; MORTGAGE FINANCING

  Virtually all purchasers of the Company's homes finance their acquisitions through third-party lenders providing mortgage financing. In general, housing demand is adversely affected by increases in interest rates, unavailability of mortgage financing, increasing housing costs and unemployment levels. If mortgage interest rates increase and the ability of prospective buyers to finance home purchases is adversely affected, the Company's sales, gross margins and net income and the market price of the Common Stock may be adversely impacted. The Company's homebuilding activities are also dependent upon the availability and cost of mortgage financing for buyers of homes owned by potential customers so those customers ("move-up buyers") can sell their homes and purchase a home from the Company. In addition, the Company believes that the availability of Federal Housing Administration ("FHA") and Veterans Administration ("VA") mortgage financing is an important factor in marketing a number of its homes. Any limitation or restriction on the availability of such financing could adversely affect the Company's sales. See "Business Customer Financing." Furthermore, changes in Federal income tax laws may affect demand for new homes. Recently, proposals have been publicly discussed to eliminate or limit the deductibility of mortgage interest for Federal income tax purposes and to eliminate or limit tax-free rollover treatment provided under current law where proceeds of the sale of a principal residence are reinvested in a new principal residence. Enactment of such proposals may have an adverse effect on the homebuilding industry in general, and demand for the Company's products in particular. No prediction can be made as to whether any such proposals will be enacted and, if enacted, the particular form such laws would take.

VARIABILITY OF RESULTS

  Although the Company, on a combined basis, had net income for fiscal years 1991 through 1995 and for the three months ended March 31, 1996, there can be no assurance that the Company's profitability will continue. In the future, the Company expects to continue to experience variability in sales and net income on a quarterly basis. Factors expected to contribute to this variability include, among others (i) the timing of home closings and land sales; (ii) the Company's ability to continue to acquire additional land or options thereon on acceptable terms; (iii) the condition of the real estate market and the general economy in the regions where the Company currently operates and in other markets into which the Company may expand its operations; (iv) the cyclical nature of the homebuilding industry and changes in prevailing interest rates and the availability of mortgage financing; and
(v) costs of material and labor and delays in construction schedules. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

COMPETITION

  The homebuilding industry is highly competitive and fragmented. Homebuilders compete for desirable properties, financing, raw materials and skilled labor. The Company competes for residential sales with other homebuilders, individual resales of existing homes, available rental housing and, to a lesser extent, resales of condominiums. The Company's competitors include a number of large national and regional homebuilding companies and small local homebuilding companies, some of which may have greater financial resources, easier access to capital markets and/or lower costs than the Company. See "Business-- Competition and Market Factors."

FINANCING; FUTURE CAPITAL REQUIREMENTS

  The homebuilding industry is capital intensive and requires significant up-front expenditures to acquire and entitle land and commence development. Accordingly, the Company has incurred substantial indebtedness to finance its homebuilding activities. At March 31, 1996, on a pro forma basis after giving effect to the Offerings and the anticipated use of proceeds therefrom, total consolidated indebtedness would have been approximately $100 million. Although the Company believes that internally generated funds, the net proceeds of the Offerings and the Company's available borrowings under a new revolving credit agreement anticipated to be entered into executed in connection with the Offerings (the "Credit Agreement") will be sufficient to fund the Company's capital and other expenditures (including land purchases in connection with ordinary development activities and assuming no significant cash payments in connection with any acquisitions made by the Company) for the reasonably foreseeable future, there can be no assurance that the amounts available from such sources will be sufficient. The Company may be required to seek additional capital in the form of equity or debt financing from a variety of potential sources, including additional bank financing and/or securities offerings. The amount and type of such additional capital will be limited by the terms of the Indenture and by the Credit Agreement. In addition, the availability of borrowed funds, especially for land acquisition and construction financing, has been severely reduced nationally, and the lending community is requiring increased amounts of equity to be invested in a project by the borrower in connection with both new loans and the extension of existing loans. If the Company is not successful in obtaining sufficient capital to fund its planned capital and other expenditures, new communities planned or begun may be abandoned or significantly delayed. Any such delay or abandonment could result in a reduction in sales and may adversely affect the Company's future results of operations.

  The Company's ability to make payments with respect to the Senior Notes and to satisfy its other debt obligations will depend on its future operating performance, which will be affected by prevailing economic conditions and financial, business and other factors, certain of which are beyond the Company's control. The Company believes, based on current circumstances, that the Company's cash flow, together with the proceeds of the Offerings and anticipated borrowings under the Credit Agreement, will be sufficient to permit the Company to meet its operating expenses and to service its debt requirements as they become due. Significant assumptions underlie this belief, including, among other things, that the Company will succeed in implementing its business strategy and that there will be no material adverse developments in the business, liquidity or capital requirements of the Company. If the Company is unable to service its indebtedness, it will be forced to adopt an alternative strategy that may include actions such as reducing or delaying capital expenditures, selling assets, restructuring or refinancing its indebtedness or seeking additional equity capital. There can be no assurance that any of these strategies could be effected on satisfactory terms, if at all. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources." The Indenture will, among other things, limit the incurrence of additional indebtedness by the Company and its subsidiaries.

RESTRICTIONS IMPOSED BY TERMS OF INDEBTEDNESS

  The Indenture will restrict the ability of the Company and its subsidiaries to, among other things, incur additional indebtedness, pay dividends or make certain other restricted payments or investments, consummate certain asset sales, enter into certain transactions with affiliates, incur liens, or merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of their assets. The Indenture will also impose limitations on the Company's ability to restrict the ability of its subsidiaries to pay dividends or make certain payments to the Company or any of its subsidiaries. In addition, the Company anticipates that the Credit Agreement will contain other and more restrictive covenants and will require the Company to maintain specified financial ratios and satisfy certain financial tests. The Company's ability to meet such financial ratios and tests may be affected by events beyond its control, and there can be no assurance that the Company will meet such tests. A breach of any of these covenants could result in an event of default under the Credit Agreement. In an event of default under the Credit Agreement the lenders thereunder could elect to declare all amounts borrowed, together with accrued interest, to be immediately due and payable and the lenders under the Credit Agreement could terminate all commitments thereunder. If such indebtedness were to be accelerated, there can be no assurance that the assets of the Company would be sufficient to repay in full such indebtedness and the other indebtedness of the Company, including the Senior Notes. See "Description of Senior Notes" and "Description of Proposed Credit Agreement."

ACQUISITION STRATEGY

  The Company expects to implement an acquisition program whereby it will seek to acquire additional established homebuilding companies with the goal of increasing revenues and the markets the Company serves. There can be no assurance that the Company will be able to acquire or profitably manage additional companies or successfully integrate such additional companies into the Company. In addition, there can be no assurance that any companies acquired in the future will be beneficial to the successful implementation of the Company's overall business strategy, or that such companies will ultimately produce returns that justify the investment therein. See "Business--Acquisition Strategy."

  The Company currently intends to finance future acquisitions by using shares of the Company's Common Stock for all or a portion of the consideration to be paid. In the event that the Company's Common Stock does not maintain a sufficient market price, or the potential target companies are unwilling to accept the Company's Common Stock as part of the purchase price, the Company may be required to use its cash resources, if available, and proceeds from the Senior Notes and borrowings under the Credit Agreement in order to continue its acquisition program. If the Company is unable to fund its acquisitions with its cash resources or funds from the Senior Notes or through the Credit Agreement, its growth could be limited unless it can obtain the necessary funds through additional equity or debt financing. There can be no assurance that the Company will be able to obtain such financing if and when it is needed or that, if available, it can be obtained on terms acceptable to the Company. As a result, there is a risk that the Company might be unable to implement successfully its acquisition strategy.

HOLDING COMPANY STRUCTURE

  The Company is a holding company and derives all of its operating income and cash flow from its subsidiaries. The Company must rely entirely upon distributions from its subsidiaries to generate the funds necessary to meet its obligations, including the payment of principal of and interest on the Senior Notes. The ability of the Company's subsidiaries to make such payments will be subject to, among other things, applicable state laws and any restrictions that may be contained in credit agreements or other financing arrangements entered into by such subsidiaries. Claims of creditors of the Company's subsidiaries will generally have priority as to the assets of such subsidiaries over the claims of the Company and the holders of the Company's indebtedness, including the Senior Notes.

  The Indenture will, among other things, restrict the amount of debt that may be incurred by the Company and its Restricted Subsidiaries, and will limit the ability of the Company's Restricted Subsidiaries to agree to restrictions on the ability of the Restricted Subsidiaries to make dividend or other payments to the Company. However, these limitations are subject to a number of important qualifications. See "Description of Senior Notes--Covenants".

GOVERNMENT REGULATIONS; ENVIRONMENTAL CONTROLS

  The Company is subject to local, state and Federal statutes and rules regulating certain developmental matters, wetland preservation, zoning, building design and density requirements which limit the number of homes that can be built within a particular project and can delay the progress of a particular project. In addition, certain fees, some of which may be substantial, may be imposed to defray the cost of providing certain governmental services and improvements to developing areas. The Company may be subject to additional costs and delays or may be precluded entirely from building its projects because of "no growth" or "slow growth" initiatives, building permit allocation ordinances, building moratoriums or similar government regulations that could be imposed in the future due to health, safety, welfare or environmental concerns. The Company must also obtain certain licenses, permits and approvals from certain government agencies for certain of its activities, the granting or receipt of which are beyond the Company's control. See "Business--Government Regulations and Environmental Controls."

  The Company and its competitors are subject to a variety of local, state and federal statutes, ordinances, rules and regulations concerning the protection of health and the environment. The particular environmental laws which apply to any given community vary greatly according to the community site, the site's environmental conditions and the present and former use of the site. Environmental laws may result in delays, may cause the Company to incur substantial compliance and other costs and may also prohibit or severely restrict development in certain environmentally sensitive regions or areas. In addition, environmental regulations can have an adverse impact on the availability and price of certain raw materials such as lumber.

RELIANCE ON KEY PERSONNEL

  The Company's operations are dependent on the continued efforts of its executive officers and on senior management of the Company. In addition, the operations of each subsidiary are dependent upon the senior management of the Founding Builders and may be dependent on the senior management of any additional homebuilding companies the Company may acquire in the future. If any of these people become unable to continue in their present roles, or if the Company is unable to attract and retain other skilled employees, the Company's business could be adversely affected. See "Management."

                      COMPANY FORMATION AND ORGANIZATION

  Fortress was incorporated in June 1995 to create a national homebuilding company to engage in various aspects of the homebuilding industry in some of the nation's strongest housing markets. The Founding Builders were selected by Fortress due to their performance, experienced management and substantial goodwill established in each of their respective target markets. A brief description of each Founding Builder is set forth below:

  Buffington Homes, Inc. and affiliated companies ("Buffington")--Buffington was founded in 1987 and, immediately prior to consummation of the Offerings, was wholly owned by Thomas Buffington, Edward Kirkpatrick, and James Giddens who collectively have over 66 years of homebuilding experience. Buffington currently has homebuilding operations in Austin and San Antonio, Texas. As of December 31, 1995, Buffington was the largest privately owned builder in Austin and the second largest homebuilder overall in Austin based on total number of permits. Since 1987, Buffington has sold over 2,000 homes. Buffington constructs single family detached homes which range in sales price from approximately $84,000 to $300,000 with its primary target market being entry level and first- and second-time move-up buyers. In May 1995, Buffington was recognized by Builder magazine as "One of the Austin Area's Leading Home Builders", and was recognized in 1993 and 1994 by the Texas Capitol Area Builders Association for outstanding performance in product design and construction, interior merchandising, management, and marketing. In 1991, the Texas Association of Realtors named Buffington "Volume Builder of the Year." Buffington was also recently awarded the Diamond Builder Award by Home Buyers Warranty for excellence in residential construction and customer satisfaction.

  Christopher Homes, Inc. and affiliated companies ("Christopher")-- Christopher commenced homebuilding operations in 1987 and, immediately prior to the consummation of the Offerings, was wholly owned by J. Christopher Stuhmer, its President, who has over 22 years of homebuilding experience in the Las Vegas area. Christopher is currently one of the largest builders in the luxury production market in Las Vegas based on total dollar volume of homes sold. Since 1987, Christopher has sold approximately 600 homes with an approximate value of $190 million. Christopher constructs single family detached and attached luxury homes in planned communities (with many of its communities located on golf courses) which range in sale price from approximately $150,000 to $2,000,000, and targets luxury second- and third-time (or higher) move-up buyers, as well as second/vacation home buyers. Christopher has received a number of awards for excellence in the homebuilding industry including the "Builders Spotlight Business Excellence Award" in 1993 from Builder magazine (January, 1993 issue) as one of "America's Best Builders." Christopher also received the Gold Nugget Award of Merit in 1995 from the Pacific Coast Builders Conference as one of the "best builders in the West." A number of Christopher's communities have received individual Certificates of Recognition from the National Association of Home Builders and other awards from state and local homebuilding associations.

  The Genesee Company and affiliated companies ("Genesee")--Genesee was formed in 1980 and, immediately prior to the consummation of the Offerings, was wholly owned by Robert R. Short who has over 20 years of homebuilding experience. Genesee currently conducts its homebuilding operations in the Denver metropolitan area, Ft. Collins, Colorado and Tucson, Arizona. Genesee has been ranked in the top fifteen builders in Denver and is the largest builder in Fort Collins, based on total dollar value of sales. Since 1980, Genesee has closed sales of approximately 1,200 homes. Genesee constructs single family detached and attached homes ranging in sales price from approximately $120,000 to $350,000. Genesee also constructs custom homes ranging in sales price from $350,000 to over $1,000,000. Genesee targets all move-up and custom home buyers. Genesee received the "Gold Medal" award from Builder magazine (January, 1995) as the country's "Best Builder" constructing 100-500 homes.

  Solaris Development Corporation and affiliated companies (including Sunstar Mortgage LLC) d/b/a/ Sunstar Homes, Inc. ("Sunstar")--Sunstar began operations in 1987 and, immediately prior to the consummation of the Offerings, was wholly owned by Lanold Caldwell, David Schmidt and Lawrence Witek. Messrs. Caldwell and Witek will continue to manage the North Carolina operation and together have over 40 years of homebuilding experience. Sunstar's geographic market currently encompasses the Raleigh/

                          DESCRIPTION OF SENIOR NOTES

  The Senior Notes will constitute direct, unsecured obligations of the Company, ranking on a parity with all other senior unsecured debt of the Company. The Senior Notes are being issued under an indenture (the "Indenture") between the Company and IBJ Schroder Bank & Trust Company, as trustee (the "Trustee"). See "Concerning the Trustee." The Indenture has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The following summaries of certain provisions of the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to all of the provisions of the Indenture, including the definitions therein of certain capitalized terms used in this Prospectus.

GLOBAL SECURITIES

  The Senior Notes will be issued in the form of one or more global securities (each a "Global Security") registered in the name of Cede & Co., as nominee of The Depository Trust Company (the "Depository"). The Global Security will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of the outstanding Senior Notes represented by such Global Security. Except as described herein, Senior Notes will not be issued in definitive form. The following provisions will apply to depositary arrangements.

  Upon the issuance of a Global Security, the Depository or its nominee will credit the accounts of persons holding through it with the respective principal amounts of the Senior Notes represented by such Global Security to which they are entitled. Such accounts will initially be designated by the Underwriters. Ownership of beneficial interests in a Global Security will be limited to persons that have accounts with the Depository ("participants") or persons that may hold interests through participants. Ownership of beneficial interests by participants in a Global Security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the Depository for such Global Security. Ownership of beneficial interests in such Global Security by persons that hold through participants will be shown on, and the transfer of that ownership interest through such participant will be effected only through, records maintained by such participant. The foregoing may impair the ability to transfer beneficial interests in a Global Security.

  Payment of principal and interest, if any, on Senior Notes represented by any such Global Security will be made to the Depository or its nominee, as the case may be, as the sole registered holder of the Senior Notes represented thereby for all purposes under the Indenture. None of the Company, the Trustee, any agent of the Company or the Trustee or any Underwriter will have any responsibility or liability for any aspect of the Depository's records relating to or payments made on account of beneficial ownership interests in a Global Security representing any Senior Notes or for maintaining, supervising or reviewing any of the Depository's records relating to such beneficial ownership interests.

  The Company has been advised by the Depository that, upon receipt of any payment of principal or interest on any Global Security, the Depository will immediately credit, on its book-entry registration and transfer system, the account of participants with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security as shown on the records of the Depository. Payments by participants to owners of beneficial interests in a Global Security held through such participants will be governed by standing instructions and customary practices as is now the case with securities held for customer accounts registered in "street name," and will be the sole responsibility of such participants.

  A Global Security may not be transferred except as a whole by the Depository for such Global Security to a nominee of such Depository or by a nominee of such Depository to such Depository or another nominee of such Depository or by such Depository or any such nominee to a successor of such Depository or a nominee of such successor. If the Depository is at any time unwilling or unable to continue as depository and a successor depository is not appointed by the Company or the Depository within 90 days, the Company will issue Senior Notes in definitive form in exchange for the Global Security. In addition, the Company or the Depository may at any time and in its sole discretion determine not to have the Senior Notes represented by the Global Security and, in such event, the Company will issue Senior Notes in definitive form in exchange for the Global Security. In either instance, an owner of a beneficial interest in the Global Security will be entitled to have Senior Notes equal in principal amount to such beneficial interest registered in its name and will be entitled to physical delivery of such Senior Notes in definitive form. Senior Notes so issued in definitive form will be issued in denominations of $1,000 and integral multiples thereof and will be issued in registered form only, without coupons. Principal and interest, if any, on the Senior Notes will be payable, and the Senior Notes may be presented for registration of transfer or exchange, at the offices of the Trustee.

  So long as the Depository for a Global Security, or its nominees, is the registered owner of such Global Security, such Depository or such nominee, as the case may be, will be considered the sole registered holder of the Senior Notes represented by such Global Security for all purposes of receiving payment on the Senior Notes, receiving notices and for all other purposes under the Indenture and the Senior Notes. Beneficial interests in Senior Notes will be evidenced only by, and transfers thereof will be effected only through, records maintained by the Depository and its participants. Except as provided above, owners of beneficial interests in a Global Security will not be entitled to and will not be considered the registered holders thereof for any purposes under the Indenture. Accordingly, any such person owning a beneficial interest in such a Global Security must rely on the procedures of the Depository, and, if any such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a registered holder under the Indenture. The Indenture provides that the Depository may grant proxies and otherwise authorize participants to give or take any request, demand, authorization, direction, notice, consent, waiver or other action which a registered holder is entitled to give or take under the Indenture. The Company understands that under existing industry practices, in the event that the Company requests any action of registered holders or that an owner of a beneficial interest in such a Global Security desires to give or take any action which a registered holder is entitled to give or take under the Indenture, the Depository would authorize the participants holding the relevant beneficial interest to give or take such action and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them. The Underwriters named herein are participants of The Depository Trust Company.

  The Depository has advised the Company that the Depository is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered under the Securities Exchange Act of 1934, as amended. The Depository was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depository's participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own the Depository. Access to the Depository's book-entry system is also available to others, such as banks, brokers, dealers and trust companies, that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

CERTAIN COVENANTS OF THE COMPANY

  Affirmative Covenants. In addition to the other covenants described herein, the Indenture requires the Company, subject to certain limitations described therein, to: (i) pay the principal of, and interest on, the Senior Notes when the same shall be due and payable; (ii) maintain an office or agency where Senior Notes may be surrendered for payment or registration of transfer or exchange and where notices and demands to or upon the Company in respect of the Senior Notes and the Indenture may be served; (iii) deliver to the Trustee copies of all reports filed with the Commission; (iv) deliver to the Trustee annual officers' certificates with respect to the Company's compliance with its obligations under that Indenture; (v) maintain its corporate existence subject to the provisions described below under the caption "Limitations on Mergers and Consolidations"; (vi) pay its taxes when due except where such taxes are being contested in good faith; and (vii) maintain insurance in at least such amounts and against such risks as are usually and prudently insured against in the same general area by companies engaged in the same or a similar business.

  Reports to Holders of Senior Notes. The Indenture provides that as long as more than 10 percent of the original amount of the Senior Notes is outstanding, the Company will (i) remain subject to the requirements of
Section 13 or 15(d) of the Exchange Act whether or not it is required to do so by the provisions thereof and will file with the Commission all periodic reports as may be required thereunder and (ii) file with the Commission, and with the Trustee within 15 days after the Company is required to file the same with the Commission, copies of the periodic reports which the Company may be required to file with the Commission pursuant to Section 13(a), 13(c) or 15(d) of the Exchange Act. The Company will also make such reports available to the Holders, prospective purchasers of the Senior Notes, securities analysts and broker-dealers upon their written request.

  The Indenture also provides that in the event that (i) 10 percent or less of the original principal amount of the offered Senior Notes are outstanding and
(ii) the Company is not required to file with the Commission such reports and other information referred to in the preceding paragraph, the Company will furnish to the Trustee (A) within 120 days after the end of each fiscal year, annual reports containing the information required to be contained in Items 1, 2, 3, 5, 6, 7, 8 and 9 of the Annual Report on Form 10-K promulgated under the Exchange Act, or substantially the same information required to be contained in comparable items of any successor form, (B) within 60 days after the end of each of the first three fiscal quarters of each fiscal year, quarterly reports containing the information required to be contained in the Quarterly Report on Form 10-Q promulgated under the Exchange Act, or substantially the same information required to be contained in any successor form and (C) promptly from the time after the occurrence of an event which would be required to be reported in the Current Report on Form 8-K if the Company was required to file such Report, such other reports containing information required to be contained in the Current Report on Form 8-K promulgated under the Exchange Act, or substantially the same information required to be contained in any successor form.

  The Indenture also provides that the Company will also comply with the other provisions of Section 314(a) of the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act").

  Disposition of Proceeds of Asset Sales. The Indenture provides, subject to the provisions of the Indenture described under the caption "Limitations on Mergers and Consolidations", that the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, make any Asset Sale unless (i) the Company or the Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value for the shares or assets sold or otherwise disposed of (which will be determined in good faith by the Board of Directors of the Company); provided that the aggregate Fair Market Value of the consideration received from any Asset Sale that is not in the form of cash or cash equivalents will not, when aggregated with the Fair Market Value of all other noncash consideration received by the Company and its Restricted Subsidiaries from all previous Asset Sales since the Issue Date that has not been converted into cash or cash equivalents, exceed five percent of the Consolidated Tangible Net Assets of the Company at the time of the Asset Sale under consideration, and (ii) the Company will apply the aggregate Net Proceeds received by the Company or any Restricted Subsidiary from all Asset Sales occurring subsequent to the Issue Date as follows: (A) to repay any outstanding Indebtedness of the Company that is not subordinated to the Senior Notes, or other Indebtedness of the Company, or to the payment of any Indebtedness of any Restricted Subsidiary, in each case, within one year after such Asset Sale or (B) to replace the properties and assets that were the subject of the Asset Sale or properties and assets that (as determined by the Board of Directors of the Company, whose determination will be conclusive) will be used in the businesses existing on the Issue Date of the Company and its Restricted Subsidiaries or in businesses reasonably related thereto within one year after such Asset Sale. The amount of such Net Proceeds neither used to repay the Indebtedness described above nor used or invested as set forth in the preceding sentence constitutes "Excess Proceeds."

  The Indenture also provides that, notwithstanding the foregoing, to the extent the Company or any of its Restricted Subsidiaries receives securities or other noncash property or assets as proceeds of an Asset Sale, the

Company will not be required to make any application of such noncash proceeds required by the provisions of the Indenture described in the preceding paragraphs until it receives cash or cash equivalent proceeds from a sale, repayment, exchange, redemption or retirement of or extraordinary dividend or return of capital on such noncash property. Any amounts deferred pursuant to the preceding sentence will be applied in accordance with the provisions of the Indenture described in the preceding paragraph when cash proceeds are thereafter received from a sale, repayment, exchange, redemption or retirement of an extraordinary dividend or return of capital on such noncash property.

  The Indenture also provides that, when the aggregate amount of Excess Proceeds equal $5,000,000 or more, the Company will so notify the Trustee in writing by delivery of an Officers' Certificate and will offer to purchase from all Holders (an "Excess Proceeds Offer"), and will purchase from Holders accepting such Excess Proceeds Offer on the date fixed for the closing of such Excess Proceeds Offer (the "Asset Sale Offer Date"), the maximum principal amount (expressed as a multiple of $1,000) of Senior Notes that may be purchased out of the Excess Proceeds, at an offer price (the "Asset Sale Offer Price") in cash in an amount equal to 100 percent of the principal amount thereof plus accrued and unpaid interest, if any, to the Asset Sale Offer Date, in accordance with the procedures set forth in the "Disposition of Proceeds of Asset Sales" covenant in the Indenture. To the extent that the aggregate amount of Senior Notes tendered pursuant to an Excess Proceeds Offer is less than the Excess Proceeds relating thereto, then the Company may use the Excess Proceeds which exceed the aggregate amount of the Senior Notes tendered pursuant to such Excess Proceeds Offer for general corporate purposes. Upon completion of an Excess Proceeds Offer, the amount of Excess Proceeds will be reset at zero.

  In addition, the Indenture provides that, within 30 days after the date on which the amount of Excess Proceeds equals $5,000,000 or more, the Company (with written notice to the Trustee) or the Trustee at the Company's request (and at the expense of the Company) will send or cause to be sent by first-class mail, postage prepaid, to all Holders on the date such Excess Proceeds equals $5,000,000, at their respective addresses appearing in the Security Register a notice prepared by the Company advising such Holders of such occurrence and of such Holders' rights arising as a result thereof.

  The Indenture also provides that:

    (a) In the event the aggregate principal amount of Senior Notes surrendered by Holders exceeds the amount of Excess Proceeds, the Company will select the Senior Notes to be purchased on a pro rata basis from all Senior Notes so surrendered, with such adjustments as may be deemed appropriate by the Company so that only Senior Notes in denominations of $1,000, or integral multiples thereof, will be purchased. To the extent that the Excess Proceeds remaining are less than $1,000, the Company may use such Excess Proceeds for general corporate purposes. Holders whose Senior Notes are purchased only in part will be issued new Senior Notes equal in principal amount to the unpurchased portion of the Senior Notes surrendered.

    (b) The Company will not, and will not permit any Restricted Subsidiary to, create or permit to exist or become effective any restriction (other than any restriction imposed by law or set forth in any agreement, indenture, document or instrument relating to any Existing Indebtedness or Refinancing Indebtedness with respect thereto) that would materially impair the ability of the Company to make an Excess Proceeds Offer. Notwithstanding the foregoing, if an Excess Proceeds Offer is made, the Company will pay for Senior Notes tendered for purchase in accordance with the provisions of the Indenture described under the caption "Disposition of Proceeds of Asset Sales."

    (c) Not later than one Business Day prior to the Asset Sale Offer Date in connection with which the Excess Proceeds Offer is being made, the Company will (i) accept for payment Senior Notes or portions thereof tendered pursuant to the Excess Proceeds Offer (on a pro rata basis if required pursuant to the provisions of the Indenture described in paragraph (a) above), (ii) deposit with the Paying Agent money sufficient, in immediately available funds, to pay the purchase price of all Senior Notes or portions thereof so accepted and (iii) deliver to the Paying Agent an Officers' Certificate identifying the Senior Notes or portions thereof accepted for payment by the Company. The Paying Agent will promptly after acceptance mail or deliver to Holders of Senior Notes so accepted payment in an amount equal to the Asset Sale Offer Price of the Senior Notes purchased from each such Holder, and the Company will execute and upon receipt of an Officers' Certificate of the Company the Trustee will promptly authenticate and mail or deliver to such Holder a new Senior Note equal in principal amount to any unpurchased portion of the Senior Note surrendered. Any Senior Notes not so accepted will be promptly mailed or delivered by the Paying Agent at the Company's expense to the Holder thereof. The Company will publicly announce the results of the Excess Proceeds Offer on the Asset Sale Offer Date. For purposes of the provisions of the Indenture described above, the Company will choose a Paying Agent which will not be the Company or a Subsidiary thereof.

    (d) Any Excess Proceeds Offer will be conducted by the Company in compliance with applicable law, including, without limitation, Section 14(e) of the Exchange Act and Rule 14e-1 thereunder, if applicable.

    (e) Whenever Excess Proceeds are received by the Company, and prior to the allocation of such Excess Proceeds pursuant to the provisions of the Indenture described above, such Excess Proceeds will be set aside by the Company in a separate account to be held in trust for the benefit of the Holders; provided, however, that in the event the Company will be unable to set aside such Excess Proceeds in a separate account because of provisions of applicable law or any agreement, indenture, document or instrument relating to Existing Indebtedness or Refinancing Indebtedness with respect thereto, the Company will not be required to set aside such Excess Proceeds.

  There can be no assurance that sufficient funds will be available at the time of an Excess Proceeds Offer to make any required repurchases. The Company's failure to make any required repurchases in the event of an Excess Proceeds Offer will create an Event of Default under the Indenture.

  Limitations on Restricted Payments. The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, make any Restricted Payment, directly or indirectly, after the Issue Date if at the time of such Restricted Payment and giving effect thereto:

    (i) the amount of such Restricted Payment (the amount of such Restricted Payment, if other than in cash, will be determined by the Board of Directors of the Company), when added to the aggregate amount of all Restricted Payments made after the Issue Date, exceeds the sum of: (1) 50 percent of the Company's Consolidated Net Income accrued during the period (taken as a single period) from January 1, 1996 (or, if such aggregate Consolidated Net Income is a deficit, minus 100 percent of such aggregate deficit), plus (2) the net cash proceeds derived from the issuance and sale of Capital Stock of the Company and its Restricted Subsidiaries that is not Disqualified Stock (other than a sale to a Subsidiary of the Company) after the Issue Date but only to the extent not applied under clause (d) of the definition of "Restricted Payment" set forth herein, plus (3) 100 percent of the principal amount of any Indebtedness of the Company or a Restricted Subsidiary that is converted into or exchanged for Capital Stock of the Company that is not Disqualified Stock, plus (4) 100 percent of the aggregate amounts received by the Company or any Restricted Subsidiary upon the sale, disposition or liquidation (including by way of dividends or other return of capital) of any Investment but only to the extent (x) not included in Consolidated Net Income in clause (i)(2) above and (y) that the making of such Investment constituted a Restricted Investment made pursuant to the provisions of the Indenture described in this paragraph, plus (5) 100 percent of the principal amount of, or if issued at a discount the accreted value of, any Indebtedness or other obligation that is the subject of a guaranty by the Company which is released after the Issue Date, but only to the extent that the granting of such guaranty constituted a "Restricted Payment" under the definition thereof set forth in the Indenture and described herein; or

    (ii) the Company would be unable to incur at least an additional $1.00 of Indebtedness under the Consolidated Fixed Charge Coverage Ratio Test set forth under the caption "Limitations on Additional Indebtedness"; or

    (iii) a Default or Event of Default has occurred and is continuing or occurs as a consequence thereof.

  Notwithstanding the foregoing, the provisions of the Indenture described above will not prevent: (i) the payment of any dividend within 60 days after the date of declaration thereof if the payment thereof would have complied with the limitations of the Indenture on the date of declaration or (ii) the retirement of shares of the Company's Capital Stock or the Company's or a Subsidiary of the Company's Indebtedness for, in exchange for or out of the proceeds of a substantially concurrent sale (other than a sale to a Subsidiary of the Company) of, other shares of its Capital Stock (other than Disqualified Stock).

  Limitations on Additional Indebtedness. The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to Incur any Indebtedness (other than Indebtedness between the Company and its Restricted Subsidiaries which are Wholly Owned Subsidiaries or among such Restricted Subsidiaries which are Wholly Owned Subsidiaries) including Acquisition Debt, unless, after giving effect thereto and the application of the proceeds therefrom, the Company's Consolidated Fixed Charge Coverage Ratio on the date thereof would be at least 2.0 to 1.0.

  Notwithstanding the foregoing, the provisions of the Indenture will not prevent (i) in addition to the Indebtedness permitted to be Incurred under clauses (ii) and (iii) of this sentence and Indebtedness permitted to be Incurred under the provisions of the Indenture described in the preceding paragraph, the Company from Incurring (A) Refinancing Indebtedness, (B) Non-Recourse Indebtedness and (C) Indebtedness Incurred for working capital purposes or to finance the acquisition, holding or development of property by the Company and its Restricted Subsidiaries (including, without limitation, the financing of any related interest reserve) in the ordinary course of business in an aggregate amount at any one time outstanding not to exceed $50,000,000 (excluding any Indebtedness referred to in clauses (i)(A) and (i)(B) of this paragraph), less the amount of any Indebtedness repaid pursuant to the provisions of the Indenture described in clause (ii)(A) of the first paragraph under the caption "Disposition of Proceeds of Asset Sales", provided that until June 30, 1997, the incurrence of such indebtedness for the refinancing of Acquisition Debt other than Existing Indebtedness shall be no more than $25,000,000 unless the Company's Consolidated Fixed Charge Coverage Ratio exceeds 1.75 to 1, (ii) Unrestricted Subsidiaries from Incurring Indebtedness, (iii) the Company and its Restricted Subsidiaries from Incurring Indebtedness under any deposits made to secure performance of tenders, bids, leases, statutory obligations, surety and appeal bonds, progress statements, government contracts and other obligations of like nature (exclusive of the obligation for the payment of borrowed money) in each case Incurred in the ordinary course of business of the Company or the Restricted Subsidiary consistent with past practice and (iv) Restricted Subsidiaries from guaranteeing Indebtedness of the Company or another Restricted Subsidiary; provided that the tangible net assets of all Restricted Subsidiaries guaranteeing Indebtedness of the Company or other Restricted Subsidiaries (other than Indebtedness Incurred from time to time under the Existing Credit Facility) at the end of the fiscal quarter immediately preceding the date of Incurring any such guaranty, as determined in accordance with GAAP, shall not exceed 10% of the Company's Consolidated Tangible Net Assets.

  Restrictions on Restricted Subsidiary Indebtedness. The Indenture provides that the Company will not permit any Restricted Subsidiaries, directly or indirectly, to Incur any additional Indebtedness after the Issue Date other than: (i) Refinancing Indebtedness, (ii) Non-Recourse Indebtedness, (iii) Indebtedness to the Company, (iv) any deposits made to secure performance of tenders, bids, leases, statutory obligations, surety and appeal bonds, progress statements, government contracts, and other obligations of like nature (exclusive of the obligation for the payment of borrowed money), in each case Incurred in the ordinary course of business of the Restricted Subsidiary and (v) any guaranty of Indebtedness of the Company or another Restricted Subsidiary; provided that the tangible net assets of all Restricted Subsidiaries guaranteeing Indebtedness of the Company or other Restricted Subsidiaries at the end of the fiscal quarter immediately preceding the date of Incurring any such guaranty, as determined in accordance with GAAP, shall not exceed 10% of the Company's Consolidated Tangible Net Assets.

  Limitations and Restrictions on Issuance of Capital Stock of Restricted Subsidiaries. The Indenture provides that the Company will not permit any Restricted Subsidiaries to issue, or permit to be outstanding at any time, Preferred Stock or any other Capital Stock constituting Disqualified Stock.

  Change of Control. The Indenture provides that, following the occurrence of any Change of Control, the Company will so notify the Trustee in writing by delivery of an Officers' Certificate and will offer to purchase

(a "Change of Control Offer") from all Holders, and will purchase from Holders accepting such Change of Control Offer on the date fixed for the closing of such Change of Control Offer (the "Change of Control Payment Date"), the Outstanding Senior Notes at an offer price (the "Change of Control Price") in cash in an amount equal to 101 percent of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to the Change of Control Payment Date in accordance with the procedures set forth in the "Change of Control" covenant of the Indenture.

  In addition, the Indenture provides that, within 30 days after the date of any Change of Control, the Company (with written notice to the Trustee) or the Trustee at the Company's request (and at the expense of the Company), will send or cause to be sent by first-class mail, postage prepaid, to all Holders on the date of the Change of Control at their respective addresses appearing in the Security Register, a notice prepared by the Company advising the Holders of such occurrence and of such Holder's rights arising as a result thereof. Such notice will contain all instructions and materials necessary to enable such Holders to tender their Senior Notes to the Company.

  The Indenture also provides that:

    (a) In the event of a Change of Control Offer, the Company will only be required to accept Senior Notes in denominations of $1,000 or integral multiples thereof.

    (b) The Company will not, and will not permit any Restricted Subsidiary to, create or permit to exist or become effective any restriction (other than any restriction imposed by law or set forth in any agreement, indenture, document or instrument relating to any Existing Indebtedness or Refinancing Indebtedness with respect thereto) that would materially impair the ability of the Company to make a Change of Control Offer. Notwithstanding the foregoing, if a Change of Control Offer is made, the Company will pay for Senior Notes tendered for purchase in accordance with the provisions of the Indenture described under the caption "Change of Control."

    (c) Not later than one Business Day prior to the Change of Control Payment Date in connection with which the Change of Control Offer is being made, the Company will (i) accept for payment Senior Notes or portions thereof tendered pursuant to the Change of Control Offer, (ii) deposit with the Paying Agent money sufficient, in immediately available funds, to pay the purchase price of all Senior Notes or portions thereof so accepted and
  (iii) deliver to the Paying Agent an Officers' Certificate identifying the Senior Notes or portions thereof accepted for payment by the Company. The Paying Agent will promptly after acceptance mail or deliver to Holders of Senior Notes so accepted payment in an amount equal to the Change of Control Price of the Senior Notes purchased from each such Holder, and the Company will execute and, upon receipt of any Officers' Certificate of the Company, the Trustee will promptly authenticate and mail or deliver to such Holder a new Senior Note equal in principal amount to any unpurchased portion of the Senior Note surrendered. Any Senior Notes not so accepted will be promptly mailed or delivered by the Paying Agent at the Company's expense to the Holder thereof. The Company will publicly announce the results of the Change of Control Offer on the Change of Control Payment Date. For purposes of the provisions of the Indenture described above, the Company will choose a Paying Agent which will not be the Company or a Subsidiary thereof.

    (d) Any Change of Control Offer will be conducted by the Company in compliance with applicable law, including, without limitation, Section 14(e) of the Exchange Act and Rule 14e-1 thereunder.

  There can be no assurance that sufficient funds will be available at the time of a Change of Control to make any required repurchases. The Company's failure to make any required repurchases in the event of a Change of Control Offer will create an Event of Default under the Senior Indenture.

  No quantitative or other established meaning has been given to the phrase "all or substantially all" (which appears in the definition of Change of Control) by courts which have interpreted this phrase in various contexts. In interpreting this phrase, courts make a subjective determination as to the portion of assets conveyed, considering such factors as the value of the assets conveyed and the proportion of an entity's income derived from the assets conveyed. Accordingly there may be uncertainty as to whether a Holder of Senior Notes can determine whether a Change of Control has occurred and exercise any remedies such Holder may have upon a Change of Control.

  Limitations on Transactions with Affiliates. The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, make any loan, advance, guaranty or capital contribution to or for the benefit of, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or for the benefit of, or purchase or lease any property or assets from, or enter into or amend any contract, agreement or understanding with, or for the benefit of, (i) any Affiliate of the Company or any Affiliate of the Company's Subsidiaries or (ii) any Person (or any Affiliate of such Person) holding 10 percent or more of the Common Equity of the Company or any of its Subsidiaries (each an "Affiliate Transaction"), except on terms that are no less favorable to the Company or the relevant Subsidiary, as the case may be, than those that could have been obtained in a comparable transaction on an arm's length basis from a Person that is not an Affiliate.

  The Indenture also provides that the Company will not, and will not permit any of its Subsidiaries to, enter into an Affiliate Transaction involving or having a value of more than $1,000,000, unless in each case such Affiliate Transaction has been approved by a majority of the disinterested members of the Company's Board of Directors.

  The Indenture also provides that the Company will not, and will not permit any of its Subsidiaries to, enter into any Affiliate Transaction involving or having a value of more than $5,000,000 unless the Company has delivered to the Trustee an opinion of an Independent Financial Advisor to the effect that the transaction is fair to the Company or the relevant Subsidiary, as the case may be, from a financial point of view.

  The Indenture also provides that, notwithstanding the foregoing, an Affiliate Transaction will not include (i) any contract, agreement or understanding with, or for the benefit of, or plan for the benefit of, employees or directors of the Company or its Subsidiaries (in their capacity as such) that has been approved by the Company's Board of Directors, (ii) Capital Stock issuances to members of the Board of Directors, officers and employees of the Company or its Subsidiaries pursuant to plans approved by the stockholders of the Company, (iii) any Restricted Payment otherwise permitted under the provisions of the Senior Indenture described under the caption "Limitations on Restricted Payments," (iv) any transaction between the Company or a Restricted Subsidiary and another Restricted Subsidiary, or (v) any contract, agreement or understanding as in effect on the Issue Date or any transaction contemplated thereby.

  Limitations on Liens. The Senior Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, create, Incur, assume or suffer to exist any Liens, other than Permitted Liens, on any of its or their assets, property, income or profits therefrom unless contemporaneously therewith or prior thereto all payments due under the Indenture and the Senior Notes are secured on an equal and ratable basis with the obligation or liability so secured until such time as such obligation or liability is no longer secured by a Lien.

  Limitations on Restrictions on Distributions from Restricted
Subsidiaries. The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, create, assume or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction (other than encumbrances or restrictions imposed by law or by judicial or regulatory action or by provisions in leases or other agreements that restrict the assignability thereof) on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions on its Capital Stock or any other interest or participation in, or measured by, its profits, owned by the Company or any of its other Restricted Subsidiaries, or pay interest on or principal of any Indebtedness owed to the Company or any of its other Restricted Subsidiaries, (ii) make loans or advances to the Company or any of its other Restricted Subsidiaries, or (iii) transfer any of its properties or assets to the Company or any of its other Restricted Subsidiaries, except for encumbrances or restrictions existing under or by reason of (a) applicable law, (b) covenants or restrictions contained in Existing Indebtedness as in effect on the Issue Date, (c) any restrictions or encumbrances arising in connection with the Existing Credit Facility; provided that any such restrictions and encumbrances relating to any extension or renewal of the Existing Credit Facility are not more restrictive than those in the Existing Credit Facility being extended or renewed, (d) any restrictions or encumbrances arising in connection with Refinancing Indebtedness; provided that any restrictions and encumbrances of the type described in this clause (d) that arise under such Refinancing Indebtedness are not more restrictive than those under the agreement creating or evidencing the Indebtedness being refunded or refinanced, (e) any agreement restricting the sale or other disposition of property securing Indebtedness permitted by the Indenture if such agreement does not expressly restrict the ability of a Subsidiary of the Company to pay dividends or make loans or advances, and (f) reasonable and customary borrowing base covenants set forth in credit agreements evidencing Indebtedness otherwise permitted by the Indenture which covenants restrict or limit the distribution of revenues or sale proceeds from real estate or a real estate project based upon the amount of Indebtedness outstanding on such real estate or real estate project and the value of some or all of the remaining real estate or the project's remaining assets.

  Maintenance of Consolidated Tangible Net Worth. The Indenture provides that if the Consolidated Tangible Net Worth of the Company at the end of any two consecutive fiscal quarters is less than $15,000,000, within 30 days after the end of each such period the Company will so notify the Trustee in writing by delivery of an Officers' Certificate and will offer to purchase from all Holders (a "Net Worth Offer"), and will purchase from Holders accepting such Net Worth Offer on the date fixed for the closing of such Net Worth Offer (the "Net Worth Offer Date"), ten percent of the original Outstanding principal amount of the Senior Notes (the "Net Worth Amount") at an offer price (the "Net Worth Offer Price") in cash in an amount equal to 100 percent of the principal amount thereof plus accrued and unpaid interest, if any, to the Net Worth Offer Date, in accordance with the procedures set forth in the "Maintenance of Consolidated Tangible Net Worth" covenant of the Indenture. To the extent that the aggregate amount of Senior Notes tendered pursuant to a Net Worth Offer is less than the Net Worth Amount relating thereto, then the Company may use the excess of the Net Worth Amount over the amount of Senior Notes or portions thereof tendered for general corporate purposes.

  The Indenture also provides that if the Consolidated Tangible Net Worth of the Company for any two consecutive fiscal quarters is less than $15,000,000, within 30 days after the end of such period, the Company (with written notice to the Trustee) or the Trustee at the Company's request (and at the expense of the Company) will send or cause to be sent by first-class mail, postage prepaid, to all Holders on the date of the end of the second such consecutive fiscal quarter, at their respective addresses appearing in the Security Register, a notice prepared by the Company advising the Holders of such occurrence and of each Holder's rights arising as a result thereof. Such notice will contain all instructions and materials necessary to enable Holders to tender their Senior Notes to the Company.

  The Indenture also provides that:

    (a) If the aggregate principal amount of Senior Notes surrendered by Holders exceeds the Net Worth Amount, the Company will select the Senior Notes to be purchased on a pro rata basis from all Senior Notes so surrendered, with such adjustments as may be deemed appropriate by the Company so that only Senior Notes in denominations of $1,000, or integral multiples thereof, will be purchased. To the extent that the Net Worth Amount remaining is less than $1,000, the Company may use such Net Worth Amount for general corporate purposes. Holders whose Senior Notes are purchased only in part will be issued new Senior Notes equal in principal amount to the unpurchased portion of the Senior Notes surrendered.

    (b) The Company will not, and will not permit any Restricted Subsidiary to, create or permit to exist or become effective any restriction (other than any restriction imposed by law or set forth in any agreement, indenture, document or instrument relating to any Existing Indebtedness or Refinancing Indebtedness with respect thereto) that would materially impair the ability of the Company to make a Net Worth Offer. Notwithstanding the foregoing, if a Net Worth Offer is made, the Company will pay for Senior Notes tendered for purchase in accordance with the provisions of the Indenture described under the caption "Maintenance of Consolidated Tangible Net Worth."

    (c) Not later than one Business Day prior to the Net Worth Offer Date in connection with which the Net Worth Offer is being made, the Company will
  (i) accept for payment Senior Notes or portions thereof tendered pursuant to the Net Worth Offer (on a pro rata basis if required pursuant to the provisions of the Indenture described in paragraph (a) above), (ii) deposit with the Paying Agent money sufficient, in immediately available funds, to pay the purchase price of all Senior Notes or portions thereof so accepted and (iii) deliver to the Paying Agent an Officers' Certificate identifying the Senior Notes or portions thereof accepted for payment by the Company. The Paying Agent will promptly after acceptance mail or deliver to Holders of Senior Notes so accepted payment in an amount equal to the Net Worth Offer Price of the Senior Notes purchased from each such Holder, and the Company will execute and the Trustee will promptly authenticate and mail or deliver to such Holder a new Senior Note equal in principal amount to any unpurchased portion of the Senior Note surrendered. Any Senior Notes not so accepted will be promptly mailed or delivered by the Paying Agent at the Company's expense to the Holder thereof. The Company will publicly announce the results of the Net Worth Offer on the Net Worth Offer Date. For purposes of the provisions of the Indenture described above, the Company will choose a Paying Agent which will not be the Company or a Subsidiary thereof.

    (d) Any Net Worth Offer will be conducted by the Company in compliance with applicable law, including, without limitation, Section 14(e) of the Exchange Act and Rule 14e-1 thereunder, if applicable.

  There can be no assurance that sufficient funds will be available at the time of a Net Worth Offer to make any required repurchases. The Company's failure to make any required repurchases in the event of a Net Worth Offer will create an Event of Default under the Indenture.

  Limitations on Mergers and Consolidations. The Indenture provides that the Company will not consolidate or merge with or into, or sell, lease, convey or otherwise dispose of all or substantially all of its assets (including, without limitation, by way of liquidation or dissolution), or assign its obligations thereunder or under the Senior Notes as an entirety or substantially as an entirety in one transaction or series of related transactions, to any Person unless: (i) the Person formed by or surviving such consolidation or merger (if other than the Company), or to which sale, lease, conveyance or other disposition or assignment will be made (collectively, the "Successor"), is a solvent corporation or other legal entity organized and existing under the laws of the United States or any state thereof or the District of Columbia, and the Successor assumes by supplemental indenture in a form reasonably satisfactory to the Trustee all of the obligations of the Company under the Senior Notes and Indenture, (ii) immediately after giving effect to such transaction, no Default or Event of Default has occurred and is continuing, (iii) immediately after giving effect to such transaction and the use any net proceeds therefrom on a pro forma basis, the Consolidated Tangible Net Worth of the Company or the Successor, as the case may be, would be at least equal to the Consolidated Tangible Net Worth of the Company immediately prior to such transaction and (iv) the Consolidated Fixed Charge Coverage Ratio set forth in the Senior Indenture and described under the caption "Limitations on Additional Indebtedness" of the Company or the Successor, as the case may be, immediately after giving effect to such transaction, would be such that the Company or the Successor, as the case may be, would be entitled to Incur at least $1 of additional Indebtedness under such Consolidated Fixed Charge Coverage Ratio test. However, any such consolidation, merger, sale, lease, conveyance or disposition may result in a Change of Control, thereby requiring the Company to make a Change of Control Offer. See "Change of Control," above.

  No quantitative or other established meaning has been given to the phrase "all or substantially all" by courts which have interpreted this phrase in various contexts. In interpreting this phrase, courts make a subjective determination as to the portion of assets conveyed, considering such factors as the value of the assets conveyed and the proportion of an entity's income derived from the assets conveyed. Accordingly, there may be uncertainty as to whether a Holder of Senior Notes can determine whether the Company has sold, leased, conveyed or otherwise disposed of all or substantially all of its assets and exercise any remedies such Holder may have upon the occurrence of any such transaction.

  For purposes solely of this "Indenture Covenants" section of this Prospectus, the terms set forth below shall have the following meanings:

  "Acquisition Debt" means Indebtedness of any Person existing at the time such Person became a Subsidiary of the Company (or such Person is merged into the Company or one of the Company's Subsidiaries) or assumed in connection with the acquisition of assets from any such Person (other than assets acquired in the ordinary course of business of the Company and its Subsidiaries), including, without limitation, Indebtedness Incurred in connection with, or in contemplation of, such Person becoming a Subsidiary of the Company (but excluding Indebtedness of such Person which is extinguished, retired or repaid in connection with such Person becoming a Subsidiary of the Company).

  "Affiliate" of any Person means any Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, such Person. For purposes of the Indenture, each executive officer and director of the Company and of each Restricted Subsidiary will be an Affiliate of the Company. In addition, for purposes of the Indenture, control of a Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, the term "Affiliate" will not include, with respect to the Company or any Restricted Subsidiary which is a Wholly Owned Subsidiary of the Company, any Restricted Subsidiary which is a Wholly Owned Subsidiary of the Company.

  "Asset Sale" for any Person means the sale, lease, conveyance or other disposition (including, without limitation, by merger, consolidation or sale and leaseback transaction, and whether by operation of law of otherwise) of any of that Person's assets (including, without limitation, the sale or other disposition of Capital Stock of any Subsidiary of such Person, whether by such Person or such Subsidiary), whether owned on the Issue Date of the Senior Notes or subsequently acquired in one transaction or a series of related transactions, in which such Person and/or Subsidiaries receive cash and/or other consideration (including, without limitation, the unconditional assumption of Indebtedness of such Person and/or its Subsidiaries) having an aggregate Fair Market Value of $1,000,000 or more as to such transaction or series of related transactions; provided, however, that the following will not constitute Asset Sales (i) sales of homes and sales of mortgages on homes in the ordinary course of business consistent with past practices, (ii) sales, leases, conveyances or other dispositions, including, without limitation, exchanges or swaps, of real estate or other assets in the ordinary course of business consistent with past practices, (iii) sales, leases, sale-leasebacks or other dispositions of amenities and other improvements at the Company's or its Subsidiaries' communities in the ordinary course of business consistent with past practices, and (iv) transactions between the Company and any of its Restricted Subsidiaries which are Wholly Owned Subsidiaries, or among such Restricted Subsidiaries which are Wholly Owned Subsidiaries of the Company.

  "Board of Directors" means the board of directors of a Person or any authorized committee of the board of directors of such Person.

  "Board Resolution" means a copy of a resolution certified by the Secretary or an Assistant Secretary of the Company to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification and delivered to the Trustee.

  "Business Day" means any day other than a Legal Holiday.

  "Capital Stock" of any Person means any and all shares, rights to purchase, warrants or options (whether or not currently exercisable), participations, or other equivalents of or interests in (however designated) the equity (which includes, but is not limited to, common stock, preferred stock and partnership and joint venture interests) of such Person (excluding any debt securities that are convertible into, or exchangeable for, such equity).

  "Capitalized Lease Obligations" of any Person means any obligation of such Person to pay rent or other amounts under a lease that is required to be capitalized for financial reporting purposes in accordance with

GAAP, and the amount of such obligation will be the capitalized amount thereof determined in accordance with GAAP.

  "Change of Control" means any of the following: (i) the sale, lease, conveyance or other disposition of all or substantially all of the Company's assets as an entirety or substantially as an entirety to any Person or group of Persons (within the meaning of Section 13(d)(3) of the Exchange Act) in one or a series of transactions; provided that a transaction where the holders of all classes of Common Equity of the Company immediately prior to such transaction own, directly or indirectly, 50 percent or more of the aggregate voting power of all classes of Common Equity of such Person or group immediately after such transaction will not be a Change of Control, (ii) the acquisition by the Company and/or any of its Subsidiaries of 50 percent or more of the aggregate voting power of all classes of Common Equity of the Company in one transaction or a series of related transactions, (iii) the liquidation or dissolution of the Company; provided that a liquidation or dissolution of the Company which is part of a transaction or series of related transactions that does not constitute a Change of Control under the proviso of clause (i) above will not constitute a Change of Control under this clause
(iii) or (iv) any transaction or series of related transactions (as a result of a tender offer, merger, consolidation or otherwise) that results in, or that is in connection with, (a) any Person, including, a "group" (within the meaning of Section 13(d)(3) of the Exchange Act) acquiring beneficial ownership (as determined in accordance with said Rule 13d-3), directly or indirectly, of 50 percent or more of the aggregate voting power of all classes of Common Equity of the Company or of any Person that possesses beneficial ownership (as determined in accordance with said Rule 13d-3), directly or indirectly, of 50 percent or more of the aggregate voting power of all classes of Common Equity of the Company or (b) less than 50 percent (measured by the aggregate voting power of all classes) of the Common Equity of the Company being registered under Section 12(b) or 12(g) of the Exchange Act.

  "Common Equity" of any Person means all Capital Stock of such Person that is generally entitled (i) to vote in the election of directors of such Person, or
(ii) if such Person is not a corporation, to vote or otherwise participate in the selection of the governing body, partners, managers or others that will control the management and policies of such Person.

  "Consolidated Cash Flow Available for Fixed Charges" of the Company means, for any period, the sum of the amounts for such period of (i) Consolidated Net Income, plus (ii) Consolidated Income Tax Expense (other than income tax expense (either positive or negative) attributable to extraordinary and nonrecurring gains or losses on Asset Sales), plus (iii) Consolidated Interest Expense, plus (iv) all depreciation, and without duplication, amortization (including, without limitation, previously capitalized interest amortized to cost of sales), plus (v) all other noncash items reducing Consolidated Net Income for such period, minus (vi) all other noncash items increasing Consolidated Net Income for such period, all as determined on a consolidated basis for the Company and its Restricted Subsidiaries in accordance with GAAP.

  "Consolidated Fixed Charge Coverage Ratio" of the Company means, with respect to any determination date, the ratio of (i) Consolidated Cash Flow Available for Fixed Charges of the Company for the prior four full fiscal quarters for which financial results have been reported immediately preceding the determination date to (ii) the aggregate Consolidated Interest Incurred of the Company for the prior four fiscal quarters for which financial results have been reported immediately preceding the determination date.

  "Consolidated Income Tax Expense" of the Company for any period means the income tax expense of the Company and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

  "Consolidated Interest Expense" of the Company for any period means the Interest Expense of the Company and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

  "Consolidated Interest Incurred" of the Company for any period means the Interest Incurred of the Company and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

  "Consolidated Net Income" of the Company for any period means the aggregate net income (or loss) of the Company and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided that there will be excluded from such net income (to the extent otherwise included therein), without duplication: (i) the net income (or loss) of any Person (other than a Restricted Subsidiary) in which any Person (including, without limitation, an Unrestricted Subsidiary) other than the Company has an ownership interest, except to the extent that any such income has actually been received by the Company or any Restricted Subsidiary in the form of dividends or similar distributions during such period, (ii) except to the extent includable in the Consolidated Net Income pursuant to the foregoing clause (i), the net income (or loss) of any Person that accrued prior to the date that (a) such Person becomes a Restricted Subsidiary or is merged into or consolidated with the Company or any of its Restricted Subsidiaries or (b) the assets of such Person are acquired by the Company or any of its Restricted Subsidiaries, (iii) the net income of any Restricted Subsidiary to the extent that (but only so long as) the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of that income is not permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary during such period, (iv) in the case of a successor to the Company by consolidation, merger or transfer of its assets, any earnings of the successor prior to such consolidation, merger or transfer of assets and
(v) the gains (but not losses) resulting from (a) the acquisition of securities issued by the Company or extinguishment of Indebtedness of the Company, (b) Asset Sales and (c) other extraordinary items. Notwithstanding the foregoing, in calculating Consolidated Net Income, the Company will be entitled to take into consideration the tax benefits associated with any extraordinary loss, but only to the extent such tax benefits are recognized by the Company. Consolidated Net Income will exclude any noncash losses, whether or not extraordinary, incurred in connection with the issuance of Capital Stock (other than Disqualified Stock) in exchange for Indebtedness of the Company or its Wholly Owned Restricted Subsidiaries.

  "Consolidated Tangible Net Assets" of the Company as of any date means the total amount of assets of the Company and its Restricted Subsidiaries (less applicable reserves) on a consolidated basis at the end of the fiscal quarter immediately preceding such date, as determined in accordance with GAAP, less:
(i) Intangible Assets and (ii) appropriate adjustments on account of minority interests of other Persons holding equity investments in Restricted Subsidiaries, in the case of each of clauses (i) and (ii) above as reflected on the consolidated balance sheet of the Company and its Restricted Subsidiaries as of the end of the fiscal quarter immediately preceding such date.

  "Consolidated Tangible Net Worth" of the Company as of any date means the stockholders' equity (including any Preferred Stock that is classified as equity under GAAP, other than Disqualified Stock) of the Company and its Restricted Subsidiaries on a consolidated basis at the end of the fiscal quarter immediately preceding such date, as determined in accordance with GAAP, less the amount of Intangible Assets reflected on the consolidated balance sheet of the Company and its Restricted Subsidiaries as of the end of the fiscal quarter immediately preceding such date.

  "Default" means any event, act or condition that is, or after notice or the passage of time or both would be, an Event of Default.

  "Defeasance" has the meaning set forth in Section 10.02 of the Indenture.

  "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the final Maturity date of the Senior Notes; provided that any Capital Stock which would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right

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

to require the Company to repurchase or redeem such Capital Stock upon the occurrence of a change of control occurring prior to the final Maturity of the Senior Notes will not constitute Disqualified Stock if the change of control provisions applicable to such Capital Stock are not more favorable to holders of such Capital Stock than the provisions of the Indenture described under the caption "Change of Control" and such Capital Stock specifically provides that the Company will not repurchase or redeem (or be required to repurchase or redeem) any such Capital Stock pursuant to such provisions prior to the Company's repurchase of Senior Notes pursuant to the "Change of Control" covenant set forth in the Indenture.

  "Disqualified Stock Dividend" of any Person means, for any dividend payable with regard to Disqualified Stock issued by such Person, the amount of such dividend multiplied by a fraction, the numerator of which is one and the denominator of which is one minus the maximum statutory combined federal, state and local income tax rate (expressed as a decimal number between 1 and 0) then applicable to such Person.

  "Event of Default" has the meaning set forth under the caption "Events of Default".

  "Existing Credit Facility" means the Credit Agreement proposed to be entered into pursuant to the commitment letter described under the section heading entitled "Description of Proposed Credit Agreement" between the Company and the lenders named therein and Bankers Trust Company, and Bank One, Arizona, NA, as Co-Agents (together with the documents related thereto (including, without limitation, any guaranty agreements) in each case containing such terms and conditions as the lenders named therein, Bankers Trust Company, and Bank One, Arizona, NA, as Co-Agents, and the Company shall approve in their respective sole discretion), as such Facility may be amended, restated, supplemented or otherwise modified from time to time, and includes any facility extending the maturity of, increasing the total commitment of, or restructuring (including, without limitation, the inclusion of additional guarantors thereunder that are Subsidiaries of the Company) all or any portion of, the Indebtedness under such Facility or any successor or replacement facilities and includes any facility with one or more agents or lenders refinancing or replacing any portion of the Indebtedness under such Facility or any successor facilities.

  "Existing Indebtedness" means (i) Indebtedness at any time Incurred pursuant to the Existing Credit Facility and (ii) all other Indebtedness of the Company and its Subsidiaries that is outstanding on the Issue Date.

  "Fair Market Value" with respect to any asset or property means the sale value that would be obtained in an arm's-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy.

  "GAAP" means generally accepted accounting principles set forth in the opinion and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, as in effect on the Issue Date.

  "Hedging Obligations" of any Person means the net obligations of such Person pursuant to any interest rate swap agreement, foreign currency exchange agreement, interest rate collar agreement, option or futures contract or other similar agreement or arrangement relating to interest rates or foreign exchange rates.

  "Holder" means a Person in whose name a Senior Note is registered.

  "Incur" means, directly or indirectly, to create, incur, assume, guaranty, extend the maturity of, or otherwise become liable with respect to any Indebtedness.

  "Indebtedness" of any Person at any date means, without duplication, (i) all indebtedness of such Person for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of letters of credit or other similar instruments (or reimbursement obligations with respect thereto), other than standby letters of credit issued for the benefit of, or surety and performance bonds issued by, such Person in the ordinary course of business, (iv) all obligations of such Person with respect to Hedging Obligations (other than those that fix or cap the interest rate on variable rate indebtedness otherwise permitted by the Indenture or that fix the exchange rate in connection with indebtedness denominated in a foreign currency and otherwise permitted by the Indenture and other than the purchase of mortgage commitments in the ordinary course of business), (v) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, including, without limitation, all conditional sale obligations of such Person and all obligations under any title retention agreement (except trade payables and accrued expenses incurred in the ordinary course of business), (vi) all Capitalized Lease Obligations of such Person,
(vii) all indebtedness of others secured by a Lien on any asset of such Person, whether or not such indebtedness is assumed by such Person, (viii) all indebtedness of others guaranteed by, or otherwise the liability of, such Person to the extent of such guaranty or liability, and (ix) all Disqualified Stock issued by such Person (the amount of indebtedness represented by any Disqualified Stock will equal the greater of the voluntary or involuntary liquidation preference plus accrued and unpaid dividends). The amount of indebtedness of any Person at any date will be (a) the outstanding balance at such date of all unconditional obligations as described above, (b) the maximum liability of such Person for any contingent obligations under clause (v) above and (c) in the case of clause (vii) (if the indebtedness referred to therein is not assumed by such Person), the lesser of the (A) Fair Market Value of all assets subject to a Lien securing the indebtedness of others on the date that the Lien attaches and (B) amount of the indebtedness secured.

  "Independent Financial Advisor" means an accounting, appraisal or investment banking firm of nationally recognized standing that is, in the reasonable judgment of the Company's Board of Directors, (i) qualified to perform the task for which it has been engaged, and (ii) disinterested and independent with respect to the Company, all of its Subsidiaries, and each Affiliate of the Company and/or its Subsidiaries that is involved in the Affiliate Transaction with respect to which such firm has been engaged.

  "Intangible Assets" of the Company means all unamortized debt discount and expense, unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, write-ups of assets over their carrying value at the end of the last fiscal quarter ended prior to the Issue Date or the date of acquisition, if acquired subsequent thereto, and all other items which would be treated as intangibles on the consolidated balance sheet of the Company and its Restricted Subsidiaries prepared in accordance with GAAP.

  "Interest Expense" of any Person for any period means, without duplication, the aggregate amount of (i) interest which, in conformity with GAAP, would be set opposite the caption "interest expense" or any like caption on an income statement for such Person (including, without limitation, imputed interest included on Capitalized Lease Obligations, all commissions, discounts and other fees and charges owed with respect to letters of credit securing financial obligations and bankers' acceptance financing, the net costs associated with Hedging Obligations, amortization of other financing fees and expenses, the interest portion of any deferred payment obligation, amortization of discount or premium, if any, and all other noncash interest expense other than interest and other charges amortized to costs of sales) and includes, with respect to the Company and its Restricted Subsidiaries, without duplication (including duplication of the foregoing items), all interest included as a component of cost of sales for such period, and (ii) the amount of Disqualified Stock Dividends recognized by the Company on any Disqualified Stock whether or not paid during such period.

  "Interest Incurred" of any Person for any period means, without duplication, the aggregate amount of (i) interest which, in conformity with GAAP, would be set opposite the caption "interest expense" or any like caption on an income statement for such Person (including, without limitation, imputed interest included on Capitalized Lease Obligations, all commissions, discounts and other fees and charges owed with respect to letters of credit securing financial obligations and bankers' acceptance financing, the net costs associated with Hedging Operations, amortization of other financing fees and expenses, the interest portion of any deferred payment obligation, amortization of discount or premium, if any, and all other noncash interest expense other than interest and other charges amortized to cost of sales) and includes, with respect to the Company and its Restricted

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

Subsidiaries, without duplication (including duplication of the foregoing items), all capitalized interest for such period, all interest attributable to discontinued operations for such period to the extent not set forth on the income statement under the caption "interest expense" or any like caption, and all interest actually paid by the Company or a Restricted Subsidiary under any guaranty of Indebtedness (including, without limitation, a guaranty of principal, interest or any combination thereof) of any other Person during such period and (ii) the amount of Disqualified Stock Dividends recognized by the Company on any Disqualified Stock whether or not declared during such period.

  "Investments" of any Person means all (i) investments by such Person in any other Person in the form of loans, advances or capital contributions, (ii) guarantees of Indebtedness or other obligations of any other Person by such Person, (iii) purchases (or other acquisitions for consideration) by such Person of Indebtedness, Capital Stock or other securities of any other Person and (iv) other items that would be classified as investments (including, without limitation, purchases of assets outside the ordinary course of business) on a balance sheet of such Person determined in accordance with GAAP.

  "Issue Date" means the date of original issuance of the Senior Notes.

  "Legal Holiday" means Saturday, Sunday or a day on which banking institutions in New York, New York or at a Place of Payment are authorized or obligated by law, regulation or executive order to remain closed. If a payment date is a Legal Holiday at a Place of Payment, payment shall be made at that place on the next succeeding day that is not a Legal Holiday and no interest on the amount of such payment shall accrue for the intervening period.

  "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or other similar encumbrance of any kind upon or in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including, without limitation, any conditional sale or other title retention agreement, and any lease in the nature thereof, any option or other agreement to sell, and any filing of, or agreement to give, any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

  "Material Subsidiary" means any subsidiary of the Company which accounted for three percent or more of the consolidated tangible net assets or consolidated cash flow available for fixed charges of the Company on a consolidated basis for the fiscal year ending immediately prior to any default or Event of Default, all computed in accordance with generally accepted accounting principles.

  "Maturity," when used with respect to a Senior Note, means the date on which the principal of such Senior Note or any installment thereof becomes due and payable as therein provided or as provided in the Senior Indenture, whether at the Stated Maturity or by declaration of acceleration, call for redemption or otherwise.

  "Net Proceeds" means (i) all cash (in U.S. dollars or freely convertible into U.S. dollars) received by the Company or any Restricted Subsidiary from an Asset Sale net of (a) all brokerage commissions, investment banking fees and all other fees and expenses (including, without limitation, fees and expenses of counsel and investment bankers) related to such Asset Sale, (b) provisions for all income and other taxes measured by or resulting from such Asset Sale, (c) payments made to retire Indebtedness where payment of such Indebtedness is required in connection with such Asset Sale, (d) amounts required to be paid to any Person (other than the Company or a Restricted Subsidiary) owning a beneficial interest in the assets subject to the Asset Sale and (e) appropriate amounts to be provided by the Company or any Restricted Subsidiary thereof, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary thereof, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an Officers' Certificate delivered to the Trustee, and (ii) all noncash consideration received by the Company or

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

any of its Restricted Subsidiaries from such Asset Sale upon the liquidation or conversion of such consideration into cash, without duplication, net of all items enumerated in subclauses (a) through (e) of clause (i) hereof.

  "Non-Recourse Indebtedness" with respect to any Person means Indebtedness of such Person for which (i) the sole legal recourse for collection of principal and interest on such Indebtedness is against the specific property identified in the instruments evidencing or securing such Indebtedness and such property was acquired with the proceeds of such Indebtedness or such Indebtedness was Incurred within 90 days after the acquisition of such property and (ii) no other assets of such Person may be realized upon in collection of principal or interest on such Indebtedness.

  "Officer" means the Chairman of the Board, the President, any Executive or Senior Vice President, the Treasurer, any Assistant Treasurer, the Controller, the Secretary, any Assistant Secretary or any Vice President of a Person.

  "Officers' Certificate" means a certificate signed by two Officers, one of whom must be the Person's Chief Executive Officer, Chief Operating Officer, Chief Financial Officer or Chief Accounting Officer.

  "Outstanding" when used with respect to Senior Notes, means, as of the date of determination, all Senior Notes theretofore authenticated and delivered under the Indenture, except:

    (i) Senior Notes theretofore canceled by the Trustee or delivered to the Trustee for cancellation;

    (ii) Senior Notes for whose payment or redemption money in the necessary amount has been theretofore deposited with the Trustee or any Paying Agent (other than the Company) in trust or set aside and segregated in trust by the Company (if the Company shall act as its own Paying Agent) for the Holders of such Senior Notes; provided that, if such Senior Notes are to be redeemed, notice of such redemption has been duly given pursuant to the Indenture or provision therefor satisfactory to the Trustee has been made;

    (iii) Senior Notes as to which the Defeasance has been effected pursuant to the defeasance provisions of the Indenture; and

    (iv) Senior Notes which have been paid pursuant to the "Mutilated, Destroyed, Lost and Stolen Securities" section of the Indenture or in exchange for or in lieu of which other Senior Notes have been authenticated and delivered pursuant to the Indenture, other than any such Senior Notes in respect of which there shall have been presented to the Trustee proof satisfactory to it that such Senior Notes are held by a bona fide purchaser in whose hands such Senior Notes are valid obligations of the Company;

provided, however, that in determining whether the Holders of the requisite principal amount of the Senior Notes have given any request, demand, authorization, direction, notice, consent or waiver under the Indenture, Senior Notes owned by the Company or any other obligor of the Senior Notes or any Subsidiary of the Company or of such other obligor shall be disregarded and deemed not to be Outstanding, except that, in determining whether the Trustee shall be protected in relying upon any such request, demand, authorization, direction, notice, consent or waiver, only Senior Notes which the Trustee knows to be so owned shall be so disregarded. Senior Notes so owned which have been pledged in good faith may be regarded as Outstanding if the pledgee establishes to the satisfaction of the Trustee the pledgee's right so to act with respect to such Senior Notes and that the pledgee is not the Company or any other obligor upon the Senior Notes or any Subsidiary of the Company or of such other obligor.

  "Paying Agent" means any Person authorized by the Company to pay the principal of or any interest on any Senior Note.

  "Permitted Investment" of any Person means any Investment of such Person in
(i) direct obligations of the United States or any agency thereof or obligations guaranteed by the United States or any agency thereof, in each case maturing within 180 days of the date of acquisition thereof, (ii) certificates of deposit maturing within

180 days of the date of acquisition thereof issued by a bank, trust company or savings and loan association which is organized under the laws of the United States or any state thereof having capital, surplus and undivided profits aggregating in excess of $250 million and a Keefe Bank Watch Rating of C or better (or a similar rating by any successor thereof), (iii) certificates of deposit maturing within 180 days of the date of acquisition thereof issued by a bank, trust company or savings and loan association organized under the laws of the United States or any state thereof other than banks, trust companies or savings and loan associations satisfying the criteria in (ii) above, provided that the aggregate amount of all certificates of deposit issued to the Company at any one time by such bank, trust company or savings and loan association will not exceed $100,000, (iv) commercial paper given the highest rating by two established national credit rating agencies and maturing not more than 180 days from the date of the acquisition thereof, (v) repurchase agreements or money-market accounts which are fully secured by direct obligations of the United States or any agency thereof and (vi) in the case of the Company and its Subsidiaries, any receivables or loans taken by the Company or a Subsidiary in connection with the sale of any asset otherwise permitted by the Indenture.

  "Permitted Liens" means (i) Liens for taxes, assessments or governmental charges or claims that either (a) are not yet delinquent or (b) are being contested in good faith by appropriate proceedings and as to which appropriate reserves have been established or other provisions have been made in accordance with GAAP, (ii) statutory Liens of landlords and carriers', warehousemen's, mechanics', suppliers', materialmen's, repairmen's or other Liens imposed by law and arising in the ordinary course of business with respect to amounts that, to the extent applicable, either (a) are not yet delinquent or (b) are being contested in good faith by appropriate proceedings and as to which appropriate reserves have been established or other provisions have been made in accordance with GAAP, (iii) Liens (other than any Lien imposed by the Employee Retirement Income Security Act of 1974, as amended) incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, (iv) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory obligations, surety and appeal bonds, progress payments, government contracts and other obligations of like nature (exclusive of obligations for the payment of borrowed money), in each case incurred in the ordinary course of business of the Company and its Subsidiaries, (v) attachment or judgement Liens not giving rise to a Default or an Event of Default and which are being contested in good faith by appropriate proceedings, (vi) easements, rights-of-way, restrictions and other similar charges or encumbrances not materially interfering with the ordinary course of business of the Company and its Subsidiaries, (vii) zoning restrictions, licenses, restrictions on the use of real property or minor irregularities in title thereto, which do not materially impair the use of such real property in the ordinary course of business of the Company and its Subsidiaries or the value of such real property for the purpose of such business, (viii) leases or subleases granted to others not materially interfering with the ordinary course of business of the Company and its Subsidiaries, (ix) purchase money mortgages (including, without limitation, Capitalized Lease Obligations and purchase money security interests), (x) Liens securing Refinancing Indebtedness; provided that such refinanced Indebtedness was secured and that the assets covered by the Lien securing such Refinancing Indebtedness are the same as or similar to, and not greater in value than, the assets which secured such refinanced Indebtedness, (xi) Liens securing Indebtedness of the Company and its Restricted Subsidiaries; provided that, at the time any such Indebtedness is Incurred, the aggregate amount of Indebtedness secured by Liens (other than Non-Recourse Indebtedness secured by Liens) will not exceed 40 percent of Consolidated Tangible Net Assets, and provided further that, notwithstanding the limitation contained in the immediately preceding proviso, the Company may at any time borrow up to $50,000,000 in aggregate principal amount of Indebtedness pursuant to the Existing Credit Facility and any Liens securing such Indebtedness shall be Permitted Liens, regardless of whether or not the aggregate amount of Indebtedness secured by Liens exceeded 40% of Consolidated Tangible Net Assets at the time such Indebtedness was Incurred or any such Liens were created,
(xii) any interest in or title of a lessor to property subject to any Capitalized Lease Obligations incurred in compliance with the provisions of the Indenture, (xiii) Liens existing on the Issue Date, including, without limitation, Liens securing Existing Indebtedness, (xiv) any option, contract or other agreement to sell an asset provided such sale is not otherwise prohibited under the Indenture, (xv) Liens securing Non-Recourse Indebtedness of the Company or a Restricted Subsidiary thereof, (xvi) Liens on property or assets of any Restricted Subsidiary securing Indebtedness of such Restricted Subsidiary owing to the Company or one or more

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

Restricted Subsidiaries, (xvii) Liens securing Indebtedness of an Unrestricted Subsidiary, (xviii) any right of a lender or lenders to which the Company or a Restricted Subsidiary may be indebted to offset against, or appropriate and apply to the payment of, such Indebtedness any and all balances, credits, deposits, accounts or monies of the Company or a Restricted Subsidiary with or held by such lender or lenders and (xix) any pledge or deposit of cash or property in conjunction with obtaining surety and performance bonds and letters of credit required to engage in constructing on-site and off-site improvements required by municipalities or other governmental authorities in the ordinary course of business of the Company by the Company or any Restricted Subsidiary.

  "Person" means any individual, corporation, partnership, joint venture, limited liability company, incorporated or unincorporated association, joint stock company, trust, unincorporated organization or government or other agency or political subdivision thereof or other entity of any kind.

  "Place of Payment", when used with respect to the Senior Notes, means the place or places where the principal of an interest on the Senior Notes are payable.

  "Preferred Stock" of any Person means all Capital Stock of such Person which as a preference in liquidation or with respect to the payment of dividends.

  "Refinancing Indebtedness" means Indebtedness that refunds, refinances or extends any Existing Indebtedness or other Indebtedness permitted to be incurred by the Company or its Restricted Subsidiaries pursuant to the terms of the Senior Indenture, but only to the extent that (i) the Refinancing Indebtedness is subordinated to the Senior Notes to the same extent as the Indebtedness being refunded, refinanced or extended, if at all, (ii) the Refinancing Indebtedness is scheduled to mature either (a) no earlier than the Indebtedness being refunded, refinanced or extended, or (b) after the maturity date of the Senior Notes, (iii) the portion, if any, of the Refinancing Indebtedness that is scheduled to mature on or prior to the Maturity date of the Senior Notes has a Weighted Average Life to Maturity at the time such Refinanced Indebtedness is Incurred that is equal to or greater than the Weighted Average Life to Maturity of the portion of the Indebtedness being refunded, refinanced or extended that is scheduled to mature on or prior to the Maturity date of the Senior Notes, (iv) such Refinancing Indebtedness is in an aggregate amount that is equal to or less than the aggregate amount then outstanding under the Indebtedness being refunded, refinanced or extended, (v) such Refinancing Indebtedness is Incurred by the same Person that initially Incurred the Indebtedness being refunded, refinanced or extended, except that the Company may Incur Refinancing Indebtedness to refund, refinance or extend Indebtedness of any Restricted Subsidiary, and (vi) such Refinancing Indebtedness is Incurred with 180 days after the Indebtedness being refunded, refinanced or extended is so refunded, refinanced or extended; provided that Refinancing Indebtedness shall include the amount of any Indebtedness under the Existing Credit Facility which is Incurred within180 days after the repayment of an equal amount of Indebtedness under the Existing Credit Facility which was Incurred pursuant to the provisions of the Indenture described in the first paragraph under the caption "Limitations on Additional Indebtedness".

  "Registrar" has the meaning set forth in the "Registration, Registration of Transfer and Exchange" section of the Senior Indenture.

  "Restricted Investment" with respect to any Person means any (i) Investment (other than any Permitted Investment) by such person in any (a) of its Affiliates, (b) executive officer or director of such Person or any Affiliate of such Person, or (c) other Person other than a Restricted Subsidiary which is a Wholly Owned Subsidiary of the referent Person, and (ii) any purchase of unentitled land by the Company or any Subsidiary to the extent that, after giving effect to such purchase, unentitled land would total more than 10% of the Company's total inventory on a consolidated basis; provided, however, that with respect to the Company and its Restricted Subsidiaries, any loan or advance to an executive officer or director of the Company or a Subsidiary will not constitute a Restricted Investment provided such loan or advance is made in the ordinary course of business consistent with past practices, and, if such loan or advance exceeds $100,000 (other than a readily marketable mortgage loan not exceeding $500,000), such loan or advance has been approved by the Board of Directors of the Company or a disinterested committee thereof.

  "Restricted Payment" with respect to any Person means (i) the declaration of any dividend or the making of any other payment or distribution of cash, securities or other property or assets in respect of such Person's Capital Stock (except that a dividend payable solely in Capital Stock (other than Disqualified Stock) of such Person will not constitute a Restricted Payment),
(ii) any payment on account of the purchase, redemption, retirement or other acquisition for value of such Person's Capital Stock or any other payment or distribution made in respect thereof (other than payments or distributions excluded from the definitions of Restricted Payment in clause (i) above), either directly or indirectly, (iii) any Restricted Investment, and (iv) any principal payment, redemption, repurchase, defeasance or other acquisition or retirement of any Indebtedness of any Unrestricted Subsidiary or of Indebtedness of the Company or its Restricted Subsidiaries which is subordinated in right of payment to the Senior Notes; provided, however, that with respect to the Company and its Subsidiaries, Restricted Payments will not include (a) any payment described in clause (i), (ii) or (iii) above made to the Company or any of its Restricted Subsidiaries which are Wholly Owned Subsidiaries by any of the Company's Subsidiaries, or (b) any proportionate payment in respect of minority interests in Restricted Subsidiaries of the Company to the extent that the payment constitutes a return of capital that was not included in the Company's shareholders' equity or a dividend or similar distribution not included in determining the Company's Consolidated Net Income, or (c) any purchase, redemption, retirement or other acquisition for value of Indebtedness of the Company or its Restricted Subsidiaries which is subordinated to the Senior Notes if the consideration therefor consists solely of, or is the proceeds from, Indebtedness subordinated to the Senior Notes to the same extent as the Indebtedness being purchased, redeemed, retired or otherwise acquired, or (d) any purchase, redemption, retirement or other acquisition for value of Indebtedness or Capital Stock of such Person or its Subsidiaries if the consideration therefor consists solely of Capital Stock (other than Disqualified Stock) of such Person, or the proceeds from such sale of such Capital Stock, or (e) any loans or advances by the Company or any Restricted Subsidiary to any Person engaged in real estate investment or real estate development which in an aggregate amount at any one time outstanding do not exceed $10,000,000.

  "Restricted Subsidiary" means each of the Subsidiaries of the Company which is not an Unrestricted Subsidiary.

  "Security Register" has the meaning set forth in the "Registration, Registration of Transfer and Exchange" section of the Senior Indenture.

  "Stated Maturity," when used with respect to any Senior Note or any installments of principal thereof or interest thereon, means the date specified in such Senior Note as the fixed date on which the principal of such Senior Note or such installment of principal or interest is due and payable.

  "Subsidiary" of any Person means any (i) corporation of which at least a majority of the aggregate voting power of all classes of the Common Equity is directly or indirectly beneficially owned by such Person, and(ii) entity other than a corporation of which such Person directly or indirectly beneficially owns at least a majority of the Common Equity.

  "Trustee" means the Person named as the "Trustee" in the first paragraph of the Indenture until a successor Trustee shall have become such pursuant to the applicable provisions of the Indenture, and thereafter "Trustee" shall mean or include the Person who is then the Trustee thereunder.

  "Unrestricted Subsidiary" means each of the Subsidiaries of the Company so designated by a Board Resolution. The Board of Directors of the Company may designate an Unrestricted Subsidiary to be a Restricted Subsidiary; provided that (i) any such redesignation will be deemed to be an Incurrence by the Company and its Restricted Subsidiaries of the Indebtedness (if any) of such redesignated Subsidiary for purposes of the provisions of the Indenture described under the caption "Limitations on Additional Indebtedness" as of the date of such redesignation and (ii) immediately after giving effect to such redesignation and the Incurrence of any such additional Indebtedness, (a) no Default or Event of Default shall have occurred and be continuing, and (b) the Company and its Restricted Subsidiaries could Incur at least $1.00 of additional Indebtedness under the Consolidated Fixed Charge Coverage Ratio set forth in the first paragraph under the caption "Limitations on

Additional Indebtedness." Subject to the foregoing, the Board of Directors of the Company also may designate any Restricted Subsidiary to be an Unrestricted Subsidiary; provided that (i) all previous Investments by the Company and its Restricted Subsidiaries in such Restricted Subsidiary will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payment under the provisions of the Senior Indenture described under the caption "Limitations on Restricted Payments" and (ii) immediately after giving effect to such designation and reduction of amounts available for Restricted Payments under such provisions, (x) no Default or Event of Default shall have occurred and be continuing, and (y) the Company and its Restricted Subsidiaries could Incur at least $1.00 of additional Indebtedness under the Consolidated Fixed Charge Coverage Ratio set forth in the first paragraph under the caption "Limitations on Additional Indebtedness." Any such designation or redesignation by the Board of Directors of the Company will be evidenced to the Trustee by the filing with the Trustee of a Board Resolution giving effect to such designation or redesignation and an Officers' Certificate certifying that such designation or redesignation complied with the foregoing conditions and setting forth the underlying calculations of such Officers' Certificate.

  "Weighted Average Life to Maturity" means, when applied to any Indebtedness or portions thereof, at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including, without limitation, payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by
(ii) the then outstanding principal amount of such Indebtedness or portion thereof.

  "Wholly Owned Subsidiary" of any Person means (i) a Subsidiary, of which 100 percent of the Common Equity (except for directors' qualifying shares or certain minority interests owned by other Persons solely due to local law requirements that there be more than one stockholder, but which interest is not in excess of what is required for such purpose) is owned directly by such Person or through one or more other Wholly Owned Subsidiaries of such Person, or (ii) any entity other than a corporation in which such Person, directly or indirectly, owns all of the Common Equity of such entity.

REDEMPTION

  The Senior Notes may not be redeemed prior to their maturity.

EVENTS OF DEFAULT

  An "Event of Default" is defined in the Indenture for the Senior Notes as any of the following events (whatever the reason for such Event of Default and whether it will be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or any order of any court or any order, rule or regulation of any administrative or governmental body):

    (i) the failure by the Company to pay interest on any Senior Note when the same becomes due and payable and the continuance of any such failure for a period of 30 days;

    (ii) the failure by the Company to pay the principal of any Senior Note when the same becomes due and payable at maturity, upon acceleration or otherwise;

    (iii) the failure by the Company to comply with any of its agreements or covenants in, or provisions of, the Senior Note or the Indenture (other than an agreement or covenant a default in whose performance or whose breach is elsewhere in such Indenture specifically dealt with) and such failure continues for the period and after the notice specified below;

    (iv) the acceleration of any indebtedness for borrowed money or guarantees thereof (other than Non-Recourse Indebtedness (as defined in the Indenture)) of the Company or any of its Subsidiaries that has an outstanding principal amount of $2,500,000 or more in the aggregate; provided that, if any such acceleration is withdrawn or otherwise rescinded within five days after such acceleration by the holders of such indebtedness, such Event of Default will be deemed to be cured and any acceleration under the Indenture will be deemed withdrawn or rescinded;

    (v) the failure by the Company or any of its subsidiaries to make any principal or interest payment in respect of indebtedness for borrowed money or guarantees thereof (other than Non-Recourse Indebtedness) of the Company or any of its Subsidiaries with an outstanding aggregate principal amount of $2,500,000 or more within five days of such principal or interest payment becoming due and payable (after giving effect to any applicable grace period set forth in the documents governing such Indebtedness); provided, however, that, if and to the extent that such failure to pay principal or interest is with respect to Indebtedness Incurred pursuant to the Existing Credit Facility, such failure to pay shall not constitute an Event of Default unless and until such failure to pay has continued for a period of 120 days following the expiration of any applicable grace period with respect to such failure to pay;

    (vi) a final judgment or judgment that exceeds $2,500,000 or more in the aggregate, for the payment of money, having been entered by a court or courts of competent jurisdiction against the Company or any of its Subsidiaries and such judgment or judgments are not satisfied, stayed, annulled or rescinded within 60 days of being entered;

    (vii) the Company or any Material Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

      (A) commences a voluntary case,

      (B) consents to the entry of an order for relief against it in an involuntary case,

      (C) consents to the appointment of a Custodian of it or for all or substantially all of its property; or

      (D) makes a general assignment for the benefit of its creditors;

    (viii) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

      (A) is for relief against the Company or any Material Subsidiary as debtor in an involuntary case,

      (B) appoints a Custodian of the Company or any Material Subsidiary or a Custodian for all or substantially all of the property of the Company or any Material Subsidiary, or

      (C) orders the liquidation of the Company or any Material Subsidiary,

  and the order or decree remains unstayed and in effect for 60 days.

  The Indenture provides that the Trustee will not be deemed to know of a default unless a trust officer has actual knowledge of such default or receives written notice of such default with specific reference to such default.

  The Indenture also provides that a default as described in subclause (iv) above is not an Event of Default until the Trustee notifies the Company, or the holders of at least 25 percent in aggregate principal amount of the then outstanding Senior Notes under the Indenture, notify the Company and the Trustee, of the default and the Company does not cure the default within 60 days after receipt of the notice. The notice must specify the default, demand that it be remedied and state that the notice is a "Notice of Default." If such a default is cured within the applicable time period, it ceases.

  The Indenture also provides that if an Event of Default (other than an Event of Default described in sub-clause (vii) or (viii) above) shall have occurred and be continuing under the Indenture, the Trustee (after receiving indemnities from the holders of the Senior Notes to its satisfaction) by notice to the Company, or the holders of at least 25 percent in principal amount of the Senior Notes then outstanding by notice to the Company and the Trustee, may declare all of the Senior Notes to be due and payable immediately. Upon such declaration, the amounts due and payable on the Senior Notes, as determined pursuant to the provisions of the "Acceleration" section of the Indenture, will be due and payable immediately. The Indenture also provides that if an Event of Default described in sub-clause (vii) or (viii) above occurs, the Senior Notes will immediately become due and payable without any declaration, notice or other act on the part of the Trustee and the Company or any holder. The holders of a majority in principal amount of the Senior Notes then Outstanding, by written notice to the Trustee and the Company, may waive such Event of Default, rescind an acceleration and its consequences (except an acceleration due to nonpayment of principal of or interest on the Senior Notes) if the rescission would not conflict with any judgment or decree and if all existing Events of Default have been cured or waived.

  The Indenture contains a provision entitling the Trustee, subject to the duty of the Trustee during a default to act with the required standard of care, to be indemnified by the holders of Senior Notes before proceeding to exercise any right or power under the Indenture at the request of such holders. Subject to such provisions in the Indenture for the indemnification of the Trustee and certain other limitations, the holders of a majority in principal amount of Senior Notes then outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee. The Trustee may withhold from the holders of the Senior Notes notice of any continuing default or Event of Default (except any default or Event of Default in payment of principal or interest on the Senior Notes) if the Trustee determines that withholding such notice is in the holders' interest.

  The Indenture also provides that no holder of Senior Notes may institute any action against the Company under the Indenture unless (i) such holder previously has given the Trustee written notice of the default and continuance thereof, (ii) the holders of not less than 25 percent in principal amount of the Senior Notes then outstanding have requested the Trustee to institute such action and offered the Trustee reasonable indemnity, and (iii) the Trustee has not instituted such written request from the holders of a majority in principal amount of the Senior Notes then Outstanding. Notwithstanding any other provision of the Indenture, the right of any holder of Senior Notes to receive payment of principal and interest on such Senior Note on or after the respective due dates thereof, or, subject to the provisions of the applicable Indenture described in the preceding sentence, to bring suit for the enforcement of any such payment on or after such respective dates, will not be impaired or affected without the consent of such holder.

  The Indenture and the Senior Notes also provide that no director, officer or employee of the Company, as such, will have any liability for any obligations of the Company under the Senior Notes or the Indenture. The Indenture and the Senior Notes will also each provide that each holder of the Senior Notes, by accepting the Senior Notes, waives and releases all such liability.

  The Indenture provides that the Company will be required to deliver to the Trustee an annual statement regarding compliance with the Indenture, and include in such statement, if any officer of the Company is aware of any default or Event of Default, a statement specifying such default or Event of Default and what action the Company is taking or proposes to take with respect thereto. In addition, the Company will be required to deliver to the Trustee prompt notice of the occurrence of any default or Event of Default.

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

  The Company may terminate certain of its obligations under the Indenture with respect to the Senior Notes including its obligations to comply with the restrictive covenants described herein, on the terms and subject to the conditions contained in the Indenture, by depositing in trust with the Trustee money or obligations of, or guaranteed by, the United States sufficient to pay the principal and interest, if any, on such Senior Notes to maturity (or earlier redemption).

TRANSFER AND EXCHANGE

  A holder of a Senior Note will be able to transfer or exchange the Senior Notes only in accordance with the provisions of the Indenture. The registrar may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and to pay any taxes and fees required by law or permitted by the Indenture.

MODIFICATIONS TO THE INDENTURE

  The Indenture provides that the Company and the Trustee may enter into supplemental indentures without consent of the holders of Senior Notes to, among other things: (i) cure any ambiguity, defect or inconsistency in the Indenture; (ii) comply with the "Limitations on Mergers and Consolidations" section set forth in the Indenture, (iii) provide for uncertificated Senior Notes in addition to certificated Senior Notes; (iv) make any change that does not adversely affect the legal rights under the Indenture of holders of Senior Notes; (v) add to the covenants of the Company for the benefit of the holders of Senior Notes or to surrender any right or power of the Indenture conferred upon the Company; (vi) add any additional Events of Default for the benefit of the holders of Senior Notes; (vii) secure the Senior Notes pursuant to the "Limitation on Liens" section of the Indenture;
(viii) evidence and provide the acceptance of appointment under the Indenture of a successor Trustee with respect to the Senior Notes and to add to or change any of the provisions of the Indenture as shall be necessary to provide for or facilitate the administration of the trusts under the Indenture by more than one Trustee; (ix) supplement any of the provisions of the Indenture to such extent as shall be necessary to permit or facilitate the defeasance or discharge of Senior Notes pursuant to the Indenture; or (x) comply with the qualification of the Indenture under the Trust Indenture Act.

  The Indenture also will contain provisions permitting the Company and the Trustee, with the consent of the holders of not less than a majority in principal amount of Senior Notes outstanding to add any provision to, change in any manner or eliminate any of the provisions of the Indenture for the Senior Notes or modify in any manner the rights of the holders of the Senior Notes so affected; provided that the Company and the Trustee may not, without the consent of the holder of each outstanding Senior Note affected thereby, do, among other things, any of the following: (i) change the stated maturity of the principal of, or any installment of principal of, or interest on, any Senior Note, or reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof, or change the place of payment where any Senior Note or interest thereon, is payable, or change the coin or currency in which any Senior Note or interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the stated maturity thereof (or, in the case of redemption or repayment at the option of the holder, on or after the redemption date or repayment date); (ii) reduce the percentage in the principal amount of the outstanding Senior Notes, the consent of whose holders is required for any such amendment, or the consent of whose holders is required for any waiver of compliance with certain provisions of the Indenture or certain defaults thereunder and their consequences provided for in the Indenture; (iii) modify the provisions of the Indenture requiring the consent of holders or rights of holders to receive payment or to bring suits for the enforcement of past-due payments in a manner adverse to the holders of Senior Notes; or (iv) modify the ranking or priority of the Senior Notes in a manner adverse to the holders of Senior Notes.

  The holders of at least a majority in principal amount of the then outstanding Senior Notes may on behalf of the holders of all Senior Notes, waive (i) insofar as the Senior Notes are concerned, compliance by the Company with certain covenants of the Indenture and (ii) any past default under the Indenture with respect to the Senior Notes, except a default in the payment of the principal of or interest on any Senior Note or in respect of a provision which under the Indenture cannot be modified or amended without the consent of the holder of each outstanding Senior Note affected.

CONCERNING THE TRUSTEE

  IBJ Schroder Bank & Trust Company is Trustee of the Indenture and has been appointed by the Company as paying agent and registrar. The Indenture will contain certain limitations on the rights of the Trustee, should it or its affiliates become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee and its affiliates will be permitted to engage in other transactions; however, if they acquire any conflicting interest, the conflict must be eliminated or the Trustee must resign.

GOVERNING LAW

  The Indenture for the Senior Notes and the Senior Notes will be governed by the laws of the State of New York.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

  The following discussion summarizes the material federal income tax considerations of the issuance of the Senior Notes. This summary does not discuss all aspects of federal income taxation that may be relevant to particular holders of the Senior Notes (the "Holders"), especially in light of a Holder's personal investment circumstances, or to certain types of Holders subject to special treatment under the federal income tax laws (for example, life insurance companies, tax-exempt organizations, foreign corporations or entities and individuals who are not citizens or residents of the United States) and does not discuss any aspects of state, local or foreign taxation. This discussion is limited to those Holders who will hold the Senior Notes as "capital assets" (generally, property held for investment) within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code") and it does not discuss special rules which may affect the treatment of purchasers that acquire the Senior Notes other than at original issuance, including those provisions of the Code relating to the treatment of "market discount" and "acquisition premium." Any such purchaser should consult its tax advisor as to the consequences to it of the acquisition, ownership and disposition of the Senior Notes.

  This summary is based upon laws, regulations, rulings and decisions now in effect and upon proposed regulations, all of which are subject to change (possibly with retroactive effect) by legislation, administrative action or judicial decision.

  Interest. A Holder will be required to include in gross income the stated interest on the Senior Notes in accordance with the Holder's method of tax accounting.

  Tax Basis. Generally, a Holder's tax basis in the Senior Notes will initially be the Holder's purchase price for the Senior Notes and will be decreased by the amount of any principal payments received.

  Sale or Redemption. The sale, exchange, redemption or other disposition of the Senior Notes generally will be a taxable event. A Holder generally will recognize gain or loss equal to the difference between (i) the amount of cash plus the fair market value of any property received upon such sale, exchange, redemption or other taxable disposition of the Senior Notes (other than in respect of accrued interest thereon) and (ii) the Holder's adjusted tax basis in the Senior Notes. Such gain or loss will be capital gain or loss and would be long-term capital gain or loss if the Senior Notes were held by the Holder for the applicable holding period (currently more than one year) at the time of such sale or other disposition.

  Backup Withholding. In general, information reporting requirements will apply to certain payments within the United States of principal and interest on the Senior Notes, and to payments of the proceeds of sales of Senior Notes within the United States to Holders other than certain exempt recipients (such as corporations). A 31% "backup withholding" tax will apply to such payments if the Holder fails to provide an accurate taxpayer identification number or fails to report in full all interest and dividend income required to be shown on its federal income tax returns. The Federal income tax liability of a person subject to withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund may be obtained from the Internal Revenue Service provided it is furnished with the required information.

  THE FOREGOING SUMMARY IS INCLUDED HEREIN FOR GENERAL INFORMATION ONLY. EACH HOLDER OF THE SENIOR NOTES SHOULD CONSULT SUCH HOLDER'S TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES TO SUCH HOLDER OF PURCHASING THE SENIOR NOTES, INCLUDING THE APPLICATION OF AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

to the Board of Directors of the Company. Pursuant to the Stockholders' Agreement (i) the Existing Stockholders have the right to nominate and the Board will appoint an additional independent director to be added to the Board within six months following the Offerings, bringing the full Board to eleven members; the Existing Stockholders and the Founding Builders have agreed to elect one director each from the four Founding Builders and four directors nominated by the Existing Stockholders in each of the Annual Stockholders' Meetings for fiscal years 1996, 1997, 1998, and 1999; in each of the Annual Stockholders' Meetings for fiscal years 1996 and 1997 the Existing Stockholders and the Founding Builders have agreed to elect two independent directors nominated by the Founding Builders and one independent director nominated by the Existing Stockholders. Each of the parties to the Stockholders' Agreement has agreed to vote its Common Stock in order to cause the nominees of the Founding Builder's Owners and the Existing Stockholders nominated for election to be elected to the Board of Directors. The Stockholders' Agreement will terminate immediately following the Company's Annual Meeting of Stockholders relating to fiscal year 1999 (but occurring in fiscal year 1999).

CERTAIN PROVISIONS AFFECTING STOCKHOLDERS

  Delaware, like many other states, permits a corporation to adopt a number of measures through amendment of the corporate charter or bylaws or otherwise, which may have the effect of delaying or deterring any unsolicited takeover attempts. In addition, Section 203 of the Delaware General Corporation Law restricts certain "business combinations" with "interested stockholders" (generally a holder of 15% or more of the Company's voting stock) for three years following the date that person becomes an interested stockholder. By delaying or deterring unsolicited takeover attempts, these provisions could adversely affect prevailing market prices for the Common Stock.

SHARES ELIGIBLE FOR FUTURE SALE

  Upon completion of the Offerings, the Company will have 11,464,375 shares of Common Stock outstanding (excluding shares of Common Stock reserved for issuance under the Company's Stock Option Plan). Of these shares, the 3,000,000 shares of Common Stock sold in the Common Stock Offering (plus any additional shares sold upon the Underwriters' exercise of their over-allotment option) will be freely transferable without restriction or further registration under the Act, except that any shares purchased by an existing "affiliate" of the Company, as that term is defined by the Act ("affiliate"), will be subject to certain of the resale limitations of Rule 144 adopted under the Act. All of the remaining 8,464,375 shares of Common Stock will be restricted securities as defined in Rule 144 (the "Restricted Shares"). The Initial Stockholders have agreed not (without the prior written consent of the Managing Underwriter) to offer, sell or otherwise dispose of any shares of Common Stock for a period of 180 days after the date of this Prospectus. Upon expiration of this period, 15% or 1,269,658 shares of Common Stock held by the Initial Stockholders will be eligible for sale in the public market. An additional 25% or 2,116,094 shares of Common Stock will become eligible for sale in the public market commencing 12 months after the date of this Prospectus, with an additional 30% or 2,539,312 of such shares becoming eligible after 18 months and the remainder becoming eligible commencing 24 months after the date of this Prospectus. In addition to the Initial Stockholders' ability to sell their shares of Common Stock during such 24 month period, in connection with the Acquisitions, (i) the holders of one-third of the Common Stock held by the Founding Builders' Owners or (ii) all of the stockholders of a particular Founding Builder, have a one-time right to require that the Company file a registration statement with the Commission registering all of their shares of Common Stock anytime during a one-year period after expiration of the initial eighteen month period after the date of this Prospectus; provided, however, that such registered shares shall continue to remain subject to the sale and transferability restrictions set forth above. See "Company Formation and Organization--The Acquisitions." Any sales of Common Stock by the Initial Stockholders are subject to compliance with the volume, holding period and applicable limitations of Rule 144, or pursuant to a registration statement meeting the requirements the Securities Act. The 20,000 shares of Series A 11% Cumulative Convertible Preferred Stock issued in connection with the acquisition of Genesee is only convertible two years after issuance, and would convert into 222,222 shares of Common Stock (at a conversion price of $9.00 per share).

  In general, under Rule 144 as currently in effect, beginning 90 days after the Common Stock Offering, any person (or persons whose shares are aggregated) who has beneficially owned Restricted Shares for at least two years is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of 1% of the then outstanding shares of the Company's Common Stock (approximately 114,644 shares immediately after the Offerings) or the average weekly trading volume of the Company's Common Stock in the over-the-counter market during the four calendar weeks preceding the date on which notice of the sale is filed with the Commission. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Company. Any person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of the Company at any time during the three months preceding a sale, and who has beneficially owned shares, within the context of Rule 144, for at least three years, is entitled to sell such shares under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information or notice requirements.

  The Company will grant options to purchase shares of Common Stock, which amount will be determined and made effective on the effective date of the Offerings, under the Company's Stock Option Plan. The Company expects, after completion of the Common Stock Offering, to file a Registration Statement under the Act to register the issuance of shares of Common Stock issuable under its Stock Option Plan. See "Management--Stock Option Plan." Shares of Common Stock issued under the Stock Option Plan after the effective date of such Registration Statement, other than shares held by affiliates of the Company, will be eligible for resale in the public market without restriction.

TRANSFER AGENT AND REGISTRAR

  The transfer agent and registrar for the Company's Common Stock is American Securities Transfer, Incorporated, Denver, Colorado.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

 NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRE-SENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR ANY OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                               ----------------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Prospectus Summary.......................................................   3
Risk Factors.............................................................  11
Common Stock Offering....................................................  15
Use of Proceeds..........................................................  15
Company Formation and Organization.......................................  16
Capitalization...........................................................  19
Selected Combined Financial and Operating Data...........................  20
Founding Builders--Selected Financial and Operating Data.................  24
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  25
Business.................................................................  33
Management...............................................................  55
Certain Transactions.....................................................  63
Security Ownership of Existing Stockholders and Management...............  66
Description of Senior Notes..............................................  67
Certain Federal Income Tax Considerations................................  91
Description of Proposed Credit Agreement.................................  92
Description of Capital Stock.............................................  94
Underwriting.............................................................  97
Certain Legal Matters....................................................  97
Experts..................................................................  97
Additional Information...................................................  98
Index to Financial Statements............................................ F-1

                               ----------------

 UNTIL JUNE 10, 1996 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICI-PATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                 $100,000,000


                                    [LOGO]

                       13.75% SENIOR NOTES DUE 2003


                               ----------------
                                  PROSPECTUS
                               ----------------

                        BT SECURITIES CORPORATION

                               FURMAN SELZ

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  Set forth below is an estimate of the approximate amount of fees and expenses (other than underwriting commissions and discounts) payable by the Company in connection with the issuance and distribution of the Common Stock and the Senior Notes pursuant to the Prospectuses contained in this Registration Statement. The Company will pay all of these expenses.

                                                                     APPROXIMATE
                                                                       AMOUNT
                                                                     -----------
   Securities and Exchange Commission registration fee.............. $   46,380
   Nasdaq Stock Market filing fee...................................     46,160
   Accountants fees and expenses....................................  1,200,000
   Blue Sky fees and expenses.......................................     40,000
   Legal fees and expenses..........................................  1,700,000
   Transfer Agent and Registrar fees and expenses...................     20,000
   Trustees fees and expenses.......................................     10,000
   Printing and engraving...........................................    500,000
   Miscellaneous expenses...........................................    437,460
                                                                     ----------
     Total.......................................................... $4,000,000
                                                                     ==========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  The Company's By-Laws provide that the Company shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto.

  Section 145 of the General Corporation Law of the State of Delaware permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorneys' fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees, or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnify for such expenses despite such adjudication of liability.

  The Company's Amended and Restated Certificate of Incorporation provides that the Company's directors will not be personally liable to the Company or its Stockholders for monetary damages resulting from breaches of their fiduciary duty as directors except (a) for any breach of the duty of loyalty to the Company or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(c) under Section 164 of the General Corporation Law of the State of Delaware, which makes directors liable for unlawful dividends or unlawful stock repurchase or redemptions or (d) for transactions from which directors derive improper personal benefit.

  Section 8 of the Underwriting Agreements filed as Exhibits 1.1 and 1.2 provide that the Underwriters named therein will indemnify and hold harmless the Company and each director, officer or controlling person of the Company from and against certain liabilities, including liabilities under the Securities Act. Section 8 of such Underwriting Agreements also provide that such Underwriters will contribute to certain liabilities of such persons under the Securities Act. The Company also expects to have director and officer insurance coverage concurrently with the consummation of the Offering.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

  The following information relates to securities of the Company issued or sold within the past three years that were not registered under the Securities
Act:

    (i) Between June 1995 when the Company was formed, and the consummation of the Offerings, the Company will have issued 2,230,500 shares of Common Stock to the Existing Stockholders for consideration equal to $22,305. Each of these issuances of Common Stock shall be effected without a registration under the Securities Act in reliance upon the exemptions provided by
  Section 4(2) of the Securities Act.

    (ii) Simultaneously with the completion of the Offerings, the Company will issue 6,233,875 shares of its Common Stock and 20,000 shares of its Series A 11% Cumulative Convertible Preferred Stock, in connection with the Acquisitions. This transaction shall be effected without registration of the such stock under the Securities Act in reliance upon the exemption provided by Section 4(2) of the Securities Act.

  In relying on the exemption provided by Section 4(2) of the Securities Act in connection with the private placements described above, the Company relied upon written representations of the persons acquiring the Company's shares, that they were acquiring the shares for investment purposes and that they had received adequate opportunity to obtain information, and had reviewed such information regarding the Company. Certificates representing the shares issued to these persons contained a legend restricting transfer thereof absent registration under the Securities Act or the availability of an exemption therefrom.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (a) EXHIBITS.

  1.1**   Form of Common Stock Underwriting Agreement.
  1.2**   Form of Senior Notes Underwriting Agreement.
  2.1**   Agreement and Plan of Reorganization dated as of March 11, 1996 by and among the Company, Buffington Acquisition, Inc., Buffington
          Holdings, Inc. and the Stockholders named therein ("Buffington Merger
          Agreement").
  2.1(a)* First Amended to Buffington Merger Agreement, dated May 15, 1996
  2.2**   Amended and Restated Agreement and Plan of Reorganization dated as of
          March 11, 1996 by and among the Company, Christopher Acquisition,
          Inc., Christopher Homes, Custom Homes Division, Inc. and the
          Stockholders named therein ("Christopher Merger Agreement").
  2.2(a)* First Amendment to Christopher Merger Agreement, dated May 15, 1996
  2.3**   Amended and Restated Agreement and Plan of Reorganization dated as of
          March 11, 1996 by and among the Company, Genesee Acquisition, Inc.,
          The Genesee Company, The Genesee Company/Castle Pines, Ltd., The
          Genesee Company of Michigan, Ltd., Genesee Development Company and
          the Stockholders named therein ("Genesee Merger Agreement").

- ----------------
  * Filed herewith
 ** Previously  led
*** Revised and filed herewith

  2.3(a)*  First Amendment to Genesee Merger Agreement, dated May 15, 1996.
  2.4**    Amended and Restated Agreement and Plan of Reorganization dated as of March 11, 1996 by and among the Company, Sunstar Acquisition,
           Inc., Solaris Development Corporation and the Stockholders named therein ("Sunstar Merger Agreement").
  2.4(a)*  First Amendment to Sunstar Merger Agreement, dated May 15, 1996.
  3.1**    Amended and Restated Certificate of Incorporation of the Registrant.
  3.1(a)*  Amendment to Certificate of Incorporation of the Registrant.
  3.2**    Amended and Restated Bylaws of the Registrant.
  4.1**    Specimen stock certificate representing Common Stock.
  4.2***   Form of Indenture for Senior Notes.
  4.3**    Form of Certificate for Senior Notes.
  5**      Form of Opinion of Katten Muchin & Zavis as to the legality of the securities being registered (including consent).
 10.1**    Stock Incentive Plan.
 10.3**    Incentive Compensation Plan.
 10.4(a)** Employment Agreement between Buffington Holdings, Inc. and Thomas
           Buffington.
 10.4(b)** Employment Agreement between Buffington Holdings, Inc. and Edward
           Kirkpatrick.
 10.4(c)** Employment Agreement between Buffington Holdings, Inc. and James
           Giddens.
 10.4(d)** Employment Agreement between Christopher Homes, Custom Home
           Division, Inc. and J. Christopher Stuhmer.
 10.4(e)** Employment Agreement between The Genesee Company and Robert Short.
 10.4(f)** Employment Agreement between Solaris Development Company and Lanold
           W. Caldwell.
 10.4(g)** Employment Agreement between Solaris Development Company and
           Lawrence J. Witek.
 10.4(h)** Employment Agreement between The Fortress Group, Inc. and James J.
           Martell, Jr.
 10.4(i)** Employment Agreement between The Fortress Group, Inc. and Brian J.
           McGregor.
 10.4(j)** Employment Agreement between The Fortress Group, Inc. and James M.
           Pirrello.
 10.5**    Directors Indemnification Agreement between The Fortress Group, Inc.
           and Thomas B. Buffington, J. Marshall Coleman, Charles F. Smith,
           Mark L. Fine, Steve D. Rivers, James F. McEneaney, James J. Martell,
           Jr., J. Christopher Stuhmer, Lawrence J. Witek and Robert Short.
 10.6(a)** Promissory Note payable to Thomas Buffington.
 10.6(b)** Promissory Note payable to Edward Kirkpatrick.
 10.6(c)** Promissory Note payable to James Giddens.
 10.6(d)** Promissory Note payable to Lanold Caldwell.
 10.6(e)** Promissory Note payable to Lawrence Witek.
 10.6(f)** Promissory Note payable to J. Christopher Stuhmer.
 10.6(g)** Promissory Note payable to Robert Short.
 10.7***   Stockholders' Agreement between Charles F. Smith, Jr., James J.
           Martell, Jr., Patricia Donnelly, Michael P. Kahn and Pepi A. Kahn,
           Co-Trustees of Kahn Grantor Trust of 1993, James F. McEneaney, Jr.,
           James M. Pirrello, Brian McGregor, Brian Buchanan, Thomas B.
           Buffington, Edward A. Kirkpartrick, James M. Giddens, J. Christopher
           Stuhmer, Robert Short, Lanold W. Caldwell, and Lawrence J. Witek.
 10.8(a)** Promissory Notes payable to Charles F. Smith.
 10.8(b)** Promissory Note payable to Patricia Donnelly.
 10.8(c)** Promissory Note payable to James J. Martell, Jr.
 10.8(d)** Promissory Note payable to Brian McGregor.
 12***     Statement of Computation of Ratio of Earnings to Fixed Charges.
 21**      List of Subsidiaries.

- --------
  *Filed herewith
 **Previously filed
*** Revised and filed herewith

23.1*   Consent of Price Waterhouse LLP (included on page II-7 of this Registration Statement).
23.2**  Consent of Katten Muchin & Zavis (contained in its opinion to be filed as Exhibit 5 hereto).
23.3*   Consent of Hein & Associates LLP.
23.4*   Consent of Ernst & Young LLP (included on page II-8 of this Registration Statement).
24**    Power of Attorney
24.1**  Power of Attorney granted by Mark L. Fine
24.2**  Power of Attorney granted by Steve D. Rivers
25**    Statement of Eligibility of Trustee on Form T-1
99**    Consent of Builder magazine.

- --------
   * Filed herewith
  ** Previously filed
 *** Revised and filed herewith

  (b) FINANCIAL STATEMENT SCHEDULES.

    Schedule IX--Short-Term Borrowings.
    Schedule X--Supplementary Statement of Income Information.

ITEM 17. UNDERTAKINGS.

  The Registrant hereby undertakes:

    (1) To provide to the Underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

    (2) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suite or proceeding) is asserted by such director, officer of controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter had been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (3) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective.

  For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF RESTON AND STATE OF VIRGINIA ON THE 16TH DAY OF MAY, 1996.

                                          The Fortress Group, Inc.

                                                 /s/ James J. Martell, Jr.
                                          By: _________________________________
                                                  JAMES J. MARTELL, JR.,
                                                         PRESIDENT

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

              SIGNATURE                        TITLE                 DATE
              ---------                        -----                 ----

      /s/ James J. Martell, Jr.        President (Principal
- -------------------------------------   Executive Officer)       May 16, 1996
        JAMES J. MARTELL, JR.           and Director

                  *                    Vice President of
- -------------------------------------   Finance (Principal       May 16, 1996
          JAMIE M. PIRRELLO             Financial and
                                        Accounting Officer)

                  *                    Director
- -------------------------------------                            May 16, 1996
       J. CHRISTOPHER STUHMER

                  *                    Director
- -------------------------------------                            May 16, 1996
          LAWRENCE J. WITEK

                  *                    Director                  May 16, 1996
- -------------------------------------
            ROBERT SHORT

                  *                    Director
- -------------------------------------                            May 16, 1996
        THOMAS B. BUFFINGTON

                  *                    Director
- -------------------------------------                            May 16, 1996
         J. MARSHALL COLEMAN

             SIGNATURE                       TITLE                  DATE
             ---------                       -----                  ----

                 *                      Director
- -------------------------------------                            May 10, 1996
          CHARLES F. SMITH

                 *                      Director
- -------------------------------------                            May 10, 1996
       JAMES F. MCENEANEY, JR.

                                        Director
                 *                                               May 10, 1996
- -------------------------------------
            MARK L. FINE

                                        Director
                 *                                               May 10, 1996
- -------------------------------------
           STEVE D. RIVERS

     /s/ James J. Martell, Jr.
*By: _______________________________
       JAMES J. MARTELL, JR.,
          ATTORNEY-IN-FACT

                      CONSENT OF INDEPENDENT ACCOUNTANTS

  We hereby consent to the use in the Prospectus constituting part of this Amendment No. 3 to the Registration Statement on Form S-1 (No. 333-2332) of our reports as of the dates, and related to the financial statements of the companies listed below which appear in the Prospectus of the Fortress Group,
Inc.:

       COMPANY                                                       DATE
       -------                                                       ----
      Combined Predecessor Companies..........................    March 11, 1996
      Buffington Homes, Inc. ................................. February 16, 1996
      Christopher Homes, Inc. and Affiliates..................     March 8, 1996
      Genesee Company and Related Entities....................     March 1, 1996
      The Fortress Group, Inc. ...............................    March 11, 1996

  We also consent to the reference to us under the headings "Experts" and "Selected Financial Data" in such Prospectus. However, it should be noted that Price Waterhouse LLP has not prepared or certified such "Selected Financial Data."

/s/ Price Waterhouse LLP
Price Waterhouse LLP

Minneapolis, Minnesota

May 15, 1996

                        Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated February 10, 1996, with respect to the financial statements of Solaris Development Corporation, and our report dated February 9, 1996, with respect to the financial statements of Sunstar Mortgage Limited Liability Company, included in Amendment No. 3 to the Registration Statements (Form S-1, No. 333-2332) and related Prospectuses of The Fortress Group, Inc. dated May 16, 1996.

                                       /S/ ERNST & YOUNG LLP

                                           Ernst & Young LLP


Raleigh, North Carolina
May 15, 1996